As Filed with the Securities and Exchange Commission on April 30, 2010
Registration Statement No. 333-153492
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 5 TO
FORM S-4 ON
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________

Funtalk China Holdings Limited
(Exact Name of Registrant as Specified in Its Charter)
Cayman Islands
(State or Other Jurisdiction of Incorporation or Organization)
5065
(Primary Standard Industrial Classification Code Number)
N/A
(I.R.S. Employer Identification Number)
_________________________

South 3/F, Chang’An XingRong Center
No. 1 Nao ShiKou Street, XiCheng District
Beijing, China 100031
8610-5832-5957
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
_________________________
Copies to:

David T. Zhang, Esq.
Latham & Watkins
41/F, One Exchange Square
8 Connaught Place
Central, Hong Kong
(852) 2522-7886
Facsimile:  (852) 2522-7006

Approximate date of commencement of proposed sale of the securities to the public:  N/A
_________________________
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 on Form F-1, or this Amendment, to the Registration Statement on Form S-4 (File No. 333-153492), as amended, or the Registration Statement, is being filed pursuant to the undertakings in Item 22 of the Registration Statement to update and supplement the information contained in the Registration Statement.

The information included in the filing updates and supplements the Registration Statement and the prospectus contained therein.

No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PROSPECTUS

Funtalk China Holdings Limited

Ordinary Shares
Class A Warrants
Class B Warrants
Series A Units
Series B Units

This prospectus relates to 4,998,555 ordinary shares of Funtalk China Holdings Limited, which are issuable upon the exercise of (i) 1,578,250 outstanding Class A Warrants and Class A Warrants underlying outstanding Series A Units, and (ii) 3,420,305 outstanding Class B Warrants and Class B Warrants underlying outstanding Series B Units.

This prospectus also relates to the issuance of the following securities issuable upon exercise of the outstanding unit purchase option granted to the underwriters’ representative in the initial public offering of Middle Kingdom Alliance Corp., or Middle Kingdom:

•19,800 Series A Units (including 19,800 ordinary shares and 99,000 Class A Warrants underlying such Series A Units) and 330,000 Series B Units (including 330,000 ordinary shares and 330,000 Class B Warrants underlying such Series B Units of Funtalk China Holdings Limited);
•99,000 ordinary shares of Funtalk China Holdings Limited issuable upon the exercise of such 99,000 Class A Warrants of Funtalk China Holdings Limited; and
•330,000 ordinary shares of Funtalk China Holdings Limited issuable upon the exercise of such 330,000 Class B Warrants of Funtalk China Holdings Limited.

We will not receive any of the proceeds from the sale of the shares or warrants under this prospectus, except we may receive up to $24,992,775 upon the exercise of (i) 1,578,250 outstanding Class A Warrants and Class A Warrants underlying outstanding Series A Units and (ii) 3,420,305 outstanding Class B Warrants and Class B Warrants underlying outstanding Series B Units. In addition, the holder of the underwriters’ representative’s unit purchase option must pay an exercise price of $10.00 per unit in order to receive the ordinary shares and warrants underlying the unit, and the exercise price of the warrants underlying the unit purchase option is $10.00 per share. Accordingly, we could receive up to $3,498,000 from the exercise of the unit purchase option and up to $4,290,000 from the exercise of the warrants underlying the unit purchase option.

_______________________

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus is April 30, 2010

TABLE OF CONTENTS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information or representations.  The information in this prospectus is current only as of the date of this prospectus.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated, references in this prospectus to:

•	“Arch” refers to Arch Digital Holdings Limited, a company with limited liability incorporated in the British Virgin Islands;

•	“Beijing Dongdian” refers to Beijing Dongdian Infinity Technology Co., Ltd., a company with limited liability incorporated in China, and a wholly owned subsidiary of Beijing Funtalk;

•
“Beijing Funtalk” refers to Beijing Funtalk Century Telecommunications Equipment Retail Chain Co., Ltd., a company with limited liability incorporated in China, and a variable interest entity that Pypo Beijing effectively controls through a series of contractual arrangements;

•
“Business Combination” collectively refers to the following transactions effective on July 9, 2009:  (i) merger of Middle Kingdom with and into MK Arizona with MK Arizona as the surviving corporation; (ii) the redomestication of MK Arizona from Arizona to the Cayman Islands and registration by way of continuation in the Cayman Islands as FTLK, or redomestication; and (iii) the share exchange between FTLK and Capital Ally and Arch of all the issued and outstanding shares of Pypo Cayman, resulting in Pypo Cayman becoming a wholly owned subsidiary of FTLK and Capital Ally and Arch becoming holders of FTLK’s ordinary shares, or share exchange;

•	“Capital Ally” refers to Capital Ally Investments Limited, a company with limited liability incorporated in the British Virgin Islands;

•	“China” and the “PRC” refer to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau;

•	“DGCL” refers to the Delaware General Corporation Law;

•	“FMO” refers to the Netherlands Development Finance Company;

•	“GM Investment” refers to GM Investment Company Limited, a Hong Kong limited company;

•	“Jiangsu Guanzhilin” refers to Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd., a company with limited liability incorporated in China;

•
“Middle Kingdom” refers to Middle Kingdom Alliance Corp., a blank check company organized as a corporation under the laws of the State of Delaware on January 17, 2006 to effect a business combination with an unidentified operating business having its primary or substantial operations in the PRC;

•	“MK Arizona” refers to MK Arizona Corp., a wholly owned, non-operating subsidiary of Middle Kingdom formed under the laws of the State of Arizona for the purpose of effecting a merger;

•	“MOFCOM” refers to the PRC Ministry of Commerce or its local counterpart.

•	“FTLK” refers to Funtalk China Holdings Limited, a company with limited liability registered by way of continuation in the Cayman Islands;

•	“Funtalk” refer to FTLK, and its direct and indirect subsidiaries, including Pypo Cayman, Pypo HK, Pypo Beijing and Beijing Funtalk;

•	“Pypo Beijing” refers to Beijing Pypo Technology Group Company Limited, a company with limited liability incorporated in China, and a wholly owned subsidiary of Pypo HK;

•	“Pypo Cayman” refers to Pypo Digital Company Limited, a company with limited liability incorporated in the Cayman Islands, and a wholly owned subsidiary of FTLK;

•	“Pypo HK” refers to Pypo Holdings (HK) Company Limited, a Hong Kong limited company, and a wholly owned subsidiary of Pypo Cayman;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“Style Technology” refers to Style Technology Development Limited, a Hong Kong limited company;

•	“Xieheng” refers to Shanghai Lezhiyu Telecommunications Equipment Co., Ltd., a company with limited liability incorporated in China; and

•	“$,” “US$” and “U.S. dollars” refer to the legal currency of the United States;

Unless the context requires otherwise, all references to “we,” “us,” “our company” and “our” refer to Pypo Cayman and its consolidated subsidiaries or Middle Kingdom and MK Arizona and its consolidated subsidiaries, as the case may be, prior to the Business Combination, and Funtalk following the Business Combination.

This prospectus contains translations of certain Renminbi amounts into U.S. dollars at specified rates.  All translations from Renminbi to U.S. dollars were made at the central parity rate quoted by the People’s Bank of China.  Unless otherwise noted, the conversion rate for any transaction is the average rate of exchange for such fiscal year or period, based on the central parity rates quoted by the People’s Bank of China; provided, however, that all transactions that occur following December 31, 2009 shall be converted at the rate of 6.8282 RMB to each U.S. dollar, the central parity rate quoted by the People’s Bank of China on December 31, 2009.  Funtalk makes no representation that the Renminbi or dollar amounts referred to in this prospectus could have been or could be converted into dollars or Renminbi, as the case may be, at any particular rate or at all.  On April 29, 2010, the central parity rate was RMB 6.8265 to $1.00.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that is important to you.  This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus.  In addition to this summary, you are urged to read the entire prospectus carefully before deciding whether to purchase Funtalk’s ordinary shares, especially with regard to the risks of investing in them, as discussed under “Risk Factors” beginning on page 15.

Overview

Funtalk is a retailer and distributor of wireless communications devices, accessories and content in China.  Funtalk believes that it operates one of the largest retail and logistics networks in the Chinese wireless telecommunications sector, including:

•	a national network of branch offices and distribution centers servicing approximately 9,500 retail outlets in over 350 cities across 30 Chinese provinces;

•
a network of mobile phone retail chains with aggregate retail space of approximately 160,000 square meters in approximately 80 cities in the provinces of Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia, Zhejiang, Guangdong and Anhui, and in Chongqing and Shanghai.  Following the closing of the Xieheng acquisition in November 2009, Funtalk believes it has become the largest retailer in China specializing in mobile phones.  See “Information about Funtalk — Funtalk’s Retail Business — Retail Stores” for a description of the Xieheng acquisition; and

•	www.dongdianwang.com , Funtalk’s internet retailing website, an online platform that complements Funtalk’s retail operations.

In 2003, Funtalk began its business by establishing a strategic partnership with Samsung Electronics to distribute high-end mobile handsets in China.  In July 2008, Funtalk renewed this partnership through a five-year distribution agreement, granting Funtalk exclusive national distribution rights for certain high-end Samsung mobile phones.  Through Funtalk’s extensive network of branch offices, service and distribution centers and approximately 9,500 retail locations, Funtalk markets, sells, delivers and services some of Samsung’s most successful mobile phone products.  Funtalk also supports Samsung’s extensive marketing efforts, including promotional campaigns and related events.

In addition to distributing Samsung products, Funtalk’s retail network offers a wide range of mobile phones and accessories for a variety of brands, including international manufacturers such as Nokia, Samsung, Motorola, Sony Ericsson and LG Electronics, and domestic companies such as Bird, Aigo, Lenovo, TCL and Haier.  Funtalk also partners with China’s three major wireless operators, China Mobile, China Unicom and China Telecom, and their respective retail outlets, to promote and sell bundled phones and “talk time.”

Funtalk generates a significant proportion of its revenues from high-margin accessories, such as batteries, chargers, memory cards and cases.  Funtalk also derives an increasing percentage of its revenues from cross-selling mobile content, including ringtones, wallpapers, games and other applications.

Industry

The mobile phone market in China has experienced rapid growth over the past several years, driven in part by the country’s strong overall economic development.  Funtalk believes that China’s relatively low mobile phone penetration rate highlights the potential for substantial growth in this sector.  In May 2008, the Chinese government announced a restructuring plan to increase competition in the telecommuncations market (currently dominated by China Mobile) and to license available 3G networks to two wireless carriers in addition to China Mobile.  Funtalk believes that increased competition among these carriers for subscribers will lead to substantial opportunities for distributors and retailers to partner with carriers in offering attractive packages to subscribers.  In addition, Funtalk believes that the adoption of the 3G standard, the government licensing program and the resulting increase in competition in the market will result in increased demand for 3G mobile phones and accessories in China.  Funtalk expects to benefit from this increased demand.

At the retail level, the market remains highly fragmented, as local mobile phone retail chains remain dispersed throughout the country and typically have limited operations and funding, making organic growth difficult.  Funtalk expects retail chains to consolidate through acquisitions and strategic alliances, as retail stores attempt to reduce redundant inventory and rental costs, increase working capital and lower prices.  Consistent with this expected trend, in August 2009 Funtalk entered into a binding agreement to acquire Xieheng, one of the leading retailers of wireless telecommunications devices and accessories in China and a customer of Funtalk.  The parties closed the transaction in November 2009.

In addition to traditional distribution channels, direct consumer purchases of mobile products on the internet have increased in China, as retail websites have begun to offer mobile phones at lower prices than traditional retail channels.  Funtalk hopes to capitalize on this trend with its recently launched e-commerce website, www.dongdianwang.com.

Competitive Advantages

Funtalk believes that the following strengths differentiate it from its competitors and have enabled it to capture a leading position in the distribution and retailing of wireless telecommunications products in China:

•	Nationwide Distribution and Retail Network for High Quality Wireless Communications Products;

•	Superior Logistics Management;

•	Advanced Information Management Systems; and

•	Strong, Experienced Management Team.

Strategy

Funtalk aims to become China’s leading provider of marketing, distribution, sales and value-added services in the mobile wireless telecommunications industry.  The principal components of Funtalk’s business strategy include the following:

•	Expand Coverage of Distribution and Retail Network;

•	Work Closely with Wireless Operators;

•	Develop E-Commerce Business; and

•	Enhance Operating Efficiency by Improving Information and Logistics Management Systems.

Risks and Challenges

Funtalk believes that the following are some of the major risks and uncertainties that may materially and adversely affect its business, financial condition, results of operations and prospects:

•	Funtalk’s dependence on a limited number of suppliers, and the ability of these suppliers to unilaterally terminate their relationship with Funtalk;

•	The operational and industry risks associated with rapidly evolving wireless technology and the constantly changing telecommunications market in China;

•	Funtalk’s ability to finance expansion its plans; and

•	Adverse changes in the Chinese economy and regulatory environment.

See “Risk Factors” beginning on page 15 and other information included in this prospectus for a detailed discussion of these risks and uncertainties.

Funtalk’s Offices

Funtalk’s registered offices in the Cayman Islands are located at M&C Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.  Funtalk’s principal executive offices are located at South 3/F, Chang’An XingRong Center, No. 1 NaoShiKou Street, XiCheng District, Beijing, China 100031 and the telephone number at this address is 8610-5832-5957.  Funtalk’s agent for service of process in the United States is CT Corporation System, whose address is 111 Eighth Avenue, New York, New York 10011.  Funtalk’s websites are http://funtalk.investorroom.com and www.pypo.net.  The information contained on our website is not part of this prospectus.

RECENT DEVELOPMENTS

On July 9, 2009, Middle Kingdom and Pypo Cayman consummated the Business Combination in two steps.  First, Middle Kingdom merged into MK Arizona, a then wholly owned Arizona subsidiary of Middle Kingdom, with MK Arizona surviving the merger.  Second, MK Arizona converted and continued its corporate existence from Arizona to the Cayman Islands as FTLK.  FTLK then purchased the issued and outstanding shares of Pypo Cayman from Pypo Cayman’s two shareholders, Capital Ally and Arch, in exchange for 45,000,000 ordinary shares and 3,400,000 Class B warrants of FTLK, and may issue up to an additional 23,000,000 ordinary shares under an earn-out provision in the merger agreement based on the adjusted net income of FTLK in the fiscal years ending March 31, 2010, 2011 and 2012.  As a result of the share exchange, Pypo Cayman became a wholly owned subsidiary of FTLK and Funtalk’s former shareholders became holders of FTLK’s ordinary shares.  Because the shareholders of Pypo Cayman owned the majority of FTLK's shares after the share exchange and FTLK was a shell company with no prior operations, the share exchange was accounted for as reverse merger and recapitalization.   Accordingly, the accompanying consolidated financial information of Funtalk included in this prospectus prior to the share exchange reflects the results, assets and liabilities of Pypo Cayman and the assets and liabilities of Pypo Cayman were recorded at their carrying amounts.

On October 2, 2009, Pypo Cayman entered into a share purchase agreement to acquire 1,857,587 and 827,613 ordinary shares of Funtalk beneficially owned by Capital Ally and Arch, respectively, for an aggregate consideration of $22.5 million, or approximately $8.39 per share.  The parties closed the transaction on October 5, 2009.  Pypo Cayman paid $700,000 and $300,000 of the amount due to Capital Ally and Arch, respectively, on the closing date, and shall pay $14,885,155 and $6,643,673 to Capital Ally and Arch, respectively, on or prior to March 31, 2010.  On October 19, 2009, Pypo Cayman, Capital Ally and Arch entered into an amendment to the share purchase agreement, pursuant to which the purchase price shall equal the lower of the aggregate of $22.5 million and the value of the share purchased as determined by an independent appraiser on or prior to December 31, 2009.  Pypo Cayman paid $700,000 and $300,000 to Capital Ally and Arch, respectively, on October 5, 2009.  On December 31, 2009, an independent appraiser determined that the aggregate purchase price of $22.5 million is fair, from a financial point of view, to the Company’s shareholders of record on the closing date. On or prior to March 31, 2010, Pypo Cayman shall pay $14,885,155 and $6,643,673 to Capital Ally and Arch, respectively.  FTLK’s audit committee, which is comprised of independent directors, approved the share purchases. Pypo Cayman paid $14,885,155 and $6,643,673 to Capital Ally and Arch, respectively, in December 2009.

On October 29, 2009, FTLK’s board of directors passed a resolution to convene an extraordinary general meeting on November 26, 2009. Holders of FTLK’s ordinary shares at the close of business on October 26, 2009 were entitled to be notified of, and to vote at, the November 2009 extraordinary general meeting. The purpose of the November 2009 extraordinary general meeting was to discuss and seek adoption of the resolutions to (i) change FTLK’s name from Pypo China Holdings Limited to Funtalk China Holdings Limited, and (ii) change the name of FTLK as it appears in its memorandum and articles and association accordingly.  The above resolutions were adopted at the November 2009 extraordinary general meeting on November 26, 2009.

In December 2009, Shanghai Zhengda Jingcheng Development Co., Ltd., or Shanghai Zhengda, an entity controlled by Arch, repaid the remaining RMB25.0 million (approximately $3.8 million) of the ARCH Cash Advances to Pypo Beijing. In December 2009, Capital Ally fully repaid the Capital Ally Working Capital Loan to Pypo Cayman. See “Certain Relationships and Related Party Transactions – Transactions with Directors, Shareholders and Affiliates” for a description of the ARCH Cash Advances and the Capital Ally Working Capital Loan.

From November to December 2009, Beijing Pypo Times Technology Co., Ltd., or Beijing Pypo Times, Funtalk’s  then 50% owned subsidiary, repaid approximately $6.8 million of the cash advances made by Pypo Beijing to it. As a result of such repayment, as of December 31, 2009, threre was no outstanding balance of cash advances from Pypo Beijing to Beijing Pypo Times. See “Certain Relationships and Related Party Transactions – Transactions with Directors, Shareholders and Affiliates” for a description of the cash advances from Pypo Beijing to Beijing Pypo Times.

On December 22, 2009, FTLK completed a public offering of 3,100,000 ordinary shares and received proceeds before expenses of approximately $20.6 million. On December 17, FTLK listed its ordinary shares on the Nasdaq Global Market under the symbol “FTLK.”

In January 2010, Funtalk signed a cooperation agreement with China United Network Communications Group Co., Ltd., or China Unicom, one of three national wireless operators in China. Pursuant to the agreement, Funtalk will help China Unicom to develop its 3G customer base and sell China Unicom's mobile products and services, including WCDMA and GSM phone products and services, to customers in selective retail stores of Funtalk.  Funtalk will allocate a certain percentage of its retail space to China Unicom's mobile phone and notebook product offering in 143 of Funtalk’s retail store locations and utilize its sales staff to develop 3G subscribers on China Unicom's behalf.  China Unicom will pay commissions to Funtalk based on the number of subscribers that convert to 3G services as well as from the average revenue generated from each user.

On March 18, 2010, FTLK’s board of directors passed a resolution to convene an extraordinary general meeting on April 9, 2010,. Holders of FTLK’s ordinary shares at the close of business on March 11, 2010 were entitled to be notified of, and to vote at, the March 2010 extraordinary general meeting The purpose of the March 2010 extraordinary general meeting was to approve FTLK’s 2010 share incentive plan.  The 2010 share incentive plan was approved by FTLK’s shareholders at the March 2010 extraordinary general meeting on April 9, 2010.  On April 28, 2010, FTLK’s compensation committee granted to several of its directors, officers and employees an aggregate of 2,000,000 options under the 2010 share incentive plan.  See “Directors, Executive Officers and Employees – Compensation of Officers and Directors - Share Incentive Plans.”

Change in Certifying Accountant

On October 19, 2009, Weiser LLP, or Weiser, resigned as the independent auditor of Middle Kingdom.  Weiser had served as the independent auditor of Middle Kingdom since Middle Kingdom’s inception on January 17, 2006.

Weiser’s report dated February 11, 2009 on Middle Kingdom’s financial statements as of December 31, 2008 and 2007, for the years ended December 31, 2008 and 2007 and for the period from January 17, 2006 (date of inception) to December 31, 2008 did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified as to audit scope or accounting principle.

Weiser’s report did contain an emphasis of a matter paragraph regarding uncertainties as to the ability of Middle Kingdom to continue as a going concern.  Middle Kingdom’s certificate of incorporation, as amended, required Middle Kingdom to be liquidated if it did not consummate a business combination by August 31, 2009.  On July 9, 2009, as a result of a business combination, Middle Kingdom no longer existed as a stand alone entity.

During the years ended December 31, 2007 and 2008 and through June 30, 2009 (i) Middle Kingdom and Weiser did not have any disagreement on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures for which disagreement, if not resolved to the satisfaction of Weiser, would have caused Weiser to make reference to the subject matter of the disagreement (as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to that Item) in connection with its report on Middle Kingdom’s financial statements and (ii) there were no “reportable events” (as defined in Item 16F(a)(1)(v) of Form 20-F).

Funtalk provided to Weiser the disclosure in this registration statement on Form F-1.  Funtalk requested that Weiser furnish Funtalk with a letter addressed to the Securities and Exchange Commission stating whether or not Weiser agreed with the above statements related to Weiser.  A copy of Weiser’s letter, dated October 21, 2009, is attached hereto as Exhibit 16.1.

On October 2, 2009, FTLK’s audit committee approved the engagement of Deloitte Touche Tohmatsu, or Deloitte, with respect to Funtalk’s fiscal year ending March 31, 2010.  Deloitte had audited the consolidated financial statements of Pypo Cayman for the four years ended March 31, 2006, 2007, 2008 and 2009.

During the years ended December 31, 2007 and 2008 and through June 30, 2009, neither Funtalk nor anyone on its behalf consulted with Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Funtalk’s consolidated financial statements, and no written report or oral advice was provided by Deloitte to Funtalk that Deloitte concluded was an important factor considered by Funtalk in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to that Item) or a “reportable event” (as defined in Item 16F(a)(1)(v) of Form 20-F).

Financial Results for the Three Months Ended December 31, 2009

The following summary of unaudited condensed consolidated statements of income for the three months and nine months ended December 31, 2009 and the following unaudited condensed consolidated balance sheets data as of March 31, 2009 and December 31, 2009, have been prepared by us using generally accepted accounting principles in the United States, or U.S. GAAP.  This interim financial information is not intended to fully comply with U.S. GAAP because they do not present all of the disclosures required by U.S. GAAP.  The March 31, 2009 condensed consolidated balance sheet data was derived from the audited consolidated financial statements of Funtalk.  You should read the following summary financial information for the three months ended December 31, 2008 and 2009 together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.  In addition, Funtalk's unaudited results for the three months and nine months ended December 31, 2009 may not be indicative of the results for the full year ended March 31, 2010.

Unaudited Condensed Consolidated Statements of Income Data

	Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2009	2008	2009
	(in thousands, except for share and per share amounts)
Net revenues	$154,243	$160,873	$373,868	$566,324
Cost of revenues	(131,335)	(131,951)	(319,840)	(485,025)

Gross profit	22,908	28,922	54,028	81,299
Operating expenses:
Other operating income	457	—	480	1,153
Selling and distribution expenses	(495)	(7,420)	(13,912)	(28,537)
General and administrative expenses	(4,837)	(5,215)	(10,529)	(14,061)
Impairment loss on goodwill	—	—	(71)	—

Total operating expenses	(4,875)	(12,635)	(24,032)	(41,445)

Income from operations	18,033	16,287	29,996	39,854
Others, net	52	745	141	(1,259)
Interest income	268	486	516	618
Interest expense	(1,264)	(2,528)	(3,991)	(6,647)

Income before income tax, equity in (loss) income of affiliated companies and non-controlling interests	17,089	14,990	26,662	32,566
Income tax expense	(7,734)	(4,614)	(9,158)	(10,358)
Equity in (loss) income of affiliated companies	38	(11)	121	(11)

Net income	9,393	10,365	17,625	22,197
Net (income) loss attributable to non-controlling interests	352	(946)	(64)	(4,102)

Net income attributable to the Company	$9,745	$9,419	$17,561	$18,095
Basic net income per share	$0.22	$0.20	$0.39	$0.39

Diluted net income per share	$0.22	$0.19	$0.39	$0.37

Number of shares used in computing basic net income	45,000,000	46,959,171	45,000,000	46,859,232

Number of shares used in computing diluted net income	45,000,000	50,383,535	45,000,000	48,850,469

Condensed Consolidated Balance Sheets Data

	As of March 31, 2009	As of December 31, 2009
	(Audited)	(Unaudited)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$33,468	$31,057
Restricted bank deposits	11,504	10,859
Accounts receivable (less allowance for doubtful accounts of $632 for December 31, 2009 and $735 for March 31, 2009	72,802	57,963
Inventories	54,701	96,177
Notes receivable	2,982	1,637
Value added tax receivable	2,857	5,178
Amounts due from related parties	42,308	366
Amount due from an affiliated company	27,946	—
Receivable from a vendor	21,355	16,629
Other receivable	44,180	41,302
Prepayment and other assets	8,314	22,871
Deferred tax assets	4,866	2, 517

Total current assets	327,283	286,556

Non-current assets
Investments in affiliated companies	1,479	347
Property and equipment, net	15,694	18,470
Intangible assets	19,188	21,077
Goodwill	1,977	70,029
Other assets	320	1,897

Total non-current assets	38,658	111,820

TOTAL ASSETS	$365,941	$398,376

	As of March 31, 2009	As of December 31, 2009
	(Audited)	(Unaudited)
	(in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$28,290	$81,053
Notes payable	23,513	23,976
Provision for rebates and price protections	9,048	6,621
Advance payments from customers	4,827	3,090
Other payables and accruals	20,611	17,440
Income taxes payable	8,086	5,981
Amounts due to related parties	20,300	—
Amounts due to an affiliated company	790	827
Short term borrowings	79,457	88,887

Total current liabilities	194,922	227,875

Non current liabilities
Deferred tax liabilities	2,005	4,116

Total liabilities	196,927	231,991

Total shareholders’ equity	154,561	156,695

Non-controlling interests	14,453	9,690

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$365,941	$398,376

Management’s Discussion and Analysis of Financial Results for the Three Months Ended December 31, 2009

Funtalk reported consolidated revenue of $160.9 million for the third quarter of the fiscal year ended March 31, 2010, or fiscal 2010, representing a 4.3% increase from the third quarter of the fiscal year ended March 31, 2009, or fiscal 2009.  Funtalk currently generates revenues from two business segments, retail and distribution of mobile phones and related accessories:

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Retail revenue for the third quarter of fiscal 2010 was $92.4 million, representing an 86.1% increase from the third quarter of fiscal 2009. The strong growth in the third quarter of fiscal 2010 over the third quarter of fiscal 2009 in the retail segment was primarily due to the inclusion of sales volume from seven retail companies covering 446 locations in the third quarter of fiscal 2010, compared to sales volume of six retail companies covering 193 locations in the third quarter of fiscal 2009. Funtalk’s acquisition of Xieheng in the third quarter of fiscal 2010 contributed approximately $10.6 million in revenue to Funtalk’s retail segment.

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Distribution revenue for the third quarter of fiscal 2010 was $68.5 million, representing a 34.6% decrease from the third quarter of fiscal 2009. The decreased distribution revenue in the third quarter of fiscal 2010 over the third quarter of fiscal 2009 was primarily due to a 57.5% decrease in the total volume of mobile phones sold, offset by a 33.9% increase in average selling prices of mobile phones. The decrease in wireless devices sold through distribution was caused by a decreased market demand for lower priced handsets.  The increase in average selling prices were primarily due to a higher mix of mid-end priced handsets sold and better availability for these devices compared to the same period in fiscal 2009.

Gross profit for the third quarter of fiscal 2010 increased 26.3% to $28.9 million, or 18.0% of total revenue, compared to $22.9 million, or 14.9% of total revenue, in the third quarter of fiscal 2009.  Gross margins for the distribution segment and retail segment were 18.6% and 17.5%, respectively, for the third quarter of fiscal 2010, compared to 15.6% and 13.3%, respectively, for the third quarter of fiscal 2009.  The increase in gross margin was primarily due to the receipt of higher pre-tax vendors rebates in the retail segment during the quarter.

Selling and distribution expenses were $7.4 million for the third quarter of fiscal 2010, compared to $0.5 million in the third quarter of fiscal 2009. The significant increase was primarily due to the increase in rental expenses resulting from the retail acquisition in the third quarter of fiscal 2010, the expansion of Funtalk’s direct sales force for retail segment and greater amount of pre-tax vendors rebates offset against selling and distribution expenses in the third quarter of fiscal 2009. General and administrative expenses were $5.2 million for the third quarter of fiscal 2010, representing a 7.8% increase from $4.8 million in the third quarter of fiscal 2009. The increase was primarily due to the increased headcount and an increase in bank service charges associated with the expansion of Funtalk’s operations.

Income from operations decreased by 9.7% to $16.3 million in the third quarter of fiscal 2010 from $18.0 million in the third quarter of fiscal 2009. Operating income margin, calculated based on income from operations as a percentage of net revenues, decreased to 10.1% in the third quarter of fiscal 2010 from 11.7% in the third quarter of fiscal 2009.

Interest expense was $2.5 million for the third quarter of fiscal 2010, representing a 100.0% increase from the corresponding period of fiscal 2009. The increase was primarily due to Funtalk’s higher average amount of notes payable and borrowings outstanding during the period. Funtalk had average outstanding borrowings of $122.2 million, bearing an average interest rate of 5.46%, in the third quarter of fiscal 2010, as compared to average outstanding borrowings of $76.2 million, bearing an average interest rate of 7.15%, in the third quarter of fiscal 2009.

Income tax expense was $4.6 million for the third quarter of fiscal 2010, compared to $7.7 million for the third quarter of fiscal 2009. The effective tax rate was 30.8% for the third quarter of fiscal 2010 compared to 45.3% for the third quarter of fiscal 2009.

Net income attributable to non-controlling interests of Funtalk’s partially owned consolidated subsidiaries was $0.9 million for the third quarter of fiscal 2010, representing a significant increase from the corresponding period of fiscal 2009. The increase in non-controlling interest’s share in net income in the third quarter of fiscal 2010 was due to the fact that the retail companies with non-controlling interest holders incurred net losses in the third quarter of fiscal 2009.

Net income attributable to Funtalk was $9.4 million, or 5.9% of total revenue for the third quarter of fiscal 2010, representing a 3.3% decrease from $9.7 million, or 6.3% of total revenue for the third quarter of fiscal 2009. The third quarter fiscal 2010 diluted earnings per share was $0.19 based on a diluted weighted average number of shares of 50.3 million compared to the third quarter fiscal 2009 diluted earnings per share of $0.22 based on a diluted weighted average number of shares of 45.0 million.

As of December 31, 2009, Funtalk’s cash balance (including pledged deposits) was $41.9 million.  As of December 31, 2009, Funtalk’s accounts receivable was $58.0 million, representing a decrease of 33.9% from the balance as of September 30, 2009. The accounts receivable turnover days for the third quarter of fiscal 2010 were 42.7 days compared to 56.1 days in the third quarter of fiscal 2009.

OFFERING SUMMARY

Ordinary Shares offered (upon the exercise of (i) 1,578,250 outstanding Class A Warrants and Class A Warrants underlying outstanding Series A Units and (ii) 3,420,305 outstnading Class B Warrants and Class B Warrants underlying outstanding Series B Units.)	4,998,555.

Series A Units offered (upon the exercise of the outstanding unit purchase option)	19,800 (including 19,800 ordinary shares and 99,000 Class A Warrants underlying the Series A Units).

Series B Units offered (upon the exercise of the outstanding unit purchase option)	330,000 (including 330,000 ordinary shares and 330,000 Class B Warrants underlying the Series B Units).

Ordinary shares issuable upon the exercise of such 99,000 Class A Warrants and 330,000 Class B Warrants	429,000.

Total Ordinary Shares outstanding after this offering(1)	57,865,848.

Use of proceeds
We will not receive any of the proceeds from the sale of the shares or warrants under this prospectus, except we may receive up to $24,992,775 upon the exercise of all of (i) 1,578,250 outstanding Class A Warrants and Class A Warrants underlying outstanding Series A Units and (ii) 3,420,305 outstanding Class B Warrants and Class B Warrants underlying outstanding Series B Units. In addition, the holder of the representatives’ unit purchase option must pay an exercise price of $10.00 per unit in order to receive the ordinary shares and warrants underlying the unit, and the exercise price of the warrants underlying the representatives’ unit purchase option is $10.00 per share. Accordingly, we could receive up to $3,498,000 from the exercise of the representatives’ unit purchase option and up to $4,290,000 from the exercise of the warrants underlying the representatives’ unit purchase option.

Any amounts we received from such exercise will be used for general working capital purposes.

Risk factors	In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 15 of this prospectus.

Nasdaq symbol for Ordinary Shares	FTLK.

OTC BB symbol for Class A Warrants	FTLMF.

OTC BB symbol for Class B Warrants	FTLUF.

(1) The number of FTLK’s ordinary shares to be outstanding following the offering described above is based on 52,088,493 shares of FTLK’s ordinary shares outstanding as of December 31, 2009.  This number:

•
includes 4,998,555 ordinary shares issuable upon the exercise of (i) 1,578,250 outstanding Class A Warrants and Class A Warrants underlying the Series A Units and (ii) 3,420,305 outstanding Class B Warrants and Class B Warrants underlying the Series B Units as of December 31, 2009;

•
includes 349,800 ordinary shares and 429,000 ordinary shares underlying 99,000 Class A warrants and 330,000 Class B warrants, respectively, issuable upon the exercise of the unit purchase option issued to the underwriters in Middle Kingdom’s IPO; and

•	excludes the ordinary shares reserved for future issuances under our 2010 share incentive plan.

SUMMARY FINANCIAL AND OTHER DATA

Summary Consolidated Financial Data

The following summary consolidated financial information for the periods and as of the dates indicated should be read in conjunction with Funtalk’s consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. On July 9, 2009, FTLK completed a share exchange with Pypo Cayman.  Because the shareholders of Pypo Cayman owned the majority of FTLK's shares after the share exchange and FTLK was a shell company with no prior operations, the share exchange was accounted for as reverse merger and recapitalization.  Accordingly, the accompanying consolidated financial information of Funtalk included in this prospectus prior to the share exchange reflects the results, assets and liabilities of Pypo Cayman and the assets and liabilities of Pypo Cayman were recorded at their carrying amounts. In addition, Pypo Cayman’s shares and earnings per share have been restated retroactively to reflect the share exchange ratio as at the date of the share exchange in a manner similar to a recapitalization.

The summary consolidated statement of income data presented below for the years ended March 31, 2007, 2008 and 2009 and the summary consolidated balance sheet data as of March 31, 2008 and 2009 have been derived from the audited consolidated financial statements of Funtalk included elsewhere in this prospectus.  The summary consolidated balance sheet date as of March 31, 2007 has been derived from the audited consolidated financial statements of Pypo Cayman that is not included in this prospectus and became the historical consolidated financial statements of Funtalk as a result of the consummation of the share exchange in July 2009 as described above.  The audited consolidated financial statements have been prepared and presented in accordance with U.S. GAAP, and have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm.

The summary consolidated statement of income data for the six months ended September 30, 2008 and 2009 and the summary consolidated balance sheet data as of September 30, 2009 have been derived from the unaudited condensed consolidated financial statements of Funtalk included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial data.  The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that Funtalk considers necessary for a fair presentation of its financial position and operating results for the periods presented.  In addition, Funtalk’s unaudited results for the six months ended September 30, 2009 may not be indicative of the results for the full year ended March 31, 2010.

	Year Ended March 31,			Six Months Ended September 30,
Consolidated Statement of Income Data	2007	2008	2009	2008	2009
	(in thousands, except for share and per share amounts)
Net revenues	$294,198	$378,268	$570,651	$219,625	$405,451
Cost of revenues	(247,362)	(316,732)	(500,544)	(188,505)	(353,074)
Gross profit	46,836	61,536	70,107	31,120	52,377
Other operating income	101	160	920	23	1,153
Operating expenses	(27,132)	(24,489)	(38,145)	(19,180)	(29,963)
Income from operations	19,805	37,207	32,882	11,963	23,567
Interest and other income (expense), net	(3,304)	(3,558)	(3,503)	(2,390)	(5,991)
Income before income tax, equity in income (loss) of affiliate and non-controlling interests	16,501	33,649	29,379	9,573	17,576
Income tax expense	(2,139)	(3,452)	(7,641)	(1,424)	(5,744)
Equity in income (loss) of affiliate	—	(13)	16	83	—
Net income	$14,362	$30,184	$21,754	$8,232	$11,832
Less: Net (income) loss attributable to non-controlling interest	—	60	(1,611)	(416)	(3,156)
Net income attributable to Funtalk	$14,362	$30,244	$20,143	$7,816	$8,676
Net income per share – basic	$0.48	$0.85	$0.45	$0.17	$0.19
Net income per share – diluted	0.48	0.85	0.45	0.17	0.18
Weighted average number of shares used in calculating net income per share – basic	30,148,515	35,626,522	45,000,000	45,000,000	46,808,989
Weighted average number of shares used in calculating net income per share – diluted	30,148,515	35,626,522	45,000,000	45,000,000	48,084,896

	As of March 31,			As of September 30,
Consolidated Balance Sheet Data	2007	2008	2009	2009
	(In Thousands)
Cash and cash equivalents	$8,447	$62,556	$33,468	$14,172
Accounts receivable (less allowance for doubtful accounts)	30,419	58,266	72,802	87,674
Amounts due from related parties	2,657	41,731	42,308	24,156
Amount due from an affiliated company	—	125	27,946	6,766
Intangible assets	—	—	19,188	18,957
Total assets	125,573	258,404	365,941	443,789
Accounts payable	1,295	3,070	28,290	52,505
Notes payable	25,859	16,384	23,513	63,124
Short-term borrowings	36,203	40,604	79,457	83,378
Total shareholders’ equity	28,276	67,532	154,561	152,513
Noncontrolling interest	646	649	14,453	8,741
Total liabilities and shareholders’ equity	$125,573	$258,404	$365,941	$443,789

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in FTLK’s ordinary shares.  Any of the following risks could have a material adverse effect on FTLK’s business, financial condition and results of operations.  In any such case, the market price of FTLK’s ordinary shares could decline, and you may lose all or part of your investment.

Risks Relating to the Business of Funtalk

Funtalk’s dependence on a limited number of suppliers for its distribution business and the ability of these suppliers to unilaterally terminate their relationship with Funtalk could jeopardize Funtalk’s ability to deliver products to customers and result in cancellation of orders and loss of revenue and market share.

Historically, Samsung has been Funtalk’s principal supplier of mobile phones and accessories.  During the fiscal years ended March 31, 2007, or fiscal 2007, March 31, 2008, or fiscal 2008, and March 31, 2009, or fiscal 2009, sales of Samsung products accounted for approximately 96.3%, 91.6% and 78.0%, respectively, of Funtalk’s total net revenues.  As a result, Funtalk primarily depends on Samsung to provide adequate inventories of mobile phone products on a timely basis and with favorable pricing and other terms.

Although Funtalk entered into a five-year distribution agreement with Samsung in July 2008 for the distribution of Samsung’s mobile phone products in China, Samsung has the right to terminate this agreement if Funtalk’s sales volume experiences material decreases in any six-month period for reasons unacceptable to Samsung.  Funtalk generally obtains products from other suppliers through contracts signed on an annual basis.  As a result, Funtalk’s suppliers may terminate contracts or otherwise fail to provide Funtalk with the quantities or models of products that Funtalk orders.

Furthermore, these suppliers may refuse to provide products to Funtalk on favorable or commercially reasonable terms.  If any of the following occurs, Funtalk may not be able to deliver products to customers in a timely manner, if at all, resulting in order cancellations, loss of revenues and/or loss of market share, which would have a material adverse effect on Funtalk’s business, financial condition and results of operations:

•	downturn in Samsung’s business prospects and/or financial results;

•	loss of Samsung as a principal supplier;

•	loss of other existing suppliers;

•	failure to develop new suppliers;

•	failure to obtain favorable or reasonable pricing and other terms from suppliers;

•	inability of Samsung or other suppliers to satisfy Funtalk’s inventory needs; or

•	inability of Samsung or other suppliers to provide products that appeal to Funtalk’s customers.

Funtalk faces a number of operational and industry risks.  The market in which Funtalk operates changes rapidly, and Funtalk must adjust to these changes to remain competitive.

Funtalk faces a number of operational and industry risks, and the market for wireless telecommunications devices is fast-changing.  Recent developments in the industry include the following:

•	Mobile handset technology advances rapidly, and product life cycles may be shorter than anticipated. As a distributor and retailer in this sector, Funtalk must closely monitor these changes.

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The PRC telecommunications market has traditionally been fragmented, making it difficult for manufacturers to sell products to consumers without national distributors.  These distributors, including Funtalk, have had to develop efficient distribution logistics and wide retail networks.  Failure to maintain such efficiencies and networks will have an adverse effect on Funtalk’s ability to sustain or expand its consumer base and erode its market share.

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In 2008, the PRC Ministry of Industry and Information Technology, National Development and Reform Commission and the Ministry of Finance restructured the PRC telecommunications industry with the objective of increasing competition.  This restructuring, which began in May 2008 and was completed in the fall of 2008, resulted in three major operators offering a combination of fixed line and mobile communications services.  While it remains unclear how the restructuring will affect the mobile telecommunications industry, Funtalk must adapt to any resulting developments in the industry to remain competitive.

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Wireless operators in the PRC have increasingly bundled mobile phone products and wireless services.  These wireless operators typically procure mobile phone products from larger mobile phone distributors such as Funtalk, rather than directly from manufacturers.  During fiscal 2007, 2008, 2009 and the six months ended September 30, 2009, Funtalk generated approximately 7.2%, 5.3%, 14.4% and 10.3%, respectively, of its net revenues from distribution to wireless operators.  Failure to provide mobile phones with integrated services tailored to wireless operators, or to cooperate with wireless operators in promoting mobile phones, would result in weaker customer relationships with wireless operators, and the loss of a potential source of significant revenues.

These developments, as well as other changes relating to mobile phone retailers and distributors, may have an adverse effect on Funtalk’s operations if Funtalk cannot adapt effectively to these changes to remain competitive.  Funtalk’s failure to adapt effectively could erode its market share, result in a decline in its number of customers or lead to price reductions or increased spending for marketing, service promotion and product distribution, any of which would adversely affect Funtalk’s profitability.

Funtalk extends credit to its customers in the form of open account terms, which exposes Funtalk to credit risks and could lead to difficulty in the collection of accounts receivable.

Funtalk currently offers open account terms to certain customers, which may subject Funtalk to credit risks, particularly to the extent that receivables represent sales to a limited number of customers or are concentrated in certain geographic markets.  The collection of accounts receivable and Funtalk’s ability to accelerate the collection cycle through the sale of accounts receivable may be affected by several factors, including, but not limited to:

•	Funtalk’s credit policies;

•	the terms of the contracts by which Funtalk extends credit to customers;

•	the overall credit rating of Funtalk and its customers;

•	industry and economic conditions;

•	the ability of Funtalk’s customers to provide security, collateral or guarantees for credit extended by Funtalk; and

•	the operating results, financial position and cash flows of Funtalk and its customers.

Adverse aspects of or changes to any of these factors, many of which are not in Funtalk’s control, could create delays in collection or an inability to collect accounts receivable, which could impair Funtalk’s cash flows and financial position and adversely affect Funtalk’s results of operations.

Funtalk extends credit only to customers that it deems creditworthy based on an analysis of their credit profiles.  As of September 30, 2009, Funtalk had not discerned any recent trends in collections for customer accounts generally or with any particular customers.  However, Funtalk’s customers are subject to market risks, and Funtalk expects current economic conditions to affect mobile phone retailers and regional mobile phone distributors.  Accordingly, Funtalk periodically reviews its reserve for credit losses for adequacy considering economic conditions and trends and credit quality indicators.  Funtalk cannot be certain that its reserve for credit losses will be adequate to cover credit losses in its portfolio because of unanticipated adverse changes in the economy or events adversely affecting specific customers, industries or markets.  If the credit quality of its customer base materially decreases as a result of economic conditions or if its reserves for credit losses are not adequate, Funtalk’s business, financial condition and results of operations may suffer.

If Funtalk fails to effectively manage the growth and expansion of its operations, it may be unable to expand its business and increase its revenues.

Funtalk has experienced rapid growth and expansion, which places significant strain on its management personnel, systems and resources.  To accommodate its continued growth, Funtalk will need to implement new and upgraded operational and financial systems, procedures and controls, including improving its accounting and other internal management and control systems, all of which will require substantial efforts by management and others.  Funtalk will also need to expand, train, manage and motivate its workforce, and manage relationships with new and existing customers.  In addition, as Funtalk introduces new services or enters into new markets, it may face additional market, technological and operational risks and challenges.  As a result of any of these risks, Funtalk’s business, results of operations and financial condition could be materially and adversely affected.

Funtalk’s strategy includes expansion by pursuing selective business opportunities and diversifying its business scope, including joint ventures and e-commerce initiatives.  However, these initiatives require Funtalk to commit substantial capital resources to business areas where Funtalk possesses limited experience, and Funtalk may be unable to compete effectively in such areas.  Furthermore, Funtalk’s competitors may possess greater resources and operating experience, and Funtalk’s plans may be subject to economic, political and legal risks, including obtaining relevant regulatory approvals.  Failure to achieve expected results in these new business areas may have a material adverse effect on Funtalk’s business, results of operations and financial condition.

Future acquisitions and alliances may expose Funtalk to new risks or fail to perform as expected.  Conversely, Funtalk’s failure to complete acquisitions, enter into suitable alliances or integrate acquired companies may hinder its growth and future profitability.

One of Funtalk’s key strategies is to grow through acquisitions, joint ventures and other strategic alliances, particularly with respect to its retail operations.  Joint ventures and strategic alliances may expose Funtalk to operational, regulatory and market risks, as well as risks associated with additional capital requirements.  In addition, Funtalk may not be able to identify suitable future acquisition candidates or alliance partners.  Even if Funtalk identifies suitable candidates or partners, Funtalk may be unable to complete an acquisition or alliance on commercially acceptable terms.  If Funtalk fails to identify appropriate candidates or complete desired acquisitions, Funtalk may not be able to implement its growth strategies effectively or efficiently.  In addition, Funtalk’s acquisition and integration process may divert management from operating Funtalk’s existing business, negatively affecting Funtalk’s earnings and revenues.

In addition, Funtalk’s ability to successfully integrate the acquired companies and their operations may be adversely affected by a number of factors, including division of management’s attention and difficulties in retaining clients of acquired companies.  Furthermore, any acquired companies may not perform as expected for various reasons, including legislative or regulatory changes or the loss of key customers and personnel.  If Funtalk is not able to realize the benefits envisioned from such acquisitions, joint ventures or other strategic alliances, Funtalk’s overall profitability and growth plans may be hindered.

The average selling prices of wireless telecommunication products are subject to rapid decreases, and products may become obsolete or less marketable.  Funtalk must continue to adjust its product mix and optimize pricing.

As with most electronics-based products, average selling prices of mobile handsets are typically highest at the time of introduction of new products, which utilize the latest technology, and tend to decrease over time as such products become commoditized and are replaced by newer generation products.  Due to Funtalk’s recent efforts to improve the overall aging of inventory as well as continued weakness at the high end of Funtalk’s mobile phone product line, Funtalk has recently experienced a decrease in the average selling price of its mobile phones.  See the discussion under the heading “— Funtalk may continue to be negatively affected by the economic crisis in the United States and key international markets.” In addition, while Samsung, Funtalk’s main supplier, generally adjusts the price it charges Funtalk for Samsung’s products based on product life and may provide price protection against price decreases in certain circumstances, as Funtalk’s business continues to grow, Funtalk may increasingly be subject to downward pricing pressure, as its suppliers may not provide Funtalk with appropriate pricing adjustments.

Funtalk may not be able to predict the timing or amount of any decline in the average selling prices of the products it distributes.  Moreover, Funtalk must anticipate future technological changes and continually identify, obtain and market new products in order to minimize the risk of product obsolescence or decreased marketability.  If Funtalk were unable to adjust product mix and optimize pricing, its business, financial condition and results of operations would be harmed.

Funtalk outsources its warehousing, logistics and certain marketing functions to third parties.  Failure by these third parties to fulfill their responsibilities may negatively affect Funtalk’s ability to maintain or promote its brand and may limit its future success.

Funtalk believes that its customers’ recognition of and familiarity with Funtalk’s reputation and brand are important to its business, and Funtalk’s reputation depends on the goodwill associated with its brand.  Funtalk outsources its warehousing, logistics and certain marketing functions to third parties, which are responsible for storing inventory, delivering products and printing marketing materials.  If any of these third-party providers fails to fulfill any of its responsibilities, Funtalk’s brand image and reputation may suffer.  This could lead to the erosion of Funtalk’s relationships with potential and existing customers, and Funtalk’s business, financial condition, results of operations and prospects may be materially adversely affected.

Restrictive covenants under Funtalk’s indentures and the secured credit facility may limit the manner in which it operates and an event of default under Funtalk’s secured credit facility may adversely affect its operations.

Funtalk’s secured credit facility with the Netherlands Development Finance Company, or FMO, contains, and any future indebtedness Funtalk incurs may contain, various covenants and conditions that limit its ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends or make distributions to its shareholders;

•	make loans, capital expenditures or investments or acquisitions;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of its assets; and

•	transfer or sell assets.

As a result of these covenants, Funtalk is limited in the manner in which it conducts its business and may be unable to engage in certain business activities or finance future operations or capital needs.  The secured credit facility also includes certain financial covenants that, among other things, require Funtalk to maintain minimum EBITDA and adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios.  A failure to maintain the financial covenants, or a breach of any of the other restrictive covenants, would result in a default under the secured credit facility.

Upon the occurrence of any default under the secured credit facility, the lender could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, or could require Funtalk to apply all of its available cash to repay these borrowings.  If Funtalk cannot repay those amounts, the lender could proceed against the collateral granted to it to secure that indebtedness.  Funtalk has pledged a significant portion of its assets, including the shares Pypo Cayman holds in Pypo HK and certain equity interest Pypo HK holds in Pypo Beijing, as collateral under the secured credit facility.  If the lender accelerates the repayment of borrowings, Funtalk may not have sufficient assets to repay the loans under the secured credit facility and its other indebtedness, or borrow sufficient funds to refinance such indebtedness.  Even if Funtalk is able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to it.

In addition, Funtalk’s failure to comply with the covenants under the secured credit facility or an assessment that it is likely to fail to comply with such covenants could lead Funtalk to seek an amendment to or a waiver of the covenants contained in the secured credit facility or such alternative financing.  Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK breached the financial covenants for maintaining the minimum EBITDA, adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios.  Although Funtalk obtained an amendment and waiver of such breaches from FMO, Pypo HK may not be able to maintain the leverage ratios, current ratios and net margins by March 31, 2010.  Funtalk cannot assure you that it will be able to comply with the covenants contained in the secured credit facility in the future, and if it breaches the covenants, it cannot assure you that it would be able to obtain any amendments to or waivers of the covenants contained in the secured credit facility or obtain alternative financing on favorable terms.  In addition, any amendment to or waiver of the covenants may involve upfront fees, higher annual interest costs and other terms less favorable to Funtalk than those currently offered by the secured credit facility.

Funtalk’s ability to meet demand for the merchandise it distributes depends on its ability to maintain an optimal level of inventory.

Funtalk believes that maintaining an optimal level of inventory is critical to its business.  Funtalk generally maintains an approximately thirty to forty-five day supply of inventory.  These inventory levels may not be adequate to meet customer demands, and Funtalk may not be able to adopt new inventory policies in time to adjust to such demands.  If Funtalk over-stocks inventory, the working capital required to maintain Funtalk’s operations will increase and Funtalk may incur additional financing costs.  If Funtalk under-stocks inventory, Funtalk may not be able to generate sales that Funtalk would have otherwise generated if the product had been available.

Funtalk depends on technology and computer systems for the timely and successful management of its supply chain and sales, development of its distribution network and support of its retail division.

The supply chain management, distribution network, sales management and retail functions on which Funtalk’s business depends are technology intensive.  Funtalk relies significantly on its ability to acquire, develop and adopt new technologies to support Funtalk’s operations and differentiate its products and services from those of its competitors.  In addition, new technologies affect the demand for Funtalk’s products, the time and manner in which Funtalk delivers these products to customers and Funtalk’s ability to maintain and streamline its sales function and support its retail division.

For example, Funtalk depends on a large number of software applications and computers to develop its distribution network, manage sales relationships and track and manage inventory.  Any error, defect or failure in its software, hardware or backup facilities could delay product delivery and result in key inventory and sales information being unavailable in a timely manner, all of which may harm Funtalk’s business.

Funtalk has several operating entities located in a number of cities throughout China, which rely on the availability of space and facilities for lease in order to conduct business.

Funtalk has more than 110 operating entities devoted to its product distribution and retail business.  These operating entities are located throughout China, and most of them lease the facilities in which they operate.  The terms of the existing leases for these operating entities generally range from 3 to 5 years and expire in 2011 to 2013.  As these leases expire, Funtalk will need to negotiate the terms and conditions of renewal, and may be unable to renew leases on terms and conditions favorable to Funtalk, if at all.  As a result, Funtalk may have to pay increased rent or relocate, which may result in additional costs and disrupt Funtalk’s business.

Funtalk also faces certain risks with respect to the properties it leases, including obtaining required documentation and consents and maintaining compliance with building codes:

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As of September 30, 2009, Funtalk had not received copies of title certificates for approximately 15.1% of the properties that it leases from third parties, which include approximately 38.4% of the properties that it leases for its retail operations in Henan province, or approximately 9.2% of the properties Funtalk leases for its retail business as a whole.  In fiscal 2009 and the six months ended September 30, 2009, the revenues derived from the retail operations in Henan province accounted for approximately 11.2% and 12.3%, respectively, of Funtalk’s revenues generated from its retail business, or approximately 3.2% and 5.1%, respectively, of Funtalk’s total revenues.  In the PRC, lessees typically receive copies of title certificates from lessors as evidence of the applicable lessor’s or owner’s ownership of a leased property.  Any challenges to the title documents of any leased properties, if successful, could impair the operations of Funtalk’s business.  As such, Funtalk cannot assure you that title to properties it currently leases will remain unchallenged.

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For leases for which the immediate lessors are not the ultimate owners of the leased properties, the lessor did not receive consent from the owners to sublease approximately 4.6% of Funtalk’s total leased properties.  A lessor’s failure to obtain title to a property or to receive any necessary approvals from the ultimate owner or the primary leaseholder could potentially invalidate a lease or result in the renegotiation of a lease on less favorable terms to Funtalk.

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Approximately 4.4% of Funtalk’s leased properties were subject to mortgages at the time the leases were signed.  The lessor did not receive consent from the mortgage holder on any of these properties.  If such mortgage holder were to foreclose on the mortgage securing the property, Funtalk’s lease may not be binding on any subsequent transferee of the property.

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For certain properties Funtalk leases for its retail business, lessors are required to register the lease agreements with relevant government authorities to effectuate the leases.  The lessors did not complete the registrations of approximately 1.8% of Funtalk’s leased properties, which constitute approximately 38.4% of the properties that Funtalk leases for its retail operations in Yunnan province.  In fiscal 2009 and the six months ended September 30, 2009, the revenues derived from the retail operation in Yunnan province accounted for approximately 7.2% and 5.5%, respectively, of Funtalk’s revenues generated from its retail business, or approximately 2.1% and 2.3%, respectively, of Funtalk’s total revenues.

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The properties Funtalk leases from third parties may not be in compliance with all building codes.  Although Funtalk is not aware of any material noncompliance with building codes, such as unauthorized building structures, on the properties it leases from third parties, Funtalk cannot provide any assurance that its leased properties are or will be in compliance with all applicable building codes, and Funtalk could incur expenses to remedy any noncompliance with building codes relating to its leased properties.

If Funtalk’s existing leases are terminated for any reason prior to their expiration (including, among other things, the considerations set forth above), Funtalk may need to find alternative premises.  In such a case, Funtalk may not be able to find suitable premises on commercially reasonable terms, if at all.

Funtalk has limited business insurance coverage in China.

Insurance companies in China offer limited business insurance products.  As a result, Funtalk does not have any business liability, loss of data or disruption insurance coverage for its operations.  Any business disruption, litigation or natural disaster might cause Funtalk to incur substantial costs or divert Funtalk’s resources.  In addition, Funtalk does not carry insurance with respect to certain risks, including product liability insurance.  As a result, any product liability or other claims may materially adversely affect Funtalk’s business, financial condition and results of operations.  Furthermore, Funtalk may need to stop selling products that result in product liability claims, which could negatively affect the range of mobile phone products that Funtalk offers and the size of its customer base.

Funtalk’s growth and prospects depend on market demand for the products it distributes, which is extremely difficult to predict.

Funtalk’s business and operating results depend upon demand for the products it distributes.  Funtalk cannot ensure the success of any of its mobile handset models, and the sales of such products depend on their market acceptance and desirability, which depend on a number of factors, none of which Funtalk can accurately predict.  These factors include, but are not limited to, the following:

•	consumer tastes and preferences;

•	consumer reaction to competing products;

•	availability of alternative forms of wireless communication devices; and

•	general economic conditions and consumer confidence.

Funtalk believes that its ability to market and distribute attractive and desirable mobile handset models and accessories to a wide range of customers remains crucial to its future success.  Although Funtalk has enjoyed success in its distribution of Samsung and other mobile phones, its future programs and product offerings may not achieve similar levels of success.  If Funtalk cannot consistently and accurately predict how the market receives current and future product offerings, its revenue from any or all of its distributed products and profitability may decrease.

The loss or reduction in orders from principal customers or a reduction in the pricing of the products that Funtalk distributes may cause revenues to decline and impair cash flows.

Funtalk’s principal customers operate in the mobile phone retail industry, which remains highly fragmented.  Many of Funtalk’s customers have experienced severe price competition and, for this and other reasons, may seek to obtain products or services from Funtalk at lower prices than Funtalk has been able to provide customers in the past.

The loss of any of Funtalk’s principal customers, a reduction in the amount of products or services its customers order, or Funtalk’s inability to maintain current terms, including price, with such customers could cause its revenues to decline and impair its cash flows.  Although Funtalk has entered into contracts with certain of its largest customers, there can be no assurance that any of its customers will continue to purchase products or services from Funtalk or that their purchases will be at the same or greater levels than in prior periods.

The loss or reduction of vendor rebates payable to Funtalk in connection with the products it distributes may cause revenues to decline and impair cash flows.

Certain of Funtalk’s suppliers, through manufacturer and new product promotions and volume discounts, provide favorable purchasing terms to Funtalk through volume-based or other rebates.  Funtalk’s supply contracts may specify these purchasing terms, or Funtalk and the relevant manufacturer may negotiate such terms.  These vendor rebates help reduce Funtalk’s costs in distributing telecommunications products to customers and boost Funtalk’s revenues.  As of the date of this prospectus, Funtalk’s suppliers have not reduced rebates or notified Funtalk of any such reductions.  However, if Funtalk’s suppliers ceased providing or decreased the amount of such rebates, or if Funtalk were unable to negotiate favorable rebate terms with manufacturers in future supply contracts, Funtalk’s revenues could decline and its cash flows could be impaired.

The success of Funtalk’s business depends on quality controls by third-party manufacturers.

Suppliers typically provide limited warranties to Funtalk, which Funtalk passes through to customers.  As a distributor and retailer, Funtalk does not directly monitor the quality control procedures of its suppliers.  If a product that Funtalk distributes has defects or performance problems, Funtalk’s reputation and ability to distribute other products to customers could suffer.

In addition, Funtalk may be exposed to product liability claims, as end users may choose to sue Funtalk in addition to suing the product manufacturers when a claim arises.  If Funtalk is found liable for any such claims, Funtalk may be required to pay monetary damages.  Even if Funtalk successfully defends such claims, it may still incur substantial expenses and expend significant time in defending against such claims.

The demand for the products that Funtalk sells in China may not continue to grow, and Funtalk’s revenues may decline.

Funtalk’s business substantially depends on the demand for products it sells in China.  In the past, Funtalk has benefited from the rapid growth of the Chinese economy, which has fueled increased demand for consumer products, including the mobile phones Funtalk sells.  Such growth may not continue at the same rate or at all.  As the Chinese mobile phone industry matures, Funtalk’s suppliers will likely focus increasingly on differentiating their products from those of their competitors, including adding more sophisticated mobile handsets and upgrading existing models.  The move towards third-generation, or 3G, wireless technology will also affect the product offerings that Funtalk’s customers will request.

Funtalk believes that its future success will depend, to a significant extent, upon its suppliers’ ability to enhance existing products and introduce new products in a rapidly developing market, including, but not limited to, the adoption of new networking and telecommunication technologies, such as 3G technology.  However, there is no guarantee that Funtalk’s suppliers will be able to successfully adapt to these market forces, and Funtalk’s customers may turn to sellers that offer mobile handsets that Funtalk cannot provide, reducing the demand for products that Funtalk sells.  As a result, Funtalk’s business and results of operations could also suffer.

Funtalk’s operating results are subject to seasonal fluctuations in purchasing patterns.

Funtalk’s operating results remain subject to a number of seasonal factors in the markets in which it operates.  These factors may cause its revenue and operating results to fluctuate on a quarterly basis.  These fluctuations are a result of several factors, including, but not limited to:

•	promotions and subsidies by mobile phone suppliers;

•	the timing of local holidays and other events affecting consumer demand;

•	the timing of the introduction of new products by Funtalk’s suppliers and competitors;

•	purchasing patterns of customers in different markets; and

•	product availability and pricing.

Consumer electronics and retail sales in many geographic markets tend to be seasonal, resulting in uneven sales volumes for Funtalk.  Funtalk’s operating results may continue to fluctuate significantly from quarter to quarter in the future.  If unanticipated events occur, including delays in securing adequate inventories of competitive products at times of peak sales or the existence of surplus inventory upon the occurrence of a significant drop in demand during these periods, Funtalk’s operating results could be harmed.  In addition, due to seasonal factors, interim results may not be indicative of annual results.

Funtalk may continue to be negatively affected by the economic crisis in the United States and key international markets.

Since the fourth quarter of 2008, the downturn in the financial markets and in economic conditions has negatively impacted Funtalk’s revenues, financial condition, results of operations and liquidity.  As widely reported, the global capital and credit markets, including those in China and throughout Asia, have been experiencing volatility and disruption, which has led to a recent downturn in global economic conditions.

Funtalk has been adversely affected by the deterioration in the global economy, which has negatively impacted the retail sector and the market for the distribution of wireless telecommunications products in the PRC.  Funtalk cannot predict the timing or duration of any economic slowdown or the timing or strength of a subsequent economic recovery.  Further deterioration in the financial markets and in economic conditions generally could adversely affect Funtalk’s business and financial results.

A continued slowdown in China’s economy could negatively impact consumer spending patterns.  Recessionary economic cycles, inflation, deflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels and other economic factors that may affect consumer spending or buying habits in the PRC could adversely affect the demand for products Funtalk sells in its stores or distributes to its retail customers and regional distributors.  Funtalk’s retail stores and its retail customers could experience reduced traffic or limitations on the prices they can charge for Funtalk’s products, either of which could reduce sales and profit margins.

In recent months, the markets have exerted downward pressure on availability of liquidity and credit for companies.  While these conditions have not materially impaired Funtalk’s ability to access credit markets or finance its operations, Funtalk needs liquidity to pay operating expenses, make payments on indebtedness and pay capital expenditures.  Without sufficient liquidity, Funtalk may have to curtail its operations or refrain from pursuing new business opportunities.

The current sources of Funtalk’s liquidity are funds generated from operating activities, available cash and cash equivalents, and borrowings under credit agreements and other debt financings.  If Funtalk’s current resources do not satisfy its liquidity requirements, it may need to seek additional financing.  The availability of additional financing will depend on a variety of factors, such as economic and market conditions, the availability of credit and Funtalk’s credit ratings, as well as the possibility that lenders could develop a negative perception of Funtalk’s prospects or the telecommunications industry in general.  Funtalk may not be able to successfully obtain any necessary additional financing on favorable terms, or at all.

In addition, the tightening of credit in financial markets may adversely affect the ability of Funtalk’s customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in or cancellation of orders for products and services.  Furthermore, these economic conditions make it difficult for Funtalk and its customers and suppliers to accurately forecast and plan future business activities, and could cause Funtalk’s customers to slow spending on the products Funtalk distributes and sells, which would delay and lengthen sales cycles.  If the mobile phone distribution and retail markets in China deteriorate due to these global economic conditions, Funtalk’s business, financial condition and results of operations will likely be materially and adversely affected.

An impairment in the carrying value of Funtalk’s goodwill or other intangible assets could adversely affect Funtalk’s financial condition and results of operations.

Funtalk has made several recent acquisitions, and is required to annually test goodwill and other intangible assets, including the goodwill and other intangible assets associated with acquisitions, to determine if impairment has occurred.  Additionally, interim reviews must be performed whenever events or changes in circumstances indicate that impairment may have occurred.  If the testing performed indicates that impairment has occurred, Funtalk is required to record a non-cash impairment charge in the period the determination is made.  The testing of goodwill and other intangible assets for impairment requires Funtalk to make significant estimates about its future performance and cash flows, as well as other assumptions.  These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations or changes in competition.  Adverse changes in the aforementioned factors, or changes in actual performance compared with estimates of Funtalk’s future performance, could negatively affect the fair value of goodwill or other intangible assets, which may result in impairment charges.  Should the value of goodwill or other intangible assets become impaired, there could be an adverse effect on Funtalk’s financial condition and results of operations.

Funtalk has a relatively short operating history and is subject to the risks of a new enterprise, any one of which could limit Funtalk’s growth, services or market development.

Funtalk’s short operating history makes it difficult to predict how its businesses will develop.  Accordingly, it faces risks and uncertainties encountered by early-stage companies, such as:

•	uncertain growth in the market and uncertain demand for its products and services;

•	the evolving nature of the wireless telecommunication industry; and

•	competition, technological change and evolving customer preferences that could harm Funtalk’s sales.

If Funtalk is not able to meet the challenges of building and managing its business, Funtalk will likely face reduced growth, lower margins, additional operational costs and lower income.

Funtalk’s success depends substantially on certain key employees, and its business may be severely disrupted if Funtalk loses the services of such employees.

Funtalk’s future success depends heavily upon the continued services of its management and other key personnel.  In particular, it relies on the expertise and experience of Mr. Kuo Zhang, chairman of FTLK’s board of directors, and Mr. Dongping Fei, FTLK’s chief executive officer.  If one or more of its management or key personnel were unable or unwilling to continue in their present positions, Funtalk might not be able to replace them easily or at all.  As a result, Funtalk’s business could be severely disrupted, its financial condition and results of operations could be materially adversely affected, and it would incur additional expenses to recruit, train and retain personnel to replace its former key employees.  If any of Funtalk’s management or key personnel joins a competitor or forms a competing company, Funtalk may lose customers, suppliers, know-how and key professionals and staff members.

The principal shareholder of Beijing Funtalk may have potential conflicts of interest with Funtalk, which may adversely affect Funtalk’s business.

Mr. Dongping Fei, FTLK’s chief executive officer and president, is also the principal shareholder of Beijing Funtalk, a variable interest entity that Funtalk effectively controls through a series of contractual arrangements.  See “Certain Relationships and Related Party Transactions — Funtalk Related Party Transactions” for a description of such contractual arrangements.  As a result, conflicts of interest between his duties to Funtalk and Beijing Funtalk may arise.  Funtalk cannot assure you that should this occur, Mr. Fei would act in the best interests of Funtalk or that any conflict of interest would be resolved in Funtalk’s favor.  In addition, Mr. Fei may breach or cause Beijing Funtalk to breach or refuse to renew its existing contractual arrangements that allow Funtalk to exercise effective control over Beijing Funtalk and to receive economic benefits from Beijing Funtalk.

If a dispute were to arise with respect to Mr. Fei’s relationship with Beijing Funtalk, Funtalk would have to rely on legal remedies under PRC law.  These remedies may not be effective, particularly in light of uncertainties in the PRC legal system.  If Funtalk cannot resolve any conflicts of interest or disputes between Funtalk and Mr. Fei in his role as a shareholder of Beijing Funtalk, Funtalk would have to rely on legal proceedings, the outcome of which may be uncertain and could disrupt Funtalk’s business.

If the value of Funtalk’s brand or image diminishes, it could have materially and adversely affect Funtalk’s business and results of operations.

We believe the “Funtalk” brand is associated with a leading wireless communications device and accessory retail and distribution company with consistent high-quality services.  Funtalk’s brand is integral to its marketing and distribution efforts.  Funtalk’s continued success in maintaining and enhancing Funtalk’s brand and image depends to a large extent on Funtalk’s ability to satisfy customer needs by further developing and maintaining the quality of products and services across Funtalk’s operations, as well as Funtalk’s ability to respond to competitive pressures.  If Funtalk cannot satisfy customer needs or if its public image or reputation were otherwise diminished, Funtalk’s business transactions with its customers may decline, which could in turn adversely affect Funtalk’s results of operations.

In addition, any unauthorized use of Funtalk’s brand, trademarks and other intellectual property rights could harm its competitive advantages and business.  Historically, China has not protected intellectual property rights to the same extent as the United States or the Cayman Islands, and infringement of intellectual property rights continues to pose a serious risk of doing business in China.  Monitoring and preventing unauthorized use is difficult.  The measures Funtalk takes to protect its intellectual property rights may not be adequate.  Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to Funtalk.  If Funtalk cannot adequately protect its brand, trademarks and other intellectual property rights, Funtalk may lose these rights and its business may suffer materially.

Funtalk has imposed contractual obligations on employees and consultants and has taken other precautionary measures to maintain the confidentiality of its proprietary information and restricted the use of the proprietary information other than for the company’s benefit.  If Funtalk’s employees and consultants do not honor their contractual obligations and misappropriate its database and other proprietary information, Funtalk’s business would suffer as a result.

As the right to use Internet domain names is not rigorously regulated in China, if other companies incorporated in their domain names elements similar in writing or pronunciation to the “Pypo” trademark or its Chinese equivalent, it may result in confusion between those companies and Funtalk and may lead to the dilution of Funtalk’s brand value, which could adversely affect Funtalk’s business.

If Funtalk fails to maintain an effective system of internal controls, it may be unable to accurately report its financial results or prevent fraud, and investor confidence and the market price of FTLK’s ordinary shares may be adversely affected.

FTLK’s reporting obligations as a public company will place a significant strain on Funtalk’s management, operational and financial resources and systems for the foreseeable future.  Funtalk is a relatively young company with limited accounting personnel and other resources to address its internal controls and procedures.  In addition, Funtalk must implement financial and disclosure control procedures and corporate governance practices that enable it to comply, on a stand alone basis, with the Sarbanes-Oxley Act of 2002 and related SEC rules.  We expect that applicable regulations will require us to include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending March 31, 2010.  For example, Funtalk will need to further develop accounting and financial capabilities, including the establishment of an internal audit function and improvement of documentation related to internal control policies and procedures.

Failure to quickly establish the necessary controls and procedures would make it difficult to comply with SEC rules and regulations with respect to internal control and financial reporting.  Funtalk will need to take further actions to continue to improve its internal controls.  If Funtalk cannot implement solutions to any weaknesses in its existing internal controls and procedures, or if it fails to maintain an effective system of internal controls in the future, Funtalk may be unable to accurately report its financial results or prevent fraud and investor confidence and the market price of FTLK’s ordinary shares may be adversely impacted.

Funtalk is in the process of instituting changes to its internal controls and management systems to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  Section 404 requires Funtalk to perform an evaluation of its internal controls over financial reporting and file annual management assessments of their effectiveness with the Securities and Exchange Commission.  The management assessment to be filed is required to include a certification of its internal controls by FTLK’s chief executive officer and chief financial officer.  As of the date of this prospectus, Funtalk’s management had identified certain material weaknesses in its internal control over financial reporting, particularly as to lack of accounting policy and procedures manual for U.S. GAAP financial reporting, lack of dedicated financial reporting and accounting personnel with knowledge of SEC reporting requirements and U.S. GAAP and internal reporting procedures.  Funtalk has undertaken and completed certain initiatives and remedial action in those areas and are continuing such remedial action.  For example, Funtalk has made improvements to its management information system to improve certain manual controls.  Funtalk is also in the process of establishing a comprehensive procedures manual for U.S. GAAP financial reporting, and plans to increase headcount in the accounting and internal audit functions with professional qualifications and experience in accounting, financial reporting and auditing under U.S. GAAP.

Funtalk’s auditors will be required to attest to its evaluation of internal controls over financial reporting.  Unless Funtalk successfully designs and implements changes to its internal controls and management systems, or if it fails to maintain the adequacy of these controls as such standards are modified or amended from time to time, Funtalk may not be able to comply with Section 404 of the Sarbanes-Oxley Act of 2002.  As a result, Funtalk’s auditors may be unable to attest to the effectiveness of its internal controls over financial reporting.  This could subject Funtalk to regulatory scrutiny and result in a loss of public confidence in Funtalk’s management, which could, among other things, adversely affect the price of FTLK’s ordinary shares and Funtalk’s ability to raise additional capital.

FTLK is a Cayman Islands company and, because the rights of shareholders under Cayman Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

FTLK’s corporate affairs are governed by its memorandum and articles of association, or the memorandum and articles, and subject at all times to the Companies Law of the Cayman Islands (2009 Revision), or the Companies Law.  The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibility of the directors under Cayman Islands law are governed by common law principles derived from cases in the Cayman Islands and other commonwealth and common law countries.  The rights of shareholders and the fiduciary responsibilities of directors under Cayman Islands law differ somewhat from those established under statutes or judicial precedent in some jurisdictions in the United States.  In particular, the Cayman Islands has a less developed body of securities law as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law, which could negatively affect your shareholder rights and protections.

As a foreign private issuer, FTLK will be exempt from certain SEC requirements that provide shareholders with protections and information that must be made available to shareholders of U.S. public companies.

FTLK is a foreign private issuer, which has reduced reporting requirements under the Exchange Act as compared to United States public companies, resulting in fewer costs associated with financial and reporting compliance.  For example, as a foreign private issuer FTLK is exempt from certain provisions applicable to U.S. public companies, including:

•	the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information; and

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months.

As a foreign private issuer,  FTLK will file an annual report on Form 20-F within six months of the close of each fiscal year (within four months of the close of each fiscal year starting with the fiscal year ending March 31, 2012) and reports on Form 6-K relating to certain material events promptly after FTLK publicly announces these events.  However, because of the above exemptions for foreign private issuers, FTLK’s shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States, such as Middle Kingdom.

If certain financial objectives are achieved, Capital Ally and Arch will be entitled to receive additional shares of FTLK as contingent consideration for the acquisition of their Funtalk shares, which would result in dilution and might have an adverse effect on the market price of FTLK’s ordinary shares.

In connection with the Business Combination, Capital Ally and Arch are entitled to receive additional ordinary shares of FTLK if certain financial targets are achieved, or the earn-out shares.  If Funtalk achieves these financial targets, the number of ordinary shares outstanding will significantly increase.  The issuance of the additional shares will have a dilutive effect on the ordinary shares already outstanding and may cause a reduction in the trading price of the ordinary shares in the public market.

Voting control by executive officers, directors and other affiliates of FTLK may limit your ability to influence the outcome of director elections and other matters requiring shareholder approval.

As a result of the consummation of the Business Combination, the executive officers, directors and other affiliates of FTLK own over 97% of FTLK’s voting shares.  These shareholders can control substantially all matters requiring approval by FTLK’s shareholders, including the election of directors and the approval of other business transactions.  This concentration of ownership could have the effect of delaying or preventing a change in control of FTLK or discouraging a potential acquirer from attempting to obtain control of FTLK, which could prevent its shareholders from realizing a premium over the market price for their ordinary shares.

FTLK may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. holders of ordinary shares of FTLK.

FTLK does not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for its current taxable year or any future taxable year.  However, FTLK must make a separate factual determination each taxable year as to whether it is a PFIC (after the close of each such year).  Accordingly,  FTLK cannot provide any assurance that it will not be a PFIC for its current taxable year or any future taxable year.  A non-United States corporation will be a PFIC for any taxable year if, applying certain look-through rules, either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income.  The value of FTLK’s assets (after applying such look-through rules) will generally be determined by reference to the market price of its ordinary shares, which may fluctuate.  In addition, the composition of its income and assets (after applying such look-through rules) will be affected by how, and how quickly, FTLK and its subsidiaries use the cash generated in their business operations and any future financing transactions.  If FTLK were to be a PFIC for any taxable year during which a U.S. Holder (as defined below under “Taxation —  Material United States Federal Tax Considerations — Passive Foreign Income Company Rules”) holds its ordinary shares, various adverse U.S. federal income tax consequences could apply to such U.S. Holder.  See the section below headed “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Income Company Rules”.

FTLK may be treated as a U.S. domestic corporation for U.S. federal income tax purposes, which could result in significantly greater U.S. federal income tax liability to FTLK.

Section 7874(b) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a United States corporation for United States federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares (or being treated as owning shares) of the acquired corporation, own at least 80% of either the voting power or the value of the stock (including certain options and warrants treated as stock) of the acquiring corporation after the acquisition and if the foreign corporation does not have substantial business activities in its country of organization.  If Section 7874(b) of the Internal Revenue Code applied to the Business Combination, then, among other things, FTLK, as the surviving entity in the Business Combination, would be subject to United States federal income tax on its worldwide taxable income following the Business Combination as if it were a United States corporation.

After the completion of the share exchange between FTLK and FTLK shareholders, which occurred immediately after and as part of the same plan as the redomestication of MK Arizona, the former stockholders of MK Arizona, by reason of owning (or being treated as owning) shares of MK Arizona, owned less than 80% of the ordinary shares (including certain options and warrants treated as shares) of FTLK.  Accordingly, FTLK does not believe the 80% threshold under Section 7874(b) of the Internal Revenue Code to have been met.  However, due to the absence of full guidance on how the rules of Section 7874(b) of the Internal Revenue Code apply to the Business Combination, this result is not entirely free from doubt.  If, for example, the redomestication were ultimately determined for purposes of Section 7874(b) of the Internal Revenue Code as occurring prior to, and separate from, the share exchange, the share ownership threshold for applicability of Section 7874(b) of the Internal Revenue Code would be satisfied (and FTLK would be treated as a United States corporation for United States federal income tax purposes) because the stockholders of MK Arizona, by reason of owning (or being treated as owning) stock of MK Arizona, would own all of the shares (including certain options and warrants treated as ordinary shares) of FTLK immediately after the redomestication.  Although normal “step transaction” tax principles may support the view that the redomestication and the share exchange are viewed together for purposes of determining whether Section 7874(b) of the Internal Revenue Code is applicable, because of the absence of direct guidance under Section 7874(b) of the Internal Revenue Code, this result is not entirely free from doubt, and therefore there is no assurance that the Internal Revenue Service will agree with FTLK on this matter.  Moreover, FTLK has not sought a ruling from the Internal Revenue Service on this issue.

You are urged to consult your tax advisors regarding the application of Section 7874 of the Internal Revenue Code to FTLK.  The balance of this discussion, including the discussion under “Taxation — Material United States Federal Income Taxation,” assumes that FTLK will be treated as a foreign corporation for United States federal income tax purposes.

Risks Relating to Doing Business in the People’s Republic of China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect Funtalk’s business.

Funtalk conducts substantially all of its business operations in China.  Accordingly, Funtalk’s business, results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal conditions in China.  China’s economy differs from the economies of developed countries in many respects, including with respect to government regulation and control of foreign exchange, the level of development, growth rate and the allocation of resources.

While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and economic sectors.  The PRC government has implemented certain measures to encourage economic development and guide the allocation of resources.  While some of these measures benefit the PRC economy generally, they may also negatively affect Funtalk.  For example, Funtalk’s business, financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations applicable to Funtalk.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy.  Although the PRC government has implemented measures since the late 1970s emphasizing market-oriented reforms, the reduction of state ownership of productive assets and improved corporate governance, the PRC government still owns a substantial portion of productive assets in China and continues to play a significant role in regulating industrial development.  In addition, the PRC government exercises significant control over China’s economic growth by controlling the allocation of resources and payment of foreign currency-denominated obligations, setting monetary policy and giving preferential treatment to particular industries or companies.

In late 2003, the PRC government implemented a number of measures, such as raising bank reserves against deposit rates and placing additional limitations on the ability of commercial banks to make loans and raise interest rates, in an attempt to slow down specific segments of China’s economy that the government believed to be overheating.  In 2008, however, in response to the world economic crisis, the PRC government cut interest rates and announced a stimulus plan in an attempt to help sustain growth.  These actions, as well as future actions and policies of the PRC government, could materially affect Funtalk’s liquidity and access to capital, as well as its ability to operate its business.

Any health epidemics and other outbreaks, or war, acts of terrorism or other man-made or natural disasters could severely disrupt Funtalk’s business operations.

Funtalk’s business could be materially and adversely affected by the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, or another epidemic.  In 2006 and 2007, occurrences of avian influenza were reported in various parts of China, including a few confirmed human cases and deaths.  In April 2009, an outbreak of a new strain of influenza identified as the Influenza A (H1N1) virus occurred in Mexico resulting in a number of deaths.  As the virus continues to spread worldwide including China, the World Health Organization on June 11, 2009 declared the H1N1 virus outbreak a global pandemic.  The spread of H1N1 or any prolonged recurrence of avian influenza, SARS or other adverse public health developments in China could require the temporary closure of Funtalk’s offices or prevent its staff from traveling to customers’ offices to sell products or provide on-site services.  Such closures could severely disrupt Funtalk’s business operations and adversely affect its results of operations.

Funtalk’s operations are also vulnerable to interruption and damage from natural and other types of disasters, including snowstorms, earthquakes, fire, floods, environmental accidents, power loss, communications failures and similar events.  In January and February 2008, large portions of Southern and Central China were hit with a series of snowstorms, which caused extensive damage and transportation disruption.  On May 12, 2008, a severe earthquake measuring approximately 8.0 on the Richter scale occurred in Sichuan province of China, resulting in numerous casualties and severe property damage.  If any disaster were to occur in the future, Funtalk’s ability to operate its business could be seriously impaired.

Funtalk may be subject to product liability claims for products it directly sells to end users.

Under current PRC laws, both manufacturers and retailers may be liable for damages caused by defective products in China.  PRC law does not require retailers in China to maintain, and Funtalk does not maintain, product liability insurance.  As a result, Funtalk may expend significant time, money and resources to defend or settle any product liability claims.  Moreover, under Funtalk’s current arrangements with manufacturers, manufacturers are not obligated to indemnify Funtalk against claims associated with products made by such manufacturers that Funtalk sells directly to end-users.  Therefore, if Funtalk were found liable, it would be responsible for damages arising from such product liability claims.  In addition, Funtalk’s reputation may be adversely affected and Funtalk may consequently lose market share even if it can successfully defend against or settle such claims.

As holding companies, FTLK and Pypo Cayman principally rely on dividends and other distributions on equity paid by their operating companies to fund any cash and financing requirements it may have, and any limitation on the ability of its operating companies to make payments to FTLK or Pypo Cayman could have a material adverse effect on its ability to conduct its business.

FTLK and Pypo Cayman are holding companies and rely principally on dividends and other distributions from their operating companies in China and on service, license and other fees paid to its operating companies for its cash requirements, including the funds necessary to service any debt FTLK or Pypo Cayman may incur.  Current PRC regulations permit FTLK or Pypo Cayman’s operating companies to pay dividends to FTLK or Pypo Cayman only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, FTLK and Pypo Cayman’s operating companies in China are required to set aside at least 10% of their after-tax profits each year, if any, to contribute to a statutory reserve fund until such cumulative reserve fund reaches 50% of the applicable company’s registered capital.  These reserves are not distributable as cash dividends.

Furthermore, Pypo HK recently entered into a EUR 15 million credit agreement that contains covenants restricting the ability of Pypo HK from paying dividends to FTLK or Pypo Cayman.  If FTLK and Pypo Cayman’s other operating companies incur debt, the instruments governing such debt may also restrict their ability to pay dividends or make other payments to FTLK or Pypo Cayman.  In addition, the PRC tax authorities may require FTLK or Pypo Cayman to adjust its taxable income under the contractual arrangements currently in place in a manner that would materially and adversely affect the ability of FTLK and Pypo Cayman’s operating companies to pay dividends and other distributions to them.  FTLK or Pypo Cayman believes that its existing cash will be sufficient to satisfy its anticipated cash requirements without receiving any dividends from its operating companies.  However, any increased limitations on the ability of their respective operating companies to make payments to FTLK or Pypo Cayman could have a material adverse effect on their ability to conduct their respective businesses.

Uncertainties with respect to the PRC legal system could adversely affect Funtalk.

Funtalk conducts its business primarily through operations in China.  Funtalk’s operations in China are governed by PRC laws and regulations.  Funtalk’s operating companies are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises.  The PRC legal system is principally based on statutes.  Prior court decisions may be cited for reference but typically have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to foreign investments in China.  However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China.  In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions (and the nonbinding nature of such decisions), the interpretation and enforcement of these laws and regulations raise uncertainties.  In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have retroactive effect.  As a result, Funtalk may not be aware of its violation of these policies and rules until after a violation occurs.  In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Contract drafting, interpretation and enforcement in China involves significant uncertainty.

Funtalk has entered into numerous contracts governed by PRC law, many of which are material to Funtalk’s business.  Compared to contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations.  As a result, contracts in China are more vulnerable to disputes and legal challenges.  In addition, contract interpretation and enforcement in China are not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties.  Therefore, Funtalk may be subject to disputes under its material contracts, and if such disputes arise, Funtalk cannot assure you that it will prevail.  Due to the materiality of certain contracts to Funtalk’s business, such as Funtalk’s agreement with Samsung, any dispute involving such contracts, even without merit, may materially and adversely affect Funtalk’s reputation and business operations.

It may be difficult to acquire jurisdiction and enforce liabilities against FTLK’s officers, directors and assets based in the PRC.

Because most of FTLK’s officers and directors will reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against FTLK and/or its officers and directors by a shareholder or group of shareholders in the United States.  Also, because FTLK’s executive officers will likely be residing in the PRC when a suit is initiated, achieving service of process against such persons would be difficult.  Furthermore, because the majority of FTLK’s assets will be located in the PRC, it may also be difficult to access those assets to satisfy an award entered against FTLK in a United States court.  The PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

Funtalk may have difficulty establishing adequate management, legal and financial controls in the PRC.

Most PRC companies historically have been less focused on establishing Western style management and financial reporting concepts and practices, as well as modern banking, computer and other internal control systems, than companies in the U.S. and certain other Western countries.  Funtalk may have difficulty hiring and retaining a sufficient number of qualified internal control employees to work in the PRC.  As a result of these factors, Funtalk may experience difficulty in establishing management, legal and financial controls, collecting financial data, preparing financial statements, books of account and corporate records, and instituting business practices that meet Western standards.

Governmental control of foreign exchange markets in the PRC may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China.  Funtalk receives substantially all of its revenues in RMB.  Funtalk’s income is primarily derived from dividend payments from its PRC operating companies.  Shortages in the availability of foreign currency may restrict the ability of Funtalk’s PRC operating companies to remit sufficient foreign currency to pay dividends or make other payments, or otherwise satisfy their foreign currency denominated obligations.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements.  However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies.  The PRC government may also at its discretion restrict future access to foreign currencies for current account transactions.  If the Chinese foreign exchange control system prevents Funtalk from obtaining sufficient foreign currency to satisfy its currency demands, Funtalk may not be able to pay dividends in foreign currencies to shareholders.

Fluctuation in the value of the RMB may have a material adverse effect on the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions.  On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar.  Under the new policy, the RMB has been permitted to fluctuate within a narrow and managed band against a basket of foreign currencies.  This change in policy has resulted in an approximately 18.8% appreciation of the RMB against the U.S. dollar between July 21, 2005 and April 29, 2010.  While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

Substantially all of Funtalk’s revenues and costs are denominated in the RMB, and a significant portion of Funtalk’s financial assets is also denominated in the RMB.  Further, Funtalk relies principally on dividends and other distributions paid by Funtalk’s operating companies and affiliated entities in China.  Any significant revaluation of the RMB could materially and adversely affect Funtalk’s cash flows, revenues, earnings and financial position, and the value of, and any dividends payable with respect to, its shares in U.S. dollars.  Any fluctuations of the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Pypo Cayman or FTLK may be treated as a resident enterprise for PRC tax purposes under the currently effective EIT Law, which may subject Pypo Cayman or FTLK to PRC income tax on their taxable global income.

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which became effective on January 1, 2008.  Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income.  According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear.  It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules.  Generally, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including Pypo Cayman and FTLK, on a case-by-case basis.  Pypo Cayman and FTLK are Cayman Islands holding companies, and Pypo Cayman has a subsidiary in Hong Kong, Pypo HK, which in turn owns a 100% equity interest in Pypo Beijing.  Pypo Cayman’s and FTLK’s management are substantially based in China and most of their management members are expected to be based in China in the future, while some of Pypo Cayman’s and FTLK’s directors and senior managers are not PRC nationals.  It remains uncertain whether the PRC tax authorities would determine that Pypo Cayman or FTLK is a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company such as Pypo Cayman or FTLK.  If the PRC tax authorities determine that Pypo Cayman or FTLK is a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow.  First, Pypo Cayman or FTLK could be subject to the enterprise income tax at a rate of 25% on its global taxable income.  Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax.  It is unclear whether the dividends Pypo Cayman or FTLK receives from Pypo Beijing (through Pypo HK) constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.  If Pypo Cayman or FTLK is required to pay income tax on any dividends it receives from Pypo Beijing, the amount of dividends Pypo Cayman or FTLK could pay to its shareholders would be materially reduced.

As of the date of this prospectus, the PRC tax authorities have not been able to provide Funtalk with a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of FTLK, Pypo Cayman or Pypo HK.  However, since it is not anticipated that any of FTLK, Pypo Cayman and Pypo HK would receive dividends from Pypo Beijing or generate other income in the near future, such companies are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future.  Funtalk will again consult with the PRC tax authorities and make any necessary tax payment if FTLK, Pypo Cayman or Pypo HK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that FTLK, Pypo Cayman or Pypo HK is a resident enterprise under the EIT Law, and if any of such companies were to have income in the future.

Although the EIT Law provides that resident enterprises, such as Pypo Beijing, should be subject to the 25% enterprise income tax on global income from the period beginning January 1, 2008, Pypo Beijing was allowed by the PRC tax rules and the local tax authority to benefit from its existing preferential tax treatment as a “High Technology Enterprise,” which reduced the rate during the period from 2006 until the expiration of such treatment at the end of calendar 2008.  Pypo Beijing should pay the full 25% enterprise income tax on global income for the period beginning January 1, 2009.

Dividends Pypo Cayman or FTLK receives from subsidiaries located in the PRC may be subject to PRC withholding tax.

If Pypo Cayman or FTLK is not treated as a resident enterprise under the EIT Law, then dividends that Pypo Cayman or FTLK receives from Pypo Beijing (through Pypo HK) may be subject to PRC withholding tax.  The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside China, and (ii) the income in connection with their establishment or premises of business is sourced from China or the income is earned outside China but has actual connection with their establishments or places of business inside China, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including Pypo Cayman and FTLK, on a case-by-case basis.  Each of Pypo Cayman and FTLK is a Cayman Islands holding company and substantially all of its income may be derived from dividends it receives from Pypo Beijing (through Pypo HK).  Thus, if Pypo Cayman or FTLK is considered as a “non-resident enterprise” under the EIT Law and the dividends paid to Pypo Cayman or FTLK by subsidiaries in China are considered income sourced within China, such dividends received by Pypo Cayman or FTLK may be subject to the income tax described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between China and the jurisdictions in which the non-PRC investors reside may reduce such income tax.  Pursuant to the Double Tax Avoidance Arrangement between Hong Kong and Mainland China and the Notice on Certain Issues with respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the State Administration of Taxation, if the Hong Kong resident enterprise owns more than 25% of the equity interest in a company in China within 12 months immediately prior to receiving dividend from such company, the 10% withholding tax on the dividends the Hong Kong resident enterprise received from such company in China is reduced to 5%.  Each of Pypo Cayman and FTLK is a Cayman Islands holding company, and Pypo Cayman has a subsidiary in Hong Kong, Pypo HK, which in turn owns a 100% equity interest in Pypo Beijing.  If Pypo HK is considered as a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered as a “non-resident enterprise” under the EIT Law, the dividends paid to Pypo HK by Pypo Beijing may be subject to the reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.  However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Notice on the Comprehension and Recognition of Beneficial Owner in Tax Treaties issued on October 27, 2009 by the State Administration of Taxation, funnel companies, which are established for the purpose of evading or reducing tax, transferring or accumulating profits, are not deemed as beneficial owner and thus are not entitled to the abovementioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.  Furthermore, the PRC State Taxation Bureau issued the Administrative Provisions on Treatment under the Tax Treaty for Non-resident (Trial), on August 24, 2009, which became effective on October 1, 2009.  Pursuant to these provisions, the non-resident enterprises may enjoy the preferential tax treatment subject to the approval by or a filing with the relevant tax authorities.

As of the date of this prospectus, the PRC tax authorities have not been able to provide FTLK or Pypo Cayman with a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of FTLK, Pypo Cayman or Pypo HK.  As indicated above, however, Pypo Beijing does not expect to pay any dividends in the near future.  FTLK or Pypo Cayman will again consult with the PRC tax authorities and make any necessary tax withholding if, in the future, Pypo Beijing were to pay any dividends and Pypo Beijing, FTLK, Pypo Cayman or Pypo HK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that FTLK, Pypo Cayman or Pypo HK is a non-resident enterprise under the EIT Law.

Dividends that shareholders receive from Pypo Cayman or FTLK, and any gain on the sale or transfer of Pypo Cayman or FTLK’s shares, may become subject to taxes under PRC tax laws.

If dividends payable to (or gains recognized by) shareholders by Pypo Cayman or FTLK are treated as income derived from sources within the PRC, then the dividends that shareholders receive from Pypo Cayman or FTLK, and any gain on the sale or transfer of Pypo Cayman or FTLK’s shares, may become subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC.  Similarly, any gain realized on the transfer of shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by Pypo Cayman or FTLK to non-resident investors with respect to their respective shares, or gain non-resident investors may realize from the transfer of shares of Pypo Cayman or FTLK, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%.  In such event, Pypo Cayman or FTLK also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors.  In addition, non-resident investors in Pypo Cayman or FTLK may be responsible for paying PRC tax at a rate of 10% on any gain realized from the transfer of shares of Pypo Cayman or FTLK if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules.  However, under the EIT Law and its implementing rules, neither FTLK nor Pypo Cayman would have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the transfer of their shares from and after the consummation of the Business Combination.  If Pypo Cayman or FTLK is required under the EIT Law to withhold PRC income tax on dividends payable to its non-resident investors that are “non-resident enterprises,” or if such non-resident investors are required to pay PRC income tax on the transfer of Pypo Cayman’s or FTLK’s shares, any investment in Pypo Cayman or FTLK or the combined company following the Business Combination may be materially adversely affected.

If any such PRC taxes apply, you may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty or a foreign tax credit against your domestic income tax liability (subject to applicable conditions and limitations).  You should consult with your tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.  In the case of a U.S. Holder, as defined in the section entitled “Taxation — Material United States Federal Income Tax Considerations,” if PRC taxes apply to dividends paid on the ordinary shares of FTLK, or to gain from the disposition of the ordinary shares, such taxes may be treated as foreign taxes eligible for credit against such holder’s United States federal income tax liability (subject to applicable conditions and limitations), and the U.S. Holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC, if such holder is considered a resident of the United States for the purposes of the treaty.  See “Taxation — Material United States Federal Income Tax Considerations.” U.S. Holders should consult their tax advisors regarding the creditability of any PRC taxes and such U.S. Holder’s eligibility for the benefits of the income tax treaty between the United States and the PRC.

If Pypo Cayman or FTLK were to pay any dividends in the future, Pypo Cayman or FTLK would again consult with the PRC tax authorities and if Pypo Cayman or FTLK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that Pypo Cayman or FTLK must withhold PRC tax on any dividends payable by such companies under the EIT Law, Pypo Cayman or FTLK will make any necessary tax withholding on dividends payable to its non-resident investors.  If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of shares of Pypo Cayman or FTLK and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the sale or transfer of shares of Pypo Cayman or FTLK.  As indicated above, under the EIT Law and its implementing rules, neither FTLK nor Pypo Cayman would have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the transfer of their shares from and after the consummation of the Business Combination.

Although the applicability of PRC taxes on the gain from the sale or transfer of Pypo Cayman or FTLK shares remains uncertain, non-resident investors who fail to pay any PRC taxes due on any gain from the sale or transfer of Pypo Cayman or FTLK shares may be subject to fines and other penalties.

It remains unclear whether the gain to shareholders from the sale or transfer of Pypo Cayman or FTLK shares will be subject to PRC taxes, in part because it is unclear whether such gain will be regarded as income from sources within the PRC.  However, according to the EIT Law and its implementing rules, the PRC Tax Administration Law, or the Tax Administration Law, and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Administration Measures, and other applicable PRC laws or regulations, or collectively, the Tax Related Laws, where any gain derived by non-resident investors from the transfer of shares in Pypo Cayman or FTLK is subject to any income tax in China, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation:

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if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order such investor to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000;

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if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable;

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if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in China and other payers, or the Other Payers, who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers;

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if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures:  (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or

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if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and cannot provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving China.

Funtalk’s intercompany loans are subject to PRC regulations.  If PRC authorities enforce such regulations, the PRC authorities may declare these loans void, require the forfeiture of any interest paid and levy fines or other penalties upon the parties involved.

Funtalk has several intercompany loans among Pypo Beijing and certain of Funtalk’s affiliates incorporated in China.  As of September 30, 2009, the outstanding balance of the intercompany loans was approximately $30.9 million.  In addition, as of September 30, 2009, Pypo Beijing and its subsidiaries had made intercompany advances of $144.2 million to Beijing Funtalk to finance the operations of Beijing Funtalk and its subsidiaries.  PRC laws generally do not permit companies that do not possess a financial service business license to extend loans directly to other companies, including affiliates, without proceeding through a financial agency.  Pypo Beijing does not possesses such a financial service license and did not proceed through a financial agency when it extended loans to, or received loans from, its affiliates.  However, PRC authorities have historically refrained from proactive enforcement of these restrictions, unless a dispute arises among the parties to such loans and the parties seek court proceedings to resolve the dispute.  As such, Funtalk cannot predict how PRC government authorities will enforce these restrictions.  If government authorities enforce these restrictions, such authorities may declare these loans void, require the forfeiture of any interest paid and levy fines or other penalty upon the parties involved, among other remedies.

PRC regulation of loans to and direct investment by offshore holding companies in PRC entities may delay or prevent Funtalk from making loans or additional capital contributions to its PRC operating companies, which could materially and adversely affect its liquidity and ability to fund and expand its business.

As an offshore holding company of its PRC operating companies, Funtalk may make loans or additional capital contributions to its PRC operating companies.  Any loans to Funtalk’s PRC operating companies are subject to PRC regulations.  For example, loans by Funtalk to its operating companies in China, which are foreign-invested enterprises, to finance their activities may not exceed statutory limits and must be registered with SAFE.

Funtalk may also decide to finance its operating companies, in which it has equity ownership, by making capital contributions to such entities.  The PRC Ministry of Commerce, or MOFCOM, must approve these capital contributions.  Funtalk cannot assure you that it will be able to obtain these government approvals on a timely basis, if at all, with respect to any such capital contributions.  If Funtalk fails to receive such approvals, its ability to use the proceeds of such transactions and to capitalize its PRC operations may be negatively affected, which could adversely affect Funtalk’s liquidity and ability to fund and expand its business.

PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject Funtalk’s PRC resident shareholders or Funtalk to penalties and limit Funtalk’s ability to inject capital into its PRC operating companies, limit its PRC operating companies’ ability to distribute profits to Funtalk, or otherwise adversely affect Funtalk.

SAFE issued a public notice in October 2005 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing an offshore special purpose vehicle, or an SPV, with assets or equities of PRC companies.  PRC residents that (i) were shareholders and/or beneficial owners of SPVs established before November 1, 2005 and (ii) had completed a round-trip investment but had not registered the offshore investment with SAFE before November 1, 2005, were required to register with the local SAFE branch before March 31, 2006.  In addition, any PRC resident that is a stockholder of an SPV is required to amend its SAFE registration with respect to that SPV in connection with any increase or decrease of capital, transfer of stock, merger, division, equity investment or creation of any security interest on assets located in China or other material changes in capital stock.

In May 2007, SAFE issued relevant guidance to its local branches with respect to the operational process for SAFE registration, which standardized more specific and stringent supervision over the registration relating to the SAFE notice.

Funtalk has requested its current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the scope of the SAFE notice and/or guidance and urges PRC residents to register with the local SAFE branch as required under the SAFE notice and/or guidance.  Funtalk’s affiliates subject to the SAFE registration requirements have informed Funtalk of their registrations with SAFE, and to Funtalk’s knowledge, its shareholders and/or beneficial owners subject to the SAFE registration requirements have registered with SAFE and are in the process of amending certain applicable registrations with SAFE.  The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the SAFE notice and/or guidance or the failure of future shareholders and/or beneficial owners of Funtalk who are PRC residents to comply with the registration procedures set forth in the SAFE notice and/or guidance may subject such shareholders, beneficial owners and/or Funtalk’s PRC operating companies to fines and legal sanctions.  Any such failure may also limit Funtalk’s ability to contribute additional capital into its PRC operating companies, limit Funtalk’s PRC operating companies’ ability to distribute dividends to Funtalk or otherwise adversely affect Funtalk’s business.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with the Business Combination under a recently adopted PRC regulation.  The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for Funtalk to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies — MOFCOM, the State Assets Supervision and Administration Commission, or the SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE — jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Order 10, which became effective on September 8, 2006, to regulate foreign investment in PRC domestic enterprises.  On June 22, 2009, MOFCOM promulgated the amended Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or Order 6 (together with Order 10, the M&A Regulation), which became effective immediately.  The M&A Regulation contains provision s purporting, among other things, to require SPVs that are (1) formed for the purpose of overseas listing of equity interests in PRC companies via acquisition, and (2) directly or indirectly controlled by PRC companies and/or individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges.  On September 21, 2006, the CSRC issued a clarification that sets forth the criteria and procedures for obtaining any required approval from the CSRC, or the Related Clarifications.  As of the date of this prospectus, the CSRC has not issued any definitive rule or interpretation concerning whether the Business Combination was subject to this new procedure.

In the opinion of Funtalk’s PRC counsel, Han Kun Law Offices, CSRC approval is not required for the Business Combination, because:

•	the restructuring of Pypo Beijing from a domestic company to a Sino-foreign joint venture company was completed in June 2006, before the Order 10 became effective;

•
the restructuring of Pypo Beijing from a Sino-foreign joint venture company to a wholly foreign owned enterprise (which was completed in July 2007) is governed under PRC regulations related to foreign investment enterprises rather than the M&A Regulation (which only applies to the acquisition of domestic PRC companies); and

•
the Business Combination was between offshore companies, and the CSRC currently has not issued any definitive rule concerning whether such transactions are subject to the M&A Regulation and Related Clarifications.

Accordingly, Funtalk did not take steps to obtain approval from the Chinese government for the Business Combination.  A copy of the opinion of Han Kun Law Offices is filed on an exhibit to the registration statement of which this prospectus forms a part.

However, the interpretation and application of the M&A Regulation remain unclear, and PRC government authorities have the sole discretion to determine whether the Business Combination is subject to the approval of the CSRC.  If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval is required for the Business Combination, Funtalk cannot predict how long it would take to obtain the approval.  In addition, Funtalk may need to apply for a remedial approval from the CSRC and may be subject to certain administrative or other sanctions from these regulatory agencies.

Further, new rules and regulations or relevant interpretations may be issued from time to time that may require Funtalk to obtain retroactive approval from the CSRC in connection with the Business Combination.  If this were to occur, Funtalk’s failure to obtain or delay in obtaining the CSRC approval for the Business Combination would subject Funtalk to sanctions imposed by the CSRC and other PRC regulatory agencies.  These sanctions could include fines and penalties on Funtalk’s operations in China, restrictions or limitations on Funtalk’s ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect Funtalk’s business, results of operations and financial condition.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval is required for the Business Combination, Funtalk may need to apply for a remedial approval from the CSRC and may be subject to certain administrative punishments or other sanctions from these regulatory agencies.  New rules and regulations or relevant interpretations may require that Funtalk retroactively obtain approval from the CSRC in connection with the Business Combination.  If this were to occur, Funtalk’s failure to obtain or delay in obtaining the CSRC approval for the Business Combination would subject Funtalk to sanctions imposed by the CSRC and other PRC regulatory agencies.  These sanctions could include fines and penalties on Funtalk’s operations in China, restrictions or limitations on Funtalk’s ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect Funtalk’s business, results of operations and financial condition.

The new regulations also established additional procedures and requirements expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise.  These rules may also require the approval from the MOFCOM where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies.  Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including MOFCOM approval, may delay or inhibit Funtalk’s ability to complete such transactions, which could affect Funtalk’s ability to expand its business.

Changes in PRC laws and regulations on labor and employee benefits may adversely affect Funtalk’s business and results of operations.

As Funtalk conducts a significant portion of its business through its subsidiaries in China, it is subject to PRC laws and regulations on labor and employee benefits.  In recent years, the PRC government has implemented policies to strengthen the protection of employees and obligate employers to provide more benefits to their employees.  In addition, an employment contract law came into effect in China on January 1, 2008 and its implementation regulation came into effect on September 18, 2008.  The PRC employment contract law and related legislation require more benefits to be provided to employees, such as an increase in pay or compensation for termination of employment contracts.  As a result, Funtalk expects to incur higher labor costs, which would have an adverse impact on Funtalk’s business and results of operations.

New provisions of the PRC Employment Contract Law may substantially increase our labor-related costs.

A new labor contract law in China, or the Employment Contract Law, became effective on January 1, 2008 and the Regulation on the Implementation of the Employment Contract Law, or the Employment Contract Regulation, became effective on September 18, 2008.  The Employment Contract Law and the Employment Contract Regulation contain provisions that are more favorable to employees than the prior labor laws and regulations in China.  For example, an employee may terminate the employment contract without giving prior notice if his or her employer uses violence, threats or illegal restriction of personal freedom to compel the employee to work, or if an employee is instructed in violation of rules and regulations or forcefully ordered by the employer to perform dangerous operations that endanger his or her personal life.  In such case, the employee is entitled to compensation by the employer in an amount equal to his or her average monthly salary for the prior twelve months times the number of years the employee has served the employer, provided, however, the calculated number of served years shall not be more than 12 years.

An employer is also obligated to compensate an employee if the employer decides not to renew an existing employment contract, unless the employee refuses the employer’s offer to renew the expiring employment contract with the same or better terms.  In addition, an employer is obligated to provide an open-ended employment contract after an employee has completed two consecutive terms of fixed-term employment, under which the employer will be liable to pay damages to an employee if the employer terminates the employment without cause, until the employee reaches an age at which he or she is eligible for pension payment.  As a result of the implementation of the Employment Contract Law and the Employment Contract Regulation, Funtalk may have greater difficulty terminating under-performing employees and may incur higher levels of labor costs in order to comply with the provisions of the new law and regulation, which may adversely affect Funtalk’s business, financial condition and operating results.

Risks Relating to FTLK’s Ordinary Shares

The market price for FTLK’s ordinary shares may be volatile.

The market price for FTLK’s ordinary shares is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in Funtalk’s quarterly operating results and changes or revisions of Funtalk’s expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the markets for wireless communications device marketing, distribution, sales or services;

•	changes in the economic performance or market valuations of companies specializing in wireless communications device marketing, distribution, sales or services;

•	announcements by Funtalk and its affiliates or its competitors of new products, acquisitions, strategic relationships, joint ventures or capital commitments;

•	addition or departure of Funtalk’s senior management and key personnel; and

•	fluctuations of exchange rates between the RMB and the U.S. dollar.

Volatility in the price of FTLK’s ordinary shares may result in shareholder litigation that could in turn result in substantial costs and a diversion of Funtalk management’s attention and resources.

The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and market prices have been and continue to be extremely volatile.  Volatility in the price of FTLK’s ordinary shares may be caused by factors outside of Funtalk’s control and may be unrelated or disproportionate to Funtalk’s results of operations.  In the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company.  Litigation of this kind could result in substantial costs and a diversion of Funtalk management’s attention and resources.

Because FTLK does not intend to pay dividends on its ordinary shares, stockholders will benefit from an investment in FTLK’s ordinary shares only if those shares appreciate in value.

FTLK currently intends to retain all future earnings, if any, for use in the operations and expansion of the business.  As a result,  FTLK does not anticipate paying cash dividends in the foreseeable future.  Any future determination as to the declaration and payment of cash dividends will be at the discretion of FTLK’s board of directors and will depend on factors FTLK’s board of directors deems relevant, including among others, FTLK’s results of operations, financial condition and cash requirements, business prospects, and the terms of FTLK’s credit facilities, if any, and any other financing arrangements.  Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of FTLK’s ordinary shares, and there is no guarantee that FTLK’s ordinary shares will appreciate in value.

FTLK may not be able to pay any dividends on its ordinary shares.

Under Cayman Islands law, FTLK may only pay dividends out of its profits or its share premium account subject to its ability to service its debts as they become due in the ordinary course of business.  FTLK’s ability to pay dividends will therefore depend on its ability to generate sufficient profits.  FTLK cannot give any assurance that it will declare dividends of any amounts, at any rate or at all in the future.  Future dividends, if any, will be at the discretion of FTLK’s board of directors, and will depend upon FTLK’s results of operations, cash flows, financial condition, payment to FTLK of cash dividends by its subsidiaries, capital needs, future prospects and other factors that FTLK’s directors may deem appropriate.

Substantial future sales or perceived sales of FTLK’s ordinary shares in the public market could cause the price of FTLK’s ordinary shares to decline.

Additional sales of FTLK’s ordinary shares in the public market, or the perception that these sales could occur, could cause the market price of FTLK’s ordinary shares to decline.  Each of our directors, executive officers and certain shareholders has agreed, subject to certain exceptions, not to transfer or dispose of any of our ordinary shares for a period of 90 days or 180 days after December 17, 2009.  In addition, in connection with the Business Combination, certain executive officers and certain shareholders agreed, subject to certain exceptions, not to transfer or dispose of any of FTLK’s ordinary shares for a period of 12 months or 24 months following July 9, 2009.  After the expiration of the applicable lock-up periods, the shares held by these holders may be sold subject to volume and other restrictions under Rule 144 under the Securities Act.  To the extent these shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of FTLK’s ordinary shares could decline.

If outstanding Class A Warrants and Class B Redeemable Warrants are exercised, the underlying ordinary shares will be eligible for future resale in the public market, which would result in dilution and may reduce the market price of FTLK’s ordinary shares.

Outstanding Class A warrants and Class B redeemable warrants and the unit purchase options issued to the underwriters in Middle Kingdom’s IPO, to purchase an aggregate of 5,777,355 ordinary shares became exercisable upon the consummation of the Business Combination, and the underwriters are entitled to demand that FTLK register the resale of such securities.  If they are exercised, a substantial number of additional ordinary shares of FTLK will be eligible for resale in the public market, which could result in a decrease in the market price of FTLK’s ordinary shares.

The 3,400,000 outstanding Class B Redeemable Warrants issued to Capital Ally and Arch in connection with the Business Combination may be exercised.  If they are exercised, a substantial number of additional ordinary shares of FTLK will be eligible for resale in the public market, which could result in a decrease in the market price of FTLK’s ordinary shares.

An effective registration statement may not be in place when a holder of Class A or Class B warrants desires to exercise the warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless, because FTLK is not required to net cash settle any warrant exercise.

No Class A or Class B warrant held by public stockholders or issuable upon exercise of the unit purchase option issued to the underwriters in Middle Kingdom’s IPO will be exercisable and FTLK will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrant is current. Under the terms of the Class A and Class B warrant agreements, as amended, FTLK has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the Class A or Class B warrants until the expiration of the Class A or Class B warrants. However, FTLK cannot assure you that it will be able to do so, and if it does not maintain a current prospectus related to the ordinary shares issuable upon exercise of the Class A or Class B warrants, holders will be unable to exercise their Class A or Class B warrants and FTLK will not be required to net cash settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the Class A or Class B warrants is not current, the Class A or Class B warrants held by public stockholders or issuable upon exercise of the unit purchase option issued to the underwriters in Middle Kingdom’s IPO may have no value, the market for such warrants may be limited and such warrants may expire worthless. If the holder of the unit purchase option is unable to exercise the warrants, the result is that the holder will have paid the full purchase price for the unit solely for the shares included in the unit.

Funtalk may need additional capital, and the sale of additional ordinary shares or equity or debt securities could result in additional dilution to its shareholders.

Funtalk believes that its current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet its anticipated cash needs for the foreseeable future.  Funtalk may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions Funtalk may decide to pursue.  If these resources are insufficient to satisfy Funtalk’s cash requirements, it may seek to sell additional equity or debt securities or obtain one or more additional credit facilities.  The sale of additional equity securities could result in additional dilution to Funtalk’s shareholders.  The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict Funtalk’s operations.  It is uncertain whether financing will be available in amounts or on terms acceptable to Funtalk, if at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties.  All statements, other than statements of historical facts, included in the this prospectus regarding Funtalk’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Funtalk may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made by the parties.  Funtalk has included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that the parties believe could cause actual results or events to differ materially from the forward-looking statements made by the parties, including, among others:

•	legislation or regulatory environments, requirements or changes adversely affecting the business in which Funtalk is engaged;

•	continued compliance with government regulations;

•	fluctuations in customer demand;

•	management of rapid growth;

•	intensity of competition from other distributors of wireless telecommunications devices and products;

•	the time to develop and market new services and products;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	general economic conditions;

•	recent market events and conditions, including disruptions in credit and other financial markets and the deterioration of U.S. and global economic conditions;

•	geopolitical events; and

•	changing principles of generally accepted accounting principles.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties.

You should read this prospectus, as well as the documents filed as exhibits to the registration statement of which this prospectus forms a part, completely and with the understanding that actual future results may be materially different from what the parties expect.  Funtalk does not assume any obligation to update any forward-looking statements.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Selected Consolidated Financial Data

The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with Funtalk's consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

On July 9, 2009, FTLK completed a share exchange with Pypo Cayman. Because the shareholders of Pypo Cayman owned the majority of FTLK's shares after the share exchange and FTLK was a shell company with no prior operations, the share exchange was accounted for as reverse merger and recapitalization.  Accordingly, the consolidated financial information of Funtalk included in this prospectus prior to the share exchange reflects the results, assets and liabilities of Pypo Cayman whereas the assets and liabilities of Pypo Cayman were recorded at their carrying amounts. In addition, Pypo Cayman’s shares and earnings per share have been restated retroactively to reflect the share exchange ratio as at the date of the share exchange in a manner similar to a recapitalization.

The selected consolidated statement of income data presented below for the years ended March 31, 2007, 2008 and 2009 and the selected consolidated balance sheet data as of March 31, 2008 and 2009 have been derived from the audited consolidated financial statements of Funtalk included elsewhere in this prospectus.  The selected consolidated statement of income data for the year ended March 31, 2006 and the selected consolidated balance sheet data as of March 31, 2007 were derived from the audited consolidated statements of Pypo Cayman that are not included in this prospectus and became the historical consolidated financial statements of Funtalk as a result of the consummation of the share exchange in July 2009 as described above.  The share data and net income per share data for the year ended March 31, 2006 was recalculated based on the data derived from the audited consolidated financial statements of Pypo Cayman for the year then ended and the share exchange ratio as at the date of the share exchange in a manner similar to a recapitalization.  The audited consolidated financial statements have been prepared and presented in accordance with U.S. GAAP, and have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm.

The selected consolidated statement of income data for the six months ended September 30, 2008 and 2009 and the selected consolidated balance sheet data as of September 30, 2009 have been derived from the unaudited condensed consolidated financial statements of Funtalk included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial data.  The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that Funtalk considers necessary for a fair presentation of its financial position and operating results for the periods presented.  In addition, Funtalk’s unaudited results for the six months ended September 30, 2009 may not be indicative of the results for the full year ended March 31, 2010.

The financial information for the year ended March 31, 2005 has not been included, as such information is not available on a basis that is consistent with the consolidated financial information for the years ended March 31, 2006, 2007, 2008 and 2009, and cannot be provided on a U.S. GAAP basis without unreasonable effort or expense.

	Year Ended March 31,				Six Months Ended September 30,
Selected Consolidated Statement of Income Data	2006	2007	2008	2009	2008	2009
	(in thousands, except for share and per share amounts)
Net revenues	$427,072	$294,198	$378,268	$570,651	$219,625	$405,451
Cost of revenues	(387,878)	(247,362)	(316,732)	(500,544)	(188,505)	(353,074)
Gross profit	39,194	46,836	61,536	70,107	31,120	52,377
Other operating income	65	101	160	920	23	1,153
Operating expenses	(25,403)	(27,132)	(24,489)	(38,145)	(19,180)	(29,963)
Income from operations	13,856	19,805	37,207	32,882	11,963	23,567
Interest and other income (expense), net	(2,122)	(3,304)	(3,558)	(3,503)	(2,390)	(5,991)
Income before income tax, equity in income (loss) of affiliate and non-controlling interests	11,734	16,501	33,649	29,379	9,573	17,576
Income tax expense	1,200	(2,139)	(3,452)	(7,641)	(1,424)	(5,744)
Equity in income (loss) of affiliate	—	—	(13)	16	83	—
Net income	$12,934	$14,362	$30,184	$21,754	$8,232	$11,832
Less: Net (income) loss attributable to non-controlling interest	189	—	60	(1,611)	(416)	(3,156)
Net income attributable to Funtalk	$13,123	$14,362	$30,244	$20,143	$7,816	$8,676
Net income per share – basic	$0.44	$0.48	$0.85	$0.45	$0.17	$0.19
Net income per share - diluted	0.44	0.48	0.85	0.45	0.17	0.18
Weighted average number of shares used in calculating net income per share – basic	30,148,515	30,148,515	35,626,522	45,000,000	45,000,000	46,808,989
Weighted average number of shares used in calculating net income per share – diluted	30,148,515	30,148,515	35,626,522	45,000,000	45,000,000	48,084,896

				As of
	As of March 31,			September 30,
Consolidated Balance Sheet Data	2007	2008	2009	2009
	(In Thousands)
Cash and cash equivalents	$8,447	$62,556	$33,468	$14,172
Accounts receivable (less allowance for doubtful accounts)	30,419	58,266	72,802	87,674
Amounts due from related parties	2,657	41,731	42,308	24,156
Amount due from an affiliated company	—	125	27,946	6,766
Intangible assets	—	—	19,188	18,957
Total assets	125,573	258,404	365,941	443,789
Accounts payable	1,295	3,070	28,290	52,505
Notes payable	25,859	16,384	23,513	63,124
Short-term borrowings	36,203	40,604	79,457	83,378
Total shareholders’ equity	28,276	67,532	154,561	152,513
Noncontrolling interest	646	649	14,453	8,741
Total liabilities and shareholders’ equity	$125,573	$258,404	$365,941	$443,789

EXCHANGE RATE INFORMATION

The consolidated financial statements of Funtalk are prepared using the U.S. dollar.  The financial records of Funtalk’s PRC subsidiaries and its variable interest entity are prepared using Renminbi, or RMB, the currency of the PRC.  For convenience, RMB amounts have been converted in certain sections of this prospectus into U.S. dollars.  Unless otherwise noted, the conversion rate for any transaction is the average rate of exchange for such fiscal year or period, based on the central parity rates quoted by the People’s Bank of China; provided, however, that all transactions that occur following December 31, 2009 shall be converted at the rate of 6.8282 RMB to each U.S. dollar, the central parity rate quoted by the People’s Bank of China on December 31, 2009.  Funtalk does not represent that Renminbi or U.S. dollar amounts could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates below or at all.

With respect to the financial statements of FTLK’s PRC subsidiaries and its variable interest entity, Beijing Funtalk, all assets and liabilities are translated at the rates of exchange quoted by the People’s Bank of China at the balance sheet date, except for the share capital and statutory reserves which are translated at the historical exchange rate, and all income and expense items are translated at the average rates of exchange over the year.  All exchange differences arising from the translation of subsidiaries’ financial statements are recorded as a component of accumulated other comprehensive income in the statement of shareholders’ equity and comprehensive income.

On April 29, 2010, the central parity rate was 6.8265 RMB to each U.S. dollar.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated.

	Central Parity Rate
Period (RMB per $1.00)	Period End	Average(1)	Low	High
	(Year ended March 31)

Fiscal Year ended March 31, 2005	8.2765	8.2766	8.2769	8.2765
Fiscal Year ended March 31, 2006	8.0170	8.1234	8.2765	8.0170
Fiscal Year ended March 31, 2007	7.7342	7.8880	8.0188	7.7342
Fiscal Year ended March 31, 2008	7.0190	7.4250	7.7055	7.0190
Fiscal Year ended March 31, 2009	6.8359	6.8588	7.0002	6.8183
Six months ended September 30, 2009	6.8290	6.8310	6.8395	6.8201
October 2009	6.8281	6.8275	6.8285	6.8267
November 2009	6.8272	6.8274	6.8282	6.8267
December 2009	6.8282	6.8279	6.8287	6.8268
January 2010	6.8270	6.8273	6.8281	6.8269
February 2010	6.8269	6.8270	6.8273	6.8269
March 2010	6.8263	6.8264	6.8268	6.8261
April 2010 (through April 29, 2010)	6.8265	6.8262	6.8265	6.8259

Source:  People’s Bank of China.

(1)
Averages for a period were calculated by using the average of the exchange rates on the last day of each month during the relevant period.  Monthly averages are calculated by using the average of the daily rates during the relevant month.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares or warrants under this prospectus, except we may receive up to $24,992,775 upon the exercise of all of (i) 1,578,250 outstanding Class A Warrants and Class A Warrants underlying outstanding Series A Units and (ii) 3,420,305 outstanding Class B Warrants and Class B Warrants underlying outstanding Series B Units. In addition, the holder of the representatives’ unit purchase option must pay an exercise price of $10.00 per unit in order to receive the ordinary shares and warrants underlying the unit, and the exercise price of the warrants underlying the representatives’ unit purchase option is $10.00 per share. Accordingly, we could receive up to $3,498,000 from the exercise of the representatives’ unit purchase option and up to $4,290,000 from the exercise of the warrants underlying the representatives’ unit purchase option.

Any amounts we received from such exercise will be used for general working capital purposes.

PRICE RANGE OF SECURITIES AND DIVIDENDS

FTLK’s ordinary shares, par value $0.001 per share, were quoted on the OTC BB under the symbol “FTLKF” through December 16, 2009.  These shares are registered shares.  FTLK’s ordinary shares were listed on NASDAQ under the symbol “FTLK” on December 17, 2009. The closing price for FTLK’s ordinary shares on April 29, 2010 was $6.15.

In addition, FTLK’s Class A Warrants, Class B Warrants, Series A Units, and Series B Units trade on the OTC BB under the symbols FTLMF, FTLUF, FTLZF and FTLHF, respectively.

Prior to the consummation of the Business Combination on July 9, 2009, the common stock, Class B common stock, Class A warrants, Class B redeemable warrants, Series A units, and Series B units of FTLK’s predecessor, Middle Kingdom, were quoted on the OTC BB under the symbols MKGD, MKGBB, MKGDW, MKGBW, MKGDU and MKGBU, respectively.  The Business Combination transaction resulted in only one class of common stock remaining, as holders of Middle Kingdom’s common stock and Class B common stock received one ordinary share of FTLK in exchange for each share of common stock or Class B common stock.

Middle Kingdom Series A and Series B units commenced public trading on December 14, 2006, when such units were broken into individual components consisting of common stock, Class B common stock, Class A warrants, and Class B redeemable warrants.  These components commenced trading on the Pink Sheets on March 13, 2007 and began trading on the OTC BB on March 14, 2007.

The table below sets forth, for the calendar quarters indicated and most recent six months, the high and low closing prices for the securities as reported on the Nasdaq or the OTC BB, as the case may be, in U.S. dollars.  These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Series A Units		Series B Units		Common Stock		Class B Common Stock		Ordinary Shares		Class A Warrants		Class B Warrants
	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
2005	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2006	8.00	8.00	8.10	8.00	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2007	10.95	7.30	8.95	7.95	4.25	1.15	7.90	7.38	n/a	n/a	1.05	0.95	0.95	0.46

2008: 3-Month Period Ending
March 31	8.75	6.00	8.70	8.11	1.15	1.15	8.04	7.86	n/a	n/a	0.90	0.65	0.69	0.25
June 30	8.25	6.00	8.65	8.11	1.15	1.15	8.10	7.95	n/a	n/a	0.65	0.65	0.65	0.25
September 30	8.00	7.95	8.60	7.80	4.00	1.25	8.23	7.85	n/a	n/a	0.51	0.10	0.50	0.11
December 31	8.00	5.00	8.50	7.75	4.00	4.00	8.35	7.50	n/a	n/a	0.66	0.44	0.65	0.20

2009: 3-Month Period Ending
March 31	8.00	8.00	8.05	8.05	1.01	1.01	8.00	7.50	n/a	n/a	0.50	0.50	0.415	0.12
June 30	8.00	7.00	10.00	2.05	2.05	2.05	7.61	7.00	n/a	n/a	0.51	0.51	0.55	0.23
September 30	14.50	8.50	9.50	3.20	9.00	2.00	9.00	3.50	n/a	n/a	5.00	1.50	0.90	0.40
December 31	15.00	10.00	10.50	5.00	n/a	n/a	n/a	n/a	9.50	6.20	5.00	2.15	1.80	0.65

Most Recent Six Months
October 2009	12.96	10.25	5.00	5.00	n/a	n/a	n/a	n/a	9.00	8.50	5.00	5.00	0.51	0.74
November 2009	12.00	10.00	10.50	10.00	n/a	n/a	n/a	n/a	9.28	7.51	5.00	5.00	1.80	0.65
December 2009	15.00	13.75	9.50	7.00	n/a	n/a	n/a	n/a	9.50	6.20	3.00	2.15	1.80	0.90
January 2010	10.25	7.00	7.00	7.00	n/a	n/a	n/a	n/a	6.58	5.75	2.15	2.15	1.50	1.26
February 2010	7.00	7.00	7.00	7.00	n/a	n/a	n/a	n/a	6.00	5.04	2.15	2.15	1.75	1.16
March 2010	50.00	50.00	7.00	7.00	n/a	n/a	n/a	n/a	6.87	5.06	2.15	2.15	2.30	1.40
April 2010 (through April 29, 2010)	50.00	50.00	7.00	7.00	n/a	n/a	n/a	n/a	6.68	6.12	2.50	1.35	2.30	2.00

(1)	Effective from August 27, 2009, as a result of the Business Combination, each share of common stock and Class B common stock began to trade as one ordinary share.

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Funtalk’s financial condition and results of operations in conjunction with Funtalk’s consolidated financial statements and the related notes included elsewhere in this prospectus.  This discussion contains forward-looking statements based on current expectations involving risks and uncertainties.  Funtalk’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.

Overview

Funtalk markets and sells wireless communications devices and accessories throughout China.  As of September 30, 2009, Funtalk’s distribution network of consumer electronics stores, regional retailers and distributors and wireless operators consisted of approximately 9,500 retail outlets that carry Funtalk’s products in over 350 cities across 30 Chinese provinces.  As of September 30, 2009, Funtalk had a nationwide retail network of retail stores in 49 cities with aggregate floor space of approximately 83,600 square meters in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia provinces and Shanghai.  Funtalk has two reportable segments based on the types of customers receiving Funtalk’s products:  (i) distribution business and (ii) retail business.

The key financial performance indicators that Funtalk’s management uses to manage and assess its business include net revenues, gross profits (net revenues less costs of revenues) and operating income (gross profit less selling and distribution expenses and general and administrative expenses).  The major non-financial performance indicators that Funtalk’s management uses to manage and assess its business include the number of cities covered in its distribution networks, the number of active customer accounts and the number of retail outlets that carry Funtalk’s products.

Key Financial Performance Indicators

Net Revenues

Funtalk generates sales primarily through distribution of mobile phones, notebooks and peripherals.  Since 2003, distribution of Samsung mobile phones has constituted Funtalk’s primary source of revenues.  In addition, Funtalk began distributing SanDisk mobile phone memory cards in September 2006 and Samsung mobile phone accessories in April 2008.

From May 2008 through December 2008, Funtalk completed the acquisition of six retail chains in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu and Inner Mongolia provinces and Shanghai.  In September 2009, Funtalk acquired 49% of the outstanding equity interests of Jiangsu Guanzhilin.  Upon consummation of the transaction, Jiangsu Guanzhilin became a wholly owned subsidiary of Beijing Funtalk.  In November 2009, Funtalk acquired 100% of the outstanding equity interests of Xieheng.  Funtalk expects net revenues from its retail business to increase significantly over the next two years as Funtalk integrates acquired retail chains.  In addition, Funtalk expects the gross profit margin of its business to decrease marginally as a result of continuing lower gross profit margins in Funtalk’s distribution business.

Funtalk launched its e-commerce website, www.dongdianwang.com, in February 2008.  Although Funtalk expects net revenues from its online retail business to increase in the future, Funtalk does not expect its online retail division to constitute a significant portion of its net revenues in the next several years.

On July 1, 2008, Funtalk entered into a distribution agreement with Samsung, which authorized Funtalk to act as the exclusive national distributor for certain models of Samsung’s high-quality mobile phone products in China.  Funtalk does not expect the existence of the Samsung distribution agreement to have a material impact on Funtalk’s revenues and margins because Funtalk has historically distributed Samsung mobile phones on terms substantially similar to those set forth in the agreement, despite the absence of any written agreement between Samsung and Funtalk in the past.

The following table sets forth Funtalk’s net revenues for its two reportable segments for fiscal 2007, fiscal 2008 and fiscal 2009, and the six months ended September 30, 2008 and 2009, including a percentage of total net revenues for each segment:

Amounts in US$ Thousands	Year Ended March 31,						Six Months Ended September 30,
	2007	Percentage of 2007 Net Revenues	2008	Percentage of 2008 Net Revenues	2009	Percentage of 2009 Net Revenues	2008	Percentage of 2008 Net Revenues	2009	Percentage of 2009 Net Revenues
Net revenues
Distribution	$294,198	100.0%	$378,268	100.0%	$407,160	71.4%	$198,262	90.3%	$237,018	58.5%
Retail	–	–	–	–	163,491	28.6%	21,363	9.7%	168,433	41.5%
Total net revenues	$294,198	100.00%	$378,268	100.00%	$570,651	100.00%	$219,625	100.00%	$405,451	100.00%

In general, Funtalk uses three categories of sales contracts for its wholesale distribution customers, including:

•	sales with no right of return;

•	sales with contractual right of return; and

•	consigned sales.

Sales contracts with no right of return, which Funtalk uses for the majority of its wholesale distribution sales, do not impose contractual obligations on Funtalk to accept the return of products purchased under those contracts.  In addition, Funtalk and its customers have not established any right to return goods based on customary business practices, with the exception of returns relating to defective products under warranty.

Funtalk’s sales are net of value added taxes collected from customers, sales returns, sales rebates and price protection expenses.

Cost of Revenues

Cost of revenues primarily consists of purchase costs of mobile phones, notebooks and peripherals.  Cost of revenues is reduced by certain rebates Funtalk receives from its vendors to promote product sales and by awards Funtalk receives from vendors when Funtalk meets certain purchase targets.

Selling and Distribution Expenses

Funtalk’s selling and distribution expenses primarily consist of:

•	salaries and benefits for sales and marketing staff;

•	retail shop rental expenses; and

•	costs of advertising in industry publications and sponsoring public activities.

Funtalk’s selling and distribution expenses also include the costs Funtalk incurs to outsource its warehousing and distribution functions to third parties.

General and Administrative Expenses

Funtalk’s general and administrative expenses principally consist of:

•	salaries and benefits for management and administrative personnel;

•	rent, utilities and other office-related expenses;

•	depreciation of office equipment;

•	legal, accounting and other professional fees and expenses; and

•	other administrative expenses.

Critical Accounting Policies

Funtalk prepares financial statements in accordance with U.S. GAAP, which requires Funtalk to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the end of each fiscal period, as well as the reported amounts of revenues and expenses during each fiscal period.  Funtalk continually evaluates these judgments and estimates based on its historical experience, knowledge and assessment of business and other conditions.  Funtalk bases its future expectations on information and assumptions that Funtalk believes to be reasonable.  Since the use of estimates remains an integral component of the financial reporting process, Funtalk’s actual results could differ from those estimates.  In addition, accounting policies require a high degree of judgment.

When reviewing Funtalk’s financial statements, you should review the critical accounting policies, the judgments and other uncertainties affecting the application of those policies, and the sensitivity of reported results to changes in conditions and assumptions.  Funtalk believes the following accounting policies involve the most significant judgments and estimates used in the preparation of its financial statements:

Revenue Recognition

Funtalk derives its revenue through the distribution and sale of mobile phones, notebooks and peripherals.  Funtalk recognizes revenue when:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	the sales price is fixed or determinable; and

•	collectability of the sales price is reasonably assured.

Prior to May 2008, when Funtalk completed the acquisition of its first retail operations, Funtalk considered its customers to be retailers and did not sell directly to end users.  Funtalk returns products under warranty to manufacturers for repairs or exchanges, and the manufacturers bear the related costs.  As a result, warranty costs incurred by Funtalk are not significant.

Funtalk has three types of sales contracts for wholesale distribution:  sales with no right of return (which make up the majority of sales), sales with contractual right of return and consigned sales.

For sales with no right of return, Funtalk has no contractual obligations and has not established any right of return based on its customary business practices, except for defective products under warranty.  Revenue recognition generally occurs when Funtalk has shipped the applicable products, has transferred the risk of loss with respect to these products to the customer and can reasonably estimate allowances for discounts, price protection and customer rebates.  Funtalk reduces recorded revenues by these allowances.  Funtalk bases its estimates of these allowances on historical experience, considering the type of products sold, the type of customer and the type of transaction specific to each arrangement.

No customer acceptance conditions are associated with Funtalk’s products, except in relation to the standards and quality of a given product.  For sales with contractual rights of return and for consigned sales, Funtalk recognizes revenue at the time Funtalk sells the products through the applicable distribution channel to the end customers.  Funtalk’s revenues are net of a 17% value added tax collected from customers and sales returns, as well as sales rebates and price protection expenses (discussed below).

Provision for Rebates and Price Protections

Funtalk records rebates and price protections as deductions in revenue for each relevant period in which Funtalk incurs such deductions.  With respect to each rebate, Funtalk accrues a standard amount upon delivery of the related product to retailers.  In addition, Funtalk accrues monthly quantity bonuses when retail volumes reach certain monthly targets set forth in its sales contracts.  Because the quantity bonuses are based on a retailer’s monthly purchases, the effect of accruing such bonuses when volumes reach certain targets, as opposed to recording a pro rata portion of such bonuses upon the sale of each qualifying unit, is not material.

Provisions for price protections represent estimates of the amount of qualified inventory allocated to price protection, multiplied by the amount of price protection per unit, as determined by Funtalk.  Funtalk’s retailer customers are eligible for price protection.  Funtalk’s promoters at retail stores communicate the status of product sales and demand forecasts, and Funtalk determines the corresponding reduction in retail prices.  Funtalk then determines and applies the price protection per unit to the qualified inventory to establish the provision amount.

Vendor Rebates

Funtalk receives the following types of reimbursements from vendors:

•
Reimbursement of promotional activities.  Funtalk organizes marketing activities to promote vendors’ products, and vendors cover Funtalk’s costs for these efforts.  Upon planning each marketing activity, Funtalk submits marketing applications to the relevant vendors, and each relevant vendor approves the application form, which indicates that such vendor has agreed to bear the related costs.  Funtalk recognizes these reimbursements upon holding the related marketing activities as a reduction of the costs incurred, and Funtalk records any excess reimbursement as a reduction to cost of revenues.  Reimbursements of promotional activities recognized as reduction of expenses were $5.5 million, $2.4 million and $23.2 million for fiscal 2007, fiscal 2008 and fiscal 2009, respectively, and $0 and $0 for the six months ended September 30, 2008 and 2009, respectively.  The excess recorded as a reduction of costs of revenues was $1.4 million, $0.3 million and $11.6 million for fiscal 2007, fiscal 2008 and fiscal 2009, respectively, and nil for the six months ended September 30, 2008 and 2009, respectively.

•
Rebates from Vendors to End Customers Through Funtalk.  Vendors provide rebates to end customers through Funtalk.  Funtalk records such rebates to customers net of the related reimbursements from vendors to Funtalk as revenues.  Funtalk records a corresponding receivable from vendors at the time Funtalk gives a rebate.  Rebates from vendors to end customers were $37,000, $0.9 million and $0.4 million for fiscal 2007, fiscal 2008 and fiscal 2009, respectively, and $0 and $132,000 for the six months ended September 30, 2008 and 2009, respectively.

•
Rebates from Vendors to Funtalk.  Vendors also provide rebates to Funtalk to promote sales of certain products.  Funtalk records such rebates as a reduction of cost of revenues when vendors approve such rebates.  Funtalk recognized $23.0 million, $2.9 million and $1.7 million of such rebates in fiscal 2007, fiscal 2008 and fiscal 2009, and $147,000 and $3.2 million of such rebates in the six months ended September 30, 2008 and 2009, respectively.

•
Awards on Purchase Targets.  Vendors provide certain awards to Funtalk when Funtalk’s purchases exceed certain targets within specified periods.  Because Funtalk lacks a demonstrated historical experience to estimate the timing and probability of earning such awards, Funtalk recognizes the awards as a reduction of cost of revenue at the time vendors approve such awards.  The amount of awards earned on purchase targets were $0, $5.9 million and $0 for fiscal 2007, fiscal 2008 and fiscal 2009.  No awards were recognized for the six months ended September 30, 2008 and 2009.

Impairment of Long-Lived Assets

Funtalk is required to review long-lived assets and certain identifiable intangible assets, excluding goodwill, for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.  Funtalk must test intangible assets with indefinite lives for impairment at least annually, or more frequently if events or changes in circumstances indicate that these assets might be impaired.  If Funtalk determines that the carrying value of intangible assets has been impaired, Funtalk will write down the carrying value.

To assess potential impairment of long-lived assets and intangible assets, Funtalk assesses the carrying value based on projected undiscounted cash flows associated with these assets.  Significant assumptions regarding future cash flows include revenue growth rates and terminal values.  If any of these assumptions changes, the estimated fair value of Funtalk’s assets will change, which could affect the amount of impairment charges, if any.

Impairment of Goodwill and Intangible Assets

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase businesses combination.  Funtalk must review for impairment at least annually or when an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount.

Goodwill is not amortized but is tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred.  Goodwill impairment is tested using a two-step approach.  The first step compares the fair value of a reporting unit to its carrying amount, including goodwill.  If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required.  If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount.  If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess.  The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities.

Intangible assets with indefinite lives are not amortized but are tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred.  The impairment of an indefinite life intangible asset is based on a comparison of its fair value to its carrying amount.  If the carrying amount of an indefinite life intangible asset exceeds its fair value, an impairment loss is recognized for the excess.  The estimation of fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.  Funtalk recorded an impairment charge for the entire goodwill of $71,000 arising from the acquisition of the remaining 10% equity interests in one of its subsidiaries, Beijing Dongdian, in May 2008.  Management expected Beijing Dongdian to incur losses for the foreseeable future, which resulted in its estimated carrying value exceeding the fair value.

Inventories

Funtalk values inventories at the lower of cost and market value.  Funtalk estimates write-downs for excessive, slow moving and obsolete inventories, as well as inventory whose carrying value exceeds net realizable value.  Funtalk manages inventory levels based on historical sales trends and forecasts of customer demand.  Inventory write-downs for fiscal 2007, fiscal 2008, fiscal 2009 and the six months ended September 30, 2008 ranged from approximately 2.08% to 2.40% of total inventory.  The write-downs for the six months ended September 30, 2009 was 1.77% of total inventory.

Income Taxes

Funtalk recognizes deferred income taxes for temporary differences between the tax basis of assets and liabilities and their reported amounts in its financial statements, net operating loss carry forwards and credits by applying enacted statutory tax rates applicable to future years.  Funtalk reduces deferred tax assets by a valuation allowance when, in Funtalk’s opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Funtalk records a valuation allowance to reduce deferred income tax assets to an amount that Funtalk believes more likely than not will be realized.  Funtalk considers future taxable income and engages in ongoing prudent and feasible tax planning strategies in assessing the need and amount for the valuation allowance.

If Funtalk determined that Funtalk could realize deferred income tax assets in the future in excess of net recorded amounts, an adjustment to Funtalk’s deferred income tax assets would increase income in the period in which Funtalk made such determination.  Alternatively, if Funtalk determined that it would not be able to realize all or part of its net deferred income tax assets in the future, an adjustment to deferred income tax assets would decrease income in the period in which Funtalk made such determination.  Funtalk provides for current income taxes in accordance with the laws of the relevant taxing authorities.  The components of the deferred tax assets and liabilities are individually classified as current or non-current based on their respective characteristics.

In June 2006, the FASB issued certain provisions in ASC 740 (Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109,” or FIN 48).  These provisions clarify the accounting for uncertainty in income taxes recognized in any entity’s financial statements in accordance with ASC 740 (FASB Statement No. 109, “Accounting for Income Taxes”), and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return.

Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.  An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.

Funtalk adopted FIN 48 on April 1, 2007.  Based on its FIN 48 analysis documentation, Funtalk has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on technical merits, and has measured the unrecognized tax benefits associated with the tax positions.  As a result of the implementation of FIN 48, Funtalk had approximately $436,000 in total unrecognized tax benefits as of April 1, 2007.  Funtalk has elected to classify interest and/or penalties relating to income tax matters within income tax expenses.  The amount of penalties and interest as of March 31, 2008 is immaterial.  Funtalk had no unrecognized tax benefits in connection with tax uncertainties during fiscal 2009 and during the six-month period ended September 30, 2009.  Funtalk does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

Seasonality

Funtalk’s operating results may be influenced by seasonal factors, including promotions and subsidies by mobile operators; the timing of local holidays and other events affecting consumer demand; the timing of the introduction of new products by Funtalk’s suppliers and competitors; purchasing patterns of customers in different markets; product availability; and pricing.  These factors may cause Funtalk’s sales and operating results to fluctuate on a quarterly basis.  Although it is difficult to make broad generalizations with respect to seasonality, Funtalk’s sales tend to be lower in the first quarter of each fiscal year compared to sales in the second, third and fourth quarters.

Funtalk’s future operating results may continue to fluctuate significantly from quarter to quarter.  If unanticipated events occur, including delays in securing adequate inventories of competitive products at times of peak sales or inventory surpluses in the event of sales decreases during these periods, Funtalk’s operating results could suffer.  In addition, due to seasonal factors, interim results may not be indicative of annual results.

Factors Affecting Future Results of Operations

Funtalk’s financial condition and results of operations depend primarily on the following factors:

•	Funtalk’s relationship with Samsung, including Samsung’s ability to terminate its distribution agreement with Pypo Beijing, as well as Samsung’s business prospects and financial results;

•	the overall growth of the Chinese mobile phone industry;

•	Funtalk’s ability to expand its distribution network;

•	Funtalk’s ability to optimize its product offerings and pricing;

•	Funtalk’s ability to control costs;

•	Funtalk’s ability to control operating expenses and achieve a high level of operating efficiency; and

•	Funtalk’s ability to identify suitable acquisition candidates and successfully execute acquisitions.

Results of Operations

	Year Ended March 31,					Six Months Ended September 30,
	2007	Percent Change (2007 to 2008)	2008	Percent Change (2008 to 2009)	2009	2008	Percent Change (2008 to 2009)	2009
Net revenues	$294,198	28.6%	$378,268	50.9%	$570,651	$219,625	84.6%	$405,451
Cost of revenues	(247,362)	28.0	(316,732)	58.0	(500,544)	(188,505)	87.3	(353,074)
Gross profit	46,836	31.4	61,536	13.9	70,107	31,120	68.3	52,377
Other operating income	101	58.4	160	475.0	920	23	4,913.0	1,153
Selling and distribution expenses	(16,972)	(7.9)	(15,633)	54.8	(24,195)	(13,417)	57.4	(21,117)
General and administrative expenses	(10,160)	(12.8)	(8,856)	56.7	(13,879)	(5,692)	55.4	(8,846)
Impairment loss on goodwill	—	N/A	—	N/A	(71)	(71)	N/A	—
Income from operations	19,805	87.9	37,207	(11.6)	32,882	11,963	97.0	23,567
Other, net	(48)	1,304.2	(674)	(286.1)	1,254	89	(2,351.7)	(2,004)
Interest income	520	38.5	720	(24.2)	546	248	(46.8)	132
Interest expense	(3,776)	(4.6)	(3,604)	47.1	(5,303)	(2,727)	51.0	(4,119)
Income before income tax, equity in income of affiliated companies and non-controlling interests	16,501	103.9	33,649	(12.7)	29,379	9,573	83.6	17,576
Income tax expense	(2,139)	61.4	(3,452)	121.3	(7,641)	(1,424)	303.4	(5,744)
Equity in (loss)/income of affiliated companies	—	N/A	(13)	223.1	16	83	N/A	—
Net income	14,362	110.2%	30,184	(27.9)%	21,754	8,232	43.7%	11,832
Less: Net (income) loss attributable to non-controlling interest	—	N/A	60	(2,785.0)	(1,611)	(416)	658.7	(3,156)
Net income attributable to Funtalk	$14,362	110.6%	$30,244	(33.4)%	$20,143	$7,816	11.0%	$8,676

Six Months Ended September 30, 2009 Compared to Six Months Ended September 30, 2008

Net Revenues

Net revenues were $405.5 million in the six months ended September 30, 2009, representing an increase of $185.9 million, or 84.6%, from net revenues of $219.6 million in the six months ended September 30, 2008.

Distribution revenues for the six months ended September 30, 2009 were $237.0 million, representing an increase of $38.7 million, or 19.5%, from $198.3 million for the six months ended September 30, 2008. The growth in the distribution revenues was primarily due to a 1.7% increase in the total volume of mobile phones sold and a 6.9% increase in average selling prices. The increase in average selling prices was primarily due to a higher mix of mid- to high-end priced handsets sold, due to higher demand for these products, in the six months ended September 30, 2009 compared to average selling prices in the six months ended September 30, 2008.

Retail revenues for the six months ended September 30, 2009 were $168.4 million, representing a significant increase from $21.4 million in the six months ended September 30, 2008. The strong growth in the retail sales was primarily due to the inclusion of sales volume of the six retail companies in the six months ended September 30, 2009 compared to sales volume of only three retail companies in the six months ended September 30, 2008.

Cost of Revenues

Costs of revenues increased $164.6 million, or 87.3%, from $188.5 million in the six months ended September 30, 2008 to $353.1 million in the six months ended September 30, 2009, principally due to higher net revenues during the period.

Gross Profit

Gross profit was $52.4 million in the six months ended September 30, 2009, representing an increase of $21.3 million, or 68.3%, from gross profit of $31.1 million in the six months ended September 30, 2008.  The gross profit percentage decreased from 14.2% in the six months ended September 30, 2008 to 12.9% in the six months ended September 30, 2009 primarily because lower-margin mobile phones accounted for a larger percentage of total sales in the six months ended Septemeber 30, 2009.  Vendor reimbursements treated as a reduction of costs of revenues increased from $147,000 in the six months ended September 30, 2008 to $3.2 million in the six months ended September 30, 2009. Other Operating Income

Funtalk’s other operating income increased from $23,000 in the six months ended September 30, 2008 to $1.2 million in the six months ended September 30, 2009.  Such increase was mainly attributable to increases in income from the write-down of long outstanding payables.

Selling and Distribution Expenses

Selling and distribution expenses increased by $7.7 million, or 57.4%, from $13.4 million in the six months ended September 30, 2008 to $21.1 million in the six months ended September 30, 2009, primarily due to a $5.4 million increase in rental expenses resulting from the retail acquisitions in fiscal 2009, a $0.6 million increase in salaries of staff, a $0.9 million increase in utilities and low value materials consumption, and a $0.5 million increase in depreciation and amortization charges, partially offset by a $1.5 million decrease in Funtalk’s promotional and advertising expenses.  Rental expenses, promotional expenses and employee salaries were 30.0%, 28.7% and 17.9%, respectively, of total selling and distribution expenses in the six months ended September 30, 2009 compared to 7.1%,58.2% and 23.1%, respectively, of total selling and distribution expenses in the six months ended September 30, 2008.

General and Administrative Expenses

Funtalk’s general and administrative expenses increased by $3.1 million, or 55.4%, from $5.7 million in the six months ended September 30, 2008 to $8.8 million in the six months ended September 30, 2009, due primarily to a $1.4 million increase in salaries and benefits for administrative staff, a $0.5 million increase in consultancy fees, a $0.3 million increase in bank service charges and a $0.3 million increase in office and travelling expenses, due to Funtalk’s operation expansion and increase in staff headcount.  Employee salaries, bank service charges, consultancy fees and office and travelling expenses constituted 40.1%, 8.4%, 8.1% and 8.5%, respectively, of general and administrative expenses in the six months ended September 30, 2009 compared to 40.6%, 8.4%, 3.5% and 7.6%, respectively, of general and administrative expenses in the six months ended September 30, 2008.

Income from Operations

As a result of the foregoing factors, Funtalk’s income from operations increased by $11.6 million, or 97.0%, from $12.0 million in the six months ended September 30, 2008 to $23.6 million in the six months ended September 30, 2009.

Non-Operating Expenses

Other Income (Loss), Net.  Funtalk recorded other loss of $2.0 million in the six months ended September 30, 2009, compared to other income of $89,000 in the six months ended September 30, 2008, primarily due to foreign currency exchange loss of $2.1 million suffered by Pypo HK for its borrowing denominated in EURO, representing the appreciation in value of the EURO against U.S. dollar.

Interest Income.  Funtalk’s interest income decreased $116,000, or 46.8%, from $248,000 in the six months ended September 30, 2008 to $132,000 in the six months ended September 30, 2009.  Funtalk had average bank deposits of $66.0 million in the six months ended September 30, 2009, bearing an average effective interest rate of 0.20%, compared to average bank deposits of $48.4 million in the six months ended September 30, 2008, bearing an average effective interest rate of 0.51%.

Interest Expense.  Funtalk’s interest expenses increased $1.4 million, or 51.0%, from $2.7 million in the six months ended September 30, 2008 to $4.1 million in the six months ended September 30, 2009 due to Funtalk’s higher average amount of notes payable and borrowings outstanding during the period.  Funtalk had average outstanding borrowings of $134.5 million, bearing an average interest rate of 4.95%, in the six months ended September 30, 2009, compared to average outstanding borrowings of $68.0 million, bearing an average interest rate of 7.67%, in the six months ended September 30, 2008.

Income Tax Expense

Funtalk’s income tax expenses increased $4.3 million, or 303.4%, from $1.4 million in the six months ended September 30, 2008 to $5.7 million in the six months ended September 30, 2009.  Funtalk’s effective tax rate for the six months ended September 30, 2008 was 14.9%, compared to an effective tax rate of 32.7% for the six months ended September 30, 2009.  The increase in income tax expenses reflects the effects of an increase in the effective tax rate and an increase in income before income taxes.  Funtalk’s effective tax rate increased as a result of the increase in applicable tax rates (including the effects of preferential tax treatment and tax exemptions) for certain of Funtalk’s subsidiaries.

Equity in Income of Affiliates

In the six months ended September 30, 2009, Funtalk recorded no gain or loss of its 50% ownership of Beijing Pypo Times as Beijing Pypo Times’ results breakeven during the six months ended September 30, 2009.

In the six months ended September 30, 2008, Funtalk recorded a $154,000 gain associated with its 45% ownership of Hebei Baibang Tech Co., Ltd., or Hebei Baibang, acquired as part of the acquisition of a 51% equity interest in Hebei Guoxun.  The gain was partially offset by a $30,000 loss associated with its 50% ownership of Beijing Pypo Times and the amortization of the difference between its basis in the investment in Hebei Baibang and its share of the underlying net assets of Hebei Baibang of $38,000.

Hebei Baibang engages in the retail sales of mobile phones and in providing after-sales service for mobile phones.  In December 2008, Hebei Guoxun disposed of its 45% ownership interest in Hebei Baibang in exchange for the existing operations of providing after-sales services for mobile phones in certain of Hebei Baibang’s retail shops.

Non-controlling Interests

The non-controlling interest in the net income of Funtalk’s partially-owned consolidated subsidiaries was $3.2 million in the six months ended September 30, 2009.  The increase in non-controlling interest’s share in net income in the six months ended September 30, 2009 was due to the acquisitions in fiscal 2009 of Hebei Guoxun, Henan Xinya, Kunming Golden Broadway and Inner Mongolia Zhongyu, in each of which Funtalk acquired a 51% equity interest.

Funtalk had a non-controlling interest in net profit of consolidated subsidiaries of $416,000 in the six months ended September 30, 2008.  This net profit was attributable to the sharing of profits by the minority shareholder of Hebei Guoxun, Henan Xinya and Kunming Golden Broadway, in each of which Beijing Funtalk has only a 51% enquity interest.

Net Income

As a result of the foregoing, Funtalk’s net income increased $0.9 million, or 11.0%, from $7.8 million in the six months ended September 30, 2008 to $8.7 million in the six months ended September 30, 2009.

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

Net Revenues

Net revenues were $570.7 million in fiscal 2009, an increase of $192.4 million, or 50.9%, compared to net revenues of $378.3 million in fiscal 2008.  The increase in net revenues resulted primarily from a $190.6 million increase in revenues from the distribution and retail sales of mobile phones from $364.6 million in the year ended March 31, 2008 to $555.2 million in the year ended March 31, 2009.  Funtalk’s retail operations, acquired from May 2008 to December 2008, generated revenues from the retail sales of mobile phones of $155.7 million, or 28.0% of total mobile phone revenues, for the year ended March 31, 2009.

The increase in the net revenues from the distribution and retail sales of mobile phones reflected a 141.8% increase in the volume of mobile phones sold, partially offset by a 39.6% decrease in the average per unit selling price.  The increase in the total volume of mobile phones sold was a result of a shift to lower priced handsets due to market demand, as well as the lower availability of higher priced devices.  The decrease in average selling prices resulted from selling older models of mobile phones at lower margins in an effort to reduce inventories, as well as continued weakness at the high end of Funtalk’s mobile phone product line.  Funtalk expects this trend to continue in the next quarter in view of the recent overall weakness in the markets in which it operates.

Net revenues from the distribution of notebooks and peripheral products in fiscal 2009 increased $1.9 million, or 14.0%, to $15.5 million, as compared to $13.6 million for fiscal 2008.  Such increase was mainly attributable to increased sales volume of Secure Digital cards and Samsung notebooks.

Cost of Revenues

Costs of revenues increased $183.8 million, or 58.0%, from $316.7 million in fiscal 2008 to $500.5 million in fiscal 2009, principally due to higher net revenues during the year.

Gross Profit

Gross profit was $70.1 million in fiscal 2009, an increase of $8.6 million, or 13.9%, as compared to gross profit of $61.5 million in fiscal 2008.  The gross profit percentage decreased from 16.3% in fiscal 2008 to 12.3% in fiscal 2009, principally due to higher sales in fiscal 2009 of certain mobile phone models with lower profit margins in an effort to improve the overall aging of inventory, as well as reduced demand during that year for mobile phones at the high end of Funtalk’s product line.  Vendor reimbursements treated as a reduction of costs of revenues increased from $9.1 million in fiscal 2008 to $13.3 million in fiscal 2009.  Funtalk expects margins to be compressed in future periods due to weaker economic conditions, increased competition and maturation of products in the mobile phone sector.

Other Operating Income

Funtalk’s other operating income increased by $760,000, or 475.0%, from $160,000 in fiscal 2008 to $920,000 in fiscal 2009.  Such increase was mainly attributable to the write-back of long outstanding payables to Samsung.

Selling and Distribution Expenses

Selling and distribution expenses increased by $8.6 million, or 54.8%, from $15.6 million in fiscal 2008 to $24.2 million in fiscal 2009, primarily due to a $7.1 million increase in rental expenses resulting from the retail acquisitions in fiscal 2009 and a $3.3 million increase in salaries of staff, partially offset by a $2.0 million decrease in Funtalk’s promotional and advertising expenses.  Promotional expenses, rental expenses and employee salaries were 22.8%, 29.5% and 28.2% of total selling and distribution expenses in fiscal 2009, respectively, compared to 48.1%, 0.4% and 22.8% of total selling and distribution expenses in fiscal 2008, respectively.

General and Administrative Expenses

Funtalk’s general and administrative expenses increased by $5.0 million, or 56.7%, from $8.9 million in fiscal 2008 to $13.9 million in fiscal 2009, primarily due to a $0.9 million increase in salaries for administrative staff, a $1.2 million increase in consultancy fees due to the retail acquisitions in fiscal 2009, a $0.8 million increase in office expenses, a $0.6 million increase in depreciation and amortization charges, a $0.3 increase in bad debts provision, and a $0.7 million increase in bank service charges due to Funtalk’s expansion of operations and a larger workforce.  Employee salaries, consultancy services and bank service charges constituted 31.2%, 14.5% and 5.9% of general and administrative expenses in fiscal 2009, respectively, compared to 38.5%, 8.7% and 1.3% of general and administrative expenses in fiscal 2008, respectively.

Income from Operations

As a result of the foregoing factors, Funtalk’s income from operations decreased by $4.3 million, or 11.6%, from $37.2 million in fiscal 2008 to $32.9 million in fiscal 2009.

Other, Net

Other Income (Loss), Net.  Funtalk’s other income increased to $1.3 million in fiscal 2009 from a loss of $0.7 million in fiscal 2008, primarily due to a foreign currency exchange gain contributed by Pypo HK for its borrowing denominated in EURO, representing the decline in value of the EURO against U.S. dollar.  In fiscal 2008, Pypo Beijing received an intercompany investment from Pypo Cayman of $81.0 million, which is comprised of proceeds from the $90.0 million equity investment made by ARC Capital in Pypo Cayman in November 2007.  As a result of PRC regulations limiting the pace of Funtalk’s conversion of the U.S. dollars into RMB, Pypo Beijing recorded an exchange loss representing the decline in value of the U.S. dollar against the RMB over the period required to complete the RMB conversion of such intercompany investment.

Interest Income.  Funtalk’s interest income decreased $174,000, or 24.2%, from $720,000 in fiscal 2008 to $546,000 in fiscal 2009.  Funtalk had average bank deposits of $44.0 million in fiscal 2009, bearing an average interest rate of 1.24%, compared to average bank deposits of $41.0 million in fiscal 2008, bearing an average interest rate of 1.76%.

Interest Expense.  Funtalk’s interest expenses increased $1.7 million, or 47.1%, from $3.6 million in fiscal 2008 to $5.3 million in fiscal 2009 due to Funtalk’s lower average amount of notes payable outstanding during the year.

Funtalk had average outstanding borrowings of $98.8 million, bearing an average interest rate of 6.36%, in fiscal 2009, compared to average outstanding borrowings of $56.9 million, bearing an average interest rate of 6.34%, in fiscal 2008.

Income Tax Expense

Funtalk’s income tax expenses increased $4.1 million, or 121.3%, from $3.5 million in fiscal 2008 to $7.6 million in fiscal 2009.  Funtalk’s effective tax rate for fiscal 2008 was 10.3%, compared to an effective tax rate of 26.0% for fiscal 2009.  The increase in income tax expenses reflects the effects of the increase in the effective tax rate and the increase in income before income taxes.  Funtalk’s effective tax rate increased as a result of the increase in applicable tax rates (including the effects of preferential tax treatment and tax exemptions) for certain of Funtalk’s subsidiaries and recognition of a capital gain tax of $1.1 million in connection with the disposal of Funtalk’s 45% interest in Hebei Baibang.

Equity in Loss / Income of Affiliates

In fiscal 2009, Funtalk reported $16,000 for its equity in the income of its affiliates, reflecting $403,000 of income associated with its 45% ownership of Hebei Baibang, which was acquired as part of Funtalk’s acquisition of a 51% equity interest in Hebei Guoxun, $4,000 of income associated with its 50% ownership of Beijing Pypo Times, a loss of $339,000 associated with its 50% ownership of Beijing Yipai-top Communication Technology Co., Ltd., or Beijing Yipai-top, and the amortization of the difference between Funtalk’s basis in the investment in Hebei Baibang and Funtalk’s share of the underlying net assets of Hebei Baibang in the amount of $52,000.  In fiscal 2008, Funtalk reported a $13,000 loss associated with its 50% ownership of Beijing Pypo Times.

Hebei Baibang engages in the retail sales of mobile phones and in providing after-sales service for mobile phones.  In December 2008, Hebei Guoxun disposed of its 45% ownership interest in Hebei Baibang in exchange for the existing operations of providing after-sales services for mobile phones in certain of Hebei Baibang’s retail shops.  See Note 12 of the notes to Funtalk’s audited consolidated financial statements for fiscal 2009.

Non-controlling Interests

The non-controlling interest in the net income of Funtalk’s partially-owned consolidated subsidiaries was $1.6 million in fiscal 2009.  The increase in non-controlling interest’s share in net income in fiscal 2009 was due to the acquisitions of Hebei Guoxun, Henan Xinya, Kunming Golden Broadway, Jiangsu Guanzhilin and Inner Mongolia Zhongyu, in each of which Funtalk has only a 51% equity interest.

Funtalk had a non-controlling interest in net loss of consolidated subsidiaries of $60,000 in fiscal 2008.  This loss was attributable to the expenses incurred by Beijing Dongdian, Funtalk’s 90% owned subsidiary, in developing Funtalk’s e-commerce website.

Net Income

As a result of the foregoing, Funtalk’s net income decreased $10.1 million, or 33.4%, from $30.2 million in fiscal 2008 to $20.1 million in fiscal 2009.

Fiscal Year Ended March 31, 2008 Compared to Fiscal Year Ended March 31, 2007

Net Revenues

Net revenues were $378.3 million in fiscal 2008, an increase of $84.1 million, or 28.6%, as compared to net revenues of $294.2 million in fiscal 2007.  The increase in net revenues resulted primarily from growth in revenues from the distribution of mobile phones from $285.5 million in fiscal 2007 to $364.6 million in fiscal 2008, which was mainly attributable to a 26.9% increase in the total volume of mobile phones sold, offset by a 7.6% decrease in average selling prices.

The number of Samsung mobile phones sold represented 99.3% of total mobile phone units sold in fiscal 2008.  The average selling prices of Funtalk’s Samsung mobile phones at the lower end of the product line declined by 36.8% and accounted for 35.1% of Funtalk’s total volume of mobile phones sold in fiscal 2008.  The decline in average selling prices of Funtalk’s Samsung mobile phones at the lower end of its product line resulted from yearly price reductions for mature technology, as well as price reductions implemented to reduce inventories.

Samsung mobile phones in the mid- to high-end of Funtalk’s product line, which constituted 64.9% of mobile phone volume in fiscal 2008, did not have higher average selling prices in fiscal 2008 as compared to prices in fiscal 2007.  Units sold in the mid- to high-end of the product line increased 32.9% in fiscal 2008.

Net revenues from the distribution of notebooks and peripheral products in fiscal 2008 increased $4.9 million, or 56.0%, to $13.6 million, as compared to $8.7 million in fiscal 2007.  Such increase was mainly attributable to increased sales volume of Secure Digital cards and Samsung notebooks.

Cost of Revenues

Costs of revenues increased $69.3 million, or 28.0%, from $247.4 million in fiscal 2007 to $316.7 million in fiscal 2008, principally due to higher net revenues during the year.

Gross Profit

Gross profit was $61.5 million in fiscal 2008, an increase of $14.7 million, or 31.4%, as compared to gross profit of $46.8 million in fiscal 2007.  The gross profit percentage increased from 15.9% in fiscal 2007 to 16.3% in fiscal 2008.  Vendor reimbursements treated as a reduction of costs of revenues decreased from $24.3 million in fiscal 2007 to $9.1 million in fiscal 2008.  This increase in gross profit percentage is principally due to increased sales in fiscal 2008 of two mobile phone models with higher profit margins.

Other Operating Income

Funtalk’s other operating income increased by $59,000, or 58.4%, from $101,000 in fiscal 2007 to $160,000 in fiscal 2008.  Such increase was mainly attributable to increases in income from repairs and other maintenance services.

Selling and Distribution Expenses

Selling and distribution expenses decreased by $1.4 million, or 7.9%, from $17.0 million in fiscal 2007 to $15.6 million in fiscal 2008, primarily due to a decrease in Funtalk’s promotional expenses, which resulted primarily from a 22.9% reduction in the number of sales promoters to improve efficiency.  This decrease, however, was partially offset by a 21.2% increase in the average salaries of sales promoters.  In addition, promotional expenses decreased because of a $3.1 million decrease (from $5.5 million in fiscal 2007 to $2.4 million in fiscal 2008) in promotional reimbursements from vendors.  Promotional expenses were 48.1% and employee salaries were 22.8% of total selling and distribution expenses in fiscal 2008, compared to 55.1% and 20.0% of total selling and distribution expenses in fiscal 2007, respectively.

General and Administrative Expenses

Funtalk’s general and administrative expenses decreased by $1.3 million, or 12.8%, from $10.2 million in fiscal 2007 to $8.9 million in fiscal 2008, primarily due to a decrease in office rental expenses following Funtalk’s relocation to a newly purchased office in June 2006.  Office rental expenses constituted 6.7% of general and administrative expenses in fiscal 2008, compared to 10.0% of general and administrative expenses in fiscal 2007.  Employee salaries, which constituted 38.5% of general and administrative expenses in fiscal 2008, did not change materially from fiscal 2007.

Income from Operations

As a result of the foregoing factors, Funtalk’s income from operations increased by $17.4 million, or 87.9%, from $19.8 million in fiscal 2007 to $37.2 million in fiscal 2008.

Non-Operating Expenses

Other Income (Loss), Net.  Funtalk’s other loss increased to $674,000 in fiscal 2008 from $48,000 in fiscal 2007, primarily due to a foreign currency exchange loss incurred by Funtalk while holding cash deposits in U.S. dollars.  In fiscal 2008, Pypo Beijing received an intercompany investment from Pypo Cayman of $81.0 million, which is comprised of proceeds from the $90.0 million equity investment made by ARC Capital in Pypo Cayman in November 2007.  As a result of PRC regulations limiting the pace of Pypo Beijing’s conversion of the U.S. dollars into RMB, Funtalk recorded an exchange loss representing the decline in value of the U.S. dollar against the RMB over the period required to complete the RMB conversion of such intercompany investment.

Interest Income.  Funtalk’s interest income increased $200,000, or 38.5%, from $520,000 in fiscal 2007 to $720,000 in fiscal 2008.  Funtalk had average bank deposits of $41.0 million in fiscal 2008, bearing an average interest rate of 1.76%, compared to average bank deposits of $27.9 million in fiscal 2007, bearing an average interest rate of 1.86%.

Interest Expense.  Funtalk’s interest expenses decreased $0.2 million, or 4.6%, from $3.8 million in fiscal 2007 to $3.6 million in fiscal 2008 due to Funtalk’s lower average amount of notes payable outstanding during the year.  Funtalk had average outstanding borrowings of $56.9 million, bearing an average interest rate of 6.34%, in fiscal 2008, compared to average outstanding borrowings of $71.2 million, bearing an average interest rate of 5.30%, in fiscal 2007.

Income Tax Benefit (Expense)

Funtalk’s income tax expenses increased $1.4 million, or 61.4%, from $2.1 million in fiscal 2007 to $3.5 million in fiscal 2008.  The increase in income tax expenses was mainly due to higher amounts of taxable income earned in fiscal 2008.  Funtalk’s effective tax rate decreased from 13.0% in fiscal 2007 to 10.3% in fiscal 2008.  Funtalk’s effective tax rate decreased in fiscal 2008 as a result of the decrease in applicable tax rates (including the effects of preferential tax treatment and tax exemptions) for certain of Funtalk’s subsidiaries.

Equity in Loss of an Affiliate

In fiscal 2008, Funtalk reported a $13,000 loss associated with its 50% ownership of Beijing Pypo Times.  The carrying value of Funtalk’s investment in such entity decreased from $356,000 as of April 1, 2007 to $343,000 as of March 31, 2008 due to such loss.

Non-controlling Interests

Funtalk had a non-controlling interest in net loss of consolidated subsidiaries of $60,000 in fiscal 2008.  This loss was attributable to the expenses incurred by Beijing Dongdian, Pypo Beijing’s 90% owned subsidiary, in developing Funtalk’s e-commerce website.

Net Income

As a result of the foregoing, Funtalk’s net income increased $15.8 million, or 110.6%, from $14.4 million in fiscal 2007 to $30.2 million in fiscal 2008.

Liquidity and Capital Resources

Funtalk’s principal source of liquidity has been cash generated by its operations and financing activities and, in fiscal 2007, cash flows from investing activities.  These sources of cash flows, together with cash balances and short-term investments on hand as of April 1, 2008, were used to finance Funtalk’s acquisitions and other investing activities during fiscal 2009.  The use of the cash balances and short-term investments on hand as of April 1, 2008 led to a $29.1 million decrease in cash and cash equivalents during fiscal 2009.  As of March 31, 2007, March 31, 2008, March 31, 2009 and September 30, 2009, Funtalk held $8.4 million, $62.6 million, $33.5 million and $14.2 million, respectively, in cash and cash equivalents.

On January 30, 2009, Pypo HK entered into a term facility agreement with FMO, pursuant to which FMO agreed to provide a term loan facility to Pypo HK in the aggregate amount of up to EUR 15,000,000, or the Facility.  Pypo HK may request up to three loans under the Facility and Pypo HK shall repay the loans in three equal annual installments of EUR 5,000,000, commencing August 15, 2014.  The loans are guaranteed by Pypo Cayman and secured by a first priority security pledge on the shares Pypo Cayman holds in Pypo HK, and the equity interest Pypo HK holds in Pypo Beijing.  Given the increasing difficulty of obtaining credit at favorable rates and costs, Funtalk established the Facility to secure funds at a rate that is lower than the rates applicable to most of Funtalk’s existing loans with PRC banks and to develop a relationship with FMO.

On August 11, 2009, FMO and Pypo HK entered into an amendment letter to the Facility, or the Facility Amendment Letter, pursuant to which and subject to the satisfaction of certain conditions thereof, Pypo HK shall repay the loans under the Facility in a lump sum on August 15, 2014.  In addition, subject to Pypo HK’s compliance with the financial covenants under the Facility, as amended, from April 1, 2010 until October 1, 2010, FMO agreed to release the security pledge of all of the equity interest Pypo HK holds in Pypo Beijing such that the loans are secured by, together with other collateral, 30% of the equity interest Pypo HK holds in Pypo Beijing.

On February 17, 2009, Pypo HK drew down the full amount from the Facility.  Funtalk expects to use proceeds from the Facility to finance capital expenditures, working capital, expansion plans in central, western and rural regions of the PRC, and to fund general corporate purposes.  Amounts outstanding under the Facility will initially bear interest at a rate equal to the 6 month Euro interbank offered rate, or EURIBOR, plus 300 basis points.  At maturity, Pypo HK will pay an additional amount equal to the aggregate interest Pypo HK would have paid had interest on the Facility been fixed at 11% per annum during the term of the Facility (less the total amount of interest previously paid).  Overdue amounts shall bear interest at a rate that is 12% higher than the rate otherwise due on the Facility.  Pypo HK is required to make semi-annual interest payments under the Facility.

Notwithstanding the foregoing, if any Funtalk entity (including FTLK) undertakes a fully underwritten IPO, reverse takeover or merger on an internationally recognized stock exchange, or a Qualified IPO, interest on the Facility will accrue at a rate equal to the 6 month EURIBOR rate plus 100 basis points. Funtalk began to be subject to such adjusted interest rate upon listing on the Nasdaq Global Market in December 2009. Pypo HK shall also pay FMO an additional premium representing the internal rate of return of 20% on the full amount of the Facility, or EUR 15,000,000, until the later of (i) the date of the Qualified IPO and (ii) the date that follows twelve months after the date on which Pypo HK draws down on the Facility.  Pypo HK may pay 50% of this premium in shares of the listed entity in certain circumstances, depending on the exchange where the listing takes place.

Pursuant to the Facility Amendment Letter, Pypo HK shall pay FMO, on the later of (i) the date of the Qualified IPO and (ii) the date that follows twelve months after the date on which Pypo HK draws down on the Facility, an additional premium in the form of such number of shares with a total value of EUR1,500,000 at a price per share equal to the opening price per share quoted on the day of commencement of the trading of its shares on the Nasdaq.  Funtalk has been subject to the additional premium upon listing on Nasdaq Global Market in December 2009.

The Facility includes covenants that, among other things, restrict Pypo HK, Pypo Beijing and their subsidiaries with respect to debt incurrence, liens, dividends, affiliate transactions, joint ventures, mergers, changes of auditors, asset sales and acquisitions.  The Facility also includes certain financial covenants that, among other things, require Pypo HK to maintain minimum EBITDA and adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios.  In addition, the Facility requires consent for any acquisitions or joint venture investments greater than EUR 4,000,000.

Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK breached the financial covenants for maintaining the minimum EBITDA, adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios.  Upon discovery of the breach, Funtalk informed the lender and commenced a renegotiation of the terms of the loan with the relevant banker.  Pursuant to the Facility Amendment Letter, FMO agreed to temporarily waive Pypo HK’s obligation to comply with certain financial covenants for the year ended March 31, 2009 and the year ended March 31, 2010.  As a result of such breaches, current ratios and net margins by March 31, 2010 as required by the Facility Amendment Letter, the outstanding loan amounts will continue to be classified as current liabilities on the balance sheet as at September 30, 2009.

Funtalk’s cash consists of cash on hand and bank deposits denominated in RMB, U.S. dollars and Hong Kong dollars.  Funtalk’s principal uses of cash have been to fund working capital requirements, to purchase office space and office equipment, and to make acquisitions.  Funtalk believes that its current cash and cash equivalents, and the net proceeds before expenses of approximately $20.4 million from its public offering of 3,100,000 ordinary shares completed on December 22, 2009, will be sufficient to meet its anticipated cash needs of Funtalk for at least the next twelve months, including working capital, planned capital expenditures and anticipated acquisitions of retail chains.  Funtalk may, however, require additional cash due to changing business conditions or other future developments, including any unanticipated investments or acquisitions Funtalk may pursue.

If Funtalk’s existing cash is insufficient to meet its requirements, Funtalk may seek to sell additional equity or debt securities or borrow from lending institutions.  Financing may be unavailable in the amounts Funtalk needs or on terms acceptable to Funtalk.  The sale of additional equity securities, including convertible debt securities, would dilute Funtalk’s earnings per share.  The incurrence of debt would divert cash from working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict Funtalk’s operations and ability to pay dividends to shareholders, among other restrictions.  If Funtalk cannot obtain additional equity or debt financing as required, its business and financial condition may suffer.

The global economic downturn has negatively impacted the retail sector and the market for the distribution of wireless telecommunications products in China.  This has been evidenced by weaker demand with respect to Funtalk’s high end product line.  Although Funtalk cannot predict the impact of the global economic downturn on the wireless device industry, further deterioration in economic conditions would negatively impact Funtalk’s revenue, financial conditions, results of operations and liquidity.

Cash Flows — Summary

The following table sets forth a summary of Funtalk’s cash flows for the periods indicated:

	Year Ended March 31,			Six Months Ended September 30,
In US$ millions	2007	2008	2009	2008	2009
Net cash generated from (used in) operating activities	$(8.5)	$(12.0)	$21.3	$(5.5)	$25.4
Net cash (used in) generated from investing activities	6.5	(34.3)	(75.2)	(28.5)	(43.4)
Net cash (used in) generated from financing activities	5.4	95.3	22.1	3.8	(1.3)
Net (decrease) increase in cash and cash equivalents	3.4	49.0	(31.8)	(30.2)	(19.3)
Cash and cash equivalents at the beginning of the year/period	4.9	8.4	62.6	62.6	33.5
Effect of exchange rate changes on cash	0.1	5.2	2.7	1.8	0.0
Cash and cash equivalents at the end of the year/period	$8.4	$62.6	$33.5	$34.2	$14.2

Cash Flows — Operating activities

Cash flow provided by operating activities amounted to $25.4 million in the six months ended September 30, 2009, compared to cash flow used in operating activities of $5.5 million in the six months ended September 30, 2008.  The change resulted primarily from a $39.6 million increase in notes payable and a $24.2 million increase in accounts payable, due primarily to extended credit term granted by suppliers in the six months ended September 30, 2009, which was partially offset by an $33.9 million increase in inventories, primarily due to stocking up of inventory for new model of mobile phone to be sold in the subsequent quarters.

Cash flow generated from operating activities amounted to $21.3 million in fiscal 2009, compared to cash flow used in operating activities in the amount of $12.0 million in fiscal 2008, despite a decrease in net income to $20.1 million in fiscal 2009 from $30.2 million in fiscal 2008.  The positive $33.3 million change in operating cash flows reflected the cash flows provided by a $22.1 million increase in accounts payable, a $8.0 million decrease in inventories, primarily due to an effort to improve the overall aging of inventory, a $7.0 million decrease in notes receivable, a $6.1 million increase in notes payable, and a $5.2 million increase in taxes payable.  These operating cash inflows were partially offset by a $14.3 million increase in accounts receivable, primarily due to increased sales in fiscal 2009, a $9.7 million increase in other receivables and a $12.6 million increase in receivables from a vendor.  The increase in accounts payable was the result of a one month credit term extended by Samsung, while the increase in the receivables from a vendor resulted primarily from increased reimbursements from Samsung for promotional activities.

Cash flow used in operating activities amounted to $12.0 million in fiscal 2008, compared to $8.5 million in fiscal 2007, despite an increase in net income to $30.2 million in fiscal 2008 from $14.4 million in fiscal 2007.  The increase in cash flows used in operations resulted primarily from a $24.9 million increase in accounts receivable, a $9.9 million increase in notes receivable and a $20.6 million increase in inventories.  The increases in accounts receivable, notes receivable and inventories resulted from increased sales in fiscal 2008, as well as higher inventories purchased in anticipation of additional increases in sales.

Cash Flows — Investing activities

Net cash used in investing activities in the six months ended September 30, 2009 was $43.4 million, primarily attributable to the payment of deposits of $43.7 million for acquisitions and the payment of restricted deposits of $38.3 million, partially offset by a $21.2 million decrease in amount due from an affiliated company and a $18.2 million decrease in amount due from related parties. Net cash used in investing activities in the six months ended September 30, 2008 was $28.5 million, primarily attributable to a net increase of $12.6 million in deposits paid for Funtalk’s pending acquisition of interests in the retail chains and a net increase of $7.8 million in short term investments..

Net cash used in investing activities in fiscal 2009 was $75.2 million, primarily attributable to $39.4 million expended for Funtalk’s acquisition of interests in six mobile phone retailers, a $27.0 million increase in amount due from an affiliated company, a $7.2 million increase in restricted deposits to secure notes payable used to make purchases from a supplier and a $1.5 million increase in investment in an affiliated company, Beijing Yipai-top Communication Technology Co., Ltd.

Net cash used in investing activities in fiscal 2008 was $34.3 million, primarily attributable to a net increase of $38.8 million in amounts advanced to related parties, and $9.3 million in deposits paid in connection with Funtalk’s acquisition of interests in four mobile phone retailers.  These amounts were offset by a decrease in cash deposited in restricted bank accounts of $14.0 million to secure notes payable used to make purchases from suppliers.  Consistent with industry practice, Funtalk typically deposits into restricted bank accounts an amount in cash equal to approximately 10% to 30% of the principal amount of such notes payable, which typically have terms ranging from one to six months.

Net cash generated from investing activities in fiscal 2007 was $6.5 million, primarily attributable to a $11.5 million decrease in amounts deposited to secure notes payable used to make purchases from suppliers, offset by $6.4 million used to acquire Funtalk’s Beijing office space.

Funtalk’s plan to acquire retail chains in the near future may further impact cash used in investing activities.

Cash Flows — Financing activities

Net cash used in financing activities was $1.3 million in the six months ended September 30, 2009, primary due to the repayment of short-term loans of $32.3 million, acquisition of non-controlling interest of $4.9 million and a $20.0 million decrease in amount due to related parties, partially offset by proceeds from short-term loans of $34.0 million and net cash acquired from reverse merger of $22.3 million.  Net cash generated from financing activities was $3.8 million in the six months ended September 30, 2008, primarily attributable to the net proceeds from short-term loans of $20.9 million, offset by the repayment of short-term loans of $16.0 million and amounts due to related parties of $2.5 million.

Net cash generated from financing activities was $22.1 million in fiscal 2009, primarily attributable to net proceeds from short-term loans of $98.9 million, proceeds from the term loan of $19.7 million and capital contributions in subsidiaries by non-controlling shareholders of $6.0 million, offset by the repayment of short-term loans of $80.9 million and dividend distributions of $17.6 million.

Net cash generated from financing activities was $95.3 million in fiscal 2008, primarily attributable to the net proceeds from the private placement of Pypo Cayman’s ordinary shares to ARCH in the amount of $87.6 million, proceeds from short-term loans of $52.7 million and cash advances of $20.1 million to Funtalk from related parties, offset by the repayment of short-term loans of $52.0 million and dividend distributions of $13.2 million.

Net cash generated from financing activities was $5.4 million in fiscal 2007, primarily attributable to proceeds from short-term loans of $19.4 million, partially offset by the repayment of short-term loans of $14.6 million.

Although Funtalk did not have any off-balance sheet arrangements as of September 30, 2009, any change in such financing or arrangements will impact future cash flow generated from or used in Funtalk’s financing activities.

Cash Conversion Cycle

Funtalk’s cash conversion cycle, which involves Funtalk’s ability to invest in inventory and sell inventory and collect cash from customers, serves as an indicator of Funtalk’s liquidity position.  Although Funtalk’s management does not regularly employ the cash conversion cycle in the day-to-day management of its business, Funtalk believes that comparable companies customarily use this measure to help investors analyze a company’s liquidity position.

Funtalk’s cash conversion cycle is as follows:

	Year Ended March 31,			Six Months Ended September 30,
	2007	2008	2009	2008	2009
Days sales outstanding in accounts receivable	31.8	41.4	39.6	68.4	37.3
Days inventory on-hand	45.9	40.3	36.0	49.6	37.1
Days payables outstanding in accounts payable	49.0	26.1	25.3	26.4	43.4
Cash conversion cycle days	28.7	55.6	50.3	91.6	31.0

The cash conversion cycle is measured by the number of days Funtalk requires to effect the cycle of investing in inventory, selling inventory, paying suppliers and collecting cash from customers.  In accounting terms, the cash conversion cycle nets the days sales outstanding in accounts receivable, days inventory on-hand and days payable outstanding.  In other words, the cash conversion cycle is calculated by subtracting the average days that accounts payable remain outstanding from the sum of the average days that accounts receivable remain outstanding and the average days inventory remains on hand.  The components of the cash conversion cycle are:

•
The “days sales outstanding in accounts receivable,” which equals average accounts receivable (including notes receivable from customers) divided by average daily sales (inclusive of value-added taxes) for the relevant period.

•
The “days inventory on-hand,” which equals average inventory divided by average daily cost of revenue (adding back reimbursements, rebates and incentives received from suppliers) for the relevant period.

•	The “days payables outstanding,” which equals average accounts payable (including notes payable to suppliers) divided by average daily cost of revenue for the relevant period.

Decreases in the cash conversion cycle typically generate surplus cash for Funtalk.  Increases in the cash conversion cycle indicate cash consumption in the form of additional working capital.

Funtalk’s cash conversion cycle decreased to 31.0 days in the six months ended September 30, 2009 from 91.6 days in the six months ended September 30, 2008.  Funtalk’s cash conversion cycle decreased to 50.3 days in fiscal 2009 from 55.6 days in fiscal 2008, and increased to 55.6 days in fiscal 2008 from 28.7 days in fiscal 2007.  Funtalk expects days inventory on hand to increase in the following quarters due to anticipated product launches and seasonal demands.

The days sales outstanding in accounts receivable decreased from 68.4 days in the six months ended September 30, 2008 to 37.3 days in the six months ended September 30, 2009, primarily due to improved collections of accounts receivable.  In fiscal 2009, the days sales outstanding in accounts receivable decreased from 41.4 to 39.6 days as Funtalk continuously extended its credit terms to consumer electronics stores and large and smaller retailers.  Funtalk’s days sales outstanding in accounts receivable increased from 31.8 days in fiscal 2007 to 41.4 days in fiscal 2008, as Funtalk extended its credit terms to other smaller retailers with greater bargaining power.  Funtalk’s extension of credit to consumer electronics stores and large retailers in fiscal 2009, to other small retailers in fiscal 2008, and to new customers in fiscal 2007, and the resulting increase in the days sales outstanding in accounts receivable from fiscal 2007 to fiscal 2009, did not result in any material increase in credit losses.

Days inventory on-hand decreased from 49.6 days in the six months ended September 30, 2008 to 37.1 days in the six months ended September 30, 2009 as a result of continuous improvement on the overall aging of inventory in the six months ended September 30, 2009.  Days inventory on-hand decreased from 40.3 days in fiscal 2008 to 36.0 days in fiscal 2009 as a result of improvement on the overall aging of inventory in fiscal 2009.  Funtalk’s days inventory on-hand decreased from 45.9 days in fiscal 2007 to 40.3 days in fiscal 2008 as a result of better inventory control and a reduction of advance ordering time from approximately thirteen weeks in fiscal 2007 to approximately three weeks in fiscal 2008.

Days payables outstanding in accounts payable were 26.4 days in the six months ended September 30, 2008 and 43.4 days in the six months ended September 30, 2009.  Days payables outstanding in accounts payable were 49.0 days in fiscal 2007, 26.1 days in fiscal 2008 and 25.3 days in fiscal 2009.  This measure varied depending primarily on the days payables outstanding in notes payable by suppliers in each period.

Capital Expenditures

Funtalk incurred capital expenditures of $6.4 million, $0.2 million, $1.1 million, $0.6 million and $1.6 million for fiscal 2007, fiscal 2008 and fiscal 2009 and the six months ended September 30, 2008 and 2009, respectively.  Funtalk’s capital expenditures have been used primarily to purchase office space, office equipment and automobiles.  The higher capital expenditures in fiscal 2007 resulted primarily from Funtalk’s purchase of office space in Beijing.

For the fiscal year ending March 31, 2010, or fiscal 2010, Funtalk estimates its capital expenditures will be approximately $35.5 million for the acquisitions of retail businesses and $3.0 million for the purchase of fixed assets.  For the fiscal year ending March 31, 2011, or fiscal 2011, Funtalk expects that its capital expenditures will be approximately $5.5 million for the acquisition of retail businesses and $2.9 million for the purchase of fixed assets.  Expected capital expenditures for acquisitions are higher in fiscal 2010 than in fiscal 2011 because in fiscal 2010 Funtalk expects to consummate and integrate the operations of the retail chains it purchased in fiscal 2009.  Based on current estimates, Funtalk believes that existing cash on hand and cash flow from operations will be sufficient to operate its business and make capital expenditures.  Funtalk bases this belief on assumptions regarding future operating performance, which are described in “Factors Affecting Future Results of Operations” above.  If the capital resources available to Funtalk are not sufficient to finance its estimated capital expenditures, Funtalk may be required to reduce the scope of its plans or extend the time required to implement them.  This could have an adverse effect on Funtalk.

Contractual Obligations

The following table sets forth Funtalk’s contractual obligations as of September 30, 2009:

Amounts in US$ millions	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	There- after
Operating lease obligations	$40.1	$11.8	$17.2	$7.9	$3.2
Total	$40.1	$11.8	$17.2	$7.9	$3.2

In fiscal 2009, Funtalk completed the acquisitions of six retail chains in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu and Inner Mongolia provinces and Shanghai.  Assuming these retail chains stores are able to achieve the targeted profits in the next 3 to 4 years and no adjustment will be made to the purchase consideration in accordance with the terms stipulated in the purchase agreements in relation to these retail stores, the total purchase price of acquisition of these retail chains is $70.0 million, of which $57.1 million has been paid as of September 30, 2009.  As of September 30, 2009, the remaining payments in relation to the acquisitions which fall due in less than 1 year is $6.2 million, after 1 year and within 3 years is $6.7 million and after 3 years and within 5 years is $0.

Pursuant to the Facility Amendment Letter with FMO in August 2009 and subject to the satisfaction of certain conditions thereof, Pypo HK shall repay the EUR 15,000,000 loans under the Facility in a lump sum on August 15, 2014.  Under the Facility, Pypo HK is required to make semi-annual interest payments of approximately EUR 619,500 in less than 1 year, EUR 1,239,000 after 1 year and within 3 years, EUR 854,000 after 3 years and within 5 years and nil after 5 years, based on the current 6 month EURIBOR rate plus 300 basis points subject to an 11% annual interest rate minimum.

Other than the contractual obligations set forth above, Funtalk did not have any other operating lease obligations or other contractual obligations and commitments as of September 30, 2009.

Off-Balance Sheet Arrangements

Funtalk has not entered, and does not expect to enter, into any off-balance sheet arrangements.  Funtalk also has not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties.  In addition, Funtalk has not entered into any derivative contracts that are indexed to equity interests and classified as shareholders’ equity.  Furthermore, Funtalk does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.  Funtalk does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or that engages in leasing, hedging or research and development services with it.

Inflation

According to the PRC National Bureau of Statistics, the Consumer Price Index in China increased 1.5%, 4.8% and 5.9% in calendar years 2006, 2007 and 2008, respectively, and decreased 1.1% in the nine months ended September 30, 2009.  Inflation during those years did not have a material impact on Funtalk’s results of operations.  However, inflationary pressure in the current economic environment may impact Funtalk’s future operations and financial performance.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

Substantially all of Funtalk’s operating revenues and expenses are denominated in RMB.  Funtalk’s exposure to foreign exchange risk relates primarily to cash and cash equivalents denominated in U.S. dollars.  Funtalk does not believe that it currently has any significant direct foreign exchange risk and has not hedged exposures denominated in foreign currencies or any other derivative financial instruments.  Because Funtalk generally receives cash flows denominated in RMB, its exposure to foreign exchange risks should be limited.  However, the value of FTLK’s stock will be affected by the foreign exchange rate between U.S. dollars and RMB because FTLK’s stock is traded in U.S. dollars and FTLK will make any dividend payments in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions.  The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China.  On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar.  Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies.  This change in policy has resulted in an approximately 18.8% appreciation of the RMB against the U.S. dollar from July 21, 2005 to September 30, 2009.  Significant international pressure on the PRC government to adopt an even more flexible currency policy could result in a further and more significant appreciation of the RMB against the U.S. dollar.

To the extent that Funtalk needs to convert U.S. dollars into RMB for operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount it received from the conversion.  As of September 30, 2009, Funtalk had a Renminbi denominated cash balance of RMB93.8 million and a U.S. dollar denominated cash balance of $0.4 million. Assuming Funtalk had converted the U.S. dollar denominated cash balance of $0.4 million as of September 30, 2009 into RMB at the exchange rate of $1.00 for RMB6.8290 as of September 30, 2009, this cash balance would have been RMB3.0 million. Assuming a further 1% appreciation of the RMB against the U.S. dollar, this cash balance would have decreased to RMB2.9 million as of September 30, 2009. Conversely, if Funtalk decides to convert RMB denominated cash amounts into U.S. dollars for the purpose of making dividend payments or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to Funtalk.  Funtalk has not used, and does not expect to use in the future, any forward contracts or currency borrowings to hedge exposure to foreign currency exchange risk.

Interest Rate Risk

Funtalk has not been, nor does it anticipate being, exposed to material risks due to changes in interest rates.  Funtalk’s exposure to interest rate risk primarily relates to the interest rates for the Facility entered into in January 2009, short-term loans and the interest income generated by cash in interest-bearing savings accounts.  As of September 30, 2009, Funtalk has EUR 15,000,000 of debt outstanding under the Facility which bears interest at a rate equal to the 6 month Euro interbank offered rate plus 300 basis points. At maturity, Funtalk will pay an additional amount equal to the aggregate interest Funtalk would have paid had interest on the Facility been fixed at 11% per annum during the term of the Facility (less the total amount of interest previously paid).  In addition, as of September 30, 2009, Funtalk had total short-term credit facilities amounting to $83.4 million (RMB 569.4 million, exchange rate: 6.8290), all of which was utilized, and the weighted average interest rate on the amounts outstanding was 4.95%.  The short-term credit facilities bear interest at fixed interest rates.  Funtalk has not used any derivative financial instruments to hedge interest risk exposure, but may consider doing so in the future.  Based on Funtalk’s short-term credit facilities as of September 30, 2009, a one basis point increase in weighted average interest rates would result in approximately a RMB5.7 million increase in Funtalk’s interest expense on an annual basis. Funtalk’s future interest income may fluctuate in line with changes in interest rates. However, the risk associated with fluctuating interest rates is principally confined to Funtalk’s interest-bearing cash deposits, and, therefore, Funtalk’s exposure to interest rate risk is limited.

Recent Accounting Pronouncements

Effective April 1, 2009, Funtalk adopted the provisions of the Accounting Standard Codification, or ASC, 805 Business Combinations (Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 141R, which is a revision of SFAS No. 141, “ Business Combinations “).  ASC 805 applies prospectively to business combinations after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The objective of ASC 805 is to improve the reporting requirements of business combinations and their effects.  To accomplish this, ASC 805 establishes the principles and requirements for how the acquirer:  (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and noncontrolling interest in the acquiree, (b) recognizes and measures goodwill in the business combination or a gain from a bargain purchase and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination.  The adoption of this standard had no impact on Funtalk’s consolidated financial statements presented and will be applied to future transactions, if any.

Effective April 1, 2009, Funtalk adopted the provisions of ASC 810 Consolidations (SFAS, No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 “).  The standard changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as a part of consolidated earnings and to apply these financial statement presentation requirements retrospectively.  Additionally, ASC 810 revises the accounting for both increases and decreases in a parent’s controlling ownership interest.  The adoption of this standard changed how we present noncontrolling interests in the consolidated financial statements and has been retrospectively applied to all periods presented.

Effective April 1, 2009, Funtalk adopted the provisions of ASC 855 Subsequent Events (Statement of Financial Accounting Standards No. 165, “Subsequent Events,” or SFAS No. 165).  SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  Specifically, ASC 855 provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  Funtalk has adopted ASC 855 on a prospective basis.  The adoption of ASC 855 did not have a significant effect on Funtalk’s consolidated financial statements presented.

Effective April 1, 2009, Funtalk adopted the provisions of the consensus reached in ASC 323 Investments in Equity Method and Joint Ventures (EITF Issue 08-6, “Equity Method Investment Accounting Considerations,” or EITF 08-6).  These consensus reached in ASC323 (EITF 08-6) provides guidance for entities that acquire or hold investments accounted for under the equity method.  This issue has been adopted prospectively, and did not have a significant effect on Funtalk’s consolidated financial statements presented.

Effective April 1, 2009, Funtalk adopted the provisions of the consensus reached in ASC 350 “Intangibles, Goodwill and Other” (EITF Issue 08-7, “Accounting for Defensive Intangible Assets,” or EITF 08-7).  These provisions in ASC 350 (EITF 08-7) requires entities that will acquire a defensive intangible asset after the effective date of ASC 805 (SFAS 141R), to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value.  The adoption of consensus reached in ASC 350 (EITF Issue 08-7) had no impact on Funtalk’s consolidated financial statements presented and will be applied to future transactions, if any.

Effective April 1, 2009, Funtalk adopted certain provisions in ASC 860 “Transfers and Serving” and ASC 810 “Consolidation” (FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) after Transfers of Financial Assets and Interest in Variable Interest Entities,” or FSP FAS 140-4 and FIN 46(R)-8).  These specific provisions in ASC 860 and ASC 810 (FSP FAS 140-4 and FIN 46(R)-8) require the public entities subject to the disclosure requirements of ASC 860 to provide financial statement users with an understanding of the following:  (a) a transferor’s continuing involvement in financial assets that it has transferred in a securitization or asset-backed financing arrangement; (b) the nature of any restrictions on assets reported by an entity in its statement of financial position that relate to a transferred financial asset, including the carrying amounts of such assets; (c) how servicing assets and servicing liabilities are reported under ASC 860; and (d) for securitization or asset-backed financing arrangements accounted for as sales when a transferor has continuing involvement with the transferred financial assets and transfers of financial assets accounted for as secured borrowings, how the transfer of financial assets affects an entity’s financial position, financial performance, and cash flows.  These provisions (FSP FAS 140-4 and FIN 46(R)-8) also require enhanced disclosures about a company’s involvement in VIEs.  The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of:  (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company’s involvement with a VIE; and (iv) how a company’s involvement with a VIE affects Funtalk’s financial position, financial performance and cash flows.  The adoption of this FSP enhanced our disclosure with respect to Beijing Funtalk, the VIE in our consolidated financial statements.

Effective April 1, 2009, Funtalk adopted certain specific provisions in ASC 350 Intangibles, Goodwill and Other (FSP SFAS 142-3, “Determination of the Useful Life of Intangible Assets.”).  These specific provisions amend the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350.  The guidance for determining the useful life of a recognized intangible asset in these specific provisions have been applied prospectively to intangible assets acquired after the effective date.  This adoption did not have a significant effect on Funtalk’s consolidated financial statements presented.

In June 2009, the FASB issued updates on certain provisions in ASC 810 Consolidations (SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”)).  These provisions (SFAS 167) amend ASC 810 to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity.  This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics:  (a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance; and (b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.  Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance, and require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity.  It also amends ASC 810 to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity.  These provisions (SFAS 167) are effective at the start of a company’s first fiscal year beginning after November 15, 2009.  Funtalk is evaluating the impact, if any, of the adoption of these provisions (SFAS 167).  It is not expected to have a material impact on Funtalk’s financial position, results of operations and cash flows.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 “Fair Value Measurements and Disclosures (ASC 820) Measuring Liabilities at Fair Value.” This update provides amendments for fair value measurement of liabilities.  It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques as specified by this update.  This update is effective for Funtalk for the interim period beginning after August 2009, the adoption of this update did not have a significant effect on Funtalk’s unaudited condensed consolidated financial statements data for the three and nine months periods ended December 31, 2009 presented.

In September 2009, the FASB issued Accounting Standards Update No. 2009-06, “Income Taxes (ASC 740) Implementation Guidance on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities.” The guidance answers the following questions:  is the income tax paid by the entity attributable to the entity or its owners; what constitutes a tax position for a pass-through entity or a tax-exempt not-for-profit entity; and how should accounting for uncertainty in income taxes be applied when a group of related entities comprise both taxable and nontaxable entities.  The guidance is effective for Funtalk for its interim and annual periods ending on September 30, 2009.  The adoption of this update did not have a significant effect on Funtalk's interim unaudited condensed consolidated financial statements presented.

In December 2009, the FASB issued Accounting Standards Update 2009-16, "Transfers and Servicing (Topic 860) - Accounting for Transfers of Financial Assets ("ASU 2009-16")", which formally codifies FASB Statement No. 166, Accounting for Transfers of Financial Assets into ASC, issued by the FASB in June 2009.  ASU 2009-16 represents a revision to the provisions of former FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  The amendments in this ASU eliminate the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets.  In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets.  ASU 2009-16 is effective for annual and interim periods beginning after November 15, 2009.  Additionally, the recognition and measurement provisions of this ASU should be applied to transfers that occur on or after the effective date.  Early application is not permitted.  The adoption of ASU 2009-16 is not expected to have a material impact on the Funtalk's financial position, results of operations and cash flows.

In December 2009, the FASB issued Accounting Standards Update No. 2009-17, "Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities", which amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R), issued by the FASB in June 2009.  The amendments in this update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach primarily focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb the losses of the entity or (2) the right to receive the benefits from the entity.  This update also requires additional disclosure about a reporting entity's involvement in variable interest entities, as well as any significant changes in risk exposure due to that involvement.  It is effective for Funtalk for its annual and interim periods beginning after April 1, 2010.  Early application is not permitted.   Funtalk is assessing the potential impacts, if any, on its consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, "Fair Value Measurements and Disclosures (ASC 820) Improving Disclosures About Fair Value Measurements."  The guidance amends ASC 820 to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required.  It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value.  This update is effective for Funtalk for its annual and interim periods beginning on April 1, 2010, except for the requirement to provide the level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for Funtalk for annual and interim periods beginning on April 1, 2011.  Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes.  Funtalk is assessing the potential impacts, if any, on its consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update No. 2010-09 "Subsequent events (ASC855) Amendments to Certain Recognition and Disclosure Requirements."  The update provides amendments that an entity that either (a) is an SEC filer or (b) is a conduit bond obligor for conduit debt securities that are traded in a public market is required to evaluate subsequent events through the date that the financial statements are issued. If an entity meets neither of those criteria, then it should evaluate subsequent events through the date the financial statements are available to be issued.  It also amends to include the definition of an SEC filer, removes the definition of a public entity, states that an entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated, and refines the scope of reissuance disclosure requirements to include revised financial statements only.  All amendments of this update are effective for Funtalk from February 2010, and the adoption of such is not expected to have a significant effect on Funtalk's consolidated financial statements presented.

CORPORATE ORGANIZATION AND OPERATING HISTORY

Funtalk commenced operations on October 30, 2003 as Pypo Beijing, a limited liability company incorporated under the laws of China.  From January 2004 to March 2010, Funtalk formed 118 operating subsidiaries in China.  Funtalk has built its national distribution and retail network and commerce platform through these entities.

The following diagram sets forth Funtalk’s corporate structure:

1.
Includes 23 direct and indirect subsidiaries (of which 22 are wholly owned and one is 51% owned), all incorporated in China.  The 51% owned subsidiary is Beijing Jiusheng Aopu Technology Co., Ltd.  The remaining 49% equity interest in Beijing Jiusheng Aopu Technology Co., Ltd. is held by Beijing Jiusheng Aoxiang Technology Co., Ltd., a limited liability private company incorporated in China that is unaffiliated with Funtalk.

2.	Includes seven direct wholly owned subsidiaries, all incorporated in China. The remaining 49% equity interest is held by Mr. Xinyu Zhao, a Chinese citizen that is unaffiliated with Funtalk.

3.	Includes one wholly owned subsidiary incorporated in China. The remaining 49% equity interest is held by Mr. Yamin Zhang, a Chinese citizen that is unaffiliated with Funtalk.

4.	The remaining 49% equity interest is held by Mr. Mingxi Qiu, a Chinese citizen that is unaffiliated with Funtalk.

5.	Includes one wholly owned subsidiary incorporated in China.

6.	Includes 31 direct wholly owned subsidiaries all incorporated in China.

7.	Includes one wholly owned subsidiary incorporated in China. The remaining 49% equity interest is held by Mr. Baihe Jiang, a Chinese citizen that is unaffiliated with Funtalk.

8.	Includes one wholly owned subsidiary incorporated in China, Beijing Zhongshi Pypo Cinema Cultural Co., Ltd.

9.	Includes 37 wholly owned subsidiaries incorporated in China.

10.  Includes five direct subsidiaries (three are wholly owned and two are 99% owned), all incorporated in China. The two 99% owned companies are Beijing Guanzhilin Telecommunications Technology Co., Ltd. and Beijing Yipai Telecommunications Technology Co., Ltd. The remaining 1% equity interest in these two companies are both held by Mr. Dongping Fei, our chief executive officer.

FTLK was formed and became the holding company of Pypo Cayman as a result of the Business Combination in July 2009.  Pypo Cayman and Pypo HK were formed as the holding company and intermediate holding company for Pypo Beijing, respectively, during Funtalk’s restructuring in October and November of 2007.  In the restructuring, all of the then-existing shareholders of Pypo Beijing transferred all of their equity interests in Pypo Beijing to Pypo HK in exchange for shares of Pypo Cayman.  Like many other similarly situated Chinese companies, Funtalk adopted such a structure by forming offshore holding companies in the Cayman Islands and Hong Kong due to certain tax, regulatory, investment and other business-related considerations.

Funtalk set up subsidiaries in the various regions in China to facilitate the operation of its distribution and retail businesses in various provinces in China and optimize local business operations.  Funtalk has acquired partial interests in local retail stores from unaffiliated entities or individuals as part of its retail operation growth strategy.  These prior owners retain an interest in the store, providing them with performance incentives and ensuring their continued cooperation.  By retaining these prior owners, Funtalk also leverages their local market expertise, local presence and reputation with the goal of increasing national coverage, achieving economies of scale and establishing a strong brand name.

Pypo Beijing has entered into agreements with Beijing Funtalk and the equity holders of Beijing Funtalk, pursuant to which Pypo Beijing exercises effective control over the day-to-day operations and financial affairs of Beijing Funtalk, appoints key personnel (subject to shareholder approval), and receives substantially all of the revenues generated by Beijing Funtalk.  See “Certain Relationships and Related Party Transactions” for a description of these contractual arrangements.  As a result, under U.S. GAAP, Pypo Beijing is classified as the primary beneficiary of Beijing Funtalk and Beijing Funtalk is consolidated in Funtalk’s consolidated financials as a variable interest entity of Funtalk.

Funtalk’s relationship with Beijing Funtalk enables Funtalk to access capital from sources outside of the PRC while maintaining compliance with PRC laws.  Retail businesses in China owned by foreign entities, such as Pypo Cayman and Pypo HK, remain heavily regulated.  The PRC government imposes strict approval requirements on foreign-invested companies doing retail business in China, including multi-layered approval formalities involving various government authorities.  Each of Pypo Cayman and Pypo HK constitutes a foreign legal person under PRC law, and a company established by either entity in China is regarded as a foreign-invested company under PRC law.  To minimize the effect of these restrictions and to reduce the uncertainties associated with the lengthy approval process and facilitate the consolidation of acquired retail businesses.  Funtalk acquires new retail businesses and conducts its retail operations in China through Beijing Funtalk, a domestic PRC company.

Similarly, China’s government regulates the foreign ownership, licensing and permitting of companies doing business in the value-added telecommunications industry, and Funtalk’s e-commerce business is classified as a “value-added telecommunications service” under PRC law.  To comply with these regulations, Funtalk conducts its e-commerce business through Beijing Dongdian.

In August 2009, Beijing Funtalk entered into a definitive agreement to acquire 100% of the outstanding equity interests of Xieheng.  The parties closed the transaction in November 2009.

BUSINESS

Business Overview

Funtalk is a retailer and distributor of wireless communications devices, accessories and content in China.  Funtalk believes it operates one of the largest retail and logistics networks in the Chinese wireless telecommunications sector, including:

•	a national network of branch offices and distribution centers servicing approximately 9,500 retail outlets in over 350 cities across 30 Chinese provinces;

•
a network of mobile phone retail chains with aggregate retail space of approximately 160,000 square meters in approximately 80 cities in the provinces of Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia, Zhejiang, Guangdong and Anhui, and Chongqing and Shanghai.  Following the closing of the Xieheng acquisition in November 2009, Funtalk believes it has become the largest retailer in China specializing in mobile phones.  See “— Funtalk’s Retail Business — Retail Stores” for a description of the Xieheng acquisition; and

•	www.dongdianwang.com , Funtalk’s internet retailing website, an online platform that complements Funtalk’s retail operation.

In 2003, Funtalk began its business by establishing a strategic partnership with Samsung Electronics to distribute high-end mobile handsets in China.  In July 2008, Funtalk renewed this partnership through a five-year distribution agreement, granting Funtalk exclusive national distribution rights for certain high-end Samsung mobile phones.  Through Funtalk’s extensive network of branch offices, service and distribution centers and approximately 9,500 retail locations, Funtalk markets, sells, delivers and services some of Samsung’s most successful mobile phone products.  Funtalk also supports Samsung’s extensive marketing efforts, including promotional campaigns and related events.

In addition to distributing Samsung products, Funtalk’s retail network offers a wide range of mobile phones and accessories for a variety of brands, including international manufacturers such as Nokia, Samsung, Motorola, Sony Ericsson and LG Electronics, and domestic companies such as Bird, Aigo, Lenovo, TCL and Haier.  Funtalk also partners with China’s three major wireless operators, China Mobile, China Unicom and China Telecom, and their respective retail outlets, to promote and sell bundled phones and “talk time.”

Funtalk generates a significant proportion of its revenues from high-margin accessories, such as batteries, chargers, memory cards and cases.  Funtalk also derives an increasing percentage of its revenues from cross-selling mobile content, including ringtones, wallpapers, games and other applications.

Competitive Advantages

Funtalk believes that the following strengths differentiate it from its competitors and have enabled it to capture a leading position in the distribution and retailing of wireless telecommunications products in China:

Nationwide Distribution and Retail Network for High Quality Wireless Communications Products

Funtalk distributes wireless communications products and services through a nationwide distribution and retail network.  Funtalk’s distribution platform consists of branch offices and distribution centers covering 350 cities across 30 provinces, including approximately 9,500 retail outlets.  While Funtalk historically has focused on Samsung products, Funtalk can deliver mobile-related products and services of any brand to the China market quickly and efficiently.

In late 2007, Funtalk began to establish its retail network of telecommunications products by strategically acquiring regional mobile phone retail chains in China.  As of September 30, 2009, Funtalk had completed acquisitions of six regional retail chains that are leading players in their respective markets.  As a result of these acquisitions, Funtalk operates 188 retail stores in 49 cities, with aggregate floor space of over 83,600 square meters.  Funtalk believes these retail chains represent “first movers” in their respective markets, having established brand credibility and secured some of the best retail locations in key cities, imposing significant barriers to entry for prospective market entrants.

In August 2009, Beijing Funtalk entered into a definitive agreement to acquire Xieheng, a leading retailer of wireless telecommunications devices and accessories in China.  Following the completion of the acquisition in November 2009, Funtalk believes it has become the largest retailer in China specializing in mobile phones, with a total of 430 retail stores in approximately 80 cities.  Funtalk’s retail network will cover the provinces of Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia, Zhejiang, Guangdong and Anhui, and Chongqing and Shanghai, with aggregate retail space of nearly 160,000 square meters.

Through these retail acquisitions, Funtalk has built a strong team of executives and managers with extensive experience, business relationships and market knowledge in the local regions in which Funtalk’s retail chains operate.  Funtalk believes that this network will allow Funtalk to track market trends and consumer preferences more effectively and respond quickly in developing strategies for marketing, merchandising and logistics.

In addition, Funtalk’s retail stores provide a unique experience for consumers, compared to the typical retail phone environment in China.  Funtalk’s retail stores are relatively large, and provide a wide selection of phones that customers can connect to major China networks.

As a result of its ongoing initiative to integrate its finance, procurement and logistics capabilities, Funtalk believes it has been able to obtain more favorable terms from suppliers, thereby reducing costs and improving sales efficiency.  Funtalk believes that the increased economics of scale resulting from Funtalk’s distribution and retail network expansion strategy will provide Funtalk with a sustainable competitive advantage over prospective market entrants.

Superior Logistics Management

Funtalk has developed a logistics network and management system over years of iterative design and adaptation.  Funtalk has tailored this system for Funtalk’s business and the idiosyncrasies of China’s wireless telecommunications sector, including China’s logistics infrastructure, the presence of certain dominant manufacturers and the rapid growth of mobile phone demand.

In addition, Funtalk has centralized its logistics management to serve Funtalk’s distribution and retail networks, capitalizing on Funtalk’s economies of scale.  Funtalk’s logistics system, which is integrated with the company’s enterprise resource planning, or ERP system, administers procurement, inventory management, warehouse management, transportation management, product and order tracking, reporting and other services.

To minimize capital expenditures, Funtalk contracts with third parties for certain warehouse and transportation services.  Funtalk’s logistics network consists of twenty-two warehouses, including five warehouses in Beijing, Guangzhou, Chengdu, Shanghai and Shenyang that serve as regional distribution centers.  Funtalk contracts with national, fixed-route and local logistics companies to serve the delivery needs of its customers.  In cities where Funtalk has relatively more retail stores, Funtalk handles logistics on its own.  These arrangements allow Funtalk to respond quickly to product demand in multiple markets while increasing efficiency and minimizing costs.

Funtalk’s logistics network allows Funtalk to rapidly distribute new, mass-market wireless communications products from factories to retail shelves within days after production.  Funtalk believes its growing retail network will bolster the economies of scale that will provide Funtalk with a competitive advantage over smaller competitors.

Advanced Information Management Systems

Funtalk has developed advanced information systems, including ERP, financial reporting and logistics management systems.  Having handled the delivery of millions of mobile handsets and accessories, Funtalk’s information management systems minimize handling and administrative costs and help ensure that products are ordered promptly and arrive on time.

Funtalk has regularly upgraded its information management systems, and has established a company-wide online management system that links Funtalk’s branch offices, servicing centers, distribution centers and retail outlets with certain larger handset manufacturers.  Funtalk expects these systems to eventually include links with wireless operators, as bundling handsets and “talk time” becomes more prevalent and revenues from commissions linked to the sale of “talk time” increase.

Funtalk can track the location of handsets from the time they leave factories to the time they enter retail chain inventories.  The system delivers real-time updates on sales of each specific stock-keeping unit, or SKU, enabling Funtalk to fine-tune merchandise allocation and pricing in response to demand.  In an industry where product life cycles are extremely short, and average selling prices of new models diminish rapidly, this information provides Funtalk with a significant competitive advantage over smaller retailers in the highly fragmented mobile retail market.  This information also provides Funtalk with a substantial bargaining tool in its negotiations with handset manufacturers such as Nokia, Samsung, Motorola, Sony Ericsson and LG, all of which closely monitor each model’s sales performance.

Funtalk transmits daily sales reports to Funtalk’s head office in Beijing, allowing Funtalk to track medium-term sales trends and adjust inventory levels.  Funtalk’s detailed sales information also allows Funtalk to evaluate the impact of advertisements and promotional events by region, product and price.  This information also helps Funtalk and its wireless operator partners and handset manufacturers to develop effective marketing activities and minimize costs.  Funtalk believes its integrated information systems, which manage the information generated by Funtalk’s vast retail and distribution network, is unmatched in the Chinese wireless telecommunications sector.

Strong, Experienced Management Team

Funtalk believes that the strength of its management team differentiates Funtalk from its competitors.  Under the leadership of its chairman, Mr. Kuo Zhang, and its chief executive officer, Mr. Dongping Fei, the co-founders of Pypo Beijing, Funtalk’s management has established Funtalk as a leading national distributor and retailer of wireless telecommunications products in China.

Mr. Zhang, Mr. Fei and the rest of Funtalk’s senior management have extensive experience in the China wireless telecommunications industry, particularly with respect to technology, distribution and retailing.  Funtalk has also recruited a highly educated, motivated, team of employees across China with an array of local business relationships and a deep understanding of local market conditions.  In addition, Funtalk has instituted a management training program and holds annual management conferences to reward and motivate strong performers.

Funtalk has developed a strong in-house legal and commercial team capable of executing and implementing mergers and acquisitions.  With the assistance of ARC Capital Partners, Funtalk’s indirect shareholder, Funtalk has successfully acquired a 100% or controlling interest in seven retail chains in eighteen months.  Funtalk’s management’s reputation as a fair and credible partner in the mobile retail industry has also helped Funtalk implement its retail expansion strategy.  Funtalk has also recently established a team that specializes in the financial and operational integration of the acquired retail chains.

Mr. Clement Kwong, who previously served as Managing Director of ARC Capital Partners, the manager of ARC Capital Holdings Ltd., a $570 million retail and consumer-focused private equity fund and part of the Pacific Alliance Group, has also joined Funtalk to assist in developing and implementing its corporate strategy.

Strategies

Funtalk aims to become China’s leading provider of marketing, distribution, sales and value-added services in the mobile wireless telecommunications industry.  The principal components of Funtalk’s business strategy include the following:

Expand Coverage of Distribution and Retail Network

Funtalk plans to expand the coverage of its distribution and retail network by establishing retail stores in select locations and acquiring additional retail stores as appropriate opportunities arise.  Funtalk believes that its expansion will broaden its revenue base, increase gross margins and enhance its overall competitiveness.  To accomplish this goal, Funtalk plans to primarily focus on establishing retail stores in selected locations.  In evaluating potential locations for retail stores, Funtalk considers, among other factors, market size, household income levels, consumer spending habits and competition in the relevant region.  In addition, Funtalk plans to continue acquiring regional retail chains that increase Funtalk’s customer base, provide expertise to Funtalk’s retail business and expand the geographic coverage of Funtalk’s distribution and retail network.

In the last two years, Funtalk has acquired seven retail chains that are leading players in their respective markets.  Funtalk integrates an acquisition’s operations, including its financial reporting and management, procurement, branding and logistics, during the twenty-four months following the closing of the transaction.  During the integration process, Funtalk eliminates redundancies, consolidates procurement functions and integrates logistics to improve efficiencies and margins, reduce costs and lower inventory levels.  Funtalk also encourages chains to expand their store networks locally by opening new stores in promising locations and closing poorly performing stores.

Although Funtalk generally maintains the local brand name under which each retail chain operates, Funtalk plans to phase in over the next 24 months a company-wide retail brand name, “Funtalk” (  ).  Funtalk will eventually conduct company-wide product purchases and negotiate on behalf of Funtalk’s retail stores under the Funtalk brand, with the goal of obtaining the best pricing and trade terms offered by each supplier or wireless operator.  As Funtalk integrates newly acquired retail chains, Funtalk will also develop a “best practices” program under the Funtalk brand to help ensure that Funtalk maintains uniform, high quality sales standards and after-sales service across its retail chains.  Funtalk also plans to integrate its customer relationship management for its retail chains, including loyalty programs.  Funtalk hopes to use those programs to market new products and services.

Although Funtalk believes that its economies of scale are significant in the Chinese wireless telecommunications sector, Funtalk’s market share remains relatively small due to the fragmented nature of the Chinese retail wireless market.  Over the next several years, Funtalk believes that its retail expansion strategy will create a unified wireless retail chain under the Funtalk brand.  Funtalk plans to develop sufficient scale to provide Funtalk with leverage in negotiating with handset suppliers and wireless operators.  Funtalk also plans to market Funtalk as a brand associated with reliability, credibility and value, which Funtalk believes would set Funtalk apart from the sometimes confusing array of products and stores in China’s mobile retail industry.

Work Closely with Wireless Operators

In 2008, the Chinese government implemented a restructuring plan for the wireless telecommunications sector, granting each of the country’s three wireless operators, China Mobile, China Unicom and China Telecom, a formal license to operate a 3G network.  The restructuring has resulted in dramatically increased competition in an industry where China Mobile had previously virtually monopolized the existing GSM subscriber base and charged abnormally high fees.

As the 3G network develops, Funtalk expects that wireless operators will compete vigorously to secure new subscribers and increase revenues.  Funtalk also expects China Mobile to aggressively defend its subscriber base, while China Unicom and China Telecom attempt to persuade China Mobile subscribers to switch to their respective networks.  These trends may result in the bundling of handset and “talk time” into various packages that will be marketed through the retail stores of China’s largest mobile retailers, including Funtalk.

Funtalk is working closely with wireless operators to market bundled handsets and help manage and operate wireless operator-branded retail stores.  Funtalk is also in discussions with wireless operators to secure more favorable trade terms, such as a higher split of “talk time” revenues, increased handset subsidies and improved credit terms.  As Funtalk grows, Funtalk expects its leverage in such negotiations will increase.  Funtalk has also developed partnerships with mobile content providers and other value-added service providers whose products and services Funtalk can cross-sell to consumers.  Wireless operators typically collect revenues for these services, and the content owner, the wireless operator and Funtalk generally share these revenues.

Develop E-Commerce Business

Online retailing has emerged as a viable and growing channel for the distribution of mobile handsets and accessories.  Funtalk plans to develop its online presence through its website, www.dongdianwang.com , and through the replication of online storefronts for Funtalk’s acquired retail chains.  Funtalk believes that combining China’s largest professional network of mobile retail stores and an array of online storefronts under trusted brand names, will result in a diversified “bricks-and-clicks” channel strategy.  Funtalk will service its retail chains and online stores through an integrated system for inventory and customer service, adding to the competitive advantages that Funtalk enjoys over competing retailers.

Funtalk intends to upgrade its online retail offerings by making its website more user-friendly, providing a greater assortment of products, offering personalized shopping options and introducing customer loyalty programs to reward frequent purchasers.  Funtalk also plans to introduce mobile content, including ringtones, wallpapers, games, applications and other similar products, and has entered into several partnerships with respect to such products.

Enhance Operating Efficiency by Improving Information and Logistics Management Systems

Funtalk intends to utilize and upgrade its state-of-the-art information management systems by improving its ERP system to increase operating efficiency and respond to customer and market demands.  These systems enable Funtalk to analyze pricing, assess retail performance, establish product and sales policies, manage warehousing, collect market intelligence and provide value-added services to customers.

Funtalk plans to upgrade its existing logistics service facilities to enhance delivery speed and collect sales-related information.  Funtalk also plans to establish new regional distribution centers to supplement its five existing centers in Beijing, Shanghai, Guangzhou, Shenyang and Chengdu to provide more efficient services to local customers and end users.  In cities where Funtalk has relatively more retail stores, Funtalk plans to develop its own logistics network, which Funtalk believes will allow it to increase efficiency and minimizing costs.

Funtalk believes that these measures will help Funtalk integrate the functions of its business lines and increase operating efficiency in procurement, logistics, warehousing, distribution and retail, which should reduce costs, optimize product management decisions and enhance Funtalk’s competitiveness.  These improvements will help Funtalk coordinate among factory owners, authorized dealers, store operators, wireless operators, third party logistics providers and other service providers, improving efficiencies through Funtalk’s combined retail and online storefront model.

Industry Background

The mobile phone market in China has experienced rapid growth.  Mobile phone sales in China exceeded 157 million units in 2008, compared to 65 million units in 2004, representing a compounded annual growth rate, or CAGR, of 24.7%, according to the 2008 Mobile Phone Retail Stores Survey of Sino Market Research Ltd.  In 2008, despite the global economic downturn, the number of mobile phone subscribers increased by 17.2% to 641.2 million, compared to 547.3 million in 2007, according to the PRC Ministry of Industry and Information Technology.

China’s Economic Growth and Rising Private Consumption

The country’s rapid economic development has contributed to its rapid growth.  According to the Economist Intelligence Unit, between 2003 and 2008, China’s GDP, per capita disposable income and per capita private consumption grew at CAGRs of 10.8%, 13.0% and 7.6%, respectively.  While GDP growth slowed in 2008, China still recorded 9% year-on-year growth according to the National Bureau of Statistics of China.

In addition, private consumption in China still has potential for significant growth.  According to the Economist Intelligence Unit, as set forth in the table below, annual private consumption as a percentage of GDP for 2008 in China was 35.3%, which is significantly lower than that of other countries such as India, Australia, Japan, the United Kingdom and the United States.

Chinese Private Consumption as Percentage of GDP (2008)

According to the National Bureau of Statistics of China, from 2004 to 2008, rural per capita annual net income increased from RMB2,936 to RMB4,761, representing a CAGR of 12.9%, and urban per capita disposable income increased from RMB9,422 to RMB15,781, representing a CAGR of 13.8%.  The following charts demonstrate the rise in rural and urban per capita incomes in China from 2004 through 2008:

Rural Residents’ Per Capita Annual Net Income & Its Growth Rate
(2004-2008)

Source:  Chinese National Bureau of Statistics

Urban Residents’ Per Capita Annual Disposable Income & Its Growth Rate
(2004-2008)

Source:  Chinese National Bureau of Statistics

As Chinese consumers’ incomes continue to grow, the potential for increased rates of private consumption remain significant.  Funtalk believes that China’s mobile phone market will benefit from the expected growth in private consumption.

Mobile Phone Market Development

China maintains a relatively low mobile phone penetration rate, which highlights the potential for substantial growth in this sector.  According to Business Monitor International, the mobile phone penetration rate in China was 45.9% in 2008, significantly lower than that of Hong Kong, at 162.3%, Singapore, at 131.0% and Taiwan, at 110.0% (where 100% penetration represents a ratio of one mobile phone subscription per person).

In May 2008, the Chinese government announced a restructuring plan for the telecommunications sector in China.  A principal objective of the plan was to increase competition in the market for mobile phone carriers, in which China Mobile is currently the dominant player.  Funtalk expects the plan will create a more balanced competitive landscape among China Mobile, China Unicom and China Telecom.  Funtalk believes that increased competition among carriers for subscribers will lead to substantial opportunities for distributors and retailers to partner with carriers in offering attractive packages to subscribers.

As part of the restructuring plan, the Chinese government allocated its available 3G networks to three wireless carriers:  China Mobile, China Unicom and China Telecom.  The Chinese government granted each of these carriers a formal license to operate on the 3G network in January 2009.  There is no analogous license requirement for the distribution and retail of 3G mobile phones in the PRC.  Funtalk believes the adoption of the 3G standard, the government licensing program and the resulting increase in competition in the market for mobile phone carriers will result in increased demand for 3G mobile phones and accessories in China.  Funtalk expects to benefit from this increased demand.

In addition, in January 2009, the Chinese government announced a policy to enforce mandatory exit of the personal handy-phone system, which had 68.9 million subscribers as of the end of 2008, before 2011.  Funtalk believes that this policy will also result in increased demand for traditional mobile phones that Funtalk sells, as well as 3G mobile phones.

At the retail level, the market remains highly fragmented.  Local mobile phone retail chains remain dispersed throughout the country and typically have limited operations and funding, making organic growth difficult.  According to Sino Market Research Ltd., the aggregate sales volume of the top five mobile phone retailers in China in 2008, among which Beijing Funtalk ranked the third, accounted for a 17.6% market share.  Funtalk expects retail chains to consolidate through acquisitions and strategic alliances, as retail stores attempt to reduce redundant inventory and rental costs, increase working capital and lower prices.

In addition to traditional distribution and retail channels, direct consumer purchases of mobile products on the internet have increased as retail websites have begun to offer mobile phones at lower prices than traditional retail channels.  Funtalk hopes to capitalize on this trend with its e-commerce website, www.dongdianwang.com.

Note that the data sources cited in this section constitute industry studies and statistics that are either publicly available or are generally available to entities that pay for such information.  Although Funtalk paid for the use of such information as required, neither Funtalk nor any of their respective affiliates was involved in the preparation of such information.

Distribution Business

Distribution Network

Funtalk distributes products primarily through a national network of consumer electronic stores, regional retailers, wireless operators and regional distributors.  As of September 30, 2009, Funtalk’s distribution network covered over 350 cities across 30 provinces, consisting of approximately 9,500 retail outlets that carry Funtalk’s products.

Although Funtalk sells its products to some customers through purchase orders, Funtalk typically enters into one-year distribution agreements with customers.  Funtalk often extends credit to customers for periods from seven to thirty days based on the creditworthiness of the customer and the size of the order.  Funtalk sets the retail prices of Samsung products for distributor and retail customers that sell products to end users directly based on the cost of and demand for the product and the pricing of similar products, as well as discussions with Samsung regarding Samsung’s suggested prices for its products.

During fiscal 2007, fiscal 2008 and fiscal 2009 and the six months ended September 30, 2009, Funtalk generated approximately 18.9%, 21.1%, 16.7% and 27.4%, respectively, of Funtalk’s net revenues from distribution to consumer electronic stores.  Funtalk’s top five consumer electronic stores during the six months ended September 30, 2009 were Gome Appliance (Group) Co., Ltd., Suning Appliance Co., Ltd., Jiangsu Five Star Appliance Co., Ltd., Beijing D. Phone Trading Co., Ltd. and Xieheng.  The aggregate net revenues attributable to these five customers during the six months ended September 30, 2009 was approximately $64.9 million, or 16.0% of Funtalk’s total net revenues during this period.

Retail Business

Retail Stores

Funtalk intends to capitalize on growth opportunities in China’s mobile phone retail sector through strategic acquisitions of leading regional mobile phone retail chains.  From May 2008 through December 2008, Funtalk completed acquisitions of six retail chains in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia provinces and Shanghai.  As a result of these acquisitions, Funtalk gained a total of 189 retail stores in 45 cities, with aggregate floor space of approximately 83,000 square meters.  Funtalk plans to expand the coverage of its retail network by establishing retail stores in selected locations and acquiring additional retail stores as the appropriate opportunities arise.  In evaluating potential locations for retail stores, Funtalk considers, among other factors, market size, household income level, consumer spending habits and competition in the relevant region.  In addition, Funtalk plans to continue acquiring regional retail chains that increase Funtalk’s customer base, provide expertise to Funtalk’s retail business and expand the geographic coverage to Funtalk’s retail network.

In August 2009, Funtalk entered into a definitive agreement to acquire Xieheng, one of the leading retailers of wireless telecommunications devices and accessories in China and a customer of Funtalk.  Funtalk believes that Xieheng will complement its existing retail network.  In addition, Funtalk believes that the Xieheng acquisition will bring synergies to its retail business as Funtalk integrates the finance, procurement and logistics capabilities of both Funtalk and Xieheng, which Funtalk believes will enable it to obtain more favorable terms from suppliers, thereby reducing costs and improving sales efficiency.  Following the closing of the Xieheng acquisition in November 2009, Funtalk believes it has become the largest retailer in China specializing in mobile phones, with a total of 430 retail stores in approximately 80 cities.  Funtalk’s retail network covers Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia, Zhejiang and Guangdong and Anhui provinces, and Chongqing and Shanghai, with an aggregate floor space of approximately 160,000 square meters.  Funtalk expects net revenues from its retail business to increase substantially over the next two years as Funtalk integrates Xieheng’s retail stores.

Funtalk generates net revenues at retail stores by selling mobile phones and accessories directly to end users.  Funtalk retail stores sell mobile phones from a number of manufacturers, including Nokia, Samsung, Motorola and Sony-Ericsson.  For the six months ended September 30, 2009, Funtalk derived approximately 41.5 % of its net revenues from its retail business.

Online Platform

In February 2008, Funtalk launched an e-commerce website, www.dongdianwang.com , which allows customers to purchase mobile phones and accessories directly.  Funtalk also plans to offer value-added services through the website, including games and ring tones that end users can download.  Funtalk plans to market its e-commerce website and its value-added services to customers through its existing retail stores.

Suppliers

Funtalk has established relationships with Samsung and other leading manufacturers of wireless telecommunications products and accessories.  During the six months ended September 30, 2009, Funtalk purchased inventory from over 200 mobile phone and accessory manufacturers and other suppliers.  Through manufacturer and new product promotions and volume discounts, some suppliers may provide favorable purchasing terms to Funtalk, such as volume-based rebates.  These terms may be specified in Funtalk’s supply contracts or offered from time to time based on negotiations between Funtalk and the relevant manufacturer.  Product manufacturers typically provide limited warranties directly to end users.  Funtalk’s top five brand suppliers during the six months ended September 30, 2009 were Samsung, Nokia, Motorola, Sony Ericsson and OPPO.  During the six months ended September 30, 2009, sales of products of Funtalk’s top five brand suppliers accounted for approximately 83.8% of its total net revenues.

Funtalk has formed a strategic relationship with Samsung in China.  In July 2008, Funtalk entered into a five-year distribution agreement with Samsung for exclusive national distribution rights for certain models of Samsung’s high-quality mobile phone products in China.  The agreement has a term of five years, subject to early termination by Samsung if Funtalk’s sales volume experiences material decreases in any six-month period due to reasons unacceptable to Samsung.

Under the agreement, Funtalk will discuss sales volume targets, pricing and sales support with Samsung each quarter and will submit purchase orders to Samsung at the beginning of every month based on such quarterly discussions, subject to changes in market conditions.  Funtalk also holds exclusive distribution rights in China with respect to Samsung’s new products, as long as Funtalk maintains certain sales performance levels for existing products.  In addition, Funtalk is entitled to reimbursement of certain marketing expenses that are pre-approved by Samsung.  Prior to Funtalk’s and Samsung’s execution of the distribution agreement, Funtalk used monthly purchase orders to make its purchases from Samsung.

In addition, Funtalk obtained non-exclusive national distribution rights in China for SanDisk mobile phone memory cards under an international distribution agreement for retail products with SanDisk, dated June 20, 2007.  The agreement had an initial term of one year and expired on June 20, 2008, but the relevant terms of that agreement continue to govern the relationship between the parties unless otherwise expressly agreed in writing (provided that the relationship may be unilaterally terminated by either party ceasing to do business with the other).  Funtalk has done business with SanDisk pursuant to this agreement since the agreement expired.  Pursuant to those terms, Funtalk is subject to certain minimum purchase commitments and has agreed to submit to SanDisk non-binding, 12-month rolling forecasts of Funtalk’s expected monthly purchase volumes.

Inventory, Warehouse and Logistics

As discussed under “— Competitive Advantages — Advanced Information Management Systems,” Funtalk’s information management system monitors its inventory, warehouse and delivery systems.

Funtalk’s integrated information management system enables sales representatives in the retail stores in Funtalk’s distribution network to transmit daily sales reports to its executive offices in Beijing.

Funtalk can also quickly and efficiently run reports that enable Funtalk to monitor sales generated by new products or promotional events.  To meet market demand for wireless telecommunications products and customer orders, Funtalk normally maintains an inventory supply of approximately 30 to 45 days on hand.  Funtalk’s inventory balances were $25.2 million, $46.7 million, $54.7 million and $88.3 million as of March 31, 2007, March 31, 2008, March 31, 2009 and September 30, 2009, respectively.

Funtalk contracts with third parties for its warehouse and logistics services, and Funtalk renews agreements with such providers annually.  Funtalk believes it has maintained good relationships with these third-party warehouses and logistics services providers.

Funtalk’s distribution network includes 22 warehouses, five of which serve regional distribution centers.  See “— Competitive Advantages — Superior Logistics Management.” Funtalk allocates the products delivered to its main regional Beijing warehouse based on estimates of consumer demand in respective markets and delivers most of the products to other regional distribution centers which then distribute the products to retail and distributor customers.

Marketing

Funtalk had a total sales and marketing team consisting of approximately 4,200 members, with approximately 4,100 members assigned to specific territories as of September 30, 2009.  These sales personnel have broad product knowledge developed in Funtalk’s training programs, allowing them to educate consumers about the features and benefits of Funtalk’s products and to answer product-related questions.

The sales and marketing team based in Beijing’s executive offices is primarily responsible for developing Funtalk’s marketing strategy and marketing budget, while the sales and marketing team based outside of Beijing’s executive offices is primarily responsible for implementing the marketing strategy in specific markets within the budget developed by the Beijing team.

The sales and marketing team builds relationships with Funtalk’s retail and distribution customers through personal contacts.  Funtalk advertises in print and online trade publications and sponsors community events.  Funtalk also works with suppliers’ print and media advertising campaigns and offers products at promotional prices during holidays and sales events.  In addition, Samsung and Funtalk regularly work together to develop marketing and promotional campaigns to boost sales of unsold inventory through targeted advertising campaigns, promotional gifts, retail shop rewards and other marketing activities.

After-Sales Service

Suppliers typically pack and test mobile phones and other products before delivering them to Funtalk for distribution.  In general, these products are covered by warranties, and Funtalk returns defective products to suppliers and manufacturers through its customer service department.

Where Funtalk delivers products directly to end users through its retail and (as it becomes a more developed source of revenues) e-commerce businesses, Funtalk has implemented after-sales service policies in collaboration with suppliers and in compliance with Chinese law, including its policy requiring a full refund for any product returned within seven days of purchase.

Competition

The mobile phone distribution, retail and e-commerce businesses are highly competitive.  Funtalk’s distribution business competes with other distributors of mobile phones based on model, availability and price, among other factors.  These companies include Shenzhen Telling Communications Development Co., Ltd., Shenzhen Aisidi Industry Co., Ltd. and China PTAC Communications Services Co., Ltd.

As demonstrated by the long-term contract recently signed with Samsung, Funtalk believes that it has a strong relationship with Samsung.  In addition, Funtalk believes it can compete in the mobile phone distribution market based on its experience and reputation and the quality of its products.  Funtalk also believes that its efficient and centralized management and information systems help differentiate Funtalk from its competitors.

Funtalk’s retail business competes with other retail business based on, among other things, the locations and square footage of its stores; the breadth, quality, portfolio and availability of merchandise offered; the level of customer service provided; and price.

Key competitive factors for Funtalk’s e-commerce operations also include Funtalk’s ability to process customer orders and deliver merchandise efficiently, website design and availability, and response rates.  Its online retail operations compete against numerous websites, many of which may have a greater volume of web traffic and greater financial, marketing and other resources.  The emerging TV shopping business in China also competes with Funtalk’s retail and e-commerce businesses.

Information Technology

Funtalk is committed to developing technology to enhance its competitive position.  Funtalk’s information systems provide data for procuring and distributing products, coordinating its retail operations and running its financial systems.  Employees can access Funtalk’s core business systems, which utilize purchased and internally developed software, over a company-wide network that enables employees to use key business applications.  During fiscal 2007, fiscal 2008, fiscal 2009 and the six months ended September 30, 2009, Funtalk invested approximately $406,000, $444,000, $595,000 and $397,000, respectively, in the development of its information systems.  As of September 30, 2009, Funtalk employed approximately 46 specialists to monitor Funtalk’s information systems and explore new technology solutions.

Funtalk plans to improve information management systems and to upgrade its existing information management systems in procurement, logistics, warehousing, distribution and retail sales, which Funtalk believes will reduce costs and improve its operational efficiency and its ability to integrate its acquired retail chains more quickly and effectively.

Intellectual Property

Funtalk relies on a combination of trademark, copyright, and other trade secret laws to protect its intellectual property rights.  Funtalk is the registered owner of 17 trademarks, including “  -Class 9,” “PYPO-Class 9,” “ -Class 9” and “  -Class 35,” and has 27 trademarks currently pending with the Trademark Office of the State Administration for Industry and Commerce of China.

Funtalk’s corporate website is http://www.pypo.net , its investor relationship website uses the web address http://funtalk.investorroom.com and its e-commerce business uses the web address http://www.dongdianwang.com . The internet addresses provided in this prospectus are not intended to function as hyperlinks and the information therein is not and should not be considered part of this prospectus and is not incorporated by reference in this document.

Funtalk maintains an internet content provider license issued by the Beijing Communications Administration for its e-commerce business.  Funtalk has registered approximately 86 domain names.  Funtalk has also applied for registered copyright protection in China for its original works of authorship in connection with its sales and distribution activities.

Regulatory Matters

Funtalk’s online retail business is classified as a value-added telecommunications service under PRC laws.  Foreign investors are currently prohibited from owning more than 50% of the equity interests in a Chinese entity that provides value-added telecommunications services.  As a result, Funtalk conducts its online retail business through Beijing Dongdian.  Pypo Beijing exercises effective control over the daily operations and financial conditions of Beijing Dongdian, appoints key personnel (subject to shareholder approval), and receives substantially all of the revenues generated by Beijing Dongdian through a series of contractual arrangements.  See “Certain Relationships and Related Party Transactions ” for a description of such contractual arrangements.

A circular issued in July 2006 by the Ministry of Information Industry, or MII, regarding foreign investment in the telecommunications industry requires foreign investors to establish foreign-invested enterprises and obtain business operating licenses for the provision of internet content, or ICP licenses, in order to conduct value-added telecommunications businesses in China.  Under this circular, a domestic company that holds an ICP license is prohibited from leasing, transferring or selling the license to foreign investors and from providing any assistance, including resources, sites or facilities, to foreign investors that illegally conduct value-added telecommunications businesses in China.

In addition, the relevant trademarks and domain names used in the value-added telecommunications business must be owned by the local ICP license holder or its shareholders, and the local ICP license holder must maintain the facilities in which it conducts its value-added telecommunications business in the regions covered by its license.  Beijing Dongdian currently holds an ICP license that was issued pursuant to PRC laws and regulations on June 19, 2007 and has a five-year term.  However, due to the lack of further interpretation from MII of this circular, it is unclear what impact these provisions may have on Funtalk or Beijing Dongdian and the arrangement through which these entities operate Funtalk’s online retail business.

MII also requires that ICP license holders that provide Online Bulletin Board services must first register with and obtain approval from relevant telecommunications authorities.  Beijing Dongdian has obtained Online Bulletin Board Service Approval.

Funtalk’s PRC operating subsidiaries are also subject to extensive PRC regulations governing the payment of dividends by Funtalk’s PRC subsidiaries, Funtalk’s ability to make loans to its PRC subsidiaries and foreign currency exchange.  See “Risk Factors — Risks Relating to Doing Business in the People’s Republic of China.”

Insurance

Funtalk’s insurance policies for ongoing operations cover loss of goods.  Funtalk does not maintain business interruption or product liability insurance.  Funtalk renews most operations-related insurance policies annually, and such policies are subject to deductibles and customary exceptions.  Funtalk’s management believes that Funtalk has maintained adequate insurance coverage for Funtalk’s assets at levels that are generally consistent with industry practice and similarly situated competitors in China.  Customary insurance levels are different for Chinese companies than for United States companies.  See the risk factor titled “Funtalk has limited business insurance coverage in China” for a more detailed discussion of insurance practices in China.

Employees

Funtalk had approximately 3,419, 3,175 and 4,270 employees as of March 31, 2007, 2008 and 2009.  As of September 30, 2009, Funtalk had approximately 5,600 full-time employees.  Of these employees, approximately 192 worked in management positions, approximately 4,200 worked in sales and marketing and approximately 1,200 worked in finance and administration.

Funtalk typically enters into a standard employment agreement containing confidentiality and non-competition provisions with its employees.  The non-competition covenants prohibit the employee from engaging in activities that compete with Funtalk’s business during his or her employment with Funtalk and, for a period to be agreed upon by Funtalk and the employee, after the termination of employment with Funtalk.

Facilities

Funtalk’s principal executive offices are located at South 3/F, Chang’An XingRong Center, No. 1 NaoShiKou Street, XiCheng District, Beijing, China 100031.  These offices, which Funtalk purchased in June 2006, occupy approximately 2,125 square meters.  Funtalk’s registered offices in the Cayman Islands are located at M&C Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.  As of September 30, 2009, Funtalk had approximately 188 retail stores in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu, Inner Mongolia provinces and Shanghai, comprising an aggregate of approximately 83,600 square meters, of which Funtalk leases approximately 80,700 square meters from third parties, with terms generally ranging from 3 to 5 years that expire in 2011 to 2013.

Legal Proceedings

Funtalk does not have any legal proceedings, litigation, arbitration, regulatory inquiries, investigations or administrative actions pending or, to Funtalk’s knowledge, threatened against Funtalk that could have a material adverse effect on Funtalk’s business, financial condition or operating results.  Funtalk’s agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES

The board of directors, executive officers and significant employees of FTLK are as follows:

Directors and Executive Officers	Age	Position/Title
Kuo Zhang	39	Chairman of the Board of Directors
Dongping Fei	40	Director and Chief Executive Officer
Kim Chuan (“Jackie”) Leong	39	Chief Financial Officer
Clement Kwong	43	Senior Vice President of Corporate Strategy
Bernard J. Tanenbaum III	53	Senior Vice President of Corporate Communications
Hengyang Zhou	40	Executive Vice President of Pypo Beijing and President of Distribution
Francis Kwok Cheong Wan	51	Vice President of Pypo Beijing and President of E-Commerce
Michael Marks	38	Director
Alex Fan	53	Director
Andrew Ryan	51	Director
Linzhen Xie	69	Director
Mofang Li	63	Director

Mr. Kuo Zhang, 39, has served as chairman of the board of FTLK since July 2009.  Mr. Zhang has served as a director of Pypo Cayman since November 2007.  Mr. Zhang is also a co-founder of Pypo Beijing, a wholly owned subsidiary of Pypo Cayman, and has served as chairman of Pypo Beijing’s board of directors since Pypo Beijing’s inception in 2003.  Mr. Zhang functions as an officer of FTLK, overseeing Funtalk’s strategic planning, capital investment and overall operations.  Prior to co-founding Pypo Beijing, Mr. Zhang was director of Beijing Baomiao Automobile Trading Company Limited from January 1995 to May 2004.  Mr. Zhang obtained a bachelor’s degree in engineering from Hunan University in China and completed the executive MBA program of the School of Economics and Management of Tsinghua University in 2008.

Mr. Dongping Fei, 40, has served as a director and chief executive officer of FTLK since July 2009.  Mr. Fei has served as a director of Pypo Cayman since November 2007.  Mr. Fei is also a co-founder of Pypo Beijing and has served as a director and its president and chief executive officer since Pypo Beijing’s inception in 2003.  Prior to founding Pypo Beijing, Mr. Fei was chief executive officer of Beijing Hua Song Electronic Technology Company Limited.  Mr. Fei obtained a bachelor’s degree in civil engineering from Hunan University in China and a master’s degree in business administration from Guanghua Management School, Beijing University in China.

Mr. Kim Chuan (“Jackie”) Leong, 39, has served as chief financial officer of FTLK since July 2009.  Mr. Leong has served as a vice president and the chief financial officer of Pypo Beijing since August 2008.  Mr. Leong served as director and acting chief financial controller of China Healthcare Inc., the largest Chinese medicine retail chain in the United Kingdom and Republic of Ireland, from August 2007 to July 2008, and vice president of the business development division of Golden Meditech from December 2006 to July 2007.  Golden Meditech owned a 50% interest in Capital Ally, a 62.4% shareholder of FTLK as of December 31, 2009.  Prior to joining Golden Meditech, Mr. Leong was a senior manager of the audit department of KPMG Hong Kong, from April 2004 to November 2006 and a manager of the assurance department of KPMG Singapore, from April 2001 to March 2003.  Mr. Leong obtained a diploma in financial accounting from Tunku Abdul Rahman College in Malaysia, and is a fellowship member of the Association of Chartered Certified Accountants.

Mr. Clement Kwong, 43, has served as senior vice president of corporate strategy of FTLK since July 2009.  Mr. Kwong has served as a director of Pypo Cayman since November 2007.  Mr. Kwong also serves as a director of Long March Capital Ltd. since July 2008, an investment company based in China, and a director of China Yinrui Holdings Ltd. since April 2008, a consumer electronic chain stores company based in China.  Mr. Kwong is the founder and managing partner for 3PM Capital Partners Ltd., an investment advisory firm to European financial institutions investing in China, established in 2003.  Mr. Kwong founded and, from June 2006 to January 2009, served as managing director of ARC, which manages ARC Capital, a private equity fund established in June 2006 focused on investment in the retail and consumer sectors in China.  While at ARC, Mr. Kwong headed its Shanghai office and its retail operations team.  ARC Capital wholly owned Arch, a 32.5% shareholder of FTLK as of December 31, 2009.  Mr. Kwong previously served as director of corporate affairs of CIL Holdings Ltd. from 1996 to 1998, and was director of marketing of Yalong Bay Developments, a subsidiary of China Oils Foods and Cereals Company Limited, from 1995 to 1996.  Mr. Kwong previously worked in the retail and commercial credit departments of HSBC Canada.  Mr. Kwong has a master’s degree in business administration from the University of British Columbia and is an Associate of the Institute of Bankers in Canada.

Mr. Bernard J. Tanenbaum III, 53, has served as senior vice president of corporate communications of FTLK since July 2009.  Mr. Tanenbaum has served as the chief executive officer and a director of Middle Kingdom since its inception.  Since December 2003, Mr. Tanenbaum has served as the chief financial officer of Oriental Development Management Ltd. and its wholly owned subsidiary, Shanghai Treasure Bay Oriental Development, Inc.  The primary business of these companies is commercial real estate development in China.  In 1997, Mr. Tanenbaum founded Primus Capital LLC, an Atlanta, Georgia-based structured finance and investment company, and is currently serving as the president.  Mr. Tanenbaum received a Masters in Business Administration from Harvard Business School in 1982, and in 1978 he received a Bachelor of Arts from Tulane University.

Mr. Hengyang Zhou, 40, has served as executive vice president of Pypo Beijing and president of distribution since August 2008.  Mr. Zhou joined Pypo Beijing in December 2005 and served as its chief operating officer from October 2007 through July 2008.  Prior to joining Pypo Beijing, Mr. Zhou was the general manager of Beijing Guoxin Jiuding Communication Equipment Co., Ltd. from 2002 to 2005.  Mr. Zhou has a bachelor’s degree in chemical engineering from Hunan University in China.

Mr. Francis Kwok Cheong Wan, 51, has served as vice president of Pypo Beijing and president of e-commerce since October 2006.  He served as the chief operating officer of Pypo Beijing from October 2003 to October 2006.  Prior to joining Pypo Beijing in October 2003, Mr. Wan was the chief operating officer of Beijing Hua Song Electronic Technology Co., Ltd. from September 2002 to October 2003.  Mr. Wan has a bachelor’s degree in electric engineering from Hong Kong Polytechnic University.

Mr. Michael Marks, 38, has served as a director of FTLK since July 2009.  Mr. Marks served as the president and director of Middle Kingdom since its inception until the consummation of the Business Combination.  In January 2003, Mr. Marks founded the China practice of Sonnenblick Goldman, a New York headquartered real estate investment bank, and until December 2007 served as China managing director and regional principal of the firm.  Since July 2008, Mr. Marks has served as an independent director of Genesis Pharmaceuticals Enterprises, Inc., a manufacturer and distributor of chemical and herbal drugs throughout China.  Since October 2007, Mr. Marks has served as an independent director of China Housing & Land Development, Inc., a developer of residential and commercial property in Shaanxi Province, China.  In September 2002, Mr. Marks founded the Shanghai office of Horwath Asia Pacific, a hotel and tourism advisory firm affiliated with Horwath International, and currently serves as its director and Shanghai representative.  From June 1999 to November 2004, Mr. Marks served as a director of Metro Education in China.  Mr. Marks graduated with a Bachelor of Commerce and Masters of Commerce from the University of the Witwatersrand in Johannesburg, South Africa in 1994 and 1997, respectively.  In 1998, Mr. Marks graduated with a Bachelor of Arts in psychology from the University of South Africa.

Mr. Alex Fan, 53, has served as an independent director and audit committee financial expert (as such term is defined under applicable SEC regulations) of FTLK since July 2009.  Mr. Fan has served as a director in Golden Coast Bank, a community bank in Long Beach, California, since February 2009.  Since January 2004, Mr. Fan has served as the president of Crestridge Consulting, Inc., a provider of financial and management consulting services.  From 1990 to 2003, he worked as a partner of Chen & Fan, Accountancy Corporation, where he was in charge of audit, review and consulting services.  Mr. Fan received a Master of Science in accounting from University of Wisconsin in 1981, and he received a Bachelor of Business Administration from National Taiwan University in 1979.  He has been a member of the American Institute of Certified Public Accountants since 1988.

Mr. Andrew Ryan, 51, has served as an independent director and audit committee member of FTLK since July 2009.  Mr. Ryan is a co-founding partner of Salisbury & Ryan LLP, a New York based commercial law firm established in 1993 that specializes in corporate transactional work, commercial litigation and arbitration.  He has also worked as a director and the general counsel of Numerex Corporation, an Atlanta based M2M communications network company, since 1999.  Mr. Ryan received his bachelor’s degree in history from Lafayette College in 1981 and his law degree from Dickinson School of Law, Pennsylvania State University in 1984.

Mr. Linzhen Xie, 69, has served as an independent director and audit committee member of FTLK since July 2009, and has served as the chairman of the compensation committee of FTLK since November 2009.  Since January 2009, Mr. Xie has served as an independent director and a member of audit committee and remuneration committee of SIM Technology Group Limited, a company listed on the Main Board of Hong Kong Stock Exchange that specializes in mobile phone design and wireless communication.  Mr. Xie has served as the executive director and chief scientist of CECT-Chinacomm Communications Co., Ltd., a provider of wireless and telecommunication services, since 2006.  Mr. Xie has also served as the vice president of China Mobile Communication Association since 2003 and a standing member of Communication Science and Technology Committee of the Ministry of Industry and Information Technology of China since 2002.  From 2002 to 2004, Mr. Xie was the chairman of the board of Chinacom Zhihuidao Internet Service Limited, an operator of internet cafe chain stores, while he also served as a director of Yunan Jinshikong Mobile Telecommunication Technology Limited, a mobile phone manufacturer.  From 1998 to 2002, he served as a deputy director general of Information Technology Products Department in the Ministry of Information Industry.  He also worked as a director of China National Laboratory on Local Area Network and Advanced Optical System from 1995 to 2002.  Mr. Xie received his master’s degree in physics from Peking University in 1963.

Ms. Mofang Li, 63, has served as an independent director of FTLK since July 2009 and has been a member of the compensation committee since November 2009.  Ms. Li has served as a director of Aspire Holdings Limited, a company specializing in wireless data business, since 2002.  Ms. Li has been a member of the Development Strategy Committee of China Mobile Communication Corporation since 2006, the chairman of the Technology Advisory Committee of China Mobile Communication Corporation since 2002, a member of the Advisory Committee for the State Informatization since 2002 and a senior member of the Wireless and Mobile Communication Committee of China Institute of Communication since 2001.  From 2000 to 2006, Ms. Li worked as the chief engineer of China Mobile Communication Corporation.  Ms. Li received her bachelor’s degree of radar anti-jamming from China Northwestern Telecommunication and Engineering Institute in 1969.

Voting Agreement

The FTLK board of directors consists of seven directors.  Upon the closing of the Business Combination in July 2009, Capital Ally and Arch designated six directors to FTLK’s board, or the Funtalk directors, and the board of Middle Kingdom designated a seventh director, or the Middle Kingdom Director.  Of the six Funtalk Directors, at least three were required to be “independent directors” as defined by NASDAQ Marketplace Rules, provided that a majority of independent directors then serving on the FTLK board could amend, modify or terminate the requirement that Capital Ally and Arch designate six directors and the number of those six who must be independent directors.  As of the date of this prospectus, the Funtalk nominated directors were Mr. Kuo Zhang, Mr. Dongping Fei, Mr. Alex Fan, Mr. Andrew Ryan, Mr. Linzhen Xie and Ms. Mofang Li.  The Middle Kingdom Director was Michael Marks.

At the closing of the Business Combination, Arch, Capital Ally, Mr. Marks and Mr. Tanenbaum as representatives of Middle Kingdom, and FTLK entered into a voting agreement.  The voting agreement provides that, until March 31, 2011 (or March 31, 2012 if the shares subject to the earn-out provision have not been issued prior to such date) at any meeting called or action taken for the purpose of electing directors to the FTLK board of directors, Arch and Capital Ally will agree to vote for one director nominated by Mr. Marks and Mr. Tanenbaum on behalf of the Middle Kingdom stockholders.

Independence of Directors

FTLK has a majority of independent directors, as required under NASDAQ Marketplace Rules.  The NASDAQ listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Committees of the Board of Directors

FTLK has established two committees under the board of directors:  the audit committee and the compensation committee.   FTLK currently does not plan to establish a nominating committee, as Funtalk believes that the independent directors will be able to perform the duties of a nominating committee.  Subject to the voting agreement entered into by Capital Ally and Arch at the closing of the Business Combination, the independent directors will select and recommend to the board for nomination by the board such candidates as the independent directors, in the exercise of their judgment, have found to be well qualified and willing and available to serve as FTLK’s directors prior to each annual meeting of our shareholders at which meeting directors are to be elected or re-elected.  In addition, FTLK’s board of directors has resolved that director nominations be approved by a majority of the board as well as a majority of the independent directors of the board.   FTLK has adopted a charter for each of the audit committee and the compensation committee.  Each committee’s members and functions are described below.

Audit Committee.  FTLK’s audit committee consists of Messrs.  Alex Fan, Andrew Ryan and Linzhen Xie. Mr. Fan is the chair of the audit committee. The board of directors of FTLK has determined that all of the audit committee members satisfy the “independence” requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and Rule 5605 of Nasdaq Stock Market, Marketplace Rules. In addition, board of directors of FTLK has determined that Mr. Fan is a “financial expert,” as defined by Regulation S-K promulgated by the SEC. The purpose of the audit committee is to assist the board of directors of FTLK with its oversight responsibilities regarding:  (i) the integrity of financial statements of Funtalk, (ii) Funtalk’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of Funtalk’s internal audit function and independent auditor.  The audit committee will be responsible for, among other things:

•	selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response thereto;

•	reviewing and approving all proposed related party transactions;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing major issues as to the adequacy of internal controls; and

•	meeting separately and periodically with management and the independent auditors.

Compensation Committee.  FTLK’s compensation committee consists of Messrs. Linzhen Xie and Mofang Li.  Mr. Linzhen Xie is the chair of the compensation committee.   FTLK has determined that Messrs. Xie and Li satisfy the “independence” requirements of Rule 5605 of Nasdaq Stock Market, Marketplace Rules.  The purpose of the compensation committee will be, among other things, to discharge the responsibilities of the board of directors of FTLK relating to compensation of FTLK’s directors and executive officers, including reviewing and evaluating and, if necessary, revising the compensation plans, policies and programs of the company adopted by the management.  The chief executive officer of FTLK may not be present at any committee meeting during which his compensation is deliberated.  The compensation committee will be responsible for, among other things:

•	reviewing and approving the total compensation package for the chief executive officer of FTLK:

•	reviewing and recommending to the board with respect to the compensation of the directors of FTLK; and

•	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements.

Compensation Committee Interlocks and Insider Participation

FTLK’s compensation committee consists of Messrs. Linzhan Xie and Mofang Li. None of the members who serves as independent directors on the FTLK board of directors has at any time during the prior fiscal year been an officer or employee of FTLK.  None of FTLK’s executive officers currently serves or in the prior fiscal year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as independent directors on the FTLK board of directors.

Terms of Directors and Officers

Except as otherwise provided by law, vacancies on our board may be filled by the affirmative vote of a majority of the directors then in office, or by shareholders.  A director elected by the board to fill a vacancy shall hold office only until our next annual general meeting and shall then be eligible for re-election.

Compensation of Officers and Directors

For the year ended March 31, 2009, we paid an aggregate of approximately RMB5,580,370 ($813,607) in cash to our executive officers, including all directors.

Employment Agreements with Executive Officers

Each of Mr. Zhang and Mr. Fei has entered into an employment agreement with Pypo Cayman and each of Mr. Zhou and Mr. Wan has entered into an employment agreement with Pypo Beijing.  The employment agreements became effective on the date of the consummation of the Business Combination and are for terms of three years.  Mr. Zhang is employed as the chairman of the board of FTLK; Mr. Fei is employed as the chief executive officer of FTLK; Mr. Zhou is employed as the executive vice president of Pypo Beijing and president of distribution; and Mr. Wan is employed as the vice president of Pypo Beijing and president of e-commerce.

Each executive receive an initial base salary of approximately $174,000 (calculated at the exchange rate as of the date of the merger agreement), an amount equal to his base salary and annual bonus, in RMB, at Pypo Beijing for fiscal 2009.  The boards of directors of Pypo Cayman and Pypo Beijing may adjust base salaries annually to reflect increases in the cost of living.  An executive’s base salary may also be increased if the executive’s workload substantially increases as a result of an expansion in the business of his employer or its subsidiaries or controlled affiliates.  In addition, an executive’s base salary may be correspondingly adjusted if the salaries of all other employees of his employer or its subsidiaries and its controlled affiliates are adjusted.

Each executive’s employment agreement provides for an annual bonus based on the executive’s performance and the financial performance of his employer.  Annual bonuses will be determined by each employer in its sole discretion and will be approved by its board of directors.  Subject to the approval of its board of directors, each employer may also grant share options or other equity incentives to the executives.

Pursuant to the employment agreements, the employer will pay tuition and other costs, including a reasonable living allowance, arising from an executive’s enrollment in any full-time or part-time business study program at an appropriate university and in a subject relevant to the executive’s scope of work.  An executive’s enrollment in such a program will require prior approval by his employer’s board of directors, in the case of Mr. Fei or Mr. Zhang, or his employer’s chief executive officer, in the case of Mr. Zhou or Mr. Wan.

Each executive will also be eligible to participate in the benefits generally made available to the employer’s executives in accordance with the benefit plans established by the employer.  In addition, the employer will pay for life insurance and medical insurance policies for the benefit of each executive.

If an executive’s employment agreement terminates as a result of the death of the executive, or if an employer terminates an executive’s employment based on the executive’s disability, the employer will pay the executive, or his beneficiaries or estate, as applicable, an amount equal to 18 months’ base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination.  If an executive suffers an industrial injury (as defined under applicable PRC laws), the employer will not be able to terminate the executive’s employment without the executive’s consent.  If the executive consents to such termination, the employer will pay the executive an amount equal to 18 months’ base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination.

If an employer dismisses an executive without cause (as defined by the PRC Labor Law), or if an executive terminates his employment for good reason (as defined in his employment agreement), the employer will pay the executive the product of his monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus five.  If an executive terminates his employment other than for good reason, the executive will be entitled to a contribution bonus in an amount determined by the employer and approved by its board of directors.  A contribution bonus shall not exceed the product of the executive’s monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus five.  If an executive’s employment agreement expires in accordance with its term without earlier termination or extension, the executive will be eligible to receive an amount equal to eight months’ base salary.

Each of the employment agreements provides for the protection of confidential information and contains non-competition and non-solicitation provisions applicable for a term of 24 months following the termination of the executive’s employment.  Each executive will continue to receive his base salary during the term of the non-competition and non-solicitation provisions in consideration of his fulfilling his obligations thereunder.

Share Incentive Plans

Funtalk has adopted the 2010 Share Incentive Plan, or the 2010 Plan, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of its business.  Funtalk has reserved an aggregate of 3,000,000 ordinary shares for issuance under the 2010 Plan.

Types of Awards. The types of awards Funtalk may grant under the 2010 Plan include the following:

•	options to purchase its ordinary shares;

•	restricted shares; and

•	restricted share units.

Plan Administration. The compensation committee of FTLK’s board of directors administers the 2010 Plan, but may delegate to a committee of one or more members of FTLK’s board of directors the authority to grant or amend awards to eligible individuals. The compensation committee will determine the individual who will receive grants, the types of awards to be granted and terms and conditions of each award grant, including, but not limited to, the exercise price, the grant price or purchase price, any restrictions or limitations on the award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an award, based in each case on such considerations as the committee in its sole discretion determines. The compensation committee has the sole power and discretion to cancel, forfeit or surrender an outstanding award (whether or not in exchange for another award or combination of awards).

Award Agreement. Awards granted under the 2010 Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award which may include the term of an award, the provisions applicable in the event the holder’s employment or service ends, and FTLK’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

Eligibility.  FTLK may grant awards to the employees and consultants of a service recipient, which include FTLK’s parent or subsidiaries or any entities in which FTLK, its parents or subsidiaries hold a substantial economic interest, as well as non-employee directors of FTLK.

Acceleration of Awards upon Corporate Transactions. The compensation committee may, in its sole discretion, upon or in anticipation of a corporate transaction, accelerate awards, purchase the awards from the holder or replace the awards.

Exercise Price and Term of Awards. The exercise price per share subject to an option may be amended or adjusted in the absolute discretion of the compensation committee, the determination of which should be final, binding and conclusive. To the extent not prohibited by applicable laws or exchange rules, a downward adjustment of the exercise prices of options mentioned in the preceding sentence should be effective without the approval of FTLK’s shareholders or the approval of the affected holders. If FTLK grants an incentive share option to an employee, who, at the time of that grant, owns shares representing more than 10% of the voting power of all classes of FTLK’s share capital, the exercise price cannot be less than 110% of the fair market value of FTLK’s ordinary shares on the date of that grant. The compensation committee will determine the time or times at which an option may be exercised in whole or in part, including exercise prior to vesting. The term may not exceed ten years from the date of the grant, except that five years is the maximum term of an incentive share option granted to an employee who holds more than 10% of the voting power of FTLK’s share capital.

Expiration of Option. Expiration date for the options will be the earlier of (i) the tenth anniversary of the date of the grant of such options, and (ii) three months after the holder’s termination of service other than for disability or death, or one year after the date of the holder’s termination of service on account of disability or death.

Restricted Shares and Restricted Share Units. The compensation committee is also authorized to make awards of restricted shares and restricted share units. Except as otherwise determined by the compensation committee at the time of the grant of an award or thereafter, upon termination of service during the applicable restriction period, if no price was paid by the holder, the restricted shares that are at that time subject to restrictions shall lapse, and, if a purchase price was paid by the holder,  FTLK should have the right to repurchase the restricted shares that are at that time subject to restrictions in accordance with the respective award agreements. At the time of grant for restricted share units, the compensation committee should specify the date on which the restricted share units become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate.

Amendment and Termination. With the approval of FTLK’s board of directors, the compensation committee may at any time amend, modify or terminate the 2010 Plan. Amendments to the 2010 Plan are subject to shareholder approval, to the extent required by law, or by stock exchange rules or regulations. Any amendment, modification or termination of the 2010 Plan must not impair any rights or obligations under awards already granted without consent of the holder of such awards. Unless terminated earlier, the 2010 Plan shall continue in effect for a term of ten years from the date of adoption.

The following table summarizes, as of April 30, 2010, outstanding options that FTLK granted to several of its directors and executive officers and to other individuals as a group under the 2010 Plan.

Name	Ordinary Shares Underlying Outstanding Options	Exercise Price ($ per share)	Grate Date	Expiration Date
Kuo Zhang	100,000	6.80	April 28, 2010	April 28, 2020
Dongping Fei	100,000	6.18	April 28, 2010	April 28, 2020
Kim Chuan (“Jackie”) Leong	*	6.18	April 28, 2010	April 28, 2020
Bernard J. Tanenbaum III	30,000	6.18	April 28, 2010	April 28, 2020
Hengyang Zhou	100,000	6.18	April 28, 2010	April 28, 2020
Francis Kwok Cheong Wan	100,000	6.18	April 28, 2010	April 28, 2020
Michael Marks	30,000	6.18	April 28, 2010	April 28, 2020
Alex Fan	*	6.18	April 28, 2010	April 28, 2020
Andrew Ryan	*	6.18	April 28, 2010	April 28, 2020
Linzhen Xie	*	6.18	April 28, 2010	April 28, 2020
Mofang Li	*	6.18	April 28, 2010	April 28, 2020
Other individuals as a group	1,270,000	6.18	April 28, 2010	April 28, 2020

Employees

As of September 30, 2009, Funtalk had approximately 5,600 full-time employees.  Of these employees, approximately 192 worked in management positions, approximately 4,200 worked in sales and marketing and approximately 1,200 worked in finance and administration.

The full-time employees of Funtalk’s subsidiaries incorporated in the PRC and its variable interest entity subsidiary, Beijing Funtalk, are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits.  These companies are required to accrue for these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits.  The total amounts charged to the statements of operations for such employee benefits amounted to approximately $1.8 million, $1.8 million and $2.5 million for the years ended March 31, 2007, 2008 and 2009, respectively.  The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

Funtalk has no other obligation to make payments in respect of retirement benefits of the employees.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information, as of December 31, 2009, based on information obtained from the persons named below, with respect to the beneficial ownership of the ordinary shares of FTLK by:

•	each director and executive officer; and

•	each person known by FTLK to own beneficially more than 5.0% of FTLK’s outstanding ordinary shares.

Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of ordinary shares shown as beneficially owned by them.  FTLK’s major shareholders do not have different voting rights than any other shareholder.

	Ordinary Shares Beneficially Owned
Beneficial Owner	Number(1)		Percent(2)
Arch Digital Holdings Limited (3)	16,663,062	(4)	32.5%
Capital Ally Investments Limited (5)	31,963,062	(4)	62.4%
Kuo Zhang (6)	31,963,062	(4)	62.4%
Dongping Fei (7)	2,557,045	(10)	5.2%
Kim Chuan (“Jackie”) Leong *	—		—
Clement Kwong *	—		—
Bernard J. Tanenbaum III *	297,534	(11)	—
Hengyang Zhou (8)	2,557,045	(10)	5.2%
Francis Kwok Cheong Wan (9)	649,581	(12)	1.3%
Alex Fan *	—		—
Andrew Ryan *	—		—
Linzhen Xie *	—		—
Mofang Li *	—		—
Michael Marks *	157,484	(13)	—
All directors and officers as a group (12 persons)	32,428,400		63.1%

*	The person beneficially owns less than 1% of FTLK’s outstanding ordinary shares.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

(2)
For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the number of (i) 52,088,493, being the number of ordinary shares outstanding as of December 31, 2009, plus (ii) the number of ordinary shares such person or group has the right to acquire within 60 days after December 31, 2009.

(3)
Arch is a British Virgin Islands company wholly owned and controlled by ARC Capital, a Cayman Islands company.  ARC Capital is a closed-end fund that is admitted to trading on the AIM market of the London Stock Exchange plc and managed by ARC Capital Partners Limited, a Cayman Islands company co-founded by Clement Kwong.  The Investment Committee of ARC Capital Partners Limited exercises sole dispositive and voting power over the shares of ordinary shares owned by Arch pursuant to the delegated authority of the Board of ARC Capital.  The members of the Investment Committee who make the decisions regarding the voting and dispositive control of shares are Chris Gradel, Allan Liu and Tony Miller.  Arch has pledged all of its shares and warrants of FTLK in favor of Gottex Fund Management Sarl, or Gottex in connection with a secured loan.  See “Certain Relationships and Related Party Transactions — Pledge Agreement.  “The registered address for Arch is Quastisky Building, PO Box 4389, Road Town, Tortola, British Virgin Islands.

(4)	Includes Class B redeemable warrants to purchase 1,700,000 shares and Class A warrants to purchase 113,062 shares.

(5)
Capital Ally is a British Virgin Islands company 50% owned and controlled by each of (i) GM Investment, a Hong Kong company and (ii) Style Technology, a Hong Kong company.  GM Investment is wholly owned and controlled by Golden Meditech, a PRC based public company incorporated in the Cayman Islands.  Style Technology and GM Investment share voting and investment power with respect to the ordinary shares of FTLK held by Capital Ally.  The board of directors of Golden Meditech which make the decisions regarding the voting and disposition of the shares owned by GM Investment are:  Kam Yuen, Jin Lu, Zheng Ting, Lu Tian Long, Cao Gang, Gao Zongze and Gu Qiao.  The person who exercises investment and voting control over the ordinary shares owned by Style Technology is Nana Gong, a Chinese citizen, wife of Mr. Zhang, chairman of FTLK.  Ms. Gong holds a 64% equity interest in Style Technology, through which she exercises investment and voting control over Style Technology.  Mr. Fei, a director and chief executive officer FTLK, holds 16% of Style Technology.  Mr. Zhou, Pypo Beijing’s executive vice president and president of distribution, holds 16% of Style Technology; and Francis Kwok Cheong Wan, Pypo Beijing’s vice president and president of e-commerce, a Canadian citizen, holds 4% of Style Technology.  GM Investment and Style Technology pledged all of their respective rights and interests in the ordinary shares of Capital Ally to Pypo Cayman.  Although the pledge agreement contains certain restrictions regarding disposition of the equity interests, GM Investments and Style Technology retain voting and investment control with respect to such equity interests unless an event of default occurs under the loan agreement with Capital Ally.  The registered address for Capital Ally is P.O. Box 957 Offshore Incorporation Center, Road Town, Tortola, British Virgin Islands.

(6)
Represents the shares beneficially owned by Capital Ally over which Style Technology and GM Investment share voting and investment power.  Mr. Zhang’s wife, Nana Gong, is the holder of a 64% interest in Style Technology and exercises the investment and voting control.  Includes (i) Class B redeemable warrants to purchase 1,700,000 shares; and (ii) Class A warrants to purchase 113,062 shares.

(7)
Represents 16% of the interest of Style Technology in the shares beneficially owned by Capital Ally.  Mr. Fei, a director and chief executive officer of FTLK, holds a 16% interest in Style Technology.  Style Technology and GM Investment share voting and investment power with respect to the shares of FTLK beneficially owned by Capital Ally.  Except to the extent of his pecuniary interest of 16% of the equity ownership of Style Technology (which consists of 2,412,000 shares, 136,000 Class B redeemable warrants and 9,045 Class A warrants), Mr. Fei disclaims beneficial ownership of the shares and warrants held by Capital Ally.  Mr. Fei does not have voting or investment control over such shares which are held by Style Technology.  See footnote 6 above.

(8)
Represents 16% of the interest of Style Technology in the shares beneficially owned by Capital Ally.  Mr. Zhou, Pypo Beijing’s executive vice president and president of distribution, holds a 16% interest in Style Technology.  Style Technology and GM Investment share voting and investment power with respect to the shares of FTLK beneficially owned by Capital Ally.  Except to the extent of his pecuniary interest of 16% of the equity ownership of Style Technology (which consists of 2,412,000 shares, 136,000 Class B redeemable warrants and 9,045 Class A warrants), Mr. Zhou disclaims beneficial ownership of the shares and warrants held by Capital Ally.  Mr. Zhou does not have voting or investment control over such shares which are held by Style Technology.  See footnote 6 above.

(9)
Represents (i) 4% of the interest of Style Technology in the shares beneficially owned by Capital Ally and (ii) 9,380 ordinary shares, 100 Class A warrants and 840 Class B redeemable warrants held by Mr. Wan.  Mr. Wan, Pypo Beijing’s vice president and president of e-commerce, holds a 4% interest in Style Technology.  Style Technology and GM Investment share voting and investment power with respect to the shares of FTLK beneficially owned by Capital Ally.  Except to the extent of his pecuniary interest of 4% of the equity ownership of Style Technology (which consists of 603,000 shares, 34,000 Class B redeemable warrants and 2,261 Class A warrants), Mr. Wan disclaims beneficial ownership of the shares and warrants held by Capital Ally.  Mr. Wan does not have voting or investment control over such shares which are held by Style Technology.  See footnote 6 above.

(10)
Includes Class B redeemable warrants to purchase 136,000 shares and Class A warrants to purchase 9,045 shares.  The individual in the table has a pecuniary interest in the 145,045 shares based on his 16% equity ownership in Style Technology.

(11)	Includes warrants to purchase 165,485 shares, which became exercisable on the completion of the business combination.

(12)
Includes Class B redeemable warrants to purchase 34,840 shares and Class A warrants to purchase 2,361 shares.  Mr. Wan has a pecuniary interest in 36,261 shares based on his 4% equity ownership in Style Technology.

(13)
These securities are held in the name of Gedeon International Limited.  Mr. Marks has voting and dispositive control over these securities.  Includes Class A warrants to purchase 25,435 shares, which became exercisable on the completion of the business combination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Agreements and Contractual Arrangements between Funtalk and Beijing Funtalk and/or Its Shareholders

Funtalk operates its retail chain stores through Beijing Funtalk, a consolidated variable interest entity established in November 2007.  Funtalk established Beijing Funtalk to enable Funtalk to access capital from sources outside of the PRC while maintaining compliance with PRC laws.

Prior to September 8, 2008, each of Mr. Hui Liu and Mr. Fei owned 50% of the outstanding shares in Beijing Funtalk.  On September 1, 2008, Mr. Liu entered into a share transfer agreement pursuant to which Mr. Liu transferred his shares in Beijing Funtalk to Mr. Zhikuan Guan.  Mr. Guan became a 50% shareholder in Beijing Funtalk on September 8, 2008 when the share transfer became effective.  Mr. Fei is a co-founder of Pypo Beijing and currently serves as its Chief Executive Officer.

Pypo Beijing exercises effective control over the day-to-day operations and financial affairs of Beijing Funtalk, appoints key personnel (subject to shareholder approval) and receives substantially all of the revenues generated by Beijing Funtalk through the contractual arrangements described below, including:

•	the exclusive business cooperation agreement between Pypo Beijing and Beijing Funtalk;

•	the equity interest pledge agreements among Pypo Beijing, Beijing Funtalk and each of Mr. Guan and Mr. Fei;

•	the exclusive option agreements among Pypo Beijing, Beijing Funtalk and each of Mr. Guan and Mr. Fei;

•	the powers of attorney executed in favor of Pypo Beijing by each of Mr. Guan and Mr. Fei; and

•	the loan agreements among Pypo Beijing, Beijing Funtalk and each of Mr. Guan and Mr. Fei.

Each of Pypo Beijing and Beijing Funtalk is a distinct, independent legal entity under the laws of the PRC, and neither party is subject to the liabilities of the other party.

Exclusive Business Cooperation Agreement

On September 1, 2008, Pypo Beijing and Beijing Funtalk entered into an exclusive business cooperation agreement (which replaced a similar agreement dated December 26, 2007 under which no payments were made).  Under the exclusive business cooperation agreement, Beijing Funtalk granted to Pypo Beijing exclusive rights to provide business support and technical and consulting services related to Beijing Funtalk’s business operations.  In consideration for these services, Beijing Funtalk agreed to pay Pypo Beijing annual service fees equal to a percentage of Beijing Funtalk’s audited total amount of operational income for each year, as set forth in the agreement.

Pypo Beijing (represented by Mr. Zhang) and Beijing Funtalk (represented by Mr. Fei) negotiate the percentage of audited total operational income at the end of each fiscal year.  For fiscal 2009, in furtherance of Beijing Funtalk’s goal of preserving funding for further expansion of its retail business, the percentage was zero.  The audited total amount of operational income of Beijing Funtalk will be reflected in Funtalk’s audited financial statements in accordance with applicable accounting standards.  The percentage may be subsequently adjusted from time to time as agreed in writing by Pypo Beijing and Beijing Funtalk.  In addition, the agreement provides that Pypo Beijing will retain exclusive ownership of and rights to intellectual property developed by either Pypo Beijing or Beijing Funtalk during the term of and in connection with the agreement.

The agreement has an initial ten-year term and is renewable at Pypo Beijing’s election.  Pypo Beijing shall be entitled to terminate the agreement by delivering a 30-day advance notice to Beijing Funtalk at any time during the term of this agreement.  Beijing Funtalk shall not terminate the agreement during its term unless Pypo Beijing commits an act of gross negligence or fraud against Beijing Funtalk.  As of September 30, 2009, Beijing Funtalk had not made any payments to Pypo Beijing under the agreement.  Beijing Funtalk does not expect to make any payments under the agreement.

Equity Interest Pledge Agreements

On September 1, 2008, Mr. Fei, Pypo Beijing and Beijing Funtalk entered into an amended and restated equity interest pledge agreement (which replaced a similar equity interest pledge agreement dated December 26, 2007).  Pursuant to the amended and restated equity interest pledge agreement, Mr. Fei pledged all of his rights (including voting rights) and equity interests in Beijing Funtalk to Pypo Beijing as security for Beijing Funtalk’s performance of its obligations under the exclusive business cooperation agreement.

On September 8, 2008, Mr. Guan, Pypo Beijing and Beijing Funtalk entered into an equity interest pledge agreement pursuant to which Mr. Guan pledged all of his rights (including voting rights) and equity interests in Beijing Funtalk to Pypo Beijing as security for Beijing Funtalk’s performance of its obligations under the exclusive business cooperation agreement.

On March 3, 2009, Mr. Fei, Mr. Guan, Pypo Beijing and Beijing Funtalk entered into an equity interest pledge agreement for the purpose of registering the pledge of Mr. Fei’s and Mr. Guan’s equity interest in Beijing Funtalk to Pypo Beijing with the local authority, which was supplemented by a supplementary agreement by and among Mr. Fei, Pypo Beijing and Beijing Funtalk, dated March 3, 2009, and a supplementary agreement by and among Mr. Guan, Pypo Beijing and Beijing Funtalk, dated March 3, 2009, or collectively, the 2009 Beijing Funtalk Equity Interest Pledge Agreements.  The 2009 Beijing Funtalk Equity Interest Pledge Agreements amended, superseded and restated the equity interest pledge agreements dated September 1, 2008 and September 8, 2008 in their entirety.

Under the 2009 Beijing Funtalk Equity Interest Pledge Agreements, if Beijing Funtalk or any of its shareholders breaches the terms of such agreements, Pypo Beijing, as pledgee, shall be entitled to sell the pledged equity interests and pursue other available remedies.  In addition, each of the shareholders of Beijing Funtalk has agreed not to transfer, sell, pledge, dispose of or otherwise encumber its equity interests in Beijing Funtalk without the prior written consent of Pypo Beijing.  During the term of the 2009 Beijing Funtalk Equity Interest Pledge Agreements, Pypo Beijing is entitled to collect dividends generated by the pledged equity interests.  The term of each of the 2009 Beijing Funtalk Equity Interest Pledge Agreements expires upon the completion by Beijing Funtalk of its obligations under the exclusive business cooperation agreement between Pypo Beijing and Beijing Funtalk.

Exclusive Option Agreements

On September 1, 2008, Mr. Fei, Pypo Beijing and Beijing Funtalk entered into an amended and restated exclusive option agreement (which replaced a similar exclusive option agreement dated December 26, 2007).  Pursuant to the amended and restated exclusive option agreement, Mr. Fei irrevocably granted to Pypo Beijing or its designee a non-assignable option to purchase from Mr. Fei, as a shareholder of Beijing Funtalk, all or any portion of his equity interests in Beijing Funtalk to the extent permitted by PRC law.

On September 8, 2008, Mr. Guan, Pypo Beijing and Beijing Funtalk entered into an exclusive option agreement pursuant to which Mr. Guan irrevocably granted to Pypo Beijing or its designee a nonassignable option to purchase from Mr. Guan, as a shareholder of Beijing Funtalk, all or any portion of his equity interests in Beijing Funtalk to the extent permitted by PRC law.

The exercise of purchase rights under each of the exclusive option agreements with Messrs. Fei and Guan is subject to:

•	the release of the restrictions on foreign investments in the value-added telecommunications industry;

•	obtaining approvals from PRC government authorities in connection with companies doing retail business in China with foreign ownership; and

•	other PRC government approval and registration requirements associated with converting a domestic PRC company into a company with foreign ownership.

Pursuant to the exclusive option agreements, the total exercise price for the equity interests owned by Mr. Guan and Mr. Fei is the then-actual capital contribution paid in the registered capital of Beijing Funtalk at such time by Mr. Guan and Mr. Fei, subject to adjustment based on the required appraisal under PRC law at the time when Pypo Beijing exercises the options.  The amount of the actual capital contribution paid in the registered capital of Beijing Funtalk may change depending on the equity interest Mr. Fei then holds in Beijing Funtalk.

Assuming both the capital structure of Beijing Funtalk and Mr. Fei’s holdings in Beijing Funtalk (a 50% shareholder) remain unchanged when Pypo Beijing exercises the option, the maximum exercise price for Pypo Beijing to acquire all of Mr. Fei’s equity interests in Beijing Funtalk will be RMB5,000,000 (or approximately $712,352).  Under the same analysis, the maximum exercise price for Pypo Beijing to acquire all of Mr. Guan’s equity interests in Beijing Funtalk will also be RMB5,000,000 (or approximately $712,352).

Each exclusive option agreement has an initial term of ten years and is renewable at Pypo Beijing’s election.  Additionally, the exclusive option agreements provide that, without the prior written consent of Pypo Beijing:

•
neither Beijing Funtalk nor any of its shareholders shall sell, transfer, pledge, encumber, grant a security interest in or otherwise dispose of any of its assets, business divisions, capital or equity interests;

•	Beijing Funtalk shall not merge or consolidate with, invest in or purchase or invest in any other entity; and

•	Beijing Funtalk shall not pay any dividends to its shareholders.

Powers of Attorney

In September 2008, as a shareholder of Beijing Funtalk, Mr. Guan executed an irrevocable power of attorney authorizing Pypo Beijing to vote all of the Beijing Funtalk shares held by him on his behalf on all matters subject to a shareholder vote.  Mr. Fei also executed an irrevocable power of attorney (which replaced a similar power of attorney dated December 26, 2007), and authorized Pypo Beijing to vote all of the Beijing Funtalk shares held by him on his behalf on all matters subject to a shareholder vote.  Each of the powers of attorney shall remain effective until Mr. Guan or Mr. Fei (as applicable) ceases to be a shareholder of Beijing Funtalk.

Loan Agreements

On December 26, 2007, Pypo Beijing and Beijing Funtalk entered into two loan agreements, pursuant to which Pypo Beijing provided each of Mr. Liu, or the Liu Loan, and Mr. Fei, or the Fei Loan, a $633,874 interest-free loan to provide working capital to Beijing Funtalk.  Each of the Liu Loan and the Fei Loan requires that the proceeds be used only to furnish working capital to Beijing Funtalk and is secured by the equity pledge agreements described above.  The term of each of the Liu Loan and the Fei Loan was initially December 25, 2009 and may be extended by mutual agreement of the parties thereto.  Mr. Liu repaid the Liu Loan in September 2008 and the Fei Loan was revised as described below.

In connection with the share transfer from Mr. Liu to Mr. Guan, on September 1, 2008, Pypo Beijing and Mr. Guan entered into a loan agreement pursuant to which Pypo Beijing provided a $633,874 interest-free loan to Mr. Guan, or the Guan Loan.  The Guan Loan requires that Mr. Guan may only use the proceeds to pay for the shares that Mr. Liu transferred to Mr. Guan.  The term of the Guan Loan expires August 31, 2018, which the parties may mutually agree to extend.  Under the Guan Loan, except in the case of liquidation of Beijing Funtalk (in which case Mr. Guan shall use all the residuary estate of Beijing Funtalk after liquidation to repay the loan), Mr. Guan may only repay the loan (i) after Pypo Beijing has exercised its option to acquire Mr. Guan’s equity interests in Beijing Funtalk pursuant to the exclusive option agreement among Mr. Guan, Beijing Funtalk and Pypo Beijing, and (ii) using the proceeds Mr. Guan would receive from Pypo Beijing as consideration for such transfer of his equity interest in Beijing Funtalk.  As September 30, 2009, Mr. Guan had not repaid any amounts outstanding under the Guan Loan.

The Guan Loan shall become immediately due and payable if:

•	Mr. Guan receives 30 days written notice from Pypo Beijing requesting him to repay the loan;

•	Mr. Guan dies or becomes lacking or limited of civil capacity;

•	Mr. Guan ceases to be a shareholder of Beijing Funtalk;

•	Mr. Guan commits a crime or is otherwise involved in a criminal act;

•	Mr. Guan owes any third party an amount that exceeds RMB1,000,000 (or approximately $142,470); or

•	Pypo Beijing exercises its option right under the Exclusive Option Agreement among Pypo Beijing, Mr. Guan and Beijing Funtalk dated September 8, 2008.

In connection with the share transfer from Mr. Liu to Mr. Guan, on September 1, 2008, Pypo Beijing and Mr. Fei entered into an amended and restated loan agreement (which replaced the original Fei Loan entered into on December 26, 2007 described above).  The amended and restated Fei Loan confirmed the terms of the original Fei Loan and extended the maturity date of such loan to August 31, 2018, which the parties may mutually agree to extend.  Under the amended and restated Fei Loan, except in the case of liquidation of Beijing Funtalk (in which case Mr. Fei shall use all the residuary estate of Beijing Funtalk after liquidation to repay the loan), Mr. Fei may only repay the loan (i) after Pypo Beijing has exercised its option to acquire Mr. Fei’s equity interests in Beijing Funtalk pursuant to the exclusive option agreement among Mr. Fei, Beijing Funtalk and Pypo Beijing, and (ii) using the proceeds Mr. Fei would receive from Pypo Beijing as consideration for such transfer of his equity interest in Beijing Funtalk.  As of September 30, 2009, Mr. Fei had not repaid any amounts outstanding under the Fei Loan.

The Fei Loan shall become immediately due and payable if:

•	Mr. Fei receives 30 days written notice from Pypo Beijing requesting him to repay the loan;

•	Mr. Fei dies or becomes lacking or limited of civil capacity;

•	Mr. Fei ceases to be an employee of Pypo Beijing, Beijing Funtalk or Beijing Funtalk’s affiliated entities, or a shareholder of Beijing Funtalk;

•	Mr. Fei commits a crime or is otherwise involved in a criminal act;

•	Mr. Fei owes any third party for an amount that exceeds RMB1,000,000 (or approximately $142,470); or

•	Pypo Beijing exercises its option right under the Exclusive Option Agreement among Pypo Beijing, Mr. Fei and Beijing Funtalk dated September 1, 2008.

The Guan Loan and the Fei Loan contain a number of covenants that restrict the actions Mr. Guan or Mr. Fei can take or cause Beijing Funtalk to take, or that require Mr. Guan or Mr. Fei to take or cause Beijing Funtalk to take specific actions.  For example, these covenants provide that Mr. Guan and Mr. Fei shall:

•
to transfer, pledge or otherwise dispose of or encumber his equity interest in Beijing Funtalk without the prior written consent of Pypo Beijing (except for the equity interest pledge for the benefit of Pypo Beijing, described above);

•	vote to elect the director and/or executive director candidates nominated by Pypo Beijing;

•
not vote for, or execute any resolutions to approve, any merger or consolidation with any person, or any acquisition of or investment in any person, by Beijing Funtalk without the prior written consent of Pypo Beijing;

•	at the request of Pypo Beijing or a party designated by Pypo Beijing, cause Beijing Funtalk to execute contracts or agreements in cooperation with Pypo Beijing or the party designated by Pypo Beijing;

•
not, without Pypo Beijing’s prior written consent, cause Beijing Funtalk to incur, inherit, guarantee or otherwise allow for the existence of any debt, except for (i) debt incurred in the ordinary course of business or (ii) debt already disclosed to Pypo Beijing for which Pypo Beijing’s written consent has been obtained; and

•
not, without Pypo Beijing’s prior written consent, cause Beijing Funtalk to distribute dividends to shareholders, provided that, upon Pypo Beijing’s written request, Messrs. Guan and Fei may cause Beijing Funtalk to distribute profits in whole or in part to its shareholders.

Certain Agreements and Contractual Arrangements between Funtalk, Beijing Dongdian and Beijing Funtalk

Beijing Funtalk owns 100% of the shares in Beijing Dongdian, which operates Funtalk’s e-commerce business through Funtalk’s e-commerce website, www.dongdianwang.com . Funtalk established Beijing Dongdian to comply with PRC regulations governing telecommunication services, which cover Funtalk’s e-commerce business.

Pypo Beijing exercises effective control over the day-to-day operations and financial affairs of Beijing Dongdian, appoints Beijing Dongdian’s key personnel (subject to shareholder approval) and receives substantially all of the revenues generated by Beijing Dongdian through the contractual arrangements described below, including:

•	the exclusive business cooperation agreement between Pypo Beijing and Beijing Dongdian;

•	the equity interest pledge agreement among Pypo Beijing, Beijing Funtalk and Beijing Dongdian;

•	the exclusive option agreement among Pypo Beijing, Beijing Funtalk and Beijing Dongdian; and

•	the power of attorney executed in favor of Pypo Beijing by Beijing Funtalk.

Each of Pypo Beijing, Beijing Dongdian and Beijing Funtalk is a distinct, independent legal entity under the laws of the PRC, and such parties are not subject to the liabilities of the other parties.

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement dated July 28, 2008 between Pypo Beijing and Beijing Dongdian, Beijing Dongdian granted to Pypo Beijing exclusive rights to provide technical support, consulting services and other commercial services related to Beijing Dongdian’s business operations.  Beijing Dongdian agreed to pay Pypo Beijing annual service fees equal to a percentage of Beijing Dongdian’s audited total amount of operational income for each year, as set forth in the agreement.  Pypo Beijing (represented by Mr. Zhang) and Beijing Dongdian (represented by Mr. Fei) negotiate the percentage of audited total operational income at the end of each fiscal year.  For fiscal 2009, in furtherance of Beijing Dongdian’s goal of preserving funding for operation of its e-commerce business, the percentage was zero.  The audited total amount of operational income of Beijing Dongdian will be reflected in its audited financial statements in accordance with applicable accounting standards.  The percentage may be subsequently adjusted from time to time as agreed in writing by Pypo Beijing and Beijing Dongdian.  In addition, the agreement provides that Pypo Beijing will retain exclusive ownership of and rights to intellectual property developed in connection with the performance of the agreement.

The agreement has an initial ten-year term and is renewable at Pypo Beijing’s election.  Pypo Beijing may terminate the agreement by delivering a 30-day advance notice to Beijing Dongdian at any time during the term of the agreement.  Beijing Dongdian shall not terminate the agreement during its term unless Pypo Beijing commits an act of gross negligence or fraud against Beijing Dongdian.  As of September 30, 2009, Beijing Dongdian had not made any payments to Pypo Beijing under the agreement.  Beijing Dongdian does not expect to make any payments under the agreement.

Equity Interest Pledge Agreement

Under the equity interest pledge agreement dated August 5, 2008 among Beijing Funtalk, Pypo Beijing and Beijing Dongdian, Beijing Funtalk pledged all of its rights (including voting rights) and equity interests in Beijing Dongdian to Pypo Beijing as security for Beijing Dongdian’s performance of its obligations under the exclusive business cooperation agreement.

On March 3, 2009, Beijing Funtalk, Pypo Beijing and Beijing Dongdian entered into an equity interest pledge agreement for the purpose of registering the pledge of Beijing Funtalk’s equity interest in Beijing Dongdian to Pypo Beijing with the local authority, which was supplemented by a supplementary agreement by and among Beijing Funtalk, Pypo Beijing and Beijing Dongdian, dated March 3, 2009, or collectively, the 2009 Beijing Dongdian Equity Interest Pledge Agreements.  The 2009 Beijing Dongdian Equity Interest Pledge Agreements amended, superseded and restated the equity interest pledge agreement dated August 5, 2008 in its entirety.

Under the 2009 Beijing Dongdian Equity Interest Pledge Agreements, if either Beijing Dongdian or Beijing Funtalk breaches the terms of the agreements, Pypo Beijing, as pledgee, will be entitled to sell the pledged equity interests, among other available remedies.  In addition, Beijing Funtalk has agreed not to transfer, sell, pledge, dispose of or otherwise encumber its equity interests in Beijing Dongdian without the prior written consent of Pypo Beijing.  During the term of the 2009 Beijing Dongdian Equity Interest Pledge Agreements, Pypo Beijing is entitled to collect dividends generated by the pledged equity interest.  The term of the 2009 Beijing Dongdian Equity Interest Pledge Agreements, as well as the rights embodied therein, expires upon payment of all obligations due under the exclusive business cooperation agreement between Pypo Beijing and Beijing Dongdian.

Exclusive Option Agreement

On August 5, 2008, Pypo Beijing entered into an exclusive option agreement with Beijing Funtalk and Beijing Dongdian.  Under the agreement, Beijing Funtalk irrevocably granted to Pypo Beijing or its designee a non-assignable option to purchase from Beijing Funtalk, as the sole shareholder of Beijing Dongdian, all of its equity interests in Beijing Dongdian, to the extent permitted under PRC law.  The exercise of the purchase rights under the exclusive option agreement are subject to (i) the release of the restrictions on foreign investments in the value-added telecommunications industry; and (ii) other PRC government approval and registration requirements associated with converting a domestic PRC company into a company with foreign ownership.

Pursuant to the agreement, the total exercise price for the equity interests owned by Beijing Funtalk is $1.35, subject to adjustment as a result of negotiations based on the required appraisal under PRC law at the time when Pypo Beijing exercises the option.  The exclusive option agreement has an initial term of ten years and is renewable at Pypo Beijing’s election.  Additionally, the exclusive option agreement provides that, without the prior written consent of Pypo Beijing:

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neither Beijing Dongdian nor Beijing Funtalk shall sell, transfer, pledge, encumber, grant a security interest in or otherwise dispose of any of the assets, business divisions, or capital or equity interests of Beijing Dongdian;

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Beijing Dongdian shall not incur, inherit, guarantee or otherwise allow for the existence of any debt, except for (i) debt incurred in the ordinary course of business or (ii) debt already disclosed to Pypo Beijing to which Pypo Beijing to which Pypo Beijing has consented to in writing;

•	Beijing Dongdian shall not merge or consolidate with or purchase or invest in any other entity; and

•	Beijing Dongdian shall not pay any dividends to its shareholders.

Power of Attorney

Beijing Funtalk, as the sole shareholder of Beijing Dongdian, has executed an irrevocable power of attorney authorizing Pypo Beijing to vote on its behalf all of the Beijing Dongdian equity interests held by Beijing Funtalk on all matters subject to a shareholder vote.  The power of attorney shall remain effective until Beijing Funtalk ceases to be the shareholder of Beijing Dongdian.

Private Placements

Since its inception, Pypo Cayman has entered into the following private placements:

In connection with the formation of Pypo Cayman in October 2007, Pypo Cayman issued 500 ordinary shares at the price of $0.0001 per share to each of GM Investment, and Style Technology.  The total amount of consideration paid in the private placement was $0.05 by each of GM Investment and Style Technology.  Immediately following the initial purchase, GM Investment transferred its 500 ordinary shares in Pypo Cayman to its affiliate China Bright, for the amount of $0.05.  Following these transactions, each of Style Technology and China Bright became a 50% shareholder of Pypo Cayman.

The following affiliates of Funtalk hold the percentages of equity interests in Style Technology set forth below:

Beneficial Owner	Percentage of Shares Beneficially Owned (%)
Nana Gong (spouse of Mr. Zhang, a director of Pypo Cayman and Pypo Beijing’s current chairman of the board)	64
Dongping Fei	16
Hengyang Zhou	16
Francis Kwok Cheong Wan	4

In October 2007, Pypo HK was formed as a wholly owned subsidiary of Pypo Cayman.

In November 2007, Pypo Cayman issued 91,349,500 of its ordinary shares at a par value of $0.0001 per share to each of Style Technology and China Bright, respectively, in exchange for the transfer of Style Technology’s and China Bright’s equity interests in Pypo Beijing to Pypo HK as described below in “— Transactions with Directors, Shareholders and Affiliates.” As a result of these transactions, Pypo HK became the holding company of Pypo Beijing.

In November 2007, pursuant to the Equity Subscription Agreement dated as of October 15, 2007 by and among Arch, Pypo Cayman, Pypo Beijing, GM Investment, China Bright, Style Technology, Mr. Zhang, Mr. Fei and Mr. Wan, or the Equity Subscription Agreement, Pypo Cayman issued 90,000,000 redeemable ordinary shares to Arch at a price of $1.00 per share, for an aggregate amount of $90.0 million, to facilitate the acquisitions by Funtalk of PRC companies engaged in the retailing of digital consumer electronics and related products.  Immediately following this transaction, Style Technology, China Bright and Arch became 33.5%, 33.5% and 33% shareholders of Pypo Cayman, respectively.  Under the Equity Subscription Agreement, Arch may, in its sole discretion, terminate the purchase and request redemption of all the purchased shares if certain performance targets are not met by March 31, 2008.  Upon such redemption request by Arch, Pypo Cayman, Pypo Beijing and Pypo Cayman’s shareholders shall have the joint and several obligation to promptly redeem the purchased shares from Arch, and as consideration thereof, pay Arch $90,000,000 within 60 days of the redemption request, in a manner (including form of payment) satisfactory to Arch.  In June 2008, Arch executed a waiver letter to confirm that the March date had been extended through June 30, 2008 in order to give Pypo Cayman additional time to comply with the terms of the equity subscription agreement and to confirm that Arch would not put their shares back since the net profit targets were not met as of March 31, 2008.

In December 2007, Capital Ally received from each of Style Technology and China Bright 91,350,000 ordinary shares in Pypo Cayman at a par value of $0.0001 per share, in exchange for the issuance by Capital Ally to each of Style Technology and GM Investment of 4,900 of its shares at a par value of $1.00 per share.  In December 2007, Capital Ally issued 100 ordinary shares at the price of $1.00 per share to each of Style Technology and GM Investment.  As a result of these transactions, Capital Ally and Arch became 67% and 33% shareholders, respectively, of Pypo Cayman.  Capital Ally became 50% owned by each of GM Investment and Style Technology.

Transactions with Directors, Shareholders and Affiliates

From October 2003 to August 2005, Pypo Beijing made cash advances of approximately $6.6 million to Beijing North Investment Group Limited, a former shareholder of Pypo Beijing.  These advances were unsecured, interest-free obligations payable on demand.  Pypo Beijing made these advances to meet the short-term working capital requirements of Beijing North Investment Group Limited, which repaid such advances in January 2006.

From April 2005 to March 2006, Pypo Beijing made cash advances of $3.7 million to Beijing East Chuangzhi Technology Development Co., Ltd., a company controlled by Mr. Zhang.  These advances were unsecured, interest-free obligations payable on demand.  Pypo Beijing made these advances to meet the short-term working capital requirements of Beijing East Chuangzhi Technology Development Co., Ltd., which repaid such advances in November 2006.

As of March 31, 2005, Pypo Beijing had a payable balance of approximately $1.2 million to Beijing Zhiyang East Investment Consulting Co., Ltd., a company controlled by Mr. Zhang, for cash advances to it.  In the year ended March 31, 2006, Pypo Beijing received approximately $3.3 million of cash advances from Zhiyang East and repaid approximately $4.7 million of cash advances to Zhiyang East.  In fiscal 2007, Pypo Beijing received approximately $1.1 million of cash advances from Zhiyang East and provided approximately $2.6 million of cash advances to Zhiyang East.  The advances were unsecured, interest-free obligations and were provided to meet the short-term working capital requirements of Pypo Beijing and Zhiyang East.  In July 2007, Zhiyang East repaid the outstanding balance of these cash advances of approximately $1.6 million.

From June 2006 to March 2007, Pypo Beijing made cash advances of approximately $1.1 million to Beijing Shidai Tiancheng Technology Development Co., Ltd., or Shidai Tiancheng.  Pypo Beijing made these advances to enable the purchase of mobile phones by and to meet the short-term working capital requirements of Shidai Tiancheng.

The cash advances were governed under two different sets of terms.  Of the total cash advances of $1.1 million, $0.8 million are governed by an oral agreement and are unsecured, interest-free obligations payable on demand.  Pypo Beijing made these cash advances to enable the purchase of mobile phones by, and to meet the short-term working capital requirements of, Shidai Tiancheng.  Shidai Tiancheng repaid this $0.8 million in fiscal 2008.

The remaining $0.3 million of these cash advances are governed by a separate agreement and are unsecured, interest-free obligations that Shidai Tiancheng has agreed to repay prior to March 2010.  Pypo Beijing made these cash advances to Shidai Tiancheng for the purpose of making a capital contribution to Beijing Pypo Times, the joint venture entity of Shidai Tiancheng and Pypo Beijing.

In July 2007, Pypo Beijing received cash advances of $0.1 million from Beijing Dingtai Jiye Investment Co., Ltd., a company directly controlled by Mr. Zhang.  These advances were unsecured, interest-free obligations payable on demand.  Beijing Dingtai Jiye Investment Co., Ltd. made these advances to meet the short-term working capital requirements of Pypo Beijing, which repaid them in July 2008.

In December 2007, Pypo Beijing received cash advances of approximately $12.8 million from Beijing Ruizhi Jiye Investment Co., Ltd., a company controlled by Mr. Zhang.  These advances were unsecured, interest-free obligations.  Pypo Beijing obtained these advances to meet its short-term working capital requirements.  Pypo Beijing repaid this loan in March 2008.

In September 2008, Pypo Beijing made cash advances of approximately $1.5 million to Beijing JingJing Medical Equipment Co., Ltd, a company controlled by Golden Meditech, to meet its short-term working capital needs.  These advances were unsecured and interest-free obligations.  Beijing JingJing Medical Equipment Co., Ltd. repaid this loan in March 2009.

In March 2008, Pypo Cayman entered into loan agreements with each of its direct shareholders, Arch and Capital Ally.  The purpose of these agreements was to provide working capital for these shareholders and their respective affiliates, while avoiding certain regulatory filings and restrictions under PRC law:

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Under a fund transfer agreement, Pypo Cayman, through its affiliate, Pypo Beijing, made cash advances of RMB 150.0 million ($21.4 million under prevailing exchange rates as of the date of the transaction) to Shanghai Zhengda Jingcheng Development Co., Ltd., or Shanghai Zhengda, an entity controlled by Arch.  Such advances, or the ARCH Cash Advances, were secured, interest-free obligations payable on demand any time prior to the maturity date of December 31, 2008.  The fund transfer agreement enabled Arch to provide working capital to Shanghai Zhengda while avoiding certain PRC regulatory restrictions that regulate the foreign investments in PRC companies.  These restrictions place administrative burdens on foreign companies such as Arch, a Cayman Islands company, that downstream foreign currency to PRC affiliates, such as Shanghai Zhengda.  Arch avoided such regulatory restrictions because Pypo Beijing, which made the cash advances to Shanghai Zhengda, is a PRC entity.  In consideration for the ARCH Cash Advances, Arch concurrently provided an unsecured, interest-free cash advance of $20.0 million to Pypo Cayman, which Pypo Cayman was required to repay by the maturity date of December 31, 2008.

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Pypo Cayman utilized the $20.0 million received under the fund transfer agreement described above by loaning such amount to Capital Ally.  This loan, or the Capital Ally Working Capital Loan, was interest free and had a maturity date of December 31, 2008.  Pypo provided the Capital Ally Working Capital Loan to help Capital Ally meet its working capital needs.  To secure its obligations under such loan, Capital Ally pledged its rights and interests in the 182,700,000 Pypo Cayman ordinary shares held by Capital Ally as collateral in favor of Pypo Cayman.  Under this pledge, Capital Ally agreed not to sell, transfer, encumber or dispose of these pledged shares until it had discharged its obligations under the Capital Ally Working Capital Loan.

In November 2008, Pypo Cayman amended the agreements governing the ARCH Cash Advances and the Capital Ally Working Capital Loan to (i) extend the maturity dates of such obligations to accommodate Capital Ally’s continuing working capital needs and (ii) modify the pledge agreements securing the Capital Ally Working Capital Loan to effectuate the merger agreement:

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Pypo Cayman and Capital Ally extended the maturity date of the Capital Ally Working Capital Loan from December 31, 2008 to June 30, 2009 in order to accommodate Capital Ally’s continuing working capital needs.  Concurrently, Pypo Cayman and Arch amended the fund transfer agreement to extend the maturity date of the ARCH Capital Advances from December 31, 2008 to June 30, 2009.  The concurrent extension of the ARCH Capital Advances allows Pypo Cayman to utilize the $20.0 million to be received from Capital Ally as repayment under the Capital Ally Working Capital Loan to repay the $20.0 million Pypo Cayman owes Arch under the fund transfer agreement.

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In addition, Pypo Cayman released the shares originally pledged by Capital Ally to secure the Capital Ally Working Capital Loan.  To replace such collateral, Pypo Cayman entered into replacement pledge agreements with Capital Ally’s shareholders, Style Technology and GM Investment, each a 50% holder of the equity interests of Capital Ally.  Under these replacement pledge agreements, Style Technology and GM Investment pledged their respective rights and interests in the shares of Capital Ally held by such entities as collateral in favor of Pypo Cayman.  Style Technology and GM Investment also agreed not to sell, transfer, encumber or dispose of these pledged shares until Capital Ally’s obligations under the Capital Ally Working Capital Loan were discharged.  Pypo Cayman released the shares pledged to it by Capital Ally to allow Capital Ally to transfer these shares to Middle Kingdom free and clear of any liens, pledges or other such security interests at the closing of the Business Combination, as required under the merger agreement.

On January 6, 2009 Middle Kingdom and the other parties to the merger agreement entered into an amendment to the merger agreement that reflected the extension of the date by which the Business Combination had to be completed from December 13, 2008 to August 31, 2009.  In addition, at the request of Funtalk and Capital Ally and Arch, the merger agreement was amended to extend the date by which Capital Ally was required to repay the Capital Ally Working Capital Loan and the ARCH Cash Advances from on or before February 28, 2009 to June 30, 2009.

On June 9, 2009, Pypo Cayman and Capital Ally extended the maturity date of the Capital Ally Working Capital Loan from June 30, 2009 to September 30, 2009 in order to accommodate Capital Ally’s continuing working capital needs.  Concurrently, Pypo Cayman and Arch also extended the maturity date of the ARCH Cash Advances to September 30, 2009.  The concurrent extension of the maturity date of the ARCH Cash Advances allows Pypo Cayman to utilize the $20.0 million to be received from Capital Ally as repayment under the Capital Ally Working Capital Loan to repay the $20.0 million Pypo Cayman owes Arch under the funds transfer agreement.

On June 16, 2009, Middle Kingdom and the other parties to the merger agreement entered into a second amendment to the merger agreement to reflect the extension of the maturity dates of the Capital Ally Working Capital Loan and the ARCH Cash Advances to September 30, 2009.  All references to the merger agreement in this prospectus shall refer to the merger agreement, as amended by the first and second amendments thereto.  From July 2009 to September 2009, Shanghai Zhengda repaid RMB125 million (approximately $18.3 million) of the ARCH Cash Advances to Pypo Beijing.  During the same period, Pypo Cayman fully repaid the $20.0 million cash advance to Arch.  As of September 30, 2009, the balance of ARCH Cash Advances and Capital Ally Working Capital Loan was approximately RMB25 million (approximately $3.7 million) and $20.0 million, respectively.  Capital Ally will repay the Capital Ally Working Capital Loan on or prior to March 31, 2010.  Shanghai Zhengda will repay the remaining balance of the ARCH Cash Advances on or prior to December 31, 2009.

In June 2006, China Bright, which temporarily became a controlling shareholder of Pypo Cayman as described above in “— Private Placements,” acquired 50% of the equity interests in Pypo Beijing from Beijing Hengze East Investment Consulting Co., Ltd. in consideration for $56.6 million.

In July 2007, Style Technology, which is controlled by affiliates of Funtalk and temporarily became a controlling shareholder of Pypo Cayman as described above in “— Private Placements,” acquired 50% of the equity interests in Pypo Beijing from Beijing Ding Tai Jiye Investment Consulting Co., Ltd. in consideration for the Hong Kong currency equivalent of approximately $23.6 million.

In November 2007, each of China Bright and Style Technology transferred all of its equity interests in Pypo Beijing to Pypo HK in consideration for the Hong Kong currency equivalent of an aggregate amount of approximately $47.3 million, or approximately $23.6 million for each of China Bright and Style Technology.

From June 2005 to July 2008, Mr. Fei and Mr. Zhang provided personal guarantees for certain of Funtalk’s short-term credit facilities with banks.  The amounts guaranteed by Mr. Fei and Mr. Zhang amounted to approximately $5.7 million , $0 and $0 as of March 31, 2008, March 31, 2009 and September 30, 2009, respectively.

From July 2006 to June 2009, Beijing JingJing Medical Equipment Co., Ltd, a company controlled by Golden Meditech, provided guarantees for certain of Funtalk’s short-term credit facilities with banks.  The amounts guaranteed by Beijing JingJing Medical Equipment Co., Ltd amounted to approximately $37.8 million, $41.0 million and $59.4 million as of March 31, 2008, March 31, 2009 and September 30, 2009, respectively.

For fiscal 2009, Pypo Cayman made cash advances of approximately $4.0 million to Capital Ally to meet Capital Ally’s short-term working capital needs.  In August 2009, Pypo Cayman made additional cash advances of approximately $0.4 million to Capital Ally to meet its short-term working capital needs.  These cash advances are unsecured, interest-free obligations and are payable on demand.

In February 2009, Pypo Beijing made cash advances of approximately $26.8 million to Beijing Pypo Times, Pypo Beijing’s 50% owned subsidiary, to meet Beijing Pypo Times’s capital needs.  Mr. Kuo Zhang, a director of Pypo Cayman and Pypo Beijing’s current chairman of the board, and Beijing Ruizhi Jiye Investment Co., Ltd. guaranteed the repayment of these cash advances, which Beijing Pypo Times will repay prior to February 2010.  These cash advances are interest free obligations.  From January 2009 to March 2009, Pypo Beijing made additional cash advances of approximately $1.1 million to Beijing Pypo Times, to meet Beijing Pypo Times’s working capital needs.  These additional cash advances are unsecured, interest-free obligations and are payable on demand.  Beijing Pypo Times repaid approximately $20.6 million of the cash advances from April 2009 to August 2009.  As of September 30, 2009, the total outstanding balance of these cash advances from Pypo Beijing to Beijing Pypo Times was approximately $6.8 million.

In March 2009, Beijing Yipai-top made cash advances of approximately $0.8 million to Pypo Beijing to meet Pypo Beijing’s short-term working capital needs.  These cash advances are unsecured, interest-free obligation and are payable on demand. As of March 31, 2009 and September 30, 2009, the total outstanding balance of cash advances from Beijing Yipai-top was approximately $0.8 million and nil, respectively.

In March 2009, Pypo Cayman agreed to pay approximately $0.3 million to GM Investment on behalf of Capital Ally for interest payments associated with a loan to Capital Ally from GM Investment.  Pypo Cayman will make such interest payment to GM Investment prior to November 2010.

In June 2009, Style Technology provided guarantee for the cash advance of approximately $1.5 million made by Pypo Beijing to Zhongtian Huaxin Technology & Trade Co., Ltd., a company not affiliated with Funtalk.  These cash advances are unsecured, interest-free obligations and are payable on demand.

In September 2009, Beijing Funtalk acquired 49% of the outstanding equity interests of Jiangsu Guanzhilin.  Prior to the acquisition, Beijing Funtalk held 51% of the equity interests of Jiangsu Guanzhilin.  Accordingly, upon consummation of the transaction, Jiangsu Guanzhilin became a wholly owned subsidiary of Beijing Funtalk.  Jiangsu Guanzhilin engages in the retailing of wireless telecommunications devices and accessories in China and is a customer of Funtalk.  The consideration for the acquisition was RMB 200 million (or approximately $29.3 million), to be paid in cash installments of RMB 100 million, RMB 50 million and RMB 50 million within 3 business days, 30 days and 3 months after closing, respectively.

On October 2, 2009, Pypo Cayman entered into a share purchase agreement to acquire 1,857,587 and 827,613 ordinary shares of FTLK beneficially owned by Capital Ally and Arch, respectively, for an aggregate consideration of $22.5 million, or approximately $8.39 per share.  The parties closed the transaction on October 5, 2009.  Pypo Cayman paid $700,000 and $300,000 of the amount due to Capital Ally and Arch, respectively, on the closing date, and shall pay $14,885,155 and $6,643,673 to Capital Ally and Arch, respectively, on or prior to March 31, 2010.  On October 19, 2009, Pypo Cayman, Capital Ally and Arch entered into an amendment to the share purchase agreement, pursuant to which the purchase price shall equal the lower of the aggregate of $22.5 million and the value of the share purchased as determined by an independent appraiser on or prior to December 31, 2009.  Pypo Cayman paid $700,000 and $300,000 to Capital Ally and Arch, respectively, on October 5, 2009.  On or prior to March 31, 2010, Pypo Cayman shall pay (i) Capital Ally approximately 69.2% of the purchase price minus $700,000, and (ii) Arch approximately 30.8% of the purchase price minus $300,000.  FTLK’s audit committee, which is comprised of independent directors, approved the share purchases. Pypo Cayman paid $14,885,155 and $6,643,673 to Capital Ally and Arch, respectively, in December 2009.

Pledge Agreement

Arch’s parent company, ARC Capital Holdings Limited, is a Cayman Islands closed-end fund that is traded on the AIM Market of the London Stock Exchange.  ARC Capital borrowed funds from Gottex Fund Management Sarl so that ARC Capital could invest those funds in accordance with its investment objectives.  As security for performance of obligations by ARC Capital under its loan from Gottex and to induce Gottex to make the loan in favor of ARC Capital, Arch pledged all of its rights and interests in its Pypo Cayman shares in favor of Gottex on January 16, 2008 pursuant to an equitable mortgage agreement.  Under the agreement, Arch agreed not to sell, transfer, encumber or dispose of the pledged shares without the consent of Gottex.  The agreement terminates upon the discharge of all obligations by ARC Capital under its facility agreement with Gottex.  In connection with the consummation of the Business Combination, in July 2009, Arch and Gottex entered into a replacement agreement substantially in the same form as the agreement dated January 16, 2008 to release the pledge of Pypo Cayman Shares.  Pursuant to the July 2009 agreement, Arch pledged all of its shares and warrants in FTLK from time to time in favor of Gottex.  Notwithstanding the foregoing pledge of shares, Gottex has consented to the lock-up by Arch of their FTLK ordinary shares and the lock-up by Gottex of the shares it will obtain from Arch upon the enforcement of the pledge pursuant to the July 2009 agreement.

Indemnification Agreements

In November 2007, each of Pypo Cayman, Pypo HK and Pypo Beijing entered into indemnification agreements with Mr. Clement Kwong in connection with his service as a director of such respective Funtalk entity.  These indemnification agreements provide that, with respect to each Funtalk entity, if Mr. Kwong is a party to or threatened to be made a party to any proceeding by reason of Mr. Kwong’s status as a director of such Funtalk entity or as an agent of another enterprise at such Funtalk entity’s request, he will be indemnified for expenses and liabilities actually and reasonably incurred by Mr. Kwong, including amounts paid in settlement on his behalf.  Mr. Kwong will not be entitled to such indemnification if prohibited by applicable law or if Mr. Kwong’s conduct is finally adjudged to have been knowingly fraudulent or deliberately dishonest or has evidenced willful misconduct, including any breach of the duty of loyalty.  If an indemnification agreement entitles Mr. Kwong to only a portion of the total expenses and liabilities he incurs, he will be paid such portion in accordance with the terms of the relevant indemnification agreement.

The indemnification agreements set forth the procedures and timing for payment of such expenses and liabilities, including a requirement that Mr. Kwong be paid promptly in advance of the final disposition of any proceeding at Mr. Kwong’s written request, provided that such written request sets forth (i) reasonable evidence that the indemnifiable expenses have been incurred in connection with the proceeding, (ii) a statement that the indemnifiable expenses have not been incurred in connection with any fraudulent or deliberately dishonest conduct or willful misconduct and (iii) an undertaking that any such advanced expenses shall be repaid if it is ultimately determined that Mr. Kwong is not entitled to indemnification.

Mr. Kwong will continue to be entitled to indemnification under these indemnification agreements for as long as he is subject to a possible proceeding by reason of the fact that he was a director of the Funtalk entity or was serving at the request of the Funtalk entity as an agent of another enterprise, foreign or domestic.

Share Incentive Plan

See “Directors, Executive Officers and Employees – Compensation of Officers and Directors - Share Incentive Plans.”

Review, Approval and Ratification of Related Party Transactions

FTLK has adopted an audit committee charter that requires the audit committee to review and approve all related party transactions, assure compliance with the company’s code of ethics and monitor and discuss with the auditors and outside counsel policies and compliance with applicable accounting and legal standards and requirements.  Prior to the establishment of the audit committee, FTLK’s board of directors reviewed and approved all related party transactions.  To date, neither FTLK’s board of directors nor its audit committee has adopted any written procedures for reviewing such transactions or any standards of approval, but instead evaluates each transaction on a case-by-case basis.  Under FTLK’s Articles, any director of FTLK who is in any way, whether directly or indirectly, interested in a contract or proposed contract with FTLK must declare the nature of his interest at a meeting of the directors.  A general notice given to the directors by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm will be deemed sufficient for purposes of voting on a resolution in respect to a contract or transaction in which he has an interest.  A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested, and if he does so, his vote will be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement will be considered.  Under the Companies Law, there is no provision equivalent to Section 203 of the DGCL, which provides that a corporation may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder.

With respect to all loans, under the FTLK’s memorandum and articles of association, the directors may exercise all the powers of FTLK to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of FTLK or of any third party.

FTLK will neither directly nor indirectly nor through any subsidiary make loans, extend credit, maintain credit or arrange for the extension of credit or renew an extension of credit in the form of a personal loan to or for any director or executive officer of the company, in compliance with the provisions of the Sarbanes Oxley Act of 2002.

DESCRIPTION OF SHARE CAPITAL

FTLK is a Cayman Islands company and its affairs are governed by its amended and restated memorandum and articles of association, or the memorandum and articles, and the Companies Law (2009 Revision) of the Cayman Islands, or the Companies Law.

As of December 31, 2009, FTLK’s authorized share capital consisted of 1,000,000,000 shares with a par value of $0.001 each, of which 52,088,493 shares were issued and outstanding.  All of FTLK’s outstanding ordinary shares are fully paid.

The following are summaries of material provisions of FTLK’s amended and restated memorandum and articles of association as conditionally adopted by special resolutions passed on July 9, 2009 and the Companies Law insofar as they relate to the material terms of FTLK’s ordinary shares.

General

The objects for which FTLK is established are unrestricted and FTLK shall have full power and authority to carry out any object not prohibited by the Companies Law.  FTLK’s shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Rights, Preferences and Restrictions of FTLK’s Ordinary Shares

Dividends.  Subject to any rights and restrictions of any other class or series of shares, FTLK’s board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of FTLK’s lawfully available funds.  Under the Companies Law, these dividends may be declared by the board out of FTLK’s:

•	profits; or

•
“share premium account,” which represents the excess of the price paid to FTLK on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividends may be paid if, after payment, FTLK would not be able to pay its debts as they come due in the ordinary course of business.

Voting Rights.   The holders of FTLK’s ordinary shares are entitled to one vote per share, including the election of directors.  Voting at any meeting of shareholders is by show of hands unless a poll is demanded.  A poll may be demanded by FTLK’s chairman or one or more shareholders present in person or by proxy holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting.  A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of FTLK’s outstanding shares entitled to vote at the meeting present in person or by proxy.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes of the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of the ordinary shares cast.  Under Cayman Islands law, some matters, such as amending the memorandum and articles, changing the name of FTLK or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholder in the memorandum and articles to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent document of FTLK.  However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of ordinary shares in FTLK have been paid.

Winding Up; Liquidation.   Upon the winding up of FTLK, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of FTLK’s ordinary shares are entitled to receive any remaining assets of FTLK available for distribution as determined by the liquidator.  The assets received by the holders of FTLK ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. FTLK’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment.  Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares.    FTLK may issue shares that are, or at its option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine.  Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights.   Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of FTLK.

Variation of Rights Attaching to Shares.   If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles, be varied or abrogated with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Defenses Against Hostile Takeovers

The memorandum and articles provide that directors can be removed from office by a special resolution, which is a resolution that has been passed by a majority of not less than two-thirds of the shareholders, being entitled to do so, voting in person or by proxy at a meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given.  The board of directors does not have the power to remove directors.  Vacancies on the board of directors may be filled by a majority of the remaining directors.  Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

The memorandum and articles provide that the board of directors will consist of at least three directors, the exact number to be set from time to time by a majority of the board of directors.  Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

The FTLK board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to, from time to time, issue any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as they consider fit.  The FTLK board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then-market price of the shares.  No preference shares have been established as of the date of this prospectus.

As a Cayman Islands incorporated company, FTLK is not subject to Section 203 of the DGCL, which restricts business combinations with interested shareholders.

Rights of Minority Stockholders

Under Cayman law, an acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

•
by a procedure under the Companies Law known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the consent of the Cayman Islands exempted company, the consent of the court and approval of the arrangement by holders of affected shares (1) representing a majority

•
in number of the shareholders present at the meeting (or meetings) held to consider the arrangement and (2) holding at least 75% of all the issued shares of each class of affected shareholders other than those held by the acquiring party, if any present at the meeting (or meetings) held to consider the arrangement.  If a scheme of arrangement receives all necessary consents, all holders of affected shares of a company would be compelled to sell their shares under the terms of the scheme of arrangement.

•
by acquiring, pursuant to a tender offer, 90% of the ordinary shares not already owned by the acquiring party.  If an acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any non-tendering shareholder to transfer its shares on the same terms as the original offer.  In those circumstances, non-tendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the non-tendering shareholder, the non-tendering shareholder is able to convince the court to order otherwise.

Preferred Shares

The memorandum and articles provide for the authorization of preferred shares.  The preferred shares may be issued from time to time at the discretion of the board of directors without shareholder approval.  The board of directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper.   FTLK has no immediate plans to issue any preferred shares.

The issuance of any of preferred shares could provide needed flexibility in connection with possible acquisitions and other corporate purposes.  However, the issuance could also make it more difficult for a third party to acquire a majority of FTLK’s outstanding voting shares or discourage an attempt to gain control of FTLK.  In addition, the FTLK board of directors, without shareholder approval, can issue preferred shares with voting and conversion rights that could adversely affect the voting power and other rights of the holders of ordinary shares.  These preferred shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Class A Warrants and Class B Redeemable Warrants

FTLK had 1,578,250 Class A warrants and 6,820,305 Class B redeemable warrants outstanding as of December 31, 2009, which included 3,400,000 Class B redeemable warrants issued to the FTLK shareholders in the Business Combination.

Each Class A warrant entitles the registered holder to purchase one ordinary share of FTLK at a price of $5.00 per share, subject to adjustment as discussed below.

Each Class B redeemable warrant entitles the registered holder to purchase one ordinary share of FTLK at a price of $5.00 per share, subject to adjustment as discussed below.

The Class A warrants and Class B redeemable warrants will expire on December 13, 2013 at 5:00 p.m., New York City time, which expiration date may be extended in the sole discretion of FTLK.  The Class A warrants and Class B redeemable warrants provide that FTLK is not obligated to deliver any securities pursuant to the exercise of a Class A warrant or a Class B redeemable warrant unless a registration statement under the Securities Act with respect to the ordinary shares is effective, provided that if no registration statement is effective permitting the sale of the ordinary shares underlying the warrants, the warrants may be exercised on a cashless basis commencing one year after such warrants are initially exercisable.

FTLK may call the Class B redeemable warrants for redemption,

•	in whole and not in part;

•	at a price of $.01 per Class B redeemable warrant at any time after the Class B redeemable warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each Class B warrantholder; and

•
if, and only if, (a) the reported last sale price of the FTLK ordinary shares equals or exceeds $16.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the Class B warrantholders, and (b) during each day of the foregoing 30 trading day period and through the date FTLK exercises its redemption right,  FTLK has an effective registration statement with a current prospectus on file with the SEC pursuant to which the underlying ordinary shares may be sold.

The exercise price and number of ordinary shares issuable on exercise of the Class A warrants and Class B redeemable warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation.  However, the Class A warrants and Class B redeemable warrants will not be adjusted for issuances of ordinary shares, preferred shares or other securities at a price below their respective exercise prices.

The Class A warrantholders and Class B redeemable warrantholders do not have the rights or privileges of holders of ordinary shares or any voting rights until they exercise their Class A warrants or Class B redeemable warrants and receive ordinary shares.  After the issuance of ordinary shares upon exercise of the Class A warrants and Class B redeemable warrants, each holder will be entitled to one vote for each ordinary share held of record on all matters to be voted on by shareholders.

No Class A warrants or Class B redeemable warrants will be exercisable unless at the time of exercise a prospectus relating to the ordinary shares issuable upon exercise of the Class A warrants and Class B redeemable warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class A warrants and Class B redeemable warrants.  Under the terms of the warrant agreement,  FTLK will agree to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the Class A warrants and Class B redeemable warrants until the expiration of the Class A warrants and Class B redeemable warrants.  However,  FTLK cannot assure you that it will be able to do so.  The Class A warrants and Class B redeemable warrants may be deprived of any value and the market for the Class A warrants and Class B redeemable warrants may be limited if the prospectus relating to the ordinary shares issuable upon the exercise of the Class A warrants and Class B redeemable warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the Class A warrants and Class B redeemable warrants reside.

No fractional shares will be issued upon exercise of the Class A warrants or Class B redeemable warrants.

General Meetings of Shareholders

For purposes of determining those shareholders entitled to receive notice of, attend or vote at any general meeting, the directors may close the shareholder register for transfers for a stated period no greater than 30 calendar days.  If the register is so closed, it must be closed for at least 10 calendar days before such meeting, and the date of closure will be considered the record date.  In addition, the directors may fix a record date in advance or arrears.  If the register is not closed and no record date is fixed, the date on which notice of the meeting is posted will be the record date.

The directors may call general meetings and must on a shareholder’s requisition (a requisition of shareholders holding at the date of deposit of the requisition at least one-third of the voting share capital of FTLK) proceed to convene an extraordinary general meeting.  If the directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene the general meeting.  Any meeting so convened may not be held after the expiration of three months after the expiration of the second 21 calendar day period.

At least 14 calendar days’ notice is required for the convening of the annual general meeting and the other shareholders meetings.  No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business.  Shareholders holding not less than an aggregate of one-third of all voting share capital present in person or by proxy shall be a quorum for all purposes.  A person may participate at a general meeting by telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other.  Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

Under the memorandum and articles, the shareholders of FTLK may pass resolutions without holding a meeting if such resolutions of the shareholders are passed by a unanimous written resolution signed by all of the shareholders entitled to vote.

Transfers of shares

All transfers of shares in FTLK require the approval of FTLK’s board of directors.

Inspection of books and records

FTLK’s shareholders do not have the right to inspect FTLK’s books and records.  Such inspection by shareholders is at the sole discretion of FTLK’s board of directors.

Transfer Agent and Warrant Agent

The transfer agent for FTLK’s securities and warrant agent for its Class A warrants and Class B redeemable warrants is Continental Stock Transfer and Trust Company, located at 17 Battery Place, New York, New York 10004.  The transfer agent’s telephone number is (212) 509-4000.  Its facsimile number is (212) 509-5150.

Differences in Corporate Law

The Companies Law of the Cayman Islands differs from laws applicable to United States corporations and their shareholders.  Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to FTLK and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.   The Companies Law provides for the merger and consolidation of Cayman Islands companies and Cayman Islands and foreign companies if the merged company or continued company will continue to be a Cayman Islands company.  Cayman Islands law contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose.  The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.  While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer.  An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    FTLK is unaware of any reported class action or derivative action having been brought in a Cayman Islands court.  In principle, FTLK will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder.  However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders.  This duty has two components, the duty of care and the duty of loyalty.  The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances.  Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.  The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation.  A director must not use his or her corporate position for personal gain or advantage.  This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally.  In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation.  However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.  Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company  — a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party.  A director of a Cayman Islands company owes to the company a duty to act with skill and care.  It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience.  However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under FTLK’s memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with FTLK shall declare the nature of their interest at a meeting of the board of directors.  Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

Shareholder Action by Written Resolution.  Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.  Under Cayman Islands law, a corporation may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held.  Funtalk’s memorandum and articles of association allow shareholders to act by unanimous written resolutions.

Shareholder Proposals.   Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents.  A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.  As permitted under Cayman Islands law, however, FTLK’s memorandum and articles of association do allow shareholders to call shareholder meetings.

Cumulative Voting.   Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.  Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director.  As permitted under Cayman Islands law, FTLK’s memorandum and articles of association do not provide for cumulative voting.

Removal of Directors.   Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.  Under FTLK’s memorandum and articles of association, directors can be removed by the vote of holders of at least two-thirds of FTLK’s outstanding shares being entitled to vote in person or by proxy at a shareholder meeting.

Transactions with Interested Shareholders.   The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder.  An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting shares within the past three years.  This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally.  The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder.  This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute.   As a result,  FTLK cannot avail itself of the types of protections afforded by the Delaware business combination statute.  However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution; Winding Up.   Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation.  Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares.  The DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.  Under FTLK’s memorandum and articles of association, if FTLK is wound up, after payment, or setting aside for payment, to holders of any issued shares ranking senior the ordinary shares, the holders of ordinary shares are entitled to receive any remaining assets available for distribution as determined by the liquidator.

Variation of Rights of Shares.   Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.  Under Cayman Islands law and FTLK’s memorandum and articles of association, if FTLK’s share capital is divided into more than one class of shares, FTLK may vary the rights attached to any class either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents.   Under the DGCL, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. FTLK’s memorandum and articles of association may only be amended with the vote of holders of two-thirds of FTLK’s shares entitled to attend and vote in person or by proxy at a shareholder meeting.

Inspection of Books and Records.   Under the DGCL, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.  Holders of FTLK’s shares will have no general right under Cayman Islands law to inspect or obtain copies of FTLK’s list of shareholders or its corporate records.

Anti-Takeover Provisions in FTLK’s Memorandum and Articles of Association.   Some provisions of FTLK’s memorandum and articles of association may discourage, delay or prevent a change of control of FTLK or management that shareholders may consider favorable, including provisions that:

•
authorize FTLK’s board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by FTLK’s shareholders; and

•	authorize FTLK’s board to determine the number of directors, allowing the board to enlarge the board in order to delay shareholders from obtaining majority representation.

However, under Cayman Islands law, FTLK’s directors may only exercise the rights and powers granted to them under FTLK’s memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of FTLK.

Rights of Non-Resident or Foreign Shareholders.   There are no limitations imposed by foreign law or by FTLK’s memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on FTLK’s shares.  In addition, there are no provisions in FTLK’s memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Indemnification.   Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Article 145 of FTLK’s memorandum and articles provides that to the fullest extent permissible under the Companies Law, every director (including any alternate director appointed pursuant to the provisions of the memorandum and articles) and officer of FTLK for the time being and from time to time shall be indemnified and secured harmless out of the assets and funds of FTLK against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of FTLK, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning FTLK or its affairs in any court whether in the Cayman Islands or elsewhere.  Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of FTLK in defending a proceeding shall be paid by FTLK in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by FTLK.  No such director or officer of FTLK shall be liable to FTLK for any loss or damage unless such liability arises through the willful neglect or default of such director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions,  FTLK has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

History of Share Issuances See “Certain Relationships and Related Party Transactions — Private Placements” for a description of Pypo Cayman’s history of share issuances.

Exchange Controls

Foreign Currency Exchange

Substantially all of Funtalk’s revenues and expenses are denominated in RMB.  Pursuant to the Foreign Currency Administration Rules promulgated by the State Council of China on August 5, 2008 and other various regulations issued by the relevant PRC government authorities, RMB is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interest and dividends.  Capital account items, such as direct equity investments, loans and investments in securities outside of China , require the prior approval from SAFE or prior registration with SAFE for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC.  Payments for transactions that take place within the PRC must be made in RMB.  Domestic companies or individuals can repatriate foreign currency payments received from abroad or deposit these payments abroad subject to applicable regulations that expressly require repatriation within certain period.  Foreign-invested enterprises may retain foreign exchange in accounts with foreign exchange banks.  Foreign currencies received under current account items can be either retained or sold to financial institutions engaged in the foreign exchange settlement or sales business without prior approval from SAFE by complying with relevant regulations.  Foreign exchange income under capital account can be retained or sold to financial institutions engaged in foreign exchange settlement and sales business, with prior approval from SAFE unless otherwise provided.

On August 29, 2008, the SAFE promulgated Circular 142, a notice regulating the conversion by foreign-invested enterprises of foreign currency into RMB by restricting how the converted RMB may be used.  Circular 142 requires that the registered capital of a foreign-invested enterprise that has been settled in RMB converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC.  In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested enterprise settled in RMB converted from foreign currencies.  The use of such RMB capital may not be changed without SAFE’s approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used.  Violations of Circular 142 will result in severe penalties, such as heavy fines.  As a result, Circular 142 may significantly limit Funtalk’s ability to transfer the net proceeds from this offering to its subsidiary in the PRC, and thus may adversely affect the business expansion of Funtalk’s subsidiary in the PRC.  Funtalk may not be able to convert the net proceeds into RMB to invest in or acquire any other PRC companies, or establish other VIEs in the PRC.

Dividend Distributions

The principal laws, rules and regulations governing dividends paid by PRC operating entities include the Company Law of the PRC (1993), as amended in 2006, the Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and the Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001.

Under these laws and regulations, PRC entities, including wholly owned foreign enterprises and domestic companies in China, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, FTLK’s PRC significant subsidiaries, including Pypo Beijing and other domestic companies, are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capital.  These reserves are not distributable as cash dividends.

FTLK may be considered to be “resident enterprise” under the EIT Law and could be subject to the uniform 25% enterprise income tax rate for its global income, including dividends, provides that dividends paid between “qualified resident enterprises” may be exempt from enterprise income tax.  See section entitled “Taxation —  People’s Republic of China Taxation.” If FTLK is considered to be “non-resident enterprise” under the EIT Law, it may be subject to the enterprise income tax rate of 25% or 10% on its income sourced from China.  See section entitled “Taxation — People’s Republic of China Taxation.” As a result, the amount available for distribution to FTLK’s stockholders would be reduced.

Regulation on Investment in Offshore Special Purpose Vehicles

Pursuant to SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Offshore Special Purpose Vehicles, or Circular No. 75, issued on October 21, 2005 and effective on November 1, 2005, (i) a PRC resident, including a PRC resident natural person or a PRC company, shall register with the local branch of SAFE before it establishes or controls an SPV, for the purpose of overseas equity financing (including convertible debt financing); (ii) when a PRC resident contributes the assets of or its equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident shall register his or her interest in the SPV and the change thereof with the local SAFE branch; and (iii) when the SPV undergoes a material event outside China, such as a change in share capital, or merger or acquisition, the PRC resident shall, within 30 days of the occurrence of such event, register such change with the local branch of SAFE.  PRC of SPVs established before November 1, 2005 and had finished round-tripping investment but have not register the offshore investment with SAFE before November 1, 2005, were required to register with the local SAFE branch before March 31, 2006.  Such deadline has been further extended by the Circular 106 as described below.  Under Circular No. 75, failure to comply with the registration procedures set forth above may result in penalties, including restrictions on a PRC subsidiary’s foreign exchange activities in capital accounts and its ability to distribute dividends to the SPV.  On May 29, 2007, SAFE issued Circular 106 as the implementing rules of Circular 75, which provides more detailed provisions and requirements for the registration procedures.

Under the relevant rules, failure to comply with the registration procedures set forth in Circular 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.  PRC residents who control Funtalk from time to time are required to register with the SAFE in connection with their investments in Funtalk.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 31, 2009, there were 52,088,493 ordinary shares outstanding.  Of that amount, 7,088,493 ordinary shares were registered and freely tradable without securities law restriction; provided that, any of the shares held by “affiliates,” which generally includes officers, directors or 10% stockholders, will be subject to the resale provisions of Rule 145 of the Securities Act discussed below.  The 45,000,000 ordinary shares issued in connection with the Business Combination are restricted securities as that term is defined in Rule 144 under the Securities Act.  In addition, there were outstanding 1,578,250 Class A warrants and 3,420,305 Class B redeemable warrants issued in Middle Kingdom’s IPO, that upon completion of the redomestication each entitled the holder to purchase one ordinary share, which warrants are registered and freely tradable, subject to the same Rule 145 restrictions on affiliates, and after completion of the Business Combination there were an additional 3,400,000 Class B redeemable warrants issued to Capital Ally and Arch, which are restricted securities.  The ordinary shares issuable upon exercise of the warrants initially issued in Middle Kingdom’s IPO will be freely tradable, provided that there is a registration statement in effect at the time of their exercise.  The ordinary shares issuable upon exercise of the 3,400,000 warrants issuable to Capital Ally and Arch will be restricted securities.  Also outstanding on such date was the underwriters unit purchase option issued to the underwriters in Middle Kingdom’s IPO under which, upon completion of the Business Combination, there may have been issued 349,800 ordinary shares, 99,000 Class A warrants, 330,000 Class B warrants and 429,000 shares underlying such warrants.  The securities underlying the underwriters’ unit purchase option and underlying securities have registration rights and have cashless exercise provisions.

In general, since FTLK is a successor to a “shell” company as defined under Rule 144, no ordinary shares that are restricted shares of FTLK will be eligible for resale under Rule 144 until one year after the filing by FTLK with the SEC of a report with “Form 10 Information” reflecting its status as an entity that is no longer a shell company.  Once the Form 10 Information has been filed for one year, so long as FTLK continues to be current in its filing of required annual and quarterly reports, or equivalent if a foreign private issuer, for the year preceding the sale and it is current in its reporting obligations at the time of sale, then the restricted shares may be sold under Rule 144, subject to volume restrictions.  The volume restrictions provide that for a company trading on the OTC BB an affiliate is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding ordinary shares.  Sales by affiliates under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about the company.  A person who has not been an affiliate for at least the three months immediately preceding the sale and who has beneficially owned ordinary shares for at least six months is entitled to sell the shares under Rule 144 without regard to the limitations described above, however, because FTLK was a former shell company, the restrictive legend on any ordinary shares can be removed only in connection with a sale and subject to the current reporting requirements of Rule 144(i) regardless of the length of time the shares have been held.

Rule 145(c) of the Securities Act provides that any affiliates of parties to a Rule 145(a) transaction, such as the redomestication, involving a shell company, who publicly offers or sells securities of the issuer acquired in connection with the transaction, will continue to be deemed an underwriter under the Securities Act.  Under Rule 145, if the issuer has met the requirements of Rule 144 regarding the filing of Form 10 Information and has filed all its required filings (as described in the above paragraph), the persons deemed to be underwriters will be able to resell their securities subject to the Rule 144 manner of sale provisions, notice requirements and the availability of current public information about the company after at least 90 days have elapsed since the securities were acquired in the transaction.  After six months have elapsed since the securities were acquired in the Rule 145(a) transaction, the persons will be permitted to resell their securities, subject only to the Rule 144(c) current public information requirement, provided that the sellers are not affiliates of the issuer at the time of sale and have not been affiliates during the three months before the sale.  After one year has elapsed since the securities were acquired in the transaction, the persons will be permitted to resell their securities without any limitations, provided that they are non-affiliates at the time of sale and have not been affiliates during the three months before the sale.

Based on the foregoing, as of December 31, 2009:

•
7,088,493 ordinary shares were freely tradable; provided that any of the shares held by “affiliates” were subject to the resale provisions of Rule 145 discussed above.  Based on the information obtained by FTLK, as of December 31, 2009, 2,958,678 ordinary shares were held by affiliates;

•
the 1,578,250 Class A warrants and 3,420,305 Class B redeemable warrants initially issued in Middle Kingdom’s IPO that upon completion of the redomestication entitled the holder to purchase one ordinary share of FTLK were freely tradable, provided that any of the warrants held by “affiliates” were subject to the resale provisions of Rule 145 discussed above.  Based on the information obtained by FTLK, as of December 31, 2009, 332,094 Class A Warrants and 85,890 Class B Warrants were held by affiliates.  The ordinary shares issuable upon exercise of the warrants by “non-affiliates” will be freely tradable, provided that there is a registration statement in effect at the time of their exercise.  The ordinary shares issuable upon exercise of the warrants by “affiliates” may only be sold pursuant to Rule 144 one year from the date FTLK files with the SEC a report with Form 10 Information reflecting its change in status as no longer being a shell company within the meaning of the SEC’s rules, and only if:  the sales at that time are made with current information; the sales at that time are made pursuant to the Rule 144 manner of sale provisions, volume limitations and notice requirements; and Middle Kingdom or FTLK, as applicable, had filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months;

•
the 45,000,000 ordinary shares, 3,400,000 Class B redeemable warrants and the ordinary shares issuable upon exercise of the warrants issuable to Capital Ally and Arch in connection with the Business Combination will be restricted securities, and, subject to the lock-up provisions discussed in the following sentence, eligible for resale pursuant to Rule 144 one year from the date FTLK files with the SEC a report with Form 10 information reflecting its status as an entity that is no longer a shell company.  Of the foregoing, 15,075,000 ordinary shares and 850,000 Class B warrants are subject to a 24-month lock-up provision, and 29,925,000 ordinary shares and 2,550,000 Class B warrants are subject to a 12-month lock-up provision.  In addition, pursuant to the voting agreement entered into by Capital Ally and Arch, Capital Ally and Arch agreed that all transfers of FTLK’s voting shares made by them shall be made subject to the voting agreement and that any transferee will agree in writing to be bound by the terms and provisions of the voting agreement.  These transfer restrictions apply to the 45,000,000 ordinary shares above and 2,685,200 ordinary shares set forth in the first bullet; and

•
in connection with the underwriters unit purchase option issued to the underwriters in Middle Kingdom’s IPO, there may have been issued 349,800 ordinary shares, 99,000 Class A warrants and 330,000 Class B warrants, which securities may be sold pursuant to Rule 144 one year from the date FTLK files with the SEC a report with Form 10 Information reflecting its status as an entity that is no longer a shell company, provided there is current information available about FTLK as required by Rule 144 and provided that the sales are made pursuant to the Rule 144 manner of sale provisions and volume limitations.  With respect to the 429,000 shares underlying the Class A warrants and Class B warrants discussed above, if the warrants are exercised for cash, the underlying shares may only be sold pursuant to Rule 144 on the later of (a) one year from the date FTLK files with the SEC a report with Form 10 Information reflecting its status as an entity that is no longer a shell company, or (b) six months from the date of exercise of the warrants, in each case, provided the sales at that time are made with current information and made pursuant to the Rule 144 manner of sale provisions and volume limitations, and provided that Middle Kingdom or FTLK, as applicable, had filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months.  With respect to the 429,000 shares underlying the Class A warrants and Class B warrants discussed above, if the warrants are exercised on a cashless basis, the underlying shares may only be sold pursuant to Rule 144 one year from the date FTLK files with the SEC a report with Form 10 Information reflecting its status as an entity that is no longer a shell company, provided the sales at that time are made with current information and made pursuant to the Rule 144 manner of sale provisions and volume limitations, and provided that Middle Kingdom or FTLK, as applicable, had filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months.

TAXATION

The following discussion of the material Cayman Islands, PRC and United States federal income tax consequences of the ownership of FTLK ordinary shares, warrants to acquire FTLK ordinary shares and units in FTLK is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.  This discussion does not deal with all possible tax consequences of the ownership and disposition of FTLK ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty.  There are no other taxes likely to be material to FTLK levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands.  The Cayman Islands is not party to any double taxation treaties.  There are no exchange control regulations or currency restrictions in the Cayman Islands.

Material PRC Income Tax Considerations

The following discussion summarizes the material PRC income tax considerations relating to the ownership and disposition of ordinary shares of FTLK.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which became effective on January 1, 2008.  Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income.  According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear.  It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules.  Generally, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including FTLK, on a case-by-case basis.  FTLK is a Cayman Islands holding company and has a subsidiary in Hong Kong, Pypo HK, which in turn owns a 100% equity interest in Pypo Beijing.  FTLK’s management is substantially based in China and most of its management members are expected to be based in China in the future, although some of FTLK’s directors and senior managers are not PRC nationals.  It remains uncertain whether the PRC tax authorities would determine that FTLK, Pypo Cayman or Pypo HK is a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company such as FTLK, Pypo Cayman and Pypo HK.  If the PRC tax authorities determine that FTLK is a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow.  First, FTLK could be subject to the enterprise income tax at a rate of 25% on its global taxable income.  Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax.  It is unclear whether the dividends FTLK receives from Pypo Beijing (through Pypo Cayman and Pypo HK) constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, the PRC tax authorities have not been able to provide FTLK, Pypo Cayman or Pypo HK with a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of FTLK, Pypo Cayman or Pypo HK.  However, since it is not anticipated that FTLK, Pypo Cayman and Pypo HK would receive dividends from Pypo Beijing or generate other income in the near future, such companies are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future.  Funtalk will again consult with the PRC tax authorities and make any necessary tax payment if FTLK, Pypo Cayman or Pypo HK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that FTLK, Pypo Cayman or Pypo HK is a resident enterprise under the EIT Law, and if any of such companies were to have income in the future.

Although the EIT Law provides that resident enterprises, such as Pypo Beijing, should be subject to the 25% enterprise income tax on global income from the period beginning January 1, 2008, Pypo Beijing was allowed by the PRC tax rules and the local tax authority to benefit from its existing preferential tax treatment as a “High Technology Enterprise,” which reduced the rate during the period from 2006 until the expiration of such treatment at the end of calendar 2008.  Pypo Beijing should pay the full 25% enterprise income tax on global income for the period beginning January 1, 2009.

Dividends From PRC Subsidiaries

If FTLK is not treated as a resident enterprise under the EIT Law, then dividends that it receives from Pypo Beijing (through Pypo Cayman and Pypo HK) may be subject to PRC withholding tax.  The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside China, and (ii) the income in connection with their establishment or premises of business is sourced from China or the income is earned outside China but has actual connection with their establishments or places of business inside China, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including FTLK, on a case-by-case basis.  FTLK is a Cayman Islands holding company and substantially all of its income may be derived from dividends it receives from Pypo Beijing (through Pypo Cayman and Pypo HK).  Thus, if FTLK is considered as a “non-resident enterprise” under the EIT Law and the dividends paid to FTLK by subsidiaries in China are considered income sourced within China, such dividends received by FTLK may be subject to the income tax described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between China and the jurisdictions in which the non-PRC investors reside may reduce such income tax.  Pursuant to the Double Tax Avoidance Arrangement between Hong Kong and Mainland China and the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the State Administration of Taxation, if the Hong Kong resident enterprise owns more than 25% of the equity interest in a company in China incessantly within 12 months immediately prior to obtaining dividend from such company, the 10% withholding tax on the dividends the Hong Kong resident enterprise received from such company in China is reduced to 5%.  FTLK is a Cayman Islands holding company and has a subsidiary in Hong Kong (Pypo HK), which in turn owns a 100% equity interest in Pypo Beijing.  If Pypo HK is considered as a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered as a “non-resident enterprise” under the EIT Law, the dividends paid to Pypo HK by Pypo Beijing may be subject to the reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.  However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Notice on the Comprehension and Recognition of Beneficial Owner in Tax Treaties issued on October 27, 2009 by the State Administration of Taxation, funnel companies, which are established for the purpose of evading or reducing tax, transferring or accumulating profits, shall not be recognized as beneficial owner and thus are not entitled to the abovementioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.  Furthermore, the PRC State Taxation Bureau issued the Administrative Provisions on Treatment under the Tax Treaty for Non-resident (Trial), or the Trial Provisions, on August 24, 2009, which became effective on October 1, 2009.  Pursuant to the Trial Provisions, the non-resident may enjoy the preferential tax treatment subject to the approval by or a filing with the competent tax authorities.

As of the date of this prospectus, the PRC tax authorities have not been able to provide Funtalk with a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of FTLK, Pypo Cayman or Pypo HK.  As indicated above, however, Pypo Beijing does not expect to pay any dividends in the near future.  Funtalk will again consult with the PRC tax authorities and make any necessary tax withholding if, in the future, Pypo Beijing were to pay any dividends and Pypo Beijing, FTLK, Pypo Cayman or Pypo HK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that FTLK, Pypo Cayman or Pypo HK is a non-resident enterprise under the EIT Law.

Dividends that Shareholders Receive From FTLK; Gain on the Sale or Transfer of FTLK Shares

If dividends payable to (or gains recognized by) shareholders by FTLK are treated as income derived from sources within the PRC, then the dividends that shareholders receive from FTLK, and any such gain on the sale or transfer of FTLK shares, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC.  Similarly, any gain realized on the transfer of shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by FTLK to non-resident investors with respect to their respective shares, or gain non-resident investors may realize from the transfer of shares of FTLK, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%.  In such event, FTLK also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors.  In addition, non-resident investors in FTLK may be responsible for paying PRC tax at a rate of 10% on any gain realized from the transfer of shares of FTLK if such non-resident investors and the gain satisfies the requirements under the EIT Law and its implementing rules.  However, under the EIT Law and its implementing rules, FTLK would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the transfer of their shares.

If FTLK were to pay any dividends in the future, it would again consult with the PRC tax authorities and if FTLK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that FTLK must withhold PRC tax on any dividends payable by FTLK under the EIT Law, FTLK will make any necessary tax withholding on dividends payable to its non-resident investors.  If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of shares of FTLK and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the sale or transfer of shares of FTLK.  As indicated above, under the EIT Law and its implementing rules, FTLK would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the transfer of their shares.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in FTLK may be responsible for paying PRC tax at a rate of 10% on any gain realized from the transfer of shares of FTLK if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law, or the Tax Administration Law, and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or the Administration Measures, and other applicable PRC laws or regulations, or collectively the Tax Related Laws, where any gain derived by non-resident investors from the transfer of shares in FTLK is subject to any income tax in China, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation:  (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in China and other payers, or the Other Payers, who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures:  (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving China.

Material United States Federal Income Tax Considerations

General

The following is a general summary of the material United States federal income tax consequences of the ownership and disposition of FTLK ordinary shares, warrants to acquire FTLK ordinary shares and units in FTLK.  This summary is based on current law, is for general information only and is not tax advice.

The information in this summary is based on:

•	the Internal Revenue Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

•	the legislative history of the Internal Revenue Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions;

in each case, as of the date of the registration statement of which this prospectus forms a part.  In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received those rulings.  Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may change or adversely affect the tax considerations described in this summary.  Any such change could apply retroactively to transactions preceding the date of the change.  We have not requested and do not intend to request a ruling from the Internal Revenue Service concerning the taxation of Funtalk or the matters discussed in the registration statement of which this prospectus forms a part, and the statements herein are not binding on the Internal Revenue Service or any court.  Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

This summary applies only to holders that hold their FTLK ordinary shares, warrants and units in FTLK as “capital assets.” Each holder’s tax treatment will vary depending on the holder’s particular situation.  This summary does not purport to deal with all aspects of taxation that may be relevant to a holder of FTLK ordinary shares, warrants or units in light of their personal investment or tax circumstances, or to holders who receive special treatment under the United States federal income tax laws including, without limitation:

•	banks, insurance companies or other financial institutions;

•	brokers or dealers in securities or commodities;

•	traders in securities;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	regulated investment companies or real estate investment trusts;

•	persons holding FTLK ordinary shares, warrants or units as part of a straddle, hedging, conversion or integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	persons that actually or constructively own 5% or more of FTLK’s voting stock;

•	Non-U.S. Holders (as defined below);

•	persons who acquired shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	persons holding shares through partnerships or other pass-through entities.

The tax treatment of a partner in a partnership (or other entity taxable as a partnership for United States federal income tax purposes) that holds FTLK ordinary shares, warrants or units generally will depend on the partner’s status, the activities of the partnership and certain determinations made at the partner level.  Partners in partnerships holding FTLK ordinary shares, warrants or units should consult their tax advisors.

As discussed in the risk factor entitled, “FTLK may be treated as a U.S. domestic corporation for U.S. federal income tax purposes, which could result in significantly greater U.S. federal income tax liability to FTLK,” this discussion assumes that FTLK will be treated as a foreign corporation for United States federal income tax purposes.  In addition, except where specifically described below, this discussion assumes that FTLK is not treated as a PFIC for United States federal income tax purposes.  Please see the discussion under “Passive Foreign Investment Company Rules” below.  In addition, this discussion assumes that any distributions made (or deemed made) by FTLK on its ordinary shares, warrants or units and any consideration received by a holder in consideration for the sale or other disposition of FTLK ordinary shares, warrants or units will be in United States dollars.  Moreover, this discussion does not address the state, local and non-United States tax consequences of the ownership and disposition of FTLK ordinary shares, warrants or units.

The discussion below of the United States federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the FTLK ordinary shares, warrants or units that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•
a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of FTLK ordinary shares, warrants or units is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for United States federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material United States federal income tax consequences applicable to Non-U.S. Holders of owning FTLK ordinary shares are described below.

Treatment of Units in FTLK

With respect to the holders of units in FTLK, although each unit is evidenced by a single instrument, a holder of a unit may, at its option, exchange such unit for its components, FTLK ordinary shares and warrants. Accordingly, each holder of a unit generally should treat the unit as consisting of the FTLK ordinary shares and warrants corresponding to the components of such unit for United States federal income tax purposes. In accordance with such treatment, in calculating its tax basis in each of the components, a holder generally should allocate the purchase price paid for such unit among the components in proportion to their relative fair market values at the time of purchase. A similar principle would apply in determining the amount of gain or loss allocable to each component upon a sale or other disposition of a unit. The exchange of a unit for the separate FTLK ordinary share and warrants corresponding to each unit generally should not be a taxable event. Since a holder of a unit generally is treated for United States federal income tax purposes as holding the applicable FTLK ordinary share and warrant components of such a unit, a holder of a unit should review the applicable discussion herein relating to the United States federal income tax consequences of the purchase, ownership and disposition of FTLK ordinary shares and warrants.

Taxation of Distributions Paid on FTLK Ordinary Shares to U.S. Holders

Subject to the PFIC rules discussed below, any distributions made by FTLK to a U.S. Holder with respect to its ordinary shares will be includable in the U.S. Holder’s gross income in the year actually or constructively received as foreign source dividend income to the extent that such distributions are paid out of FTLK’s current or accumulated earnings and profits, as determined under United States federal income tax principles.  Such dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations.  Distributions in excess of FTLK’s current and accumulated earnings and profits will be applied against and reduce the U.S. Holder’s tax basis in its FTLK ordinary shares and, to the extent in excess of such tax basis, will be treated as capital gain from the sale or exchange of such ordinary shares.  FTLK does not intend to calculate its earnings and profits under United States federal income tax principles.  Therefore, a U.S. Holder should expect that a distribution generally will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate provided that (a) the FTLK ordinary shares of FTLK are readily tradable on an established securities market in the United States or, in the event FTLK is deemed to be a Chinese “resident enterprise” under the EIT Law,  FTLK is eligible for the benefits of the income tax treaty between the United States and the PRC, or the PRC-U.S. Treaty, (b)  FTLK is not a PFIC, as discussed below, for either the taxable year in which the dividend is paid or the preceding taxable year, and (c) certain holding period requirements are met.  Under recently published Internal Revenue Service authority, ordinary shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently do not include the OTCBB but do include NASDAQ.  Since the FTLK ordinary shares will be listed and traded on NASDAQ, the dividends paid on the ordinary shares of FTLK may qualify for the lower rate.  Such dividends may also qualify for the lower rate if FTLK is deemed to be a Chinese “resident enterprise” under the EIT Law and is eligible for the benefits of the PRC-U.S. Treaty.  U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the shares and any possible change in law relating to the availability of such lower rate for dividends paid by FTLK.

If PRC taxes apply to dividends paid to a U.S. Holder on the FTLK ordinary shares, such taxes may be treated as foreign taxes eligible for credit against such holder’s United States federal income tax liability (subject to applicable conditions and limitations).  U.S. Holders should consult their tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the PRC-U.S. Treaty.

Taxation of the Disposition of FTLK Ordinary Shares and Warrants to U.S. Holders

Upon a sale or other taxable disposition of the FTLK ordinary shares or warrants by a U.S. Holder, and subject to the PFIC rules discussed below, the U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the FTLK ordinary shares or warrants.

Capital gains recognized by U.S. Holders generally are subject to United States federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to United States federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter).  Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the FTLK ordinary shares or warrants exceeds one year.  The deductibility of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of the FTLK ordinary shares or warrants by a U.S. Holder, such taxes my be treated as foreign taxes eligible for credit against such holder’s United States federal income tax liability (subject to applicable conditions and limitations), and a U.S. Holder may be entitled to certain benefits under the PRC-U.S. Treaty if FTLK is deemed to be a Chinese “resident enterprise” under PRC tax law and if such holder is considered a resident of the United States for purposes of the treaty.  These benefits include the treatment of any such gain as arising in the PRC for purposes of determining entitlement to the benefits of a foreign tax credit (the amount of which depends, in part, on the level of foreign source income).  U.S. Holders should consult their tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the PRC-U.S. Treaty.

Exercise or Lapse of the FTLK Warrants held by U.S. Holders

Subject to the discussion of the PFIC rules below, a U.S. Holder should not recognize gain or loss upon the exercise of the FTLK warrants for cash.  FTLK ordinary shares acquired pursuant to an exercise for cash of a FTLK warrant generally will have a tax basis equal to the U.S. Holder’s tax basis in the warrant, increased by the amount paid to exercise the warrant.  The U.S. Holder’s holding period for the FTLK ordinary shares will generally commence on the day after the U.S. Holder exercises the warrant and will not include the period during which the U.S. Holder held the warrant.  Certain adjustments to, or failure to adjust, the number of FTLK ordinary shares underlying the warrants and/or exercise price of the warrants may cause U.S. Holders of the warrants to be treated as having received a distribution on the warrants, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in FTLK.  Such a distribution would be taxable as a dividend, return of capital or capital gain in accordance with rules discussed above under “Taxation of Distributions Paid on FTLK Ordinary Shares to U.S. Holders.” If a warrant is allowed to lapse unexercised, a U.S. Holder would recognize a capital loss equal to such holder’s tax basis in the warrant.

If a U.S. Holder exercises a FTLK warrant by having us withhold a portion of the ordinary shares to be delivered on exercise (the “cashless exercise”), the tax consequences are not entirely clear under current tax law.  The cashless exercise may be tax-free, either because the exercise is not a taxable exchange or because the exercise is treated as a recapitalization for United States federal income tax purposes.  In either tax-free situation, a U.S. Holder’s tax basis in the FTLK ordinary shares received would equal the U.S. Holder’s tax basis in the warrant.  If the cashless exercise were treated as a nontaxable exchange (rather than a recapitalization or, as discussed below, a taxable exchange), a U.S. Holder’s holding period in the FTLK ordinary shares received would commence on the date following the date of exercise (but possibly may begin on the date of exercise) of the warrant for tax purposes and would not include the period during which the U.S. Holder held the warrant.  If the cashless exercise were treated as a recapitalization (rather than a non-taxable exchange or, as discussed below, a taxable exchange), the holding period of the FTLK ordinary shares would include the holding period of the warrant.

It is also possible that the cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized by the U.S. Holder. In such event, a U.S. Holder could be deemed to have surrendered a number of warrants having a fair market value equal to the exercise price for the number of warrants deemed exercised (i.e., the number of warrants equal to the number of FTLK ordinary shares issued pursuant to the cashless exercise). The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between such fair market value and the U.S. Holder’s tax basis in such warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the FTLK ordinary shares received on exercise of the warrant would equal the sum of such fair market value and the U.S. Holder’s tax basis in the remaining warrants deemed exercised. A U.S. Holder’s holding period for the FTLK ordinary shares would generally commence on the date following the date of exercise of the warrant.

Due to the absence of authority on the United States federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the Internal Revenue Service or a court. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of warrants.

Passive Foreign Investment Company Rules

A non-United States corporation is considered to be a PFIC for any taxable year of the corporation if, applying certain look-through rules, either:

•	at least 75% of its gross income is passive income; or

•
at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

•
Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the expected composition of the assets and income of FTLK and its subsidiaries,  FTLK does not expect to be a PFIC for United States federal income tax purposes for its current taxable year ending March 31, 2010 or any future taxable years.  The actual PFIC status of FTLK for its current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year, and accordingly there can be no assurance with respect to the status of FTLK as a PFIC for its current taxable year or any future taxable year, and no rulings from the Internal Revenue Service or opinion of counsel has been or will be sought with respect to FTLK’s status as a PFIC.

If FTLK were a PFIC and a U.S. Holder did not make either a timely qualified electing fund election for FTLK’s first taxable year as a PFIC in which the U.S. Holder hold (or was deemed to hold) FTLK ordinary shares or warrants (including as part of a FTLK unit)  or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its FTLK ordinary shares or warrants; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares of FTLK during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the FTLK ordinary shares or warrants;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder’s holding period before the first day of the first taxable year of FTLK in which FTLK was a PFIC will be taxed as ordinary income; and

•
the amount allocated to other taxable years of the U.S. Holder and included in its holding period will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such other taxable year of the U.S. Holder.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its ordinary shares in FTLK by making a timely qualified electing fund election to include in income its pro rata share of FTLK’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which FTLK’s taxable year ends.  In such case, a subsequent distribution of earnings and profits that were previously included in income should not be taxable as a dividend to the U.S. Holder.  In addition, the tax basis of a U.S. Holder’s shares in a qualified electing fund are increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends.  If all of the earnings and profits of a qualified electing fund are not distributed in a taxable year of the U.S. Holder, such U.S. Holder may be permitted to elect to defer the payment of taxes on the undistributed income inclusions under the qualified electing fund rules subject to an interest charge on the deferred amount.

A U.S. Holder may not make a qualified electing fund election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase ordinary shares of Funtalk (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules described above if Funtalk were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises its warrants properly makes a qualified electing fund election with respect to the newly acquired ordinary shares in FTLK (or has previously made a qualified electing fund election with respect to its ordinary shares in FTLK), the qualified electing fund election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the qualified electing fund election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The qualified electing fund election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the Internal Revenue Service.  A U.S. Holder generally makes a qualified electing fund election by attaching a completed Internal Revenue Service Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates.  Retroactive qualified electing fund elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the Internal Revenue Service.

In order to comply with the requirements of a qualified electing fund election, a U.S. Holder must receive certain information from FTLK.  Upon request from a U.S. Holder, FTLK will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the Internal Revenue Service may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a qualified electing fund election.  However, there is no assurance that FTLK will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the qualified electing fund rules to its ordinary shares in FTLK, and the special tax and interest charge rules do not apply to such shares (because of a timely qualified electing fund election for FTLK’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election as described below), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed.

Although a determination as to FTLK’s PFIC status will be made annually, an initial determination that it is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares or warrants of FTLK while it was a PFIC, whether or not it met the test for PFIC status in those years.  A U.S. Holder who makes the qualified electing fund election discussed above for FTLK’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) ordinary shares in FTLK, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares.  In addition, such U.S. Holder generally will not be subject to the qualified electing fund inclusion regime with respect to such shares for any taxable year of FTLK that ends within or with a taxable year of the U.S. Holder and in which FTLK is not a PFIC.  On the other hand, if the qualified electing fund election is not effective for each of the tax years of FTLK in which FTLK is a PFIC and the U.S. Holder holds (or is deemed to hold) ordinary shares in FTLK, the PFIC rules discussed above will continue to apply to such shares unless the U.S. Holder makes a purging election.  The purging election creates a deemed sale of the ordinary shares at their fair market value.  As a result of this deemed sale, the U.S. holder will pay the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-qualified electing fund election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year.  If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) ordinary shares in FTLK and for which it is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares.  Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares.  The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election).  The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the Internal Revenue Service determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value.  Since immediately following the business combination the ordinary shares of FTLK will be listed and traded on the NASDAQ, the mark-to-market election may be available.

If FTLK is a PFIC and any of its non-United States subsidiaries is also a PFIC, a U.S. Holder generally would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if FTLK receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC.  Upon request,  FTLK will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a qualified electing fund election with respect to the lower-tier PFIC.  There is no assurance, however, that the lower-tier PFIC will provide such information.  U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

Under newly enacted legislation, unless otherwise provided by the U.S. Treasury, each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require.  Prior to such legislation, a U.S. Holder of a PFIC was required to file U.S. Internal Revenue Service Form 8621 only for each taxable year in which such shareholder received distributions from the PFIC, recognized gain on a disposition of the PFIC stock, or made a “reportable election.”  If FTLK is or becomes a PFIC, U.S. Holders should consult their own tax advisor regarding any reporting requirements that may apply to them.

The rules dealing with PFICs and with qualified electing funds and mark-to-market elections are very complex and are affected by various factors in addition to those described above.  Accordingly, U.S. Holders of FTLK ordinary shares and warrants should consult their tax advisors concerning the application of the PFIC rules to such ordinary shares under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares and warrants of FTLK

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares in FTLK generally will not be subject to United States federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to United States federal income tax on any gain attributable to a sale or other disposition of ordinary shares or warrants in FTLK unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for United States federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

New Legislation

Newly enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest, dividends, and capital gains from the sale or other disposition of notes and shares for taxable years beginning after December 31, 2012.  In addition, for taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals to report information relating to an interest in FLTK ordinary shares and notes, subject to certain exceptions (including an exception for ordinary shares and notes held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their purchase, ownership and disposition of the notes.

Backup Withholding and Information Reporting

Distributions (including deemed distributions) with respect to the FTLK ordinary shares or warrants and proceeds from the sale or exchange of such ordinary shares or warrants may be subject to information reporting to the Internal Revenue Service and possible United States backup withholding at a current rate of 28% (which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011).  Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding.  U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9.  U.S. Holders and Non-U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing on exemption.

Backup withholding is not an additional tax.  Amounts withheld as backup withholding may be credited against a U.S. Holder’s or Non-U.S. Holder’s United States federal income tax liability, and a U.S. Holder or Non-U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

LEGAL MATTERS

Funtalk is being represented by Latham & Watkins with respect to legal matters of United States federal securities and New York State law.  The validity of the securities as to Cayman Islands law has been passed upon for Funtalk by Applyby.  Cozen O’Connor has passed upon certain Delaware law matters. Coppersmith Schermer & Brockelman PLC has passed upon certain Arizona law matters. Roetzel & Andress, L.P.A. has passed upon certain Florida law matters.  Other legal matters as to Cayman Islands law have been passed upon for Funtalk by Maples and Calder.  Legal matters as to PRC law will be passed upon for Funtalk by Han Kun Law Offices.  Latham & Watkins and Maples and Calder may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of FTLK as of March 31, 2008 and 2009 and for each of the three years in the period ended March 31, 2009, included in this prospectus, and the related financial statement schedule included elsewhere in the registration statement of which this prospectus forms a part have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs regarding the retrospective change in the method of accounting for noncontrolling interest due to the adoption of SFAS No. 160. ‘‘Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No.51’’ on April 1, 2009 and the retrospective revision of earnings per share and capital in relation to the consummation of share exchange transaction between Pypo Cayman and FTLK on July 9, 2009).  Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.  The offices of Deloitte Touche Tohmatsu are located at 35/F, One Pacific Place, 88 Queensway Admiralty, Hong Kong.

WHERE YOU CAN FIND MORE INFORMATION

Funtalk files reports and other information with the SEC as required by the Exchange Act.  You may read and copy reports and other information filed by Funtalk with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004.   Funtalk files its reports and other information electronically with the SEC.  You may access information on Funtalk at the SEC web site containing reports and other information at http://www.sec.gov ..  This prospectus describes the material elements of relevant contracts, exhibits and other information attached as annexes or exhibits to the registration statement of which this prospectus forms a part.  Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex or exhibit to this document.

This prospectus contains important business and financial information about Funtalk that is not included in or delivered with this document.  You may obtain this additional information, or additional copies of this prospectus, at no cost by contacting Funtalk at the following address or telephone number:

Funtalk China Holdings Limited
South 3/F, Chang’an XingRong Center
No. 1 NaoShiKou Street, XiCheng District
Beijing, China 100031
Attn:  Dongping Fei
Phone:  8610-5832-5957
http://www.pypo.net ..

Funtalk files annual reports on Form 20-F, furnishes information on Form 6-K relating to material events and will provide other information with the SEC as required for a foreign private issuer under the Exchange Act.

Funtalk’s agent in the U.S. is Bernard J. Tanenbaum III and can be reached at:

333 Sandy Springs Circle, Suite 223
Atlanta, GA 30328
USA
Phone:  770-394-1234/404-585-4900
Fax:  404-585-4905
Email:  jtanenbaum@midkingdom.com

INDEX TO FINANCIAL STATEMENTS

FUNTALK CHINA HOLDINGS LIMITED

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Income for the years ended March 31, 2007, 2008 and 2009	F-3
Consolidated Balance Sheets as of March 31, 2008 and 2009	F-4
Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the years ended March 31, 2007, 2008 and 2009	F-5
Consolidated Statements of Cash Flows for the years ended March 31, 2007, 2008 and 2009	F-6
Notes to the Consolidated Financial Statements	F-8
Schedule 1— Funtalk China Holdings Limited Condensed Financial Information for the years ended March 31, 2007, 2008 and 2009	F-44
Unaudited Condensed Consolidated Statements of Income for the six months ended September 30, 2008 and 2009	F-49
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2009 and September 30, 2009	F-50
Unaudited Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the six months ended September 30, 2008 and 2009	F-51
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended September 30, 2008 and 2009	F-52
Notes to the Unaudited Condensed Consolidated Financial Statements	F-53

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Funtalk China Holdings Limited

We have audited the accompanying consolidated balance sheets of Funtalk China Holdings Limited ("Funtalk China") and its subsidiaries (the "Group") as of March 31, 2008 and 2009, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended March 31, 2009.  Our audits also included the financial statements schedule in Schedule 1.  These financial statements and the financial statement schedule are the responsibility of the Group's management.  Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Funtalk and its subsidiaries as of March 31, 2008 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2(hh) to the consolidated financial statements, on April 1 2009 the Group changed its method of accounting for noncontrolling interest to conform to SFAS No.160, "Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51" and, retrospectively, adjusted the accompanying 2007, 2008 and 2009  financial statements for the change.

As discussed in Note 1 to the consolidated financial statements, Funtalk China completed a share exchange with Pypo Digital Company Limited ("Pypo Cayman") on July 9, 2009.  Such transaction was accounted for as reverse merger and recapitalization.  Accordingly, the historical financial statements of Pypo Cayman become the historical financial statements of the Company.  Pypo Cayman's shares and earnings per share for the periods prior to the consummation of the Share Exchange have been restated retroactively in a manner similar to share recapitalization.

Deloitte Touche Tohmatsu
Hong Kong
July 7, 2009 (October 5, 2009 as to Note 2(hh)) (April 30, 2010 as to Note 1)

FUNTALK CHINA HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME
(Expressed in USD thousands, except for share and per share data)

		For the years ended March 31,
	Notes	2007	2008	2009

Net revenues		294,198	378,268	570,651
Cost of revenues		(247,362)	(316,732)	(500,544)

Gross profit		46,836	61,536	70,107
Other operating income		101	160	920
Selling and distribution expenses		(16,972)	(15,633)	(24,195)
General and administrative expenses		(10,160)	(8,856)	(13,879)
Impairment loss on goodwill	14	-	-	(71)

Income from operations		19,805	37,207	32,882
Others, net	5	(48)	(674)	1,254
Interest income		520	720	546
Interest expense		(3,776)	(3,604)	(5,303)

Income before income tax and equity in (loss) / income of affiliated companies		16,501	33,649	29,379
Income tax expense	6	(2,139)	(3,452)	(7,641)
Equity in (loss) / income of affiliated companies	12	-	(13)	16

Net income		14,362	30,184	21,754

Less: Net loss (income) attributable to the noncontrolling interest		-	60	(1,611)

Net income attributable to the Company		14,362	30,244	20,143

Net income per share:
- Basic	7	0.48	0.85	0.45

Weighted average number of shares used in calculating net income per share:
- Basic	7	30,148,515	35,626,522	45,000,000

The accompanying notes are an integral part of these consolidated financial statements.

FUNTALK CHINA HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS
(Expressed in USD thousands, except for share and per share data)

		As of March 31,
	Notes	2008	2009

ASSETS

Current assets:
Cash and cash equivalents	8	62,556	33,468
Restricted bank deposits		3,634	11,504
Accounts receivable (less allowance for doubtful accounts of $474 and $735 for 2008 and 2009, respectively)	9	58,266	72,802
Inventories		46,742	54,701
Notes receivable		10,702	2,982
Value added tax receivable		2,158	2,857
Amounts due from related parties	20(ii)	41,731	42,308
Amount due from an affiliated company	21	125	27,946
Receivable from a vendor	10	8,480	21,355
Other receivable	11	10,203	44,180
Prepayment and other assets		3,320	8,314
Deferred tax assets	6	2,270	4,866

Total current assets		250,187	327,283
Non-current assets:
Investments in affiliated companies	12	343	1,479
Property and equipment, net	13	7,874	15,694
Intangible assets	2(m)	-	19,188
Goodwill	14	-	1,977
Other assets		-	320

Total non-current assets		8,217	38,658

Total assets		258,404	365,941

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable		3,070	28,290
Notes payable	15	16,384	23,513
Provision for rebates and price protections		8,516	9,048
Advance payments from customers		7,377	4,827
Other payables and accruals	16	6,097	20,611
Income taxes payable		2,527	8,086
Amounts due to related parties	20(ii)	20,143	20,300
Amount due to an affiliated company		-	790
Short-term borrowings	15	40,604	79,457

Total current liabilities		104,718	194,922

Non-current liabilities:
Deferred tax liabilities	6	388	2,005

Total liabilities		105,106	196,927

Mezzanine Equity
Redeemable ordinary shares ($0.001 par value, 14,851,485 and nil issued and outstanding as of March 31, 2008 and 2009, respectively)	17	85,117	-

Commitments and contingencies	22

Shareholders' equity:
Ordinary shares ($0.001 par value, 1,000,000,000 shares authorized, 30,148,515 and 45,000,000 issued and outstanding as of March 31, 2008 and 2009, respectively)	17	30	45
Additional paid-in capital	17	12,070	97,172
Accumulated other comprehensive income		10,704	14,134
Retained earnings	18	44,728	43,210

Total shareholders’ equity		67,532	154,561
Noncontrolling interest		649	14,453

Total equity		68,181	169,014

Total liabilities and shareholders’ equity		258,404	365,941

The accompanying notes are an integral part of these consolidated financial statements.

FUNTALK CHINA HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
(Expressed in USD thousands, except for share and per share data)

	Ordinary shares				Accumulated
				Additional	other		Non
		Number		paid-in	comprehensive	Retained	controlling	Total	Comprehensive
	Notes	of shares	Amount	capital	income	earnings	interest	equity	income

Balance as of April 1, 2006		165	-	12,082	719	12,799	-	25,600	-

Net income		-	-	-	-	14,362	-	14,362	14,362
Foreign currency translation adjustments	2(d)	-	-	-	991	-	22	1,013	1,013
Acquisition of controlling interest in a subsidiary		-	-	-	-	-	624	624	-
Dividends declared	19	-	-	-	-	(12,677)	-	(12,677)	-

Balance as of March 31, 2007		165	-	12,082	1,710	14,484	646	28,922	15,375

Net income		-	-	-	-	30,244	(60)	30,184	30,184
Foreign currency translation adjustments	2(d)	-	-	-	8,994	-	63	9,057	9,057
Issuance of shares to ordinary shareholders	1, 17	30,148,350	30	(12)	-	-	-	18	-

Balance as of March 31, 2008		30,148,515	30	12,070	10,704	44,728	649	68,181	39,241

Net income		-	-	-	-	20,143	1,611	21,754	21,754
Foreign currency translation adjustments	2(d)	-	-	-	3,430	-	52	3,482	3,482
Acquisition of additional interest in a subsidiary		-	-	-	-	-	(650)	(650)	-
Acquisition of controlling interest in a subsidiary		-	-	-	-	-	12,791	12,791	-
Waiver of redemption rights		14,851,485	15	85,102	-	-	-	85,117	-
Advances to a shareholder		-	-	-	-	(4,014)	-	(4,014)	-
Dividends declared	19	-	-	-	-	(17,647)	-	(17,647)	-

Balance as of March 31, 2009		45,000,000	45	97,172	14,134	43,210	14,453	169,014	25,236

The accompanying notes are an integral part of these consolidated financial statements.

FUNTALK CHINA HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in USD thousands)

	For the years ended March 31,
	2007	2008	2009

Cash flows from operating activities:
Net income	14,362	30,184	21,754
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation of property and equipment	338	485	912
Amortization of intangible assets	-	-	259
Allowance for doubtful accounts	386	100	273
Provision for inventories	-	450	100
Loss on disposal of property and equipment	75	11	7
Exchange loss / (gain)	3	787	(1,140)
Equity in loss / (income) of affiliated companies	-	13	(16)
Impairment loss on goodwill	-	-	71
Gain on disposal of equity method investment	-	-	26
Changes in operating assets and liabilities:
Accounts receivable	(3,957)	(24,949)	(14,254)
Inventories	19,249	(20,633)	8,040
Notes receivable	1,066	(9,851)	7,030
Value added tax receivable	1,873	331	219
Receivable from a vendor	(24,809)	18,936	(12,648)
Other receivable	900	(678)	(9,741)
Prepayment and other assets	(2,548)	1,115	(2,566)
Accounts payable	522	2,309	22,108
Notes payables	(18,904)	(12,110)	6,077
Provision for rebates and price protections	2,313	(3,572)	304
Advance payments from customers	(2,416)	4,279	(2,627)
Other payables and accruals	1,896	(838)	(6,755)
Income taxes payable	1,213	1,135	5,245
Changes in deferred taxes	(88)	438	(1,421)

Net cash (used in) / provided by operating activities	(8,526)	(12,058)	21,257

Cash flow from investing activities:
Restricted bank deposits	11,464	13,995	(7,160)
Increase in amount due from an affiliated company	-	(125)	(27,028)
Purchase of property and equipment	(6,364)	(242)	(1,091)
Proceeds from disposal of property and equipment	59	13	15
Net proceeds received from disposal of subsidiaries	-	472	979
Net cash paid for acquisition of equity interest of subsidiaries, net of cash acquired of $7,317	-	-	(39,426)
Amounts due from related parties	1,367	(38,803)	-
Short term investments	-	-	(47,983)
Maturity of short term investments	-	-	47,983
Deposits paid for acquisition of entities	-	(9,251)	-
Investments in affiliated companies	-	(356)	(1,464)

Net cash provided by / (used in) investing activities	6,526	(34,297)	(75,175)

Cash flow from financing activities:
Proceeds from issuance of redeemable ordinary shares, net of issuance costs	-	87,617	-
Proceeds from issuance of ordinary shares	-	18	-
Proceeds from short-term borrowings	19,395	52,688	98,851
Proceeds from term loan	-	-	19,708
Repayment of short-term borrowings	(14,611)	(51,976)	(80,918)
Cash injection in subsidiaries by noncontrolling interest	624	-	6,012
Amounts due to related parties	-	20,143	146
Advances to a shareholder	-	-	(4,014)
Dividends to ordinary shareholders	-	(13,204)	(17,647)

Net cash provided by financing activities	5,408	95,286	22,138

Net increase / (decrease) in cash and cash equivalents	3,408	48,931	(31,780)

FUNTALK CHINA HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(Expressed in USD thousands)

	For the years ended March 31,
	2007	2008	2009

Cash and cash equivalents:
At beginning of year	4,861	8,447	62,556
Effect of foreign exchange rate change	178	5,178	2,692

At end of year	8,447	62,556	33,468

Supplemental disclosure of cash flow information
Cash paid during the year for:
Income tax expense	(2,076)	(4,368)	(2,447)
Interest paid	(3,776)	(3,604)	(5,189)

Supplemental schedule of non-cash investing activities
Acquisition of repair and maintenance business		-	2,237

The accompanying notes are an integral part of these consolidated financial statements.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

1.	Organization and Principal Activities

On September 5, 2008, Middle Kingdom Alliance Corp. (“Middle Kingdom”) and Pypo Digital Company Limited ("Pypo Cayman" or the "Company") signed an Agreement and Plan of Merger, Conversion and Share Exchange (the "merger agreement") under which Middle Kingdom changed its domestication to the Cayman Islands and became Funtalk China Holdings Limited ("Funtalk China") which was incorporated on July 9, 2009.  As part of the merger agreement, Funtalk China then issued 45,000,000 ordinary shares and 3,400,000 Class B Redeemable Warrants to the shareholders of Pypo Cayman in exchange of all of the outstanding ordinary shares of Pypo Cayman (the "Share Exchange’). Funtalk China also agreed to issue an additional 23,000,000 ordinary shares (the “earn-out shares”) to the former stockholders of Pypo Cayman if certain performance targets are met in fiscal 2010, 2011 or potentially 2012.The Share Exchange was consummated on July 9, 2009. Because the shareholders of Pypo Cayman owned the majority of Funtalk China's shares after the Share Exchange and Funtalk China was a shell company with no prior operations, the Share Exchange was accounted for as reverse merger and recapitalization.  Accordingly, the accompanying consolidated financial statements reflect Pypo Cayman’s assets and liabilities at their historical carrying amounts and the results, assets and liabilities presented for periods prior to the consummation of Share Exchange are those of Pypo Cayman..  Pypo Cayman’s shares and earnings per share have been restated retroactively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a share recapitalization.

Pypo Cayman and its subsidiaries and variable interest entity (collectively the "Group") are principally engaged in the provision of wholesale distribution of mobile phones, notebooks and other peripherals in the People's Republic of China ("PRC").  In current year ended March 31 2009, Pypo Cayman, through its variable interest entity ("VIE" or "VIE subsidiary"), Beijing Feijie Investment Co., Ltd. ("Beijing Feijie") acquired retail chain stores (see Note 4 for details) during the year ended March 31, 2009 and thereafter started its retail sales of mobile phones and other peripherals and provision of after-sales services for mobile phones.

On October 15, 2007, Pypo Holdings (HK) Company Limited ("Pypo HK," the wholly owned subsidiary of Pypo Cayman) acquired 100% equity interest in Beijing Pypo Technology Group Company Limited ("Pypo Beijing") from its shareholders by issuing a promissory note.  Such promissory note was settled on November 14, 2007, by Pypo Cayman issuing 91,349,500 ordinary shares at $0.0001 per share each to Pypo Beijing's two equal shareholders (total of 182,699,000 shares issued).  The transfer of assets and liabilities were recorded at Pypo Beijing's historical cost basis as both Pypo Beijing and Pypo Cayman are under common control and accordingly, all shares and per share data has been restated to give retroactive effect to this transaction (the "Reorganization").

ARCH Digital Holdings Limited ("ARCH Digital"), Pypo Cayman, and its shareholders entered into the equity subscription agreement on October 15, 2007 ("Equity Subscription Agreement"), pursuant to which ARCH Digital acquired a 33% equity interest in Pypo Cayman at a purchase price of $90,000.  Pursuant to the Equity Subscription Agreement, ARCH Digital is entitled to redeem all its purchased shares under certain performance conditions, and accordingly, these redeemable shares were classified as mezzanine equity in 2008.  Arch Digital waived this redemption right in fiscal 2009 and thereafter such shares were re-classified from mezzanine equity to ordinary shares (see Note 17 for details).

(a) Contractual arrangements between Pypo Beijing and Beijing Feijie ("Contractual arrangements")

PRC regulations currently limit foreign ownership of companies that provide wholesale or retail services with more than 30 chain stores.  The Group operates it wholesale business through Pypo Beijing.  To comply with these regulations, the Group conducts its activities in the retail chain store sector through its consolidated VIE subsidiary, Beijing Feijie, a company established in Beijing, the PRC on November 13, 2007.

Pypo Cayman, through its wholly owned subsidiary Pypo Beijing, loaned RMB10 million (equivalent to $1,300) to the Chief Executive Officer ("CEO") and a second employee of the Group, for the sole purpose of funding Beijing Feijie.  The CEO and the second employee each acquired 50% of the equity interest of Beijing Feijie on November 30, 2007 with the proceeds of the loan.  On December 26, 2007, Pypo Beijing, entered into an Exclusive Technology Consulting and Service Agreement ("Service Agreement") with Beijing Feijie, under which Pypo Beijing provides technical and consulting services to Beijing Feijie in exchange for service fees from Beijing Feijie.  As a collateral security for the prompt and complete performance of the obligations of Beijing Feijie under the above various contractual arrangements and the loan made to the shareholders of Beijing Feijie, the respective shareholders of Beijing Feijie have entered into an equity pledge agreement (the "Equity Pledge Agreements") on December 26, 2007 with Pypo Beijing, pursuant to which they agreed to pledge all their respective rights and interests, including voting rights, in Beijing Feijie in favour of Pypo Beijing.  On the same date, trust agreements were signed by the shareholders of Beijing Feijie granting all their rights as shareholders, including control of earnings distributions, to Pypo Beijing.  In addition, on December 26, 2007, the respective shareholders of Beijing Feijie signed an exclusive call option agreement (the "Exclusive Call Option Agreements") with Pypo Beijing, agreeing to sell to the Pypo Cayman's wholly owned subsidiaries, and Pypo Cayman has an exclusive, irrevocable and unconditional right to purchase, or cause Pypo Cayman's designated party to purchase, from such shareholders, at Pypo Cayman's sole discretion part or all of the shareholders' equity interests in Beijing Feijie when and, to the extent that, applicable PRC Law permits the Pypo Cayman to own part or all of such equity interests in Beijing Feijie.  According to the Exclusive Call Option Agreements, the purchase price to be paid by Pypo Cayman to the shareholders of Beijing Feijie will be the minimum amount of consideration permitted by applicable PRC Law at the time when such share transfer occurs.

FUNLTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

1.	Organization and Principal Activities - continued

Pypo Cayman is the primary beneficiary of Beijing Feijie through the Service Agreements and its control over earnings distributions by Beijing Feijie.  The agreements described above provided for effective control of Beijing Feijie to be transferred to the Group on December 26, 2007.  Beijing Feijie had no operating activity prior to entering into these agreements with the Group.  As a result, the consolidated financial statements reflect the consolidation of Beijing Feijie starting from December 26, 2007.

In May 2008, Beijing Feijie completed an acquisition of 51% of equity interest in Hebei Guoxun Huifang Telecommunications Equipment Co., Ltd. ("Hebei Guoxun") and its affiliated companies.  In August 2008, Beijing Feijie completed acquisitions of 51% equity interest in each of Henan Xinya Telecommunications Equipment Co., Ltd ("Henan Xinya") and Kunming Golden Broadway Technology Development Co., Ltd ("Kunming Golden Broadway").  In October 2008, Beijing Feijie completed acquisitions of 51% equity interest in Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd. ("Jiangsu Guanzhilin") and 100% interest in Hunan Feon Telecommunications Technology Co., Ltd. ("Hunan Feon").  In December 2008, Beijing Feijie completed acquisitions of 51% equity interest in Inner Mongolia Chuangxin Zhongyu Shidai Mobile Phones Marketing & Management Co., Ltd. ("Inner Mongolia Zhongyu") and 100% equity interest in the repair and maintenance business.  These newly acquired subsidiaries are in the retail and after-sales services businesses for mobile phones.  See Note 4 for details of acquisitions.

The total assets, liabilities, net assets, net revenues, operating costs and expenses and net (loss) / income of Beijing Feijie are as follows:
	As at and
	for the year ended March 31,
	2008	2009

Total assets	29,017	143,101
Total liabilities	(27,593)	(125,866)
Net assets	1,424	17,235
Noncontrolling interest	-	(14,453)

	1,424	2,782

Net revenues	-	163,491
Operating costs and expenses	(1)	(160,556)

Net (loss) / income	(1)	2,935
Less: Net income attributable to the noncontrolling interest	-	(1,618)

Net (loss) / income attributable to the Company	(1)	1,317

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIE subsidiary for which the Company is the primary beneficiary (collectively, the "Group").  All transactions and balances among the Company, its subsidiaries and VIE subsidiary have been eliminated upon consolidation.  Investments in equity securities of entities over which the Company can exercise significant influence are accounted for using the equity method of accounting.

(c)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Group's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.  On an ongoing basis, management reviews its estimates, including those related to realization of inventories, depreciable lives and residual values of long-lived assets, the recoverability of the carrying values of long-lived assets, useful lives and impairment of acquired intangible assets, impairment of goodwill, income tax provisions, valuation allowance for deferred tax assets and the determination of provision for rebates and price protection.  Changes in facts and circumstances may result in revised estimates.

(d)	Foreign currency transactions

The functional and reporting currency of the Company is in the United States dollar ("USD", "$").  The financial records of the Company's subsidiaries and VIE are maintained in Renminbi ("RMB") or in Hong Kong dollar ("HKD").  All assets and liabilities are translated at the rates of exchange quoted by the People's Bank of China at the balance sheet date, except for the share capital and statutory reserves which are translated at the historical exchange rate, and all income and expense items are translated at the average rates of exchange over the year.  All exchange differences arising from the translation of subsidiaries' financial statements are recorded as a component of accumulated other comprehensive income in the statement of shareholders' equity and comprehensive income.

(e)	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.  Legal costs incurred in connection with loss contingencies are expensed as incurred.

(f)	Cash and cash equivalents

Cash and cash equivalents consist of cash at bank and on hand and certificates of deposit with an initial term of less than three months when purchased, which are unrestricted as to withdrawal and use.

(g)	Restricted bank deposits

Restricted bank deposits are cash balances pledged for the facilities used to issue short-term bank borrowings.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(h)	Allowance for doubtful accounts

The Group determines the allowance for doubtful accounts when facts and circumstances indicate that the full amount of the receivable is unlikely to be collected.  If the financial condition of the Group's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

(i)	Inventories

Inventories are valued at the lower of cost and market value.  The value of inventories is determined using the first-in, first-out basis.  The Group writes down the values of inventory for excessive, slow moving and obsolete inventories as well as inventory whose carrying value is in excess of net realizable value.

During the years ended March 31, 2007, 2008 and 2009, write downs of inventories of $nil, $450 and $100, respectively, were recognized.

(j)	Notes receivable

Notes receivable are primarily generated from sales to customers, with term exceeding 3 months but less than 1 year depending on the customer's credit quality, and are recorded at face value.  The Company does not require collateral for the notes.  The Company has not and does not intend to sell these receivables.  Amounts collected on notes receivable are included in net cash provided by operating activities in the consolidated statements of cash flows.

The allowance for doubtful accounts is the Company's best estimate of the amount of credit losses in the Company's existing notes.  The allowance is determined on an individual note basis upon review of the customers' credit quality.  Management has determined that there are no impairment issues, and no respective allowance for doubtful accounts is provided on notes receivables.

(k)	Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation.  The cost of major improvements and betterments is capitalized whereas the cost of maintenance and repairs is expensed in the year incurred.

Depreciation is calculated using the straight-line method over the following estimated useful lives, taking into account the assets' estimated residual value:
Years

Buildings	50
Machinery and equipment	5
Electronic equipment	5
Motor vehicles	10
Leasehold improvements	Shorter of the term of the lease or
the estimated useful lives of the assets

Management estimates the property and equipment to have a 10% residual value.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(l)	Investments under equity method

The investments in entities over which the Group has the ability to exercise significant influence are accounted for using the equity method.  Under the equity method, original investments are recorded at cost and adjusted by the Group's share of undistributed earnings or losses of these entities, by the amortization of any difference between the amount of the Group's investment and its share of the net assets of the investee, and by dividend distributions or subsequent investments.  All unrealized inter-company profits and losses are eliminated under the equity method.

When the estimated amount to be realized from the investments falls below its carrying value, an impairment charge is recognized in the consolidated statements of income when the decline in value is considered other than temporary.

(m)	Goodwill and Intangible Assets

Goodwill represents the excess of costs of businesses acquired over fair value of acquired net tangible and identifiable intangible assets.  Goodwill and identifiable intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142, "Goodwill and Other Intangible Assets".

During fiscal 2009, goodwill amounting to $1,977 is recognized through an acquisition of after-sales services for mobile phones business (see Note 4).

Identifiable intangibles are required to be determined separately from goodwill based on fair value.  In particular, an intangible that is acquired in a business combination is recognized as an asset separate from goodwill if it satisfies either the "contractual-legal" or "separability" criterion.  The identifiable intangible assets with finite lives are carried at cost less accumulated amortization.  Amortization is computed using the straight-line method over the intangible assets' economic lives.

The weighted average economic lives and net carrying values of the identifiable intangible assets are as follows:

	Weighted	At March 31, 2009
	average			Foreign	Net
	economic		Accumulated	exchange	carrying
	lives	Cost	amortization	alignment	values

Trade name	Indefinite	17,394	-	24	17,418
Non-compete agreement	3.4 - 3.7 years	517	(66)	1	452
Put options on land and
buildings (Note)	3 years	247	(77)	6	176
After-sales service agreement	4.2 - 5.0 years	1,260	(116)	(2)	1,142
		19,418	(259)	29	19,188

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(m)	Goodwill and Intangible Assets - continued

Note:

The put options on the land and buildings represent the Group's right to dispose of the land and buildings to the selling shareholder of Hebei Guoxun within three years from the date of acquisition of Hebei Guoxun with an annual increment of 15% of its fair value as of the acquisition date of Hebei Guoxun.

The identifiable intangible assets above result from the Group's May 2008 acquisition of a 51% interest in Hebei Guoxun, its August 2008 acquisitions of 51% interests in each of Henan Xinya and Kunming Golden Broadway, its October 2008 acquisition of 51% interest in Jiangsu Guanzhilin, its October 2008 acquisition of 100% interest in Hunan Feon and its December 2008 acquisition of 51% interest in Inner Mongolia Zhongyu (the"Retail Business Acquisitions") and its December 2008 acquisition of the after-sale service business of certain of the retail stores of Hebei Baibang Tech. Co. Ltd. (the "R&M Business").  The amounts assigned to the identifiable intangible assets of the acquired businesses as of March 31, 2009 are based on the preliminary assessment of their fair values and are subject to change pending the finalization of the valuations of these intangibles.  The finalization of those valuations could affect the amounts assigned to the intangible assets or goodwill of the acquired business of the Retail Business Acquisitions and the related periodic amortization charges for these intangible assets.

(n)	Impairment of Goodwill and Indefinite Life Intangible Assets

Goodwill is not amortized but is tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred.  Goodwill impairment is tested using a two-step approach.  The first step compares the fair value of a reporting unit to its carrying amount, including goodwill.  If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required.  If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount.  If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess.  The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities.

Intangible assets with indefinite lives are not amortized but are tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred.  The impairment of an indefinite life intangible asset is based on a comparison of its fair value to its carrying amount.  If the carrying amount of an indefinite life intangible asset exceeds its fair value, an impairment loss is recognized for the excess.  The estimation of fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(o)	Impairment of long-lived tangible and finite-lived intangible assets

Long-lived assets, and finite-lived identifiable intangible assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.  The Group reviews its long-lived tangible and finite-lived intangible assets for potential impairment based on a review of projected undiscounted future cash flows associated with these assets.  When the review of projected undiscounted cash flows indicates the existence of a potential impairment, the measurement of impairment losses for assets that the Group expects to hold and use is based on the estimated fair value of the assets.

At March 31, 2008 and 2009, the carrying values of the Group's finite-lived intangible assets are $0 and $1,770, net of accumulated amortization of $0 and $259, respectively, and are currently being amortized over three to five years.  For the years ended March 31, 2007, 2008 and 2009, the Group incurred no impairment charges.  The following sets forth at March 31, 2009 the amortization expense for finite-lived intangible assets the Group expects to recognize during the remained of the fiscal year ended March 31, 2009 and over next five fiscal years thereafter:

Year ending 2010	501
Year ending 2011	501
Year ending 2012	416
Year ending 2013	310
Year ending 2014	42

(p)	Deferred financing costs

Direct and incremental costs incurred in obtaining loans are capitalized and amortized over the terms of the related debt agreements using the effective interest method.  At March 31, 2009, deferred financing cost of $1,006 was included in prepayment and other assets.  Approximately nil, nil and $18 were amortized during the years ended March 31, 2007, 2008 and 2009.

(q)	Contingent Consideration

The Group has incorporated contingent consideration into the structure of the Retail Business Acquisitions completed in the year ended March 31, 2009.  These arrangements generally result in the reduction of cash payments or transfer of shares from the sellers at nil consideration upon the acquired entities' failure of performance targets for the periods ranging from 2 to 3 years after the acquisitions as stipulated in the acquisition agreements.

Reduction of cash payments or transfer of shares which are determined to be adjustments on purchase consideration will be accounted for as part of the purchase of the acquired entities when the outcome of the contingency is determinable beyond a reasonable doubt (see Note 4).

(r)	Performance bonus

As stipulated in the Operating and Management Agreements entered into between Beijing Feijie and the key management of Hebei Guoxun, Henan Xinya, and Jiangsu Guanzhilin, the key management of these three entities will entitle to the performance bonus upon the achievement of the performance condition: (1) operating targets for the periods ranging from 2 to 3 years after the acquisitions and (2) rendering of services for the specified period.  Accruals of compensation cost for such award with a performance condition shall be based on the probable outcome of that performance condition.  Compensation cost shall be accrued if it is probable that the performance condition will be achieved and shall not be accrued if it is not probable that the performance condition will be achieved.   The Group has not recognized an accrual for the compensation for the year ended March 31, 2009 since the management estimate that it is probable that the performance condition could not be met.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(s)	Financial instruments

The carrying amounts of cash and cash equivalents, restricted bank deposits, notes receivable, accounts receivable, amounts due from related parties and an affiliated company, other receivable and receivable from a vendor, short-term borrowings, accounts payable, notes payable, other payables and amounts due to related parties and an affiliated company approximate their fair values due to the short-term nature of these instruments.

(t)	Fair value of financial instruments

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements" ("SFAS 157").  SFAS 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure.  In October 2008, the FASB issued FASB Staff Position ("FSP") 157-3 "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP SFAS 157-3").  FSP SFAS 157-3 clarifies the application of SFAS 157 in a market that is not active, and provides guidance on the key considerations in determining the fair value of a financial asset when the market for that financial asset is not active.  Effective April 1, 2008, the Group adopted the measurement and disclosure requirements related to financial assets and financial liabilities.  The adoption of SFAS 157 for financial assets and financial liabilities did not have any material impact on the Group's results of operations or the fair values of its financial assets and liabilities.

FSP SFAS 157-2, "Effective Date of FASB Statement No. 157" ("FSP SFAS 157-2") delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the fiscal year beginning after November 15, 2008.  The Group is currently assessing the impact that the application of SFAS 157 to nonfinancial assets and liabilities will have on its results of operations and financial position.

As of March 31, 2008 and 2009, the Group did not have any nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements, at least annually, on a recurring basis.

(u)	Mezzanine equity

Redeemable ordinary shares issued in November 2007 are classified as mezzanine equity (see Note 17).

(v)	Revenue recognition

Revenue from principal operations

The Group derives its revenue through wholesale distribution of mobile phones, notebooks and peripherals for the three years ended March 31, 2009.  The Group commenced its retail business from May 2008.   The Group recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability of the sales price is reasonably assured.  The Group considers its customers of wholesale distribution to be the retailers and does not sell directly to end-users.  The customers of the Group's retail business are the end-users of mobile phones and peripherals.  Products under warranty are shipped back to the manufacturers for repairs or exchanges and related costs incurred are borne by the manufacturers; therefore, the warranty costs incurred by the Group are insignificant.

There are three types of sales contracts for wholesale distribution: (i) sales with no right of return (which make up the majority of sales), (ii) sales with contractual right of return, and (iii) consigned sales.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(v)	Revenue recognition - continued

Revenue from principal operations - continued

(i)
For sales with no right of return, the Group has no contractual obligations and has not established any right of return based on its customary business practices, except for defective products under warranty.  Revenue recognition generally occurs when products have been shipped, risk of loss has been transferred to the customer, and allowances for discounts, price protection, and customer rebates can be reliably estimated.  Recorded revenues are reduced by these allowances.  The Group bases its estimates of these allowances on historical experience, taking into consideration the type of products sold, the type of customer, and the type of transaction specific in each arrangement.

There are no customer acceptance conditions associated with the Group's products, except related to the standards and quality of a given products.

(ii)	For sales with contractual right of returns and for consigned sales, the Company recognizes revenue at the time the products sell through the distribution channel to the end customers.

The Group presents revenue net of value added tax collected from customers at 17%, which amounted to $87,608, $108,168, and $156,142 for the years ended March 31, 2007, 2008 and 2009, respectively.  Certain items: (i) sales return of $3,824, $3,799 and $7,747; and (ii) sales rebates and price protection expenses of $39,008, $41,487 and $41,273, have been deducted to present the net revenue for the years ended March 31, 2007, 2008 and 2009, respectively.

Revenue from vendor's reimbursements

The Group receives the following types of reimbursements from its vendor:

1)	Reimbursement of promotional activities

The Group organizes marketing activities to promote the vendor's products and the vendor compensates the Group's costs in this regard.  Upon planning each marketing activity, the Group submits marketing applications to the vendor and the vendor approves the application form, which indicates that the vendor has agreed to bear the related costs.  Such reimbursements are recognized when the related marketing activities were held, as a reduction of the costs incurred, with the excess recorded as a reduction to cost of revenues.  The amount of reimbursement of promotional activities recognized as reduction of expenses are $5,494, $2,356 and $23,226 of which $1,371, $347 and $11,575 are recorded as a reduction of cost of revenues for the years ended March 31, 2007, 2008 and 2009 respectively.

2)	Rebates from vendor to end customers through the Group

The vendor provides rebates to end customers through the Group.  Such rebates to customers net of the related reimbursement to the Group from the vendor are recorded in revenue, and a corresponding receivable from the vendor is recorded at the time the rebates are given.  The net amount of rebates from vendor to end customers is $37, $929 and $404 for the years ended March 31, 2007, 2008 and 2009 respectively.

3)	Rebates from vendor to the Group

The vendor also provides rebates to the Group to promote sales of certain products, such rebates are recorded as a reduction of cost of revenues when approved by the vendor, and the amount recognized are $22,977, $2,860 and $1,726 for the years ended March 31, 2007, 2008 and 2009 respectively.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(v)	Revenue recognition - continued

Revenue from vendor's reimbursements - continued

4)	Awards on purchase targets

The vendor provides certain awards to the Group when the Group's purchases exceed a certain target within a specified period of time.  As the Group lacks a demonstrated historical experience to estimate the timing and probability of earning such awards, the awards are recognized as a reduction of cost of revenues when approved by the vendor.  The amount of awards earned on purchase targets are nil, $5,882 and nil for the years ended March 31, 2007, 2008 and 2009 respectively.

(w)	Shipping and handling costs

Shipping and handling costs are recorded in selling and distribution expenses as incurred.  During the years ended March 31, 2007, 2008 and 2009, shipping and handling costs were $1,148, $1,069 and $1,558, respectively.

(x)	Cost of revenues

Cost of revenues primarily consists of purchase costs of mobile phones, notebooks and peripherals.

(y)	Advertising cost

Advertising expenses amounted to approximately $718, $367 and $5,512 during the years ended March 31, 2007, 2008 and 2009, respectively, and have been included as part of selling and distribution expenses.

(z)	Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases.  Other leases are accounted for as capital leases.  Payments made under operating leases, net of any incentives received by the Group from the leasing company, are charged to the statements of income on a straight-line basis over the lease periods.

(aa)	Provision for rebates and price protection

Provision for rebates is made on a case by case basis according to the retailer's sales volume of the Group's products.  The rebates include a basic amount accrued upon delivery of products to retailers and a monthly quantity bonus accrued when the retail volume reaches certain monthly levels as defined by the sales contract.  As the quantity bonuses are based on the retailer's monthly purchases, the effect of accruing the bonuses when the monthly level is reached as opposed to recording a pro-rata portion of the quantity bonus upon the sale of each qualifying unit is not material.

Provision for price protection is made when the Group decides to lower the selling price of its products.  The amount of price protection varies on different product models, and the provision is determined based on an estimate of the amount of the specific inventories being held by the Group's retailers at that time.

Rebates and price protection incurred for the year is recorded as a reduction of revenues.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(bb)	Pension and other retirement benefits

The full-time employees of the Company's subsidiaries and VIE subsidiary that are incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits.  These companies are required to accrue for these benefits based on certain percentages of the employees' salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits.  The total amounts charged to the statements of operations for such employee benefits amounted to approximately $1,834, $1,800 and $2,486 for the years ended March 31, 2007, 2008 and 2009, respectively.  The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

The Group has no other obligation to make payments in respect of retirement benefits of the employees.

(cc)	Income taxes

Income taxes are accounted for under the liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective April 1, 2007, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement.  See Note 6 for additional information including the impact of adopting FIN 48 on the Company's consolidated financial statements.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained.  Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized.  Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.  The Company records interest related to unrecognized tax benefits and penalties, if any, in income tax expenses.

(dd)	Net income per share

For the purpose of calculating earnings per share for the periods presented, the number of ordinary shares outstanding is determined on the basis of Pypo Cayman's historical number of ordinary shares outstanding multiplied by the share exchange ratio established in the merger agreement. Basic earnings per share are computed by dividing net income of Pypo Cayman by the weighted average number of ordinary shares outstanding during the year.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(ee)	Segment reporting

The Group uses the management approach in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Group's chief operating decision maker for making operating decisions, allocating resources and assessing performance as the source for determining the Group's reportable segments.  Management, including the chief operating decision maker, reviews operating results by product groups during fiscal 2007 and 2008.  As a result of the completion of the acquisition of six retail sales groups, the Group has changed its reportable segment based on the types of customers receiving its products: "distribution business" and "retail business".  Details of these operating segments are described in Note 23.

Prior to the year ended March 31, 2009, the Group had two reportable segments based on its major product groups: "Mobile phones" and "Notebooks and peripherals".  With the change of composition of reportable segments, the year  ended March 31, 2007 and 2008 comparative numbers are restated accordingly to conform to the year ended March 31, 2009 composition of its reportable segments.  The change in composition of reportable segments did not have any impact on either the financial results or financial position of the Company in prior periods.

(ff)	Concentration of risks

The Group places its cash and cash equivalents and restricted bank deposits with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers by classifying customers into national chain stores and regional distributors, each are assigned with different credit limit and approved at different management levels.  If a credit limit is exceeded, the distributor will be generally required to pay all or a significant part of the amount due prior to delivery of the Group's products.  The Group reviews credit terms granted to each major customer and performs balance reconciliation with customers monthly.  The Group establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information.  As a result of the Group's credit evaluation, the allowance for doubtful accounts was $474 and $735 as at March 31, 2008 and 2009, respectively.

The Group purchased over 90% of its goods from a single vendor for the years ended March 31, 2007, 2008 and 2009.

(gg)	Comprehensive Income

Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the consolidated statements of shareholders' equity and comprehensive income.

(hh)	Noncontrolling Interest

Effective April 1, 2009, the Company adopted the provisions of SFAS, No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51".  The standard changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as a part of consolidated earnings.  The presentation and disclosure requirements of SFAS No. 160 shall be applied retrospectively for all periods presented.  Accordingly, the consolidated financials for all period presented, are restated to conform to SFAS No. 160.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS- continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

3.	Recently issued accounting standards

In December 2007, FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R").  The objective of SFAS No. 141R is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.  SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Group may not apply it before that date.  The Group is evaluating the impact, if any, of the adoption of SFAS No. 141R.

In April 2008, the FASB issued FSP SFAS 142-3, "Determination of the Useful Life of Intangible Assets".  This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, "Goodwill and Other Intangible Assets".  This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.  The guidance for determining the useful life of a recognized intangible asset in this FSP shall be applied prospectively to intangible assets acquired after the effective date.  The Company is evaluating the impact, if any, of the adoption of FSP FAS 142-3.  It is not expected to have a material impact on the Company's financial position, results of operations and cash flows.

In November 2008, FASB ratified the consensus reached by the Task Force in EITF Issue 08-6, "Equity Method Investment Accounting Considerations" ("EITF 08-6").  Because of the significant changes to the guidance on subsidiary acquisitions and subsidiary equity transactions and the increased use of fair value measurements as a result of SFAS 141R and SFAS 160, questions have arisen regarding the application of that accounting guidance to equity method investments.  EITF 08-6 provides guidance for entities that acquire or hold investments accounted for under the equity method.  This issue is effective for fiscal years and interim periods beginning on or after December 15, 2008, and interim periods within those fiscal years.  This issue shall be applied prospectively.  The Company is evaluating the impact, if any, of the adoption of EITF 08-6.  It is not expected to have a material impact on the Company's financial position, results of operations and cash flows.

In November 2008, the FASB ratified the consensus reached by the Task Force in EITF Issue 08-7, "Accounting for Defensive Intangible Assets" ("EITF 08-7").  EITF 08-7 requires entities that will acquire a defensive intangible asset after the effective date of SFAS 141R, to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value.  EITF 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company is evaluating the impact, if any, of the adoption of EITF 08-7.  It is not expected to have a material impact on the Company's financial position, results of operations and cash flows.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, "Disclosures by Public Entities (Enterprises) after Transfers of Financial Assets and Interest in Variable Interest Entities" (FSP FAS 140-4 and FIN 46(R)-8).

FSP FAS 140-4 and FIN 46(R)-8 requires the public entities subject to the disclosure requirements of Statement 140 to provide financial statement users with an understanding of the following: a.  a transferor's continuing involvement in financial assets that it has transferred in a securitization or asset-backed financing arrangement; b.  the nature of any restrictions on assets reported by an entity in its statement of financial position that relate to a transferred financial asset, including the carrying amounts of such assets; c.  how servicing assets and servicing liabilities are reported under Statement 140; and d.  for securitization or asset-backed financing arrangements accounted for as sales when a transferor has continuing involvement with the transferred financial assets and transfers of financial assets accounted for as secured borrowings, how the transfer of financial assets affects an entity's financial position, financial performance, and cash flows.  FSP FAS 140-4 and FIN 46(R)-8 also requires enhanced disclosures about a company's involvement in VIEs.  The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company's involvement with a VIE; (iv) how a company's involvement with a VIE affects the company's financial position, financial performance, and cash flows.  This FSP was effective for the first reporting period (interim or annual) ending after December 15, 2008, and had no impact on the Company's financial position and results of operations.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS- continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

3.	Recently issued accounting standards - continued

In April 2009, the FASB issued FSP FAS 141(R)-1, "Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies"  ("FSP FAS141(R)-1").  FSP FAS 141(R)-1 amends and clarifies FASB Statement No. 141(R), to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination.  This FSP is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company is evaluating the impact, if any, of the adoption of FSP FAS 141(R)-1.  It is not expected to have a material impact on the Company's financial position, results of operations and cash flows.

In May 2009, the FASB issued SFAS No.165, "Subsequent Events" ("SFAS 165").  SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  Entities are required to disclose the date through which subsequent events were evaluated, as well as whether that date is the date financial statements were issued or were available to be issued.  SFAS 165 is effective for interim and annual periods ending after June 15, 2009.  The Company is evaluating the impact, if any, of the adoption of SFAS 165.  It is not expected to have a material impact on the Company's financial position, results of operations and cash flows.

In June 2009, the FASB issued SFAS No. 167, "Amendments to FASB Interpretation No. 46(R)" ("SFAS 167").  SFAS 167 amends Interpretation 46(R) to require an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity.  This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: a) the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance; and b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.  Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity's economic performance, and require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity.  It also amends Interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity.  SFAS 167 is effective at the start of a company's first fiscal year beginning after November 15, 2009.  The Company is evaluating the impact, if any, of the adoption of SFAS 167.  It is not expected to have a material impact on the Company's financial position, results of operations and cash flows.

It also requires enhanced disclosures about a company's involvement in VIEs.  The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company's involvement with a VIE; (iv) how a company's involvement with a VIE affects the company's financial position, financial performance, and cash flows.  This FSP was effective for the first reporting period (interim or annual) ending after December 15, 2008 and had no impact on the Company's financial position and results of operations.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

4.	Acquisitions

(i)	Acquisitions of Businesses

During the year ended March 31, 2009 the Group completed the following:

Company/Business name	Nature of business	Date of acquisition	Interest acquired

Hebei Guoxun	Retail sale of wireless equipment	May 1, 2008	51%
Henan Xinya	Retail sale of wireless equipment	August 22, 2008	51%
Kunming Golden Broadway	Retail sale of wireless equipment	August 28, 2008	51%
Hunan Feon	Retail sale of wireless equipment	October 21, 2008	100%
Jiangsu Guanzhilin	Retail sale of wireless equipment	October 31, 2008	51%
Inner Mongolia Zhongyu	Retail sale of wireless equipment	December 1, 2008	51%
R&M business	Provision of after sales services for wireless equipment	December 8, 2008	100%

The acquisitions were made by the Group in order to diversify the business of the Group and look for the opportunity of possible integration of mobile phones retail business.

Each of the acquisitions was accounted for as a purchase under Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combination".  The interests in the assets acquired and liabilities assumed were recorded at their fair values, and the results of the acquired entities' operations were included in the Group's consolidated results of operations from the respective dates of the acquisitions.

The acquisitions (except for the acquisition of the R&M business) were generally structured such that the total purchase price to be paid will depend on the level of profits, as defined, that the acquired entity achieves over periods ranging from 2 to 3 years after the acquisitions.  A portion of the potential purchase price was paid at closing, and additional payments will be made to the sellers, or the sellers will return to the Group some or all of the payment made to date, when the level of the achievement of the profit targets is determined.  Where the Group acquired less than 100% of the acquired entity, if the acquired entity fails to achieve the profit target, the seller will have the choice of either accepting a reduction of the total cash payment or transferring an additional interest in the acquired entity to the Group.

As required by SFAS No. 141, for acquisitions for which a portion of the purchase price is contingent on future results, the amount of the purchase price recorded at closing represented the sum of (i) any amount of the payments that are not contingent on the level of future profits, and (ii) that portion of the future contingent payments required to record the net tangible and identifiable intangible assets at their full fair value without any recognition of goodwill or reduction for the allocation of "negative goodwill", if any.

The following table sets forth acquisitions for which a portion of the purchase price is contingent on future results (i) the maximum purchase prices, (ii) the amount of the purchase price recorded at the respective dates of the acquisition, (iii) the payments made as of March 31, 2009, (iv) the amount by which the purchase price payments made to date exceed the purchase price recorded at closing (as described above), which is accounted for as a deposit paid on the contingent purchase price and reflected as current asset in the Group's consolidated balance sheet in other receivables (see Note 11) and (v) the maximum additional interest the seller could elect to transfer to the Group in lieu of accepting lower payments if the targets are not met:

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

4.	Acquisitions -continued - continued

(i)	Acquisitions of Businesses - continued
				Excess paid
				over amount
		Purchase		recorded at	Maximum
	Maximum	price	Payments to	closing	additional
	purchase	recorded at	March 31,	(deposit)	interest seller
Company	price	closing	2009	(see Note 11)	could transfer

Hebei Guoxun	9,909	6,259	6,471	212	49%
Henan Xinya	5,746	1,978	2,298	320	49%
Kunming Golden Broadway	4,328	1,654	1,731	77	49%
Hunan Feon	10,384	4,983	5,853	870	0%
Jiangsu Guanzhilin	46,324	13,202	37,005	23,803	49%
Inner Mongolia Zhongyu	2,612	1,151	1,940	789	49%
				26,071
Effect of changes in exchange rates				(128)
Total deposits on contingent payments (Note 11)				25,943
For these acquisitions, if the profit targets are met and the sellers retain those payments and/or Group is required to make additional payments, such payments will be accounted for as an adjustment of the purchase price and will be recorded as goodwill.  If profit targets are not met and the Group is entitled to receive the return of any portion of the payments made to date, the repayments will first reduce the deposit on the contingent payments and then will reduce the purchase price recorded at closing, which will be accounted for as a reduction in the amounts recorded for long-term tangible and intangible assets.  Where the seller elects to transfer an additional interest to the Group in lieu of the reduction of the cash payments, the transfer of an additional interest will be accounted for as an equity transaction with no gain or loss to be recognized.

As part of its May 2008 acquisition of an interest in Hebei Guoxun, the Group acquired a 45% interest in Hebei Baibang Tech Co., Ltd. ("Hebei Baibang"), a company engaged in mobile phone retail sales and after-sales services.  In December 2008, Hebei Guoxun disposed of its 45% equity interest in Hebei Baibang in exchange for the existing operations of providing after-sales services in certain of Hebei Baibang's retail stores and a cash payment of $276.  The Group accounted for the exchange of the 45% interest in Hebei Baibang for the R&M Business as the acquisition of a business under SFAS No. 141.  The cost of the acquisition of the R&M Business was measured as the December 2008 fair value of the 45% interest in Hebei Baibang less the cash received, and the Group recorded a gain of $26 for the difference between its basis in its 45% interest in Hebei Baibang and the consideration it received.  The allocation of the cost of the R&M Business, which totaled $2,237, resulted in $322 of identifiable intangible asset, consisting of after-sales agreements, $19 of net assets acquired, $81 of deferred tax liability and $1,977 of goodwill, after adjusting the acquired R&M Business tangible assets to their fair value.  The intangible asset and the goodwill result principally from the excess of the fair value of the purchase price originally allocated to the 45% interest in Hebei Baibang at the time of the May 2008 acquisition of Hebei Guoxun over the Group's share of its underlying net assets of Hebei Baibang (see Note 12).

The following table sets for the amounts of the recorded purchase prices preliminary assigned to identifiable intangible assets and goodwill, as explained on Note 2(m) and the fair value of net assets acquired.  The amounts set forth below are based on the preliminary assessment of the fair values of the acquired assets and are subject to change pending the finalization of the valuation of these intangibles.  The finalization of those valuations could affect the amounts assigned to the intangible assets or goodwill and the related periodic amortization charges for intangible asset.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

4.	Acquisitions -continued - continued

(i)	Acquisitions of Businesses - continued
							Deferred tax
	Fair value			Put option on			liabilities	Purchase price
	of net assets	Trade	Non-compete	land and	After-sales		arisen on	recorded at
Company	acquired	name	agreements	buildings	agreements	Goodwill	acquisitions	closing

Hebei Guoxun	4,258	1,766	67	247	-	-	(79)	6,259
Henan Xinya	577	1,378	31	-	-	-	(8)	1,978
Kunming Golden Broadway	731	857	36	-	51	-	(21)	1,654
Hunan Feon	1,714	2,573	41	-	887	-	(232)	4,983
Jiangsu Guanzhilin	2,911	10,037	338	-	-	-	(84)	13,202
Inner Mongolia Zhongyu	365	783	4	-	-	-	(1)	1,151
R&M Business	19	-	-	-	322	1,977	(81)	2,237
Total	10,575	17,394	517	247	1,260	1,977	(506)	31,464

Amortization period		indefinite	3.4 - 4.2 years	3 years	4.2 - 5.0 years	indefinite

(ii)	Acquisition of additional interest of a subsidiary

During the year ended March 31, 2009, the Company acquired additional 10% interests in Beijing Dongdian Wuxian Mobile Media Technology Co., Ltd ("Beijing Dongdian") for a total consideration of $728 and increased its shareholdings of the entity to 100%.  The consideration was allocated to the fair value of net assets acquired amounted to $657 and goodwill amounted to $71.  Goodwill of $71 represented the excess of the purchase price over the estimated fair value of the net tangible assets acquired.  The Company has not allocated the consideration to the identifiable intangible assets, which are non-exclusive licenses, as the management considers these to be of insignificant value.  The purchase price allocation is primarily based on the management's assessment on the fair value of each of the tangible assets acquired and liabilities assumed as of the date of acquisition.

The following unaudited pro forma consolidated financial information reflects the results of operations for the years ended March 31, 2008 and 2009, as if all the acquisitions completed during the year ended March 31, 2009 had occurred on April 1, 2007 and 2008 respectively, and after giving effect to purchase accounting adjustments.  These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place at the beginning of the periods presented, and may not be indicative of future operating results.

	For the year ended March 31,
	2008	2009

Net sales	711,420	699,276

Net income	30,706	20,155

Earnings per share
Basic	0.86	0.45

5.	Others, net
	For the years ended March 31,
	2007	2008	2009

Foreign currency exchange (loss) / gain	(3)	(787)	1,140
Non-operating (expense) / income	(45)	(20)	10
Investment income	-	133	104
	(48)	(674)	1,254

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

6.	Income taxes

Cayman Islands

Under the current laws of Cayman Islands, Pypo Cayman is not subject to tax on its income or capital gains.  In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

The provision for current income taxes of the subsidiaries operating in Hong Kong has been calculated by applying the current rate of taxation of 16.5% for the year ended March 31, 2009 and 17.5% for the year ended March 31, 2008 and 2007 respectively to the estimated taxable income earned in or derived from Hong Kong during the period, if applicable.

People's Republic of China

On March 16, 2007, the National People's Congress of China enacted the PRC Enterprise Income Tax Law (the "New Tax Law"), under which foreign invested enterprises (the "FIEs") and domestic companies would be subject to enterprise income tax at a uniform rate of 25%.  There will be a five-year transition period for FIEs, during which they are allowed to continue to enjoy their existing preferential tax treatments.  Preferential tax treatments will continue to be granted to entities which conduct businesses in certain encouraged sectors and to entities otherwise classified as "high and new technology enterprises," whether FIEs or domestic enterprises.  The new tax rate has become effective on January 1, 2008.  On December 6, 2007, the State Council of the PRC issued Implementation Regulations on the New Taxation Law.  The New Taxation Law and Implementation Regulations have changed the tax rate from 15% to 18%, 20%, 22%, 24% and 25% for the year ending December 31, 2008, 2009, 2010, 2011 and 2012 respectively for Shenzhen PRC subsidiaries.  On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives ("Circular 39").

The deferred tax balance has been adjusted to reflect the tax rates that are expected to apply.

Pursuant to the Old Tax Law, Pypo Beijing was qualified for the preferential tax treatment as a "High Technology enterprise."  As a result of that tax treatment, a 50% tax exemption was applied for the calendar years 2006, 2007 and 2008.  These exemptions were applied to the 15% profit tax rate for a High Technology Enterprise for the calendar years 2007 and 25% for the calendar year 2008.  Thus, the overall tax rates for Pypo Beijing after the relevant exemption is applied to the 15% tax rate are 7.5% for the years ended March 31, 2007 and for the period from April 1, 2007 to December 31, 2007.  The overall tax rate for Pypo Beijing after the exemption applied to the 25% tax rate is 12.5% for the calendar year 2008, no exemption is applied since January 1, 2009 and hence, Pypo Beijing is subject to 25% thereafter.  Tax losses carried forwards, if any, would expire five years from the year when the tax losses carried forwards were recorded.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

6.           Income taxes - continued

People's Republic of China - continued

The list below shows the tax preferential treatment of Pypo Beijing and its subsidiaries for the calendar years 2007, 2008 and 2009:

	Statutory	Applicable rate
	tax rate	with preferential treatment
Company	2007 & 2008	2007	2008	2009

Pypo Beijing	15%	7.5%	12.5%	25%

Henan Pypo Technology Company Limited	33%	33%	25%	25%

Beijing Pypo Communication Technology Company Limited	33%	0%	0%	25%

Jilin Pypo Technology Company Limited	33%	33%	25%	25%

Hebei Pypo Digital Technology Company Limited	33%	33%	25%	25%

Shanxi Pypo Technology Company Limited	33%	33%	25%	25%

Yunan Pypo Technology Company Limited	33%	33%	25%	25%

Anhui Pypo Electronic Company Limited	33%	33%	25%	25%

Shenzhen Pypo Communication Equipment Company Limited	33%	0%	18%	20%

Cang Zhou GuoXun HuiFang Communication Equipment Ltd.	N/A	N/A	20%	20%

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement.  FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The Group has adopted FIN 48 on April 1, 2007.  Based on its FIN 48 analysis documentation, the Group has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions.  As a result of the implementation of FIN 48, the Company had approximately $436 in total unrecognized tax benefits at April 1, 2007.  The Group has elected to classify interest and/or penalties relating to income tax matters within income tax expenses.  The amount of penalties and interest as of March 31, 2008 is immaterial.  The Group had an increase of unrecognized tax benefits of approximately $576 in connection with tax uncertainties during the year ended March 31, 2008 and the position remains unchanged during the year ended March 31, 2009.  The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

Unrecognized tax benefits balance at April 1, 2007	436
Gross increase for tax positions for the year ended March 31, 2008	576

Unrecognized tax benefits balance at March 31, 2008 and 2009	1,012

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

6.           Income taxes - continued

People's Republic of China - continued

The unrecognized tax benefit totalled $1,012 as at March 31, 2009, of which $436 was related to the income tax provisions recognized as contingencies from periods prior to the adoption of FIN 48; and $576 of which was related to the increase of FIN 48 tax provisions for the year ended March 31, 2008.

According to the PRC Tax Administration and Collection Law, the statute of limitations is generally three years if the underpayment of taxes is due to computational errors made by the taxpayer.  The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of tax liability exceeding RMB100,000 (approximately $14) is specifically listed as a special circumstance.  In the case of a transfer pricing related adjustment, the statute of limitations is 10 years.  There is no statute of limitations in the case of tax evasion.

Composition of income tax expense

The current and deferred portion of income tax benefit / (expense) included in the consolidated statements of income is as follows:
	For the years ended March 31,
	2007	2008	2009

Current income tax expense	(2,227)	(3,014)	(9,056)
Deferred income tax benefit / (expense)	88	(438)	1,415
Income expense	(2,139)	(3,452)	(7,641)

Reconciliation of the differences between statutory tax rate and the effective tax rate

Reconciliation between total income tax expense and that amount computed by applying the PRC statutory income tax rate of (33% for each of the year ended March 31, 2007 and 2008 and 25% for year ended March 31, 2009) to income before taxes is as follows:

	For the years ended March 31,
	2007	2008	2009

Income before tax and equity in loss / (income) of affiliated companies	16,501	33,649	29,379

Computed income tax expense	(5,445)	(11,104)	(7,345)
Effect of different tax rates applicable to the subsidiaries	4,169	6,235	614
Non-deductible employee's benefits	(669)	-	-
Effect of other non-deductible expenses	(233)	(299)	(315)
Effect of non-taxable incomes	11	84	332
Effect of FIN48 unrecognized tax benefits	-	(502)	-
Change in valuation allowance	(1,193)	(745)	(763)
Effect of foreign operation	(906)	595	(147)
Effect of tax exemption and tax relief	1,913	2,427	684
Withholding income tax on dividend	-	388	(1,154)
Others	214	(531)	453
Actual income tax expense	(2,139)	(3,452)	(7,641)

PRC income taxes that would have been payable without tax exemption and tax relief amounted to approximately $8,221, $12,114, and $8,939 for the years ended March 31, 2007, 2008 and 2009, respectively.  Accordingly, basic net income per share would have decreased to $0.27, $0.61 and $0.42, respectively.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

6.           Income taxes - continued

Reconciliation of the differences between statutory tax rate and the effective tax rate - continued

The principal components of the Group's deferred income tax assets/liabilities are as follows:

	As at March 31,
	2008	2009
Current deferred tax assets:
Rebates provision	1,745	2,004
Sales return provision	110	110
Net operating loss carried forward	-	2,239
Allowance for doubtful accounts	-	139
Inventory provision	415	360
Others	-	14
Total current deferred tax assets	2,270	4,866

Non-current deferred tax asset:
Net operating loss carried forward	1,755	2,568
Valuation allowance	(1,755)	(2,568)
Total non-current deferred tax assets	-	-

The realization of the recorded deferred tax assets of $1,755 and $4,807 as of March 31, 2008 and 2009, respectively is dependent on generating sufficient taxable income prior to the expiration of net operating loss carried forward which will expire in year 2012 and 2013.  The Group has provided a valuation allowance for the full amount of the deferred tax assets relating to the future benefit of net operating loss carried forward of certain subsidiaries and VIEs as management is not able to conclude that the future realization of those net operating loss carry forwards is more likely than not.

	As at March 31,
	2008	2009
Non-current deferred tax liabilities:
Withholding income tax on dividend	388	1,558
Intangible assets	-	447
Total non-current deferred tax liabilities	388	2,005

Under the New Tax Law, enterprises are classified as either resident or non-resident.  A resident enterprise refers to one that is incorporated under the PRC law or under the law of a jurisdiction outside the PRC with its "de facto management organization" located within the PRC.  Non-residential enterprise refers to one that is incorporated under the law of a jurisdiction outside the PRC with its "de factor management organization" located also outside the PRC, but which has either set up institutions or establishments in the PRC or has income originating from the PRC without setting up any institution or establishments in the PRC.  Under the New Enterprise Income Tax ("EIT") Implementation Regulation, "de factor management organization" is defined as the organization of an enterprise through which substantial and comprehensive management and control over the business, operations, personnel, accounting and properties of the enterprise are exercised.  Under the New Income Tax Law and the New EIT Implementation Regulation, a resident enterprise's global net income will be subject to a 25% EIT rate.  Uncertainties exist with respect to how the new EIT Law applies to the Company's overall operations, and more specifically, with regard to tax residency status.  Additional guidance is expected to be released by the Chinese government in the near future that may clarify how to apply this standard to taxpayers.  Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Company does not believe that its legal entities organized outside of PRC should be treated as residents for New Income Tax Law purposes.  Even if one or more of its legal entities organized outside of PRC were characterized as PRC tax residents, none of them had profit; therefore, no significant impact would be expected on the net current tax payable balance and the net deferred tax balance.

If the entity were to be non-resident for PRC tax purpose, dividends paid to it out of profits earned after January 1, 2008 would be subject to a withholding tax.  In the case of dividends paid by PRC subsidiaries the withholding tax would be 10% and in case of a subsidiary 25% or more directly owned by residential in Hong Kong SAR, the withholding tax would be 5%,

Pypo Cayman and its subsidiaries file separate income tax returns.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

7.	Net income per share

As discussed in Note 17 below, Pypo Cayman was incorporated with 1,000 ordinary shares and issued 182,699,000 shares to China Bright Group Co. Ltd ("China Bright") and Style Technology Development Limited ("Style Technology") in connection with the Reorganization (as discussed in Note 1). For the purpose of calculating basic earnings per share as a result of the Reorganization, the number of ordinary shares used in the calculation reflects the issuance of the 182,699,000 ordinary shares as if it took place on April 1, 2006. Earnings per share for the periods prior to the share exchange have been restated to reflect the Share Exchange consummated on July 9, 2009. For the pupose of calculating earnings per share for the periods presented, the number of ordinary shares outstanding is determined on the basis of pypo Cayman's historical number of ordinary shares outstanding multiplied by the share exchange ratio established in the merger agreement.

The calculations of basic earnings per share are computed as follows:

	For the years ended March 31,
	2007	2008	2009
Numerator:
Net income attributable to the Company	14,362	30,244	20,143

Denominator:
Denominator for basic earnings per share
- Weighted-average ordinary shares outstanding during the year	30,148,515	35,626,522	45,000,000

Basic earnings per share	0.48	0.85	0.45

As the Group has no dilutive potential common shares that are outstanding for each of the three years in the period ended March 31, 2009, no diluted earnings per share is presented.

8.	Cash and cash equivalents

Cash and cash equivalents as of March 31, 2008 and 2009 include cash balances held by the Pypo Cayman's VIE subsidiary of approximately $1,671 and $19,648, respectively.  These cash balances cannot be transferred to the Company by dividend, loan or advance according to existing PRC laws and regulations.  However, these cash balances can be utilized by the Group for its normal operations pursuant to various agreements which enable the Group to substantially control this VIE subsidiary as described in its normal operations.

Included in the cash and cash equivalents are cash balances denominated in RMB of approximately $56,165 and $31,583 (equivalent to approximately RMB 394 million and RMB 216 million) as of March 31, 2008 and 2009, respectively.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

9.	Accounts receivable

	As at March 31,
	2008	2009

Accounts receivable	58,740	73,537
Less: Allowance for doubtful accounts	(474)	(735)
	58,266	72,802

The movement of the allowance for doubtful accounts during the years is as follow:

	As at March 31,
	2008	2009

Balance as beginning of year	368	474
Add: Current year additions	100	273
Less: Current year write-offs	(32)	(27)
Exchange realignment	38	15

Balance at end of year	474	735

10.	Receivable from a vendor

Receivable from a vendor represents the amount receivable from Tianjin Samsung Telecom Technology Co., Ltd. ("Samsung") for various types of reimbursements as aforementioned in Note 2(v), which are accrued according to Samsung's confirmation for compensating the Group's related promotional costs.

11.	Other receivable

	As at March 31,
	2008	2009

Rental and utility deposits	64	1,528
Advance to staff	9	649
Deposit paid for acquiring new entities (Note i)	9,251	-
Receivable from entities owned by noncontrolling interest of subsidiaries (Note ii)	-	7,341
Deposits on contingent purchase prices (see Note 4)	-	25,943
Others (Note iii)	879	8,719
	10,203	44,180

Note:

i)
As at March 31, 2008, the Group through its VIE subsidiary, Beijing Feijie, paid $9,251 to the respective shareholders of non-related parties to acquire their interests in four entities which are principally engaged in retailing of mobile phones.  These acquisitions have not been completed as at March 31, 2008, but have been closed as at March 31, 2009.

ii)
Except for a loan to a noncontrolling interest of a subsidiary amounted to $2,475 as at March 31, 2009 which is secured by a leasehold property, interest bearing at 7% per annum and repayable in July, 2009, the remaining balances are unsecured, interest free and have no fixed repayment term.

iii)	Included in this balance were advances to third parties amounted to $3,726 as at March 31, 2009 of which they are unsecured, interest free and have no fixed repayment term.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

12.	Investment in affiliated companies

The Group's carrying amount and percentage ownership of the investment in affiliated companies as at March 31, 2009:

	As at March 31, 2008		As at March 31, 2009
		Percentage of		Percentage of
	Amount	ownership	Amount	ownership
Beijing Pypo Times Technology Co., Ltd. ("Pypo Times") (Note b)	343	50%	357	50%
Beijing Yipai-top Communication Technology Co., Ltd. ("Beijing Yipai-top") (Notes b and c)	-	-	1,122	50%
	343		1,479

The Group's equity in the (loss) / income of the affiliated companies for the years ended March 31, 2007, 2008 and 2009 was as follows:
	For the years ended March 31,
	2007	2008	2009

Equity in (loss) / income of
- Hebei Baibang (Notes a and b)	-	-	403
- Pypo Times (Note b)	-	(13)	4
- Beijing Yipai-top (Notes b and c)	-	-	(339)
Amortization of difference between basis of investment in Hebei Baibang and share of Hebei Baibang's net assets	-	-	(52)
	-	(13)	16

Note a:

In May 2008, the Group acquired a 45% interest in Hebei Baibang as part of Beijing Feijie's acquisition of a 51% interest in Hebei Guoxun.  Pursuant to the agreement for the acquisition of Beijing Feijie's interest in Hebei Guoxun, the Group is entitled to 55% of the income of Hebei Baibang and the selling shareholder of Hebei Guoxun has guaranteed that Beijing Feijie will receive a minimum annual profit of RMB3,500,000 for each of the year ended March 31, through March 31, 2028.  Hebei Baibang was established for the purpose of engaging in provision of after sales services for mobile phones in the PRC.  The Group has accounted for this investment using equity method of accounting.  In December 2008, Hebei Guoxun disposed of its 45% interest in Hebei Baibang to a third party in exchange for the R&M Business with a fair value at the disposal date of $2,513 and $276 cash consideration received (also refer to Note 4).  During period from May 1, 2008 to disposal date, the Group recorded its equity in the income of Hebei Baibang based on its 55% interest.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

12.           Investment in affiliated companies - continued

Note b:

The combined results of operations and financial position of these investments are summarized below:

	For the years ended March 31,
	2008	2009
Condensed statement of operations information:
Revenue	4,422	8,739
Net loss	(25)	(208)

Group's equity in net (loss) / income of investees	(13)	16

	As at March 31,
	2008	2009

Condensed balance sheet information:
Current assets	5,563	33,095
Non-current assets	1	9

Total assets	5,564	33,104

Liabilities	4,878	30,146
Equity	686	2,958

Total liabilities and equity	5,564	33,104

Group's share of net assets	343	1,479

Note c:

In August 2008, the Group and an individual third party formed an affiliated company, Beijing Yipai-top, which is engaged in the retail sale of wireless equipment.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

13.	Property and equipment, net

Property and equipment consisted of the following:

	As at March 31,
	2008	2009

Buildings	6,254	11,293
Leasehold improvements	384	553
Machinery and equipment	158	1,853
Electronic equipment	980	2,265
Motor vehicles	1,276	1,966
Sub-total	9,052	17,930
Less: accumulated depreciation	(1,178)	(2,236)
Property and equipment, net	7,874	15,694

	For the years ended March 31,
	2007	2008	2009

Depreciation expenses were charged to:
Selling and distribution expenses	21	54	286
General and administrative expenses	317	431	626
Total	338	485	912

14.	Goodwill

The changes in the carrying amount of goodwill from significant acquisitions are as follows:

	Retail business	Distribution business
	R&M business	Beijing Dongdian	Total

Acquisitions during the year ended March 31, 2009	1,977	71	2,048
Impairment loss	-	(71)	(71)

Balance as of March 31, 2009	1,977	-	1,977

Because the fair value of Beijing Dongdian was determined to be lower than its carrying value based on management's current expectation that the unit will incur losses for the foreseeable future, during the year ended March 31, 2009, the Company recorded an impairment charge for the entire $71 of goodwill arising from the acquisition of Beijing Dongdian.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

15.	Borrowings

(i)	Short term borrowings and notes payable

The Group has short term credit facilities with various banks.  As at March 31, 2008 and 2009, these facilities totalled approximately $43,453 and $68,462, respectively.  The amounts utilized were approximately $40,604 and $59,685 at March 31, 2008 and 2009, respectively.  The interest rates ranged from 6.84% to 14.07% in fiscal 2008 and 5.35% to 11.00% in fiscal 2009.  The weighted average interest rate on the borrowings outstanding at March 31, 2008 and 2009 was 7.66% and 6.35%, respectively.

Of the amounts available under the short-term credit facilities above, the amounts guaranteed personally by the directors of the Company, Mr. Fei Dong Ping ("Mr. Fei") and Mr. Zhang Kuo ("Mr. Zhang"), amounted to $5,699 and nil at March 31, 2008 and 2009, respectively.  The amounts guaranteed by the related parties of the Company amounted to $37,754 and $40,960 at March 31, 2008 and 2009, respectively.  The amounts of borrowings utilized from the short-term credit facilities guaranteed by Mr. Fei and Mr. Zhang, amounted to $2,849 and nil at March 31, 2008 and 2009, respectively and by the related parties of the Company amounted to $37,755 and $40,960 at March 31, 2008 and 2009, respectively.

The notes payable are used in purchases from the vendors.  The duration of the notes payable is short term and generally within six months.  The notes payable bear interest, charged by the relevant banks in the form of a discount at the time of issuance, and are also subject to service charges.  The weighted average interest rate charged through the discounts was  4.7% and 7.0% for the fiscal years 2008 and 2009, respectively.  The Group is also required to deposit 10% to 30% of the note payable amount to the bank deposit account in order to obtain a note payable.  As at March 31, 2008 and 2009, the total facilities of these notes payable were approximately, $22,083 and $23,513, respectively, and the amounts utilized were approximately $16,384 and $23,513, respectively.  Total facilities for the notes payable guaranteed by the related parties of the Company amounted to approximately $14,247 and $8,777 at March 31, 2008 and 2009, respectively, and the amount utilized was approximately $5,699 and $8,777 at March 31, 2008 and 2009, respectively.

As at March 31, 2009, the Group's inventories and buildings with carrying amount of $4,179 and $9,271 respectively, were pledged as securities for certain short term credit facilities and notes payable.

(ii)	Term loan

On January 30, 2009, Pypo HK entered into a term facility agreement with the Netherlands Development Finance Company ("FMO"), pursuant to which FMO agreed to provide a term loan facility to Pypo HK in the aggregate amount of up to EUR15 million (the "Facility").  Pypo HK shall repay the loans in three equal annual installments of EUR5 million, commencing August 15, 2014.  The loans are guaranteed by the Company and secured by a first priority security pledge on the shares the Company holds in Pypo HK, and the equity interest of Pypo HK holds in Pypo Beijing.  On February 17, 2009, Pypo HK drew down the full EUR15 million from the Facility.  Amounts outstanding under the Facility will initially bear interest at a rate equal to the 6 month Euro interbank offered rate ("EURIBOR") plus 300 basis points.  At maturity, Pypo HK will pay an additional amount equal to the aggregate interest Pypo HK would have paid if interest on the Facility had been fixed at 11% per annum during the term of the Facility (less the total amount of interest previously paid).  Overdue amounts shall bear interest at a rate that is 12% higher than the rate otherwise due on the Facility.  Pypo HK is required to make semi-annual interest payments under the Facility.  The amount outstanding of this facility is $19,772 as at March 31, 2009, such amount is included as part of short-term borrowings on the balance sheet.

Notwithstanding the foregoing, if any of the Pypo Cayman's subsidiaries and VIE subsidiary or itself undertakes a fully underwritten IPO, reverse takeover or merger on an internationally recognized stock exchange (a "Qualified IPO"), interest on the Facility will accrue at a rate equal to the 6 month EURIBOR rate plus 100 basis points.  Pypo HK shall also pay FMO an additional premium representing the internal rate of return of 20% on the full amount of the Facility, or EUR 15 million, until the later of (i) date of the Qualified IPO and (ii) the date that is twelve months following the date on which Pypo HK draws down on the Facility.  Pypo HK may pay 50% of this premium in shares of the listed entity in certain circumstances, depending on the exchange where the listing takes place.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

15.	Borrowings - continued

(ii)	Term loan -continued

The Facility includes covenants that, among other things, restrict Pypo HK, Pypo Beijing and their subsidiaries with respect to debt incurrence, liens, dividends, affiliate transactions, joint ventures, mergers, changes of auditors, asset sales and acquisitions.  The Facility also includes certain financial covenants that, among other things, require Pypo HK to maintain minimum EBITDA and adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios.

Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK breached the financial covenants for maintaining the minimum EBITDA, adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios.  On discovery of the breach, the directors of the Company informed the lender and commenced a renegotiation of the terms of the loan with the relevant banker.  As at March 31, 2009, those negotiations had not been concluded.  Since the lender has not agreed to waive its right to demand immediate payment as at the balance sheet date, the term loan has been classified as short-term borrowings as of March 31, 2009.  Up to the date of the issue of the consolidated financial statements, the negotiations are still in progress.  The directors of Pypo Cayman are confident that their negotiations with the lender will ultimately reach a successful conclusion.  In any event, should the lender calls for immediate repayment of the loan, the directors of Pypo Cayman believe that adequate alternative sources of finance are available to ensure that there is no threat to the continuing operations of the Group.

16.	Other payables and accruals

	As at March 31,
	2008	2009

Salaries and welfares accrual	2,600	1,442
Business tax and other taxes payable	62	2,163
Success fee payable for the private placement (Note i)	2,500	-
Payables to entities owned by noncontrolling interest of subsidiaries (Note ii)	-	12,591
Rental payables	-	1,284
Others	935	3,131
	6,097	20,611

Note:

(i)
The success fee was payable to a financial advisor of Pypo Cayman for arranging the private placement with ARCH Digital.  The total success fee was $4,500, of which $2,500 had not been paid as of March 31, 2008.

(ii)
Except for a loan from a noncontrolling interest of a subsidiary amounted to $7,367 as at March 31, 2009 which is interest bearing at the borrowing rate of People's Bank of China with similar maturity, the remaining balances are unsecured, interest free and have no fixed repayment term.

17.	Capital structure

As a result of the consummation of the Share Exchange on July 9, 2009 as described in note 1, share capital has been restated retrospectively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a share recapitalization.

The authorized capital of Pypo Cayman is $100,000, divided into 1,000,000,000 ordinary shares of par value $0.0001 each.

On October 3, 2007, Pypo Cayman issued 1,000 ordinary shares (restated to 165 ordinary shares to reflect the effect of the Share Exchange) at par value of $0.0001 each upon incorporation.

On November 14, 2007, in connection with the Reorganization, Pypo Cayman issued 91,349,500 ordinary shares at par value of $0.0001 each to China Bright and Style Technology, (total of 182,699,000 shares (restated to 30,148,350 to reflect the effect of the Share Exchange) issued).

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

17.	Capital structure - continued

On November 16, 2007, Pypo Cayman issued 90,000,000 redeemable ordinary shares (restated to 14,851,485 shares to reflect the effect of the Share Exchange) at par value of $0.0001 each to ARCH Digital.  Pursuant to the Equity Subscription Agreement, ARCH Digital may at its sole discretion, choose but is not obligated to, terminate the purchase and request redemption of all the purchased shares if certain performance targets are not met.  Upon such redemption request by ARCH Digital, Pypo Cayman, Pypo Beijing and Pypo Cayman's shareholders shall have the joint and several obligation to promptly redeem the purchased shares from ARCH Digital, and as consideration thereof, to pay $90,000 to ARCH Digital within 60 days of the redemption request, in such manner (including form of payment) as satisfactory to ARCH Digital.  Accordingly, these redeemable ordinary shares are classified as mezzanine equity.  In June 2008, ARCH Digital waived this redemption right under the Equity Subscription Agreement and thereafter such amount was re-classified from mezzanine equity to ordinary shares ($15) and additional paid in capital ($85,102).

Upon the Reorganization, paid in capital of the Group's subsidiaries and VIE recognized as group equity was transferred to represent the Group's additional paid-in capital.

18.	Retained earnings, reserves and restricted net assets

Pypo Cayman's retained earnings are not restricted as to the payment of dividends except to the extent dictated by prudent business practices.  There are no material restrictions, including foreign exchange controls, on the ability of its non-PRC subsidiaries to transfer surplus funds to the Company in the form of cash dividends, loans, advances or purchase.  With respect to the Company's PRC subsidiaries, there are restrictions on the payment of dividends and the removal of dividends from the PRC.  On March 16, 2007, the PRC promulgated the New Tax Law by Order No. 63 of the President of the PRC (refer to Note 6 for further details of the New Tax Law).

The New Tax Law becomes effective from January 1, 2008.  Prior to the enactment of the New Tax Law, when dividends are paid by the Company's PRC subsidiaries, such dividends would reduce the amount of reinvested profits and accordingly, the refund of taxes paid might be reduced to the extent of tax applicable to profits not reinvested.  Subsequent to the enactment of the New Tax Law, due to the removal of tax benefit related to reinvestment of capital in PRC subsidiaries, the Company may consider not reinvesting the profits made by the PRC subsidiaries.  Payment of dividends by PRC subsidiaries to foreign investors on profits earned subsequent to January 1, 2008 will also be subject to withholding tax under the New Tax Law.  In addition, pursuant to the relevant PRC regulations, a certain portion of the profits made by these subsidiaries must be set aside for future capital investment and are not distributable, and the registered capital of the Company's PRC subsidiaries are also restricted.  These reserves and registered capital of the PRC subsidiaries amounted to $125,186 and $181,775 as of March 31, 2008 and 2009 respectively.  However, the Company believes that such restrictions will not have a material effect on the Group's liquidity or cash flows.

The Group's subsidiaries and VIE subsidiary incorporated in the PRC are required on an annual basis to make appropriations of retained earnings set at certain percentage of profit after-tax reported in their statutory financial statements prepared in accordance with the relevant accounting principles and financial regulations applicable to companies established in the PRC (the "PRC statutory financial statements"), and regulations to statutory reserve fund and statutory welfare fund.  The statutory reserve fund can be used to increase the registered capital and eliminate future losses of the companies; it cannot be distributed to shareholders except in the event of a solvent liquidation of the companies.  The statutory welfare fund can only be used for the collective benefits and facilities of the employees.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

18.	Retained earnings, reserves and restricted net assets - continued

The statutory welfare fund contribution percentage is subject to the discretion of Pypo Cayman's Broad of Directors.  Pypo Beijing, as a wholly foreign owned enterprises incorporated in the PRC, is required to make appropriation of retained earnings equal to at least 10% of the PRC GAAP after-tax profit to the statutory reserve fund.  Once the level of these funds reaches 50% of the registered capital of the respective companies, further appropriations are discretionary.

During the year ended March 31, 2007, 2008 and 2009, the Group made total appropriations to these statutory reserves of approximately $43, $2,859, and $2,179, respectively.  The balance of statutory reserve was $9,378 and $11,557 as at March 31, 2008 and 2009, respectively.

Taking into account the registered capital and statutory reserve, the amount of restricted net assets of Pypo Cayman's subsidiaries were $125,186 and $181,775 as of March 31, 2008 and 2009, respectively.

	As at March 31,
	2008	2009

Registered capital of Pypo Beijing and its subsidiaries	115,808	170,218
Statutory reserves	9,378	11,557
Total	125,186	181,775

Under the relevant PRC regulations, all registered capitals of an FIE, regardless of its origins, is subject to the same restrictions on distribution to the FIE's investors.  Therefore, a part of the net proceeds raised from the Pypo Cayman's issuance of redeemable ordinary shares, which were invested by Pypo Cayman into Pypo Beijing as an addition to Pypo Beijing's registered capital, are included in the computation of restricted net assets.

19.	Dividends

On April 5, 2006, the Board of Directors of Pypo Beijing approved a dividend of $12,677 (in equivalent to RMB 100 million) or $0.07 per share (before the effect of Share Exchange consummated on July 9, 2009) payable to Beijing Hengze Dongfang Investment Consulting Company Limited, a 90% shareholder of Pypo Beijing at the date of dividend declaration (the holder of the remaining 10% of Pypo Beijing at that time waived its right to its dividend).  The dividend was related to Pypo Beijing's calendar year 2005, and was paid during the year ended March 31, 2008.

In September 2008, the Board of Directors of Pypo Cayman approved a dividend of $17,647 (equivalent to RMB120 million) or $0.06 per share (before the effect of Share Exchange consummated on July 9, 2009), payable to all the Pypo Cayman's shareholders.  The dividend was related to Pypo Cayman's calendar year 2006.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

20.	Related party transactions

Other than the Reorganization as described in Note 1, the Group has the following transactions and balances with its related parties.

(i)	Related party transactions
			For the years ended March 31,
	Relationship
	with the	Transaction
Name of related parties	Company	nature	2007	2008	2009
	(Note 1)	(Note 2)

Beijing Zhiyang East Investment Consulting Co., Ltd.	a	i, iii	(1,526)	1,621	-
Beijing Dingtai Jiye Investment Co., Ltd.	a	i, iii	-	135	(146)
Beijing East Chuangzhi Technology Development Co., Ltd.	a	i, iii	3,816	-	-
Mr. Zhou Heng Yang	b	ii, iii	-	(7)	-
Beijing Shidai Tiancheng Technology Development Co., Ltd.	c	i, iii	(1,079)	805	4
Capital Ally Investments Limited ("Capital Ally")	d	i	-	(20,000)	(4,014)
ARCH Digital	d	i	-	20,000	-
Shanghai Zhengda Jingcheng Development Co., Ltd. ("Shanghai Zhengda")	e	i	-	(21,371)	-
GM Investment Company Limited	b	i	-	-	300

Note 1:	a) an entity controlled by Pypo Cayman's ultimate shareholders
b) ultimate shareholder of Pypo Cayman
c) shareholder of an affiliated company
d) immediate shareholder of Pypo Cayman
e) a subsidiary of ARCH Digital

Note 2:	i) advance from / (to) during the year
ii) staff advance (made) / repaid during the year
iii) temporary advances which are unsecured, interest free and fully settled during the year

(ii)	Related party balances
	As at March 31,
	2008	2009

Due from:
Beijing Shidai Tiancheng Technology Development Co., Ltd. (Note a)	360	366
Capital Ally Investments Limited (Note b)	20,000	20,000
Shanghai Zhengda Jingcheng Development Co., Ltd. (Note b)	21,371	21,942
	41,731	42,308
Due to:
ARCH Digital (Note b)	(20,000)	(20,000)
GM Investment Company Limited (Note c)	-	(300)
Beijing Dingtai Jiye Investment Consulting Co., Ltd. (Note a)	(143)	-
	(20,143)	(20,300)

Note:

a)	The outstanding balance was unsecured, non-interesting bearing and repayable on demand. The entity is controlled by the ultimate shareholders of Pypo Cayman.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

20.	Related party transactions - continued

(ii)	Related party balances - continued

Note:  - continued

b)
In March 2008, Pypo Cayman loaned $20.0 million to Capital Ally Investments Limited, or Capital Ally, a shareholder with 67% equity interest in the Company, to meet Capital Ally's short-term working capital requirements.  The interest-free loan originally was to mature on December, 31, 2008.  As security for performance of its obligations under the $20.0 million loan, Capital Ally pledged all of its rights and interests in its 182,700,000 the ordinary shares of Pypo Cayman in favor of Pypo Cayman on March 10, 2008.  Pursuant to the pledge agreement, Capital Ally agreed not to sell, transfer, encumber or dispose of the pledged shares.  The pledge agreement terminates upon the earlier of the discharge of all obligations of Capital Ally under the loan agreement with Pypo Cayman and the consummation of the Share Exchange.  In connection with the loan agreement, in March 2008, the Company and ARCH Digital entered into a fund transfer agreement.  Pursuant to this agreement, Pypo Beijing, a subsidiary of Pypo Cayman, made cash advances of RMB 150 million ($21.4 million at March 31, 2008 and $21.9 million as of March 31, 2009) to Shanghai Zhengda Jingcheng Development Co., Ltd., or Shanghai Zhengda, a company controlled by ARCH Digital.  In consideration for the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to Pypo Cayman.  The purpose of the agreement was to enable ARCH Digital to provide funding to its portfolio company, Shanghai Zhengda, to meet short-term working capital needs in light of regulatory restrictions applicable to foreign owned and controlled entities in the PRC.  The advances made pursuant to the fund transfer agreement are unsecured, interest-free obligations and are payable on demand.  (See Note 14).

On November 10, 2008, Capital Ally and Pypo Cayman entered into the supplemental loan agreement and extended the maturity date of the loan to June 30, 2009.  On the same date, ARCH Digital and Pypo Cayman entered into a supplemental Funds Transfer Agreement in connection with the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to Pypo Cayman, which will repay the $20.0 million to ARCH Digital on or prior to June 30, 2009.  In addition, Pypo Cayman released Capital Ally's pledge of its ordinary shares of Pypo Cayman and Pypo Cayman secured replacement collateral for the loan by entering into pledge agreements with Style Technology and GM Investment, each of whom are 50% holders of the equity interest in Capital Ally.  Pursuant to these replacement pledge agreements, Style Technology and GM Investment pledged all of their respective rights and interests in the ordinary shares of Capital Ally as collateral in favor of Pypo Cayman, and agreed not to sell, transfer, encumber or dispose of these pledged shares until the discharge of Capital Ally's obligations under the loan agreement.

On June 9, 2009, Pypo Cayman and Capital Ally extended the maturity date of the short-term working capital loan from Capital Ally from June 30, 2009 to September 30, 2009 in order to accommodate Capital Ally's continuing working capital needs.  Concurrently, the Company and ARCH Digital also extended the maturity date of the fund transfer advance to September 30, 2009.

The concurrent extension of the maturity date of the fund transfer advance allows Pypo Cayman to utilize the $20.0 million to be received from Capital Ally as repayment under the short-term working capital loan to repay the $20.0 million the Company owes ARCH Digital under the funds transfer agreement.

c)	Amount represents interest payable to GM Investment Company Limited on behalf of Capital Ally. Amount is repayable in November 2010.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

20.           Related party transactions - continued

(iii)
During the year ended March 31, 2009, Pypo Cayman made advances of $4,014 to Capital Ally.  These advances are unsecured, interest-free and are repayable on demand.  Such advance was classified as a receivable within equity.

(iv)	Guarantees of borrowings

As discussed in Note 15, certain short-term borrowings and notes payable are guaranteed by Mr. Fei and Mr. Zhang, and by related parties of the Group, respectively.

21.	Amounts due from (to) affiliated companies

In February 2009, Pypo Beijing made cash advances of approximately $26,770 to Pypo Times, to meet Pypo Times's capital needs.  Mr. Kuo Zhang, a director of the Company and Pypo Beijing's current chairman of the board, and Beijing Ruizhi Jiye Investment Co., Ltd., which is beneficially owned by Mr. Zhang, guaranteed the repayment of these cash advances, which Pypo Times will repay prior to February 2010.  These cash advances are interest free obligations.  From January to March 2009, Pypo Beijing made additional cash advances of $1,176 to Pypo Times, to meet Pypo Times's working capital needs.  These cash advances of $1,176 are unsecured, interest-free obligations and are payable on demand.  As of March 31, 2009, the total outstanding balance of these cash advances from Pypo Beijing to Pypo Times was approximately $27,946.  As at March 31, 2008, balance represented cash advances to Pypo Times of $125.  Amount was unsecured, non-interest bearing and repayable on demand.

As of March 31, 2009, the total outstanding balance of cash advances from Beijing Yipai-top was approximately $790.  The amount was unsecured, non-interest bearing and repayable on demand.

22.	Commitments and contingencies

Operating lease agreements

The Group has entered into leasing arrangements relating to office premises that are classified as operating leases.  Future minimum lease payments for non-cancellable operating leases as of March 31, 2009 are as follows:

Total

2010	9,992
2011	9,958
2012	7,795
2013	6,180
2014	4,719
Thereafter	6,571
45,215

Total rental expenses were approximately $1,112, $652 and $7,897 during the years ended March 31, 2007, 2008 and 2009, respectively, and were charged to the consolidated income statements when incurred.

There were no material capital commitments as at March 31, 2009.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

23.	Segment Information

During the year, as a result of the acquisition of six retail sales groups, the Group has changed its reportable segment based on the types of customers receiving its products: "distribution business" and "retail business".  The "distribution business" is comprised of the Group's wholesale distribution of mobile phones, notebooks and other peripherals to retail resellers (including those owned by the Group) of these products.  The "retail business" is comprised of the Group's interests in companies that operate retail stores that sell mobile phones, notebooks and other peripherals, and provide after-sales services.  Each reporting segment derives its revenue from the sales to different types of customers, which is the responsibility of a member of the senior management of the Group who has knowledge of the business specific operational risks and opportunities.  The Group's chief operating decision maker ("CODM") have been identified as the President and Chief Executive Officer, who reviews operating results by customer groups to allocate resources and assess performance of the Group.

Prior to fiscal 2009, the Group has two reportable segments based on its major product groups: "Mobile phones" and "Notebooks and peripherals".  With the change of composition of reportable segments, the year ended December, 2007 and 2008 comparative numbers are restated accordingly to conform to the year ended December 31, 2009 composition of its reportable segments.  The change in composition of reportable segments did not have any impact on either the financial results or financial position of the Company in prior periods.

The financial information provided for the segments are based on internal management reports.  The principal measurement differences between this financial information and the consolidated financial statements are the accrual basis recording, for the consolidated financial purposes, of sales rebates, price protection provisions and returns.  The Group does not allocate operating expenses to individual reporting segments when making decisions about resources to be allocated to the segment and assessing its performance.

The financial information as reviewed by the Group's CODM are as follows:

	Distribution business			Retail business			Consolidated
	For the years ended March 31			For the years ended March 31			For the years ended March 31
Business segment	2007	2008	2009	2007	2008	2009	2007	2008	2009

Net revenues	298,398	373,364	413,393	-	-	163,491	298,398	373,364	576,884
Cost of revenues	(250,184)	(325,452)	(379,300)	-	-	(141,292)	(250,184)	(325,452)	(520,592)
	48,214	47,912	34,093	-	-	22,199	48,214	47,912	56,292

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

23.	Segment Information - continued

A reconciliation of the amounts presented for reportable segments to the consolidated totals is as follows:

	Distribution business			Retail business			Consolidated
	For the years ended March 31			For the years ended March 31			For the years ended March 31
Business segment	2007	2008	2009	2007	2008	2009	2007	2008	2009

Revenue from external customers	298,398	373,364	407,758	-	-	163,491	298,398	373,364	571,249
Inter-segment revenue	-	-	5,635	-	-	-	-	-	5,635

Total revenues per segment revenue	298,398	373,364	413,393	-	-	163,491	298,398	373,364	576,884
Reconciliation adjustments:
Provision of sales rebates and price protection (c)	(2,267)	3,377	(303)	-	-	-	(2,267)	3,377	(303)
Adjustment for sales return (d)	(1,933)	(1,670)	(699)	-	-	-	(1,933)	(1,670)	(699)
Reclassification of reimbursement and rebates from Samsung (f)	-	3,197	404	-	-	-	-	3,197	404
Inter-segment revenue (h)	-	-	(5,635)	-	-	-	-	-	(5,635)
Total consolidated net revenues, as reported	294,198	378,268	407,160	-	-	163,491	294,198	378,268	570,651

Total cost of revenues per segment cost of revenues	(250,184)	(325,452)	(379,300)	-	-	(141,292)	(250,184)	(325,452)	(520,592)
Reconciliation adjustments:
Unrealized (profit) / loss (a)	(608)	(648)	13	-	-	-	(608)	(648)	13
Adjustment for inventory write down (b)	2,473	(425)	(100)	-	-	-	2,473	(425)	(100)
Adjustment for sales returns (d)	1,474	1,623	3,471	-	-	-	1,474	1,623	3,471
Adjustment for VAT (e)	(305)	(462)	(256)	-	-	-	(305)	(462)	(256)
Reclassification of reimbursement and rebates from Samsung (f)	715	7,647	13,301	-	-	-	715	7,647	13,301
Adjustment for business tax (g)	(927)	985	(2,016)	-	-	-	(927)	985	(2,016)
Inter-segment revenue (h)	-	-	-	-	-	5,635	-	-	5,635
Total consolidated cost of revenues, as reported	(247,362)	(316,732)	(364,887)	-	-	(135,657)	(247,362)	(316,732)	(500,544)

Gross profit before reconciliation:	48,214	47,912	34,093	-	-	22,199	48,214	47,912	56,292
Reconciliation adjustments:
Unrealized (profit) / loss (a)	(608)	(648)	13	-	-	-	(608)	(648)	13
Adjustment for inventory write down (b)	2,473	(425)	(100)	-	-	-	2,473	(425)	(100)
Provision of sales rebates and price protection (c)	(2,267)	3,377	(303)	-	-	-	(2,267)	3,377	(303)
Adjustment for sales returns (d)	(459)	(47)	2,772	-	-	-	(459)	(47)	2,772
Adjustment for VAT (e)	(305)	(462)	(256)	-	-	-	(305)	(462)	(256)
Reclassification of reimbursements and rebates from Samsung (f)	715	10,844	13,705	-	-	-	715	10,844	13,705
Adjustment for business tax (g)	(927)	985	(2,016)	-	-	-	(927)	985	(2,016)
Inter-segment revenue (h)	-	-	(5,635)	-	-	5,635	-	-	-
Total consolidated gross profit, as reported	46,836	61,536	42,273	-	-	27,834	46,836	61,536	70,107
Other operating income							101	160	920
Selling and distribution expenses							(16,972)	(15,633)	(24,195)
General and administrative expenses							(10,160)	(8,856)	(13,879)
Impairment loss on goodwill							-	-	(71)

Income from operations							19,805	37,207	32,882
Others, net							(48)	(674)	1,254
Interest income							520	720	546
Interest expenses							(3,776)	(3,604)	(5,303)
Income before income tax, and equity in (loss) / income of affiliated companies							16,501	33,649	29,379
Income tax expenses							(2,139)	(3,452)	(7,641)
Equity in (loss) / income of affiliated companies							-	(13)	16
Net income							14,362	30,184	21,754
Less: Net loss (income) attributable to the non controlling interest							-	60	(1611)
Net income attributable to the Company							14,362	30,244	20,143

Capital expenditure	(6,364)	(242)	(566)	-	-	(525)	(6,364)	(242)	(1,091)
Depreciation	(338)	(485)	(550)	-	-	(362)	(338)	(485)	(912)
Allowance for doubtful accounts	(386)	(100)	(273)	-	-	-	(386)	(100)	(273)
Write down for obsolete inventories	-	(450)	(100)	-	-	-	-	(450)	(100)
Amortization of intangible assets	-	-	-	-	-	(259)	-	-	(259)

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

23.	Segment Information - continued

	Distribution business		Retail business		Consolidated
	As of March 31,		As of March 31,		As of March 31,
	2008	2009	2008	2009	2008	2009

Segment assets	258,061	228,093	-	136,369	258,061	364,462
Investment in affiliated companies	343	1,479	-	-	343	1,479
Total assets	258,404	229,572	-	136,369	258,404	365,941

Segment liabilities	105,106	160,115	-	36,812	105,106	196,927

Note (a) - To recognize the unrealized (profit) / loss on intergroup sales

Note (b) - To adjust for inventory write down.

Note (c) - To recognize the provision of sales rebates and price protection on an accrual basis.

Note (d) - To recognize the sales returns on an accrual basis.

Note (e) - To adjust for the provision of VAT.

Note (f) - To reclassify reimbursements and rebates from Samsung.

Note (g) - To adjust for provision of business tax.

Note (h) - To eliminate intersegment sales and purchases

The Group mainly operates in the PRC and in 2007, 2008 and 2009, no single country other than the PRC accounted for 10% or more of the Company's consolidated net revenues.  In addition, all the identifiable assets of the Group are located in the PRC.  As the Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

There is no individual customer accounted for more than 10% of net revenues for the years ended March 31, 2007, 2008 and 2009, respectively.

24.	Subsequent events

On June 26, 2009, the shareholders of Middle Kingdom., a company which is currently listed on the OTC Bulletin Board, approved the business combination with Pypo Cayman.  The business combination is expected to close in early July 2009.

FUNTALK CHINA HOLDINGS LIMITED

SCHEDULE I - CONDENSED FINANCIAL INFORMATION

STATEMENTS OF INCOME
(Expressed in USD thousands, except for share and per share data)

	For the years ended March 31,
	2007	2008	2009

General and administrative expenses	-	(12)	(1,687)
Loss from operations	-	(12)	(1,687)

Interest income	-	176	55
Equity in earnings of subsidiaries and variable interest entity	14,362	30,080	21,775

Net income	14,362	30,244	20,143

FUNTALK CHINA HOLDINGS LIMITED

SCHEDULE I - CONDENSED FINANCIAL INFORMATION

BALANCE SHEETS
(Expressed in USD thousands, except for share and per share data)

	As of March 31,
	2008	2009

ASSETS

Current assets:
Cash and cash equivalents	6,388	1,869
Amount due from a subsidiary	81,414	79,293
Amount due from a related party	20,000	20,000
Other receivable	3	1,173

Total current assets	107,805	102,335

Non-current asset:
Investment in subsidiaries and variable interest entity	67,350	73,104

Total assets	175,155	175,439

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Other payables and accruals	2,506	878
Amount due to a related party	20,000	20,000

Total liabilities	22,506	20,878

Mezzanine Equity
Redeemable ordinary shares ($0.001 par value, 14,851,485 issued and outstanding as of March 31, 2008)	85,117	-

Commitments and contingencies

Shareholders' equity:
Ordinary shares ($0.001 par value, 1,000,000,000 shares authorized, 30,148,575 and 45,000,000 issued and outstanding as of March 31, 2008 and 2009, respectively)	30	45
Additional paid-in capital	12,070	97,172
Accumulated other comprehensive income	10,704	14,134
Retained earnings	44,728	43,210

Total shareholders' equity	67,532	154,561

Total liabilities and shareholders' equity	175,155	175,439

FUNTALK CHINA HOLDINGS LIMITED

SCHEDULE I - CONDENSED FINANCIAL INFORMATION

STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
(Expressed in USD thousands, except for share and per share data)

	Ordinary shares
				Accumulated
			Additional	other		Total
	Number		paid-in	comprehensive	Retained	shareholders'	Comprehensive
	of shares	Amount	capital	income	earnings	equity	income

Balance as of April 1, 2006	165	-	12,082	719	12,799	25,600

Net income	-	-	-	-	14,362	14,362	14,362
Foreign currency translation adjustments	-	-	-	991	-	991	991
Dividends declared	-	-	-	-	(12,677)	(12,677)	-

Balance as of March 31, 2007	165	-	12,082	1,710	14,484	28,276	15,353

Net income	-	-	-	-	30,244	30,244	30,244
Foreign currency translation adjustments	-	-	-	8,994	-	8,994	8,994
Issuance of shares to ordinary shareholders	30,148,350	30	(12)	-	-	18	-

Balance as of March 31, 2008	30,148,515	30	12,070	10,704	44,728	67,532	39,238

Net income	-	-	-	-	20,143	20,143	20,143
Foreign currency translation adjustments	-	-	-	3,430	-	3,430	3,430
Waiver of redemption rights	14,851,485	15	85,102	-	-	85,117	-
Advance to a shareholder	-	-	-	-	(4,014)	(4,014)	-
Dividends declared	-	-	-	-	(17,647)	(17,647)	-

Balance as of March 31, 2009	45,000,000	45	97,172	14,134	43,210	154,561	23,573

FUNTALK CHINA HOLDINGS LIMITED

SCHEDULE I - CONDENSED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS
(Expressed in USD thousands)

	For the years ended March 31,
	2007	2008	2009

Cash flows from operating activities:
Net income	14,362	30,244	20,143
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiaries and variable interest entity	(14,362)	(30,080)	(21,775)
Dividend received from a subsidiary	-	-	17,647
Changes in operating assets and liabilities:
Other assets and receivable	-	(3)	(1,170)
Other payables and accruals	-	6	(1,628)

Net cash provided by operating activities	-	167	13,217

Cash flow from investing activities:
Advances to subsidiaries	-	(81,414)	2,121
Investment in an affiliated company	-	(20,000)	-

Cash (used in) / provided by investing activities	-	(101,414)	2,121

Cash flow from financing activities:
Proceeds from issuance of ordinary shares	-	18	-
Proceeds from issuance of redeemable ordinary shares, net of issuance costs	-	87,617	-
Amount due to a related party	-	20,000	-
Advance to a shareholder	-	-	(2,210)
Dividend to ordinary shareholders	-	-	(17,647)

Net cash provided by / (used in) financing activities	-	107,635	(19,857)

Net increase / (decrease) in cash and cash equivalents	-	6,388	(4,519)

Cash and cash equivalents:
At beginning of year	-	-	6,388

At end of year	-	6,388	1,869

FUNTALK CHINA HOLDINGS LIMITED

NOTE TO SCHEDULE I
(Expressed in USD thousands, except share, per share data or stated otherwise)

Schedule I has been provided pursuant to the requirement of Rule 12-04(a) and 4-08(e)(3) of Regulation S-X, which require condensed financial information as to financial position, changes in financial position and results of operations of a parent company as of  the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of  end of the most recently completed fiscal year.  As of March 31, 2008 and 2009, $125,186 and $181,775 of the restricted capital and reserves are not available for distribution, and as such, the condensed financial information of the Company has been presented for the years ended March 31, 2007, 2008 and 2009.

During the years ended March 31, 2007, 2008 and 2009, a cash dividend of $12,677, nil and $17,647, respectively, was declared and paid by a subsidiary of the Company.

Basis of preparation

The condensed financial information of the Company has been prepared using the same accounting policies as set out in the Company's consolidated financial statements, except that the Company has used the equity method to account for its investment in its subsidiaries and its variable interest entity.  The condensed financial information of the Company has been prepared for the period starting from April 1, 2006 as if the Company existed as of the earliest period presented.

FUNTALK CHINA HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Expressed in USD thousands, except for share and per share data)

		For the six months ended September 30,
	Notes	2008	2009

Net revenues		219,625	405,451
Cost of revenues		(188,505)	(353,074)

Gross profit		31,120	52,377
Other income		23	1,153
Selling and distribution expenses		(13,417)	(21,117)
General and administrative expenses		(5,692)	(8,846)
Impairment loss on goodwill		(71)	-

Income from operations		11,963	23,567
Other, net		89	(2,004)
Interest income		248	132
Interest expense		(2,727)	(4,119)

Income before income tax, equity in income of affiliated companies and non controlling interest		9,573	17,576
Income tax expense		(1,424)	(5,744)
Equity in income of affiliated companies	9	83	-

Net income		8,232	11,832
Less: Net income attributable to the non controlling interest		(416)	(3,156)

Net income attributable to the Company		7,816	8,676

Net income per share:
- Basic	6	0.17	0.19

- Diluted	6	0.17	0.18

Weighted average number of shares used in calculating net income per share:
- Basic	6	45,000,000	46,808,989

- Diluted	6	45,000,000	48,084,896

Dividend declared	5	17,647	-

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

FUNTALK CHINA HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in USD thousands, except for share and per share data)

		March 31,	September 30,
	Notes	2009	2009
		(note 1)

ASSETS

Current assets:
Cash and cash equivalents		33,468	14,172
Restricted bank deposits		11,504	49,801
Accounts receivable (less allowance for doubtful accounts of $735 and $555 for March 31, 2009 and September 30, 2009, respectively)		72,802	87,674
Inventories		54,701	88,315
Notes receivable		2,982	1,921
Value added tax receivable		2,857	5,359
Amounts due from related parties	15(ii)	42,308	24,156
Amount due from an affiliated company	16	27,946	6,766
Receivable from a vendor		21,355	3,336
Other receivables	8	44,180	88,351
Prepayment and other assets		8,314	9,998
Deferred tax assets		4,866	3,624

Total current assets		327,283	383,473

Non-current assets:
Investments in affiliated companies	9	1,479	358
Property and equipment, net	10	15,694	16,580
Intangible assets	2(a)	19,188	18,957
Goodwill		1,977	21,344
Other assets		320	3,077

Total non-current assets		38,658	60,316

Total assets		365,941	443,789

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable		28,290	52,505
Notes payable		23,513	63,124
Provision for rebates and price protections		9,048	9,029
Advance payments from customers		4,827	21,242
Other payables and accruals	11	20,611	46,642
Income taxes payable		8,086	3,727
Amounts due to related parties	15(ii)	20,300	300
Amount due to an affiliated company	16	790	-
Short-term borrowings	12	79,457	83,378

Total current liabilities		194,922	279,947

Non-current liabilities:
Deferred tax liabilities		2,005	2,588

Total liabilities		196,927	282,535

Shareholders' equity:
Ordinary shares ($0.001 par value, 1,000,000,000 shares authorized, 45,000,000 and 48,988,493 issued and outstanding as of March 31, 2009 and September 30, 2009, respectively)	13	45	49
Additional paid-in capital		97,172	86,532
Accumulated other comprehensive income		14,134	14,446
Retained earnings		43,210	51,486

Total shareholders' equity		154,561	152,513
Non controlling interest		14,453	8,741

Total equity		169,014	161,254

Total liabilities and shareholders' equity		365,941	443,789

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

FUNTALK CHINA HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
(Expressed in USD thousands, except for share and per share data)

	Ordinary shares
				Accumulated
			Additional	other
	Number		paid-in	comprehensive	Retained	Non controlling	Total	Comprehensive
	of shares	Amount	capital	income	earnings	interest	equity	income

Balance as of April 1, 2008	30,148,515	30	12,070	10,704	44,728	649	68,181

Net income	-	-	-	-	7,816	416	8,232	8,232
Foreign currency translation adjustments	-	-	-	4,448	-	109	4,557	4,557
Waiver of redemption rights	14,851,485	15	85,102	-	-	-	85,117
Acquisition of subsidiaries	-	-	-	-	-	3,995	3,995
Dividends (note 5)	-	-	-	-	(17,647)	-	(17,647)	-

Balance as of September 30, 2008	45,000,000	45	97,172	15,152	34,897	5,169	152,435	12,789

Balance as of April 1, 2009	45,000,000	45	97,172	14,134	43,210	14,453	169,014
Net income	-	-	-	-	8,676	3,156	11,832	11,832
Foreign currency translation adjustments	-	-	-	312	-	13	325	325
Acquisition of additional interest in a subsidiary	-	-	(26,864)	-	-	(9,599)	(36,463)
Advances to a shareholder	-	-	-	-	(400)	-	(400)
Contribution from non-controlling interest	-	-	-	-	-	718	718
Effect of reverse recapitalization (note 1)	3,988,493	4	16,224	-	-	-	16,228	-

Balance as of September 30, 2009	48,988,493	49	86,532	14,446	51,486	8,741	161,254	12,157

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

FUNTALK CHINA HOLDINGS LIMITED

UNAUDITED CONDENSESD CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in USD thousands)
	For the six months
	ended September 30,
	2008	2009

Cash flows from operating activities:
Net income	8,232	11,832
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property and equipment	344	697
Amortization of intangible assets	45	250
Allowance for doubtful accounts	249	(180)
Provision for inventories	118	408
Loss on disposal of property and equipment	-	15
Impairment loss of goodwill	71	-
Equity in income of an affiliated company	(83)	-
Exchange loss	-	2,097
Changes in operating assets and liabilities:
Accounts receivable	(37,871)	(14,532)
Inventories	207	(33,902)
Notes receivable	6,820	1,068
Value added tax receivable	1,363	(2,496)
Receivable from a vendor	8,308	18,066
Other receivables	4,055	(23,194)
Prepayments and other assets	660	(2,662)
Accounts payable	12,177	24,153
Provision for rebates and price protections	1,095	(39)
Advance payments from customers	(335)	16,404
Other payables and accruals	(8,736)	(9,632)
Income taxes payable	66	(4,381)
Notes payable	(2,180)	39,559
Changes in deferred taxes	(60)	1,828

Net cash (used in) / provided by operating activities	(5,455)	25,359

Cash flow from investing activities:
Restricted bank deposits	1,082	(38,272)
Amount due from an affiliated company	(1,686)	21,241
Purchase of property and equipment	(576)	(1,631)
Proceed for disposal of property and equipment	-	68
Net cash paid for acquisition of equity interest of subsidiaries, net of cash acquired of $133	(4,049)	-
Amounts due from related parties	(1,462)	18,202
Short term investments	(47,983)	-
Maturity of short term investments	40,220	-
Cash receipt on disposal of an affiliated company	-	732
Deposits paid for acquisitions of entities	(12,575)	(43,710)
Investment in an affiliated company	(1,464)	-

Net cash used in investing activities	(28,493)	(43,370)

Cash flow from financing activities:
Proceeds from short-term borrowings	20,939	33,966
Repayment of short-term borrowings	(15,993)	(32,273)
Cash injection in subsidiaries by minority shareholders	1,352	-
Amounts due to related parties	(2,513)	(20,000)
Advances to a shareholders	-	(400)
Net cash acquired from reverse merger, net of transaction cost of $2,986	-	22,281
Cash paid for acquisition of additional interest in a subsidiary	-	(4,868)

Net cash provided by / (used in) financing activities	3,785	(1,294)

Net decrease in cash and cash equivalents	(30,163)	(19,305)

Cash and cash equivalents:
At beginning of period	62,556	33,468
Effect of foreign exchange rate change	1,791	9

At end of period	34,184	14,172

Supplemental disclosure of cash flow information
Cash paid during the period for:
Income tax expense	1,358	8,275
Interest paid	2,727	3,621

Non-cash investing and financing activities:
Unsettled purchase consideration of acquisition of additional interest in a subsidiary	-	31,595

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

1.	Basis of preparation

On September 5, 2008, Middle Kingdom Alliance Corp. (“Middle Kingdom”) and Pypo Digital Company Limited ("Pypo Cayman" or the "Company") signed an Agreement and Plan of Merger, Conversion and Share Exchange (the "merger agreement") under which Middle Kingdom changed its domestication to the Cayman Islands and became Funtalk China Holdings Limited ("Funtalk China") which was incorporated on July 9, 2009.  As part of the merger agreement, Funtalk China then issued 45,000,000 ordinary shares and 3,400,000 Class B Redeemable Warrants to the shareholders of Pypo Cayman in exchange of all of the outstanding ordinary shares of Pypo Cayman (the "Share Exchange’). Funtalk China also agreed to issue an additional 23,000,000 ordinary shares (the “earn-out shares”) to the former stockholders of Pypo Cayman if certain performance targets are met in fiscal 2010, 2011 or potentially 2012.  The Share Exchange was consummated on July 9, 2009.  Because the shareholders of Pypo Cayman owned the majority of Funtalk China's shares after the Share Exchange and Funtalk China was a shell company with no prior operations, the Share Exchange was accounted for as reverse merger and recapitalization.  Accordingly, the accompanying consolidated financial statements reflect Pypo Cayman’s assets and liabilities at their historical carrying amounts and the results, assets and liabilities presented for periods prior to the consummation of Share Exchange are those of Pypo Cayman..  Pypo Cayman’s shares and earnings per share have been restated retroactively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a share recapitalization.

Pypo Cayman and its subsidiaries and variable interest entity (collectively the "Group") are principally engaged in the provision of wholesale distribution of mobile phones, notebooks and other peripherals in the People's Republic of China ("PRC").  During the six-months period ended September 30, 2008 and 2009, Pypo Cayman, through its variable interest entity ("VIE" or "VIE subsidiary"), Beijing Funtalk Century Telecommunications Equipment Retail Chain Co., Ltd. ("Beijing Funtalk"), formerly known as Beijing Feijie Investment Co., Ltd., operates its retail sales of mobile phones and other peripherals and provision of after-sales services for mobile phones.

(a)	Contractual arrangements between Beijing Pypo Technology Group Company Limited ("Pypo Beijing") Beijing and Beijing Funtalk

PRC regulations currently limit foreign ownership of companies that provide wholesale or retail services with more than 30 chain stores. To comply with these regulations, the Group conducts its activities in the retail chain store sector through its consolidated VIE, Beijing Funtalk, a company established in Beijing, the PRC on November 13, 2007.

In May 2008, Beijing Funtalk completed an acquisition of 51% of equity interest in Hebei Guoxun Huifang Telecommunications Equipment Co., Ltd. ("Hebei Guoxun") and its affiliated companies.  In August 2008, Beijing Funtalk completed acquisitions of 51% equity interest in each of Henan Xinya Telecommunications Equipment Co., Ltd ("Henan Xinya") and Kunming Golden Broadway Technology Development Co., Ltd ("Kunming Golden Broadway").  In October 2008, Beijing Funtalk completed acquisitions of 51% equity interest in Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd. ("Jiangsu Guanzhilin") and 100% interest in Hunan Feon Telecommunications Technology Co., Ltd. ("Hunan Feon").  In December 2008, Beijing Funtalk completed acquisitions of 51% equity interest in Inner Mongolia Chuangxin Zhongyu Shidai Mobile Phones Marketing & Management Co., Ltd. ("Inner Mongolia Zhongyu") and 100% equity interest in the repair and maintenance business of Hebei Baibang Tech. Co. Ltd..  These newly acquired subsidiaries are in the retail and after-sales services businesses for mobile phones.  See note 2(a) for information about the intangible assets recorded as the result of these acquisitions.

In September 2009, Beijing Funtalk completed the acquisition of the remaining 49% of equity interest in Jiangsu Guanzhilin. (See note 7).

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in USD thousands, except share, per share data or stated otherwise)

1.	Basis of preparation - continued

The total assets, liabilities, net assets, net revenues, operating costs and expenses and net income of Beijing Funtalk and its subsidiaries and affiliated companies are as follows:

	March 31,	September 30,
	2009	2009

Total assets (note)	143,101	217,045
Total liabilities	(125,866)	(229,340)
Net assets	17,235	(12,295)
Non controlling interest	(14,453)	(8,083)

	2,782	(20,378)

	For the
	six months ended September 30,
	2008	2009

Net revenues	21,363	168,433
Operating costs and expenses	(21,001)	(161,577)

Net income	362	6,856
Less: Net income attributable to the non controlling interest	(341)	(3,155)

Net income attributable to the Company	21	3,701

Note:   As at March 31, 2009 and September 30, 2009, restricted bank deposit with carrying amount of nil and $617 respectively, inventories with carrying amounts of  $878 and nil respectively and buildings with carrying amounts of  $3,124 and $3,093 of Beijing Funtalk respectively were pledged as securities for certain short term credit facilities and notes payables.

At March 31, 2009 and September 30, 2009, intercompany advances of $94,620 and $144,123 respectively have been made to by Beijing Pypo Technology Group Company Limited ("Pypo Beijing") and its subsidiaries to Beijing Funtalk and its subsidiaries to finance the operations of Beijing Funtalk and its subsidiaries. The advances are unsecured, interest-free and have no fixed repayment terms.

The accompanying unaudited condensed consolidated financial statements have been prepared by the Group without an audit, pursuant to accounting principles generally accepted in the United States of America ("US GAAP"), and the rules and regulations of the Securities and Exchange Commission ("SEC").  As permitted by the rules of the SEC governing interim financial statements, the accompanying unaudited condensed interim financial statements do not include all of the disclosures that would normally be required by the US GAAP.  In the opinion of management, the unaudited condensed interim consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Group's unaudited condensed consolidated balance sheets at September 30, 2009, the Group's unaudited condensed consolidated statement of income and cash flows for the six months ended September 30, 2008 and 2009 and the Group's unaudited condensed consolidated changes in statement of shareholders' equity and comprehensive income for the six months ended September 30, 2008 and 2009.  Interim period results are not necessarily indicative of results of operations or cash flows for a full-year period.  The consolidated balance sheet data as of March 31, 2009 were derived from audited consolidated financial statements, but do not include all disclosures required by generally accepted accounting principles.

These unaudited condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company's audited consolidated financial statements.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies

(a)	Goodwill and Intangible Assets

Goodwill represents the excess of costs of businesses acquired over fair value of acquired net tangible and identifiable intangible assets. Goodwill and identifiable intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of Accounting Standards Codification or ASC350, “Intangibles: Goodwill and Other Intangible Assets”.

Identifiable intangibles are required to be determined separately from goodwill based on fair value. In particular, an intangible that is acquired in a business combination is recognized as an asset separate from goodwill if it satisfies either the “contractual-legal” or “separability” criterion. The identifiable intangible assets with finite lives are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the intangible assets’ economic lives.

The economic lives and net carrying values of the identifiable intangible assets are as follows:
		At September 30, 2009
	Weighted
	average			Foreign	Net
	economic		Accumulated	exchange	carrying
	lives	Cost	amortization	alignment	values

Trade name	Indefinite	17,394	-	41	17,435
Non-compete agreement	3.4 - 3.7 years	517	(131)	2	388
Put options on land and buildings (Note)	3 years	247	(119)	6	134
After-sales service agreement	4.2 – 5.0 years	1,260	(260)	-	1,000
		19,418	(510)	49	18,957

Note
The put options on the land and building represents the Group's right to dispose of the land and buildings to the selling shareholder of Hebei Guoxun within three years from the date of acquisition of Hebei Guoxun with an annual increment of 15% of its fair value as of the acquisition date of Hebei Guoxun.

The identifiable intangible assets above result from the Group's May 2008 acquisition of a 51% interest in Hebei Guoxun, its August 2008 acquisitions of 51% interests in each of Henan Xinya and Kunming Golden Broadway, its October 2008 acquisition of 51% interest in Jiangsu Guanzhilin, its October 2008 acquisition of 100% interest in Hunan Feon, its December 2008 acquisition of 51% interest in Inner Mongolia Zhongyu (the"Retail Business Acquisitions") and its December 2008 acquisition of the after-sale service business of certain of the retail stores of Hebei Baibang Tech. Co. Ltd. (the "R&M Business").  The amounts assigned to the identifiable intangible assets of the acquired businesses are based on the assessment of their fair values.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(b)	Impairment of long-lived tangible and finite-lived intangible assets

Long-lived assets, and finite-lived identifiable intangible assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Group reviews its long-lived tangible and finite-lived intangible assets for potential impairment based on a review of projected undiscounted future cash flows associated with these assets. When the review of projected undiscounted cash flows indicates the existence of a potential impairment, the measurement of impairment losses for assets that the Group expects to hold and use is based on the estimated fair value of the assets.

At March 31, 2009 and September 30, 2009, the carrying values of the Group's finite-lived intangible assets are $1,770 and $1,522, net of accumulated amortization of $259 and $510, respectively, and are currently being amortized over three to five years. For the periods ended September 30, 2008 and 2009, the Group incurred no impairment charges. The following sets forth at September 30, 2009 the amortization expense for finite-lived intangible assets the Group expects to recognize during the remainder of the fiscal year ending March 31, 2010 and over next four years (in thousands):

October 1, 2009 – March 31, 2010	251
Year ending 2011	501
Year ending 2012	416
Year ending 2013	311
Year ending 2014	43

(c)	Impairment of Goodwill and Indefinite Life Intangible Assets

Goodwill is not amortized but is tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill impairment is tested using a two-step approach. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities.

Intangible assets with indefinite lives are not amortized but are tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred.  The impairment of an indefinite life intangible asset is based on a comparison of its fair value to its carrying amount.  If the carrying amount of an indefinite life intangible asset exceeds its fair value, an impairment loss is recognized for the excess.  The estimation of fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

During the six months ended September 30, 2008, the Company recorded an impairment charge for the entire $71 of goodwill arising from the acquisition of the remaining 10% equity interest in a subsidiary, Beijing Dongdian Wuxian Mobile Media Technology Co., Ltd (“Beijing Dongdian”), in May 2008 because management expects Beijing Dongdian to incur losses for the foreseeable future, which lead to its estimated fair value to exceed the carrying value.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(d)	Investments under equity method

The investments in entities over which the Group has the ability to exercise significant influence are accounted for using the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Group’s share of undistributed earnings or losses of these entities, by the amortization of any difference between the amount of the Group's investment and its share of the net assets of the investee, and by dividend distributions or subsequent investments. All unrealized inter-company profits and losses are eliminated under the equity method.

When the estimated amount to be realized from the investments falls below its carrying value, an impairment charge is recognized in the consolidated statements of income when the decline in value is considered other than temporary.

(e) Changes in the Group's Ownership Interest in a Subsidiary

Changes in the Group's ownership interest while the Group retains its controlling financial interest in its subsidiary are accounted for as equity transactions. Accordingly, no gain or loss are recognized in consolidated net income or comprehensive income.  The carrying amount of the noncontrolling interest is adjusted to reflect the change in its ownership interest in the subsidiary.  Any difference between the fair value of the consideration received or paid and the amount by which the noncontrolling interest is adjusted shall be recognized in equity attributable to the Company.

3.	Recent Accounting Pronouncements

Effective April 1, 2009, the Company adopted the provisions of the Accounting Standards Codification, or ASC, 805 "Business Combinations", ASC805 applies prospectively to business combinations after the beginning of the first annual reporting period beginning on or after December 15, 2008. The objective of ASC 805 is to improve the reporting requirements of business combinations and their effects. To accomplish this, ASC 805 establishes the principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and noncontrolling interest in the acquiree, (b) recognizes and measures goodwill in the business combination or a gain from a bargain purchase and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The adoption of this standard had no impact on the Company’s unaudited condensed consolidated financial statements presented and will be applied to future transactions, if any.

Effective April 1, 2009, the Company adopted the provisions of ASC810, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51.” The standard changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders’ equity, and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as a part of consolidated earnings and to apply these financial statement presentation requirements retrospectively. Additionally, ASC810 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. The adoption of this standard changed how we present noncontrolling interests in the unaudited condensed consolidated financial statements and has been retrospectively applied to all periods presented. In addition, the provisions of ASC810 have been applied to the acquisition of the 49% non-controlling interest of Jiangsu Guanzhilin as disclosed on note 7.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

3.	Recent Accounting Pronouncements - continued

Effective April 1, 2009, the Company adopted the provisions of ASC855, "Subsequent Events".  ASC855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, ASC855 provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.   The Company adopted ASC855 on a prospective basis. The adoption of ASC855 did not have a significant effect on the Company's  unaudited condensed consolidated financial statements presented.

Effective April 1, 2009, the Company adopted the provisions of the consensus reached in ASC323, “Equity Method Investment Accounting Considerations”.  ASC323 provides guidance for entities that acquire or hold investments accounted for under the equity method.   This issue has been adopted prospectively, and did not have a significant effect on the Company's unaudited condensed consolidated financial statements presented.

Effective April 1, 2009, the Company adopted the provisions of the consensus reached in ASC350, “Accounting for Defensive Intangible Assets”.  ASC350 requires entities that will acquire a defensive intangible asset after the effective date of ASC805, to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value.  The adoption of ASC350 has no impact on the Company’s unaudited condensed consolidated financial statements presented and will be applied to future transactions, if any.

Effective April 1, 2009, the Company adopted ASC860 and ASC810, “Disclosures by Public Entities (Enterprises) after Transfers of Financial Assets and Interest in Variable Interest Entities”.   ASC860 and ASC810 require the public entities subject to the disclosure requirements of ASC860 to provide financial statement users with an understanding of the following: a. a transferor’s continuing involvement in financial assets that it has transferred in a securitization or asset-backed financing arrangement; b. the nature of any restrictions on assets reported by an entity in its statement of financial position that relate to a transferred financial asset, including the carrying amounts of such assets; c. how servicing assets and servicing liabilities are reported under ASC860; and d. for securitization or asset-backed financing arrangements accounted for as sales when a transferor has continuing involvement with the transferred financial assets and transfers of financial assets accounted for as secured borrowings, how the transfer of financial assets affects an entity’s financial position, financial performance, and cash flows. ASC860 and ASC810 also require enhanced disclosures about a company’s involvement in VIEs. The enhanced disclosures required by these provisions are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company’s involvement with a VIE; (iv) how a company’s involvement with a VIE affects the company’s financial position, financial performance, and cash flows.  The adoption of these provisions enhanced our disclosure on the VIE in the unaudited condensed consolidated financial statements and has been retrospectively applied to all periods presented.

Effective April 1, 2009, the Company adopted certain provisions in ASC350 "Intangibles, Goodwill and Other". This provision amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC350. The guidance for determining the useful life of a recognized intangible asset in this standard has been applied prospectively to intangible assets acquired after the effective date. This adoption did not have a significant effect on the Company's unaudited condensed consolidated financial statements presented.

In June 2009, the FASB issued provisions in ASC105 (SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162 ("SFAS162")). ASC105 states that the FASB Accounting Standards Codification will become the source of authoritative U. S.  GAAP recognized by the FASB.  Once effective, the codification's content will carry the same level of authority, effectively superseding SFAS 162.  The U.S. GAAP hierarchy will be modified to include only two levels of U.S. GAAP: authoritative and nonauthoritative.  The adoption of such provisions in ASC105 in the interim financial statements presented did have a material impact on the Group's financial position, results of operations and cash flows.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

3.	Recent Accounting Pronouncements - continued

In June 2009, the FASB issued provisions in ASC810 "Consolidation" (SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”). ASC810 amends Interpretation 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance; and b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance, and require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. It also amends Interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. ASC810 is effective at the start of a company’s first fiscal year beginning after November 15, 2009. The Company is evaluating the impact, if any, of the adoption of ASC810. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In August 2009, the FASB published ASU No. 2009-05, Fair Value Measurements and Disclosures (ASC 820) - Measuring Liabilities at Fair Value ("ASU 2009-05").  ASU 2009-05 amends ASC 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of liabilities.  It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using (1) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (2) another valuation technique that is consistent with the principles of ASC 820.  It also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability and that both a quoted price in an active market for the identical liability at measurement date and that the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements.  The provisions of ASU 2009-05 are effective for the first reporting period (including interim periods) beginning after issuance.  Early application is permitted. The adoption of ASU 2009-05 is not expected to have a material impact on the Group's financial position, results of operations and cash flows.

In December 2009, the FASB issued ASU 2009-17, Consolidations (ASC 810) - Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities ("ASU 2009-17") which amends the FASB ASC for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R), issued by the FASB in June 2009.  The amendments in this ASU replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach primarily focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb the losses of the entity or (2) the right to receive the benefits from the entity.  ASU 2009-17 also requires additional disclosure about a reporting entity's involvement in VIE, as well as any significant changes in risk exposure due to that involvement.  ASU 2009-17 is effective for annual and interim periods beginning after November 15, 2009.  Early application is not permitted.  The adoption of ASU 2009-17 is not expected to have a material impact on the Group's financial position, results of operations and cash flows.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

3.	Recent Accounting Pronouncements - continued

In December 2009, the FASB issued ASU 2009-16, Transfers and Servicing (ASC 860) - Accounting for Transfers of Financial Assets ("ASU 2009-16"), which formally codifies FASB Statement No. 166, Accounting for Transfers of Financial Assets into ASC, issued by the FASB in June 2009.  ASU 2009-16 represents a revision to the provisions of former FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  The amendments in this ASU eliminate the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets.  In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets.  ASU 2009-16 is effective for annual and interim periods beginning after November 15, 2009.  Additionally, the recognition and measurement provisions of this ASU should be applied to transfers that occur on or after the effective date.  Early application is not permitted.  The adoption of ASU 2009-16 is not expected to have a material impact on the Group's financial position, results of operations and cash flows.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements ("ASU 2010-06").  The ASU amends FASB ASC 820 Fair Value Measurements and Disclosures (formerly Statement No. 157, Fair Value Measurements) to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required.   ASU 2010-06 also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value.  ASU 2010-06 is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010.  Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes.  The adoption of ASU 2010-06 is not expected to have a material impact on the Group's financial position, results of operations and cash flows.

In February 2010, the FASB issued ASU No. 2010-09 "Subsequent events (ASC855) Amendments to Certain Recognition and Disclosure Requirements."  The update provides amendments that an entity that either (a) is an SEC filer or (b) is a conduit bond obligor for conduit debt securities that are traded in a public market is required to evaluate subsequent events through the date that the financial statements are issued. If an entity meets neither of those criteria, then it should evaluate subsequent events through the date the financial statements are available to be issued.  It also amends to include the definition of an SEC filer, removes the definition of a public entity, states that an entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated, and refines the scope of reissuance disclosure requirements to include revised financial statements only.  All amendments of this update are effective for the Group from February 2010, and the adoption of such does not have a significant effect on the Group's consolidated financial statements presented.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

4.	Income taxes

At March 31, 2009 and September 30, 2009 the Group has net operating loss carryforwards that result in non-current deferred tax assets, before valuation allowances, of $5,228 and $3,677, respectively. The realization of the recorded deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of net operating loss carried forward of $20,915 and $14,706 as of March 31, 2009 and September 30, 2009, respectively, which will expire in year 2012 and 2013. The Group has provided a valuation allowance of $2,992 and $2,792 of the deferred tax assets relating to the future benefit of net operating loss carried forward as management is not able to conclude that the future realization of those net operating loss carry forwards is more likely than not.

5.	Dividends

In September 2008, the Board of Directors of Pypo Cayman approved a dividend of $17,647 (equivalent to RMB120 million) or $0.06 per share (before the effect of Share Exchange consummated on July 9, 2009), payable to all Pypo Cayman 's shareholders. The dividend was related to Pypo Cayman's calendar year 2006.

6.	Net income per share

Basic earnings per share is based on the weighted average number of common shares outstanding during each period. Earnings per share for the periods prior to the share exchange have been restated to reflect the Share Exchange consummated on July 9, 2009. For the purpose of calculating earnings per share for the periods presented, the number of ordinary shares outstanding is determined on the basis of Pypo Cayman's historical number of ordinary shares outstanding multiplied by the share exchange ratio established in the merger agreement. The calculations of basic earnings per share are computed as follows:

	For the six months ended September 30,
	2008	2009

Numerator:
Net income attributable to the Company	7,816	8,676

Denominator:
Denominator for basic earning per shares
Weighted-average ordinary shares outstanding during the period	45,000,000	46,808,989

Effect of dilutive securities:
Warrants	-	1,275,907

Denominator used for diluted earnings per share	45,000,000	48,084,896

Basic earnings per share	0.17	0.19

Diluted earnings per share	0.17	0.18

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

7.	Acquisition of non-controlling interest in a subsidiary

On September 11, 2009, Beijing Funtalk has entered into a definite agreement to acquire the remaining 49% of equity interest in Jiangsu Guanzhilin. The total consideration for the acquisition was approximately $29,277 (equivalent to RMB 200 million).  In addition to the consideration, pursuant to the agreement, the vendor will withdraw its 49% of registered capital of approximately $7,173 (equivalent to RMB 49 million) from Jiangsu Guanzhilin.
The transaction was completed on September 11, 2009 and thereafter, Beijing Funtalk owns 100% equity interest in Jiangsu Guanzhilin.

The schedule below illustrates the effects of change the Company's equity interest in Jiangsu Guanzhilin on the equity attributable to Funtalk China are as follows:

	For the six months ended September 30,
	2008	2009
Net income attributable to the Company	7,816	8,676
Transfer to the non-controlling interest:
Acquired additional equity interest on Jiangsu Guanzhilin	-	(26,864)
Change from net income attributable to the Company and transfer to the non-controlling interest	7,816	(18,188)

In addition, as part of this definite agreement, Beijing Funtalk agreed with the vendor to waive the contingent arrangement in connection with the initial acquisition of 51% equity interest of Jiangsu Guanzhulin in October 2008 and accordingly, the purchase consideration in connection with the initial acquisition of 51% was finalized to be $37,030 (equivalent to RMB 252.96 million) and goodwill of $19,359 has been recognized in the unaudited condensed consolidated balance sheet during the six months ended September 30, 2009.

8.	Other receivables
	As at March 31,	As at September 30,
	2009	2009

Rental and utility deposits	1,528	1,585
Advance to staff	649	223
Receivable from entities owned by non-controlling shareholders of subsidiaries (Note i)	7,341	6,563
Deposit on contingent purchase prices (Note ii)	25,943	5,725
Deposit on acquisition of a subsidiary(Note iii)	-	43,710
Advance to other parties (Note iv)	3,726	27,655
Others	4,993	2,890

	44,180	88,351

Notes:

i)
Except for a loan to a minority shareholder of a subsidiary amounted to $2,475 and $3,676 as at March 31, 2009 and September 30, 2009, respectively, which is secured by a leasehold property, interest bearing at 7% per annum and repayable in July 2009 and August 2010 as of March 31, 2009 and September 30, 2009, respectively. , the remaining balances are unsecured, interest free and have no fixed repayment term.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

8.	Other receivables - continued

ii)
The amount represents the purchase price payments made to date exceed the purchase price recorded at the closing of the acquisitions of businesses. As disclosed in note 7, during the period ended September 30, 2009, the contingent arrangement in connection with the initial acquisition of 51% of Jiangsu Guanzhilin has been cancelled.   Accordingly, the deposit on contingent purchase price of $19,359 has been recognized in goodwill.

iii)
The amount represents deposit paid for acquisition of Shanghai Xieheng Telecommunications Equipment Co., Ltd. ("Shanghai Xieheng"), which has been disclosed in note 17. Since the deposit paid for acquisition of Shanghai Xieheng is refundable. If the transaction cannot be completed, it is classified in the current assets accordingly.

iv)
Included in this balance were advances to third parties, except for approximately $1,463 as at March 31, 2009 and September 30, 2009 respectively was guaranteed by Style Technology Development Limited ("Style Technology") of which Mr. Kuo Zhang, the chairman and Mr. Dongping Fei, the chief executive officer of the Company, are the shareholders, the remaining balances are unsecured, interest free and have no fixed repayment term.

9.	Investments in affiliated companies

The Group’s carrying amount and percentage ownership of the investments in affiliated companies as at March 31, 2009 and September 30, 2009:

	As at March 31, 2009		As at September 30, 20 09
		Percentage of		Percentage of
	Amount	ownership	Amount	ownership
Beijing Pypo Times Technology Co., Ltd. ("Pypo Times") (Note a)	357	50%	358	50%
Beijing Yipai-top Communication Technology Co., Ltd. ("Beijing Yipai-top") (Notes a and b)	1,122	50%	-	-
	1,479		358

The Group’s equity in the income of the affiliated companies for the six months ended September 30, 2008 and 2009 was as follows:

	For the Six months ended September 30,
	2008	2009
Equity in income / (loss) of
Hebei Baibang Tech Co., Ltd. (“Hebei Baibang”)	154	-
Pypo Times	(30)	-
Beijing Yipai-top	(3)	-
Amortization of difference between basis of investment in Hebei Baibang and share of Hebei Baibang's net assets	(38)	-
	83	-

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

9.	Investments in affiliated companies - continued

Note a:

The combined results of operations of these investments are summarized below:

	For the six months ended September 30,
	2008	2009
Condensed statement of operations information:
Revenue	3,563	4,572
Net income	213	-

Group's equity in net income of investees	83	-

Note b:

In August 2008, the Group and an individual third party formed an affiliated company, Beijing Yipai-top, which is engaged in the retail sale of wireless equipment.  The Group disposed of its interest in April 2009 to an independent third party for a consideration of $1,122. No gain or loss on such disposal was arisen.

10.	Property and equipment, net

Property and equipment consisted of the following:

	As at	As at
	March 31,	September 30,
	2009	2009
Buildings	11,293	11,706
Leasehold improvements	553	1,096
Machinery and equipment	1,853	2,058
Electronic equipment	2,265	2,147
Motor vehicles	1,966	2,213

Sub-total	17,930	19,220
Less: accumulated depreciation	(2,236)	(2,640)
Property and equipment, net	15,694	16,580

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

11.	Other payables and accruals
	As at March 31,	As at September 30,
	2009	2009
Salaries and welfares accrual	1,442	1,300
Business tax and other taxes payable	2,163	1,557
Purchase consideration of acquisition of additional interest of a subsidiary (note i)	-	31,595
Payables to entities owned by noncontrolling shareholders of subsidiaries (note ii)	12,591	38
Advance from other party (note iii)	-	6,195
Rental payables	1,284	706
Others	3,131	5,251

	20,611	46,642

i)	The amount represents the unpaid consideration for the acquisition of additional 49% equity interest in Jiangsu Guanzhilin. Such amount was fully paid in December 2009.

ii)
Except for a loan from a minority shareholder of a subsidiary amounted to $7,367 as at March 31, 2009, respectively, which is interest bearing at the borrowing rate of People's Bank of China with similar maturity, the remaining balances are unsecured, interest free and have no fixed repayment term.

iii)	The amount represents the advance from a third party which is unsecured, interest free and has no fixed repayment term. The amount was settled in January 2010.

12.	Short-term borrowings

Included in the short term borrowing was the term loan facility of $19,773 as of March 31, 2009 and $21,874 as of September 30, 2009 pursuant to a term facility agreement between Pypo Holdings (HK) Company Limited ("Pypo HK") and Netherlands Development Finance Company ("FMO") where FMO agreed to provide a term loan facility to Pypo HK in the aggregate amount of up to EUR15 million.  Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK breached the financial covenants for maintaining the minimum EBITDA, adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios.  On discovery of the breach, the directors of the Company informed the lender and commenced a renegotiation of the terms of the loan with the relevant banker. On August 11, 2009, FMO agreed to waive its right to demand immediate payment from the Group. As there is no evidence that the Company will be able to maintaining the leverage ratio, current ratio and net margin as required by the revised covenants by end of March 2010 , the amount continued to be classified as current liabilities as at September 30, 2009.

On August 11, 2009, an amendment to the Facility Agreement was agreed by FMO and Pypo HK that an "Additional IPO premium" shall be paid to FMO on the later of (i) date of the Company to undertake a fully underwritten IPO, reverse takeover or merger on an internally recognized stock exchange and (ii) the date that is twelve months following the date on which Pypo HK drew down on the facility. "Additional IPO Premium" is to be settled as the number of ordinary shares of the Company at a price per share equal to the opening price at the day of commencement of trading of the Company's shares on NASDAQ with a total value of EUR 1.5 million.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

13.	Capital Structure

As a result of the consummation of the Share Exchange on July 9, 2009 as described in note 1(a), share capital has been restated retrospectively to reflect the share exchange ratio as at the date of the Share Exchange in a manner similar to a share recapitalization.

As of April 1, 2008, Pypo Cayman had 182,700,000 shares issued and outstanding. The share capital of Pypo Cayman as of April 1, 2008 as shown in these financial statements has been restated retroactively to reflect the share exchange ratio as the date of Share Exchange, resulting in a total of  30,148,515 share outstanding as of April 1, 2008.

On November 16, 2007, Pypo Cayman issued 90,000,000 redeemable ordinary shares at par value of $0.0001 each to ARCH Digital.  Pursuant to the Equity Subscription Agreement, ARCH Digital may at its sole discretion, choose but is not obligated to, terminate the purchase and request redemption of all the purchased shares if certain performance targets are not met.  Upon such redemption request by ARCH Digital, Pypo Cayman, Pypo Beijing and Pypo Cayman's shareholders shall have the joint and several obligation to promptly redeem the purchased shares from ARCH Digital, and as consideration thereof, to pay $90,000 to ARCH Digital within 60 days of the redemption request, in such manner (including form of payment) as satisfactory to ARCH Digital.  Accordingly, these redeemable ordinary shares are classified as mezzanine equity.  In June 2008, ARCH Digital waived this redemption right under the Equity Subscription Agreement and thereafter such amount was re-classified from mezzanine equity to 14,851,485 ordinary shares (restated to reflect the Share Exchange ratio) and additional paid in capital ($85,108).

Just prior to the Share Exchange, Funtalk China had 3,988,493 ordinary shares outstanding. As a result of the above transactions, Funtalk China had 48,988,493 ordinary shares outstanding as of September 30, 2009.

14.	Segment Information

During the three months period ended December 31, 2008, as a result of the acquisition of six retail sales groups, the Group has changed its reportable segment based on the types of customers receiving its products: "distribution business" and "retail business".  The "distribution business" is comprised of the Group's wholesale distribution of mobile phones, notebooks and other peripherals to retail resellers (including those owned by the Group) of these products.  The "retail business" is comprised of the Group's interests in companies that operate retail stores that sell mobile phones, notebooks and other peripherals, and provide after-sales services.  Each reporting segment derives its revenue from the sales to different types of customers, which is the responsibility of a member of the senior management of the Group who has knowledge of the business specific operational risks and opportunities.  The Group's chief operating decision maker ("CODM") have been identified as the President and Chief Executive Officer, who reviews operating results by customer groups to allocate resources and assess performance of the Group.

Prior to the three months period ended December 31, 2008, the Group has two reportable segments based on its major product groups: "Mobile phones" and "Notebooks and peripherals".  With the change of composition of reportable segments, the six months ended September 30, 2008 comparative numbers are restated accordingly to conform to the composition of its reportable segments for the corresponding period ended September 30, 2009.  The change in composition of reportable segments did not have any impact on either the financial results or financial position of the Company in prior periods.

The financial information provided for the segments are based on internal management reports. The principal measurement differences between this financial information and the consolidated financial statements are the accrual basis recording, for the consolidated financial purposes, of sales rebates, price protection provisions and returns. The Group does not allocate operating expenses to individual reporting segments when making decisions about resources to be allocated to the segment and assessing its performance.

The financial information as reviewed by the Group's CODM are as follows:

	Distribution business		Retail business		Consolidated
	For the six months ended September 30		For the six months ended September 30		For the six months ended September 30
Business segment	2008	2009	2008	2009	2008	2009

Net revenues	202,103	244,400	21,363	168,433	223,466	412,833
Cost of revenues	(161,027)	(213,954)	(22,416)	(146,444)	(183,443)	(360,398)
Gross Profit	41,076	30,446	(1,053)	21,989	40,023	52,435

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

14.	Segment Information - continued

A reconciliation of the amounts presented for reportable segments to the consolidated totals is as follows:

	Distribution business		Retail business		Consolidated
	For the six months ended September 30		For the six months ended September 30		For the six months ended September 30
Business segment	2008	2009	2008	2009	2008	2009
Revenue from external customers	200,688	242,684	21,363	168,433	222,051	411,117
Inter-segment revenue	1,415	1,716	-	-	1,415	1,716

Total revenues per segment revenue	202,103	244,400	21,363	168,433	223,466	412,833
Reconciliation adjustments:
Provision of sales rebates and price protections (a)	(1,110)	29	-	-	(1,110)	29
Adjustment for sales returns (b)	(1,316)	(5,827)	-	-	(1,316)	(5,827)
Reclassification of reimbursement and rebates from Samsung (e)	-	132	-	-	-	132
Inter-segment revenue (h)	(1,415)	(1,716)	-	-	(1,415)	(1,716)
Total consolidated net revenues, as reported	198,262	237,018	21,363	168,433	219,625	405,451

Total cost of revenues per segment cost of revenues	(161,027)	(213,954)	(22,416)	(146,444)	(183,443)	(360,398)
Reconciliation adjustments:
Adjustment for sales returns (b)	(4,263)	2,961	-	-	(4,263)	2,961
Unrealized (profit) loss (c)	(1,567)	11	-	-	(1,567)	11
Adjustment for inventory allowances (d)	(118)	(408)	-	-	(118)	(408)
Reclassification of reimbursement and rebates from Samsung (e)	147	3,195	-	-	147	3,195
Adjustment for VAT (g)	-	(19)	-	-	-	(19)
Adjustment for business tax (f)	(676)	(132)	-	-	(676)	(132)
Inter-segment revenue (h)	-	-	1,415	1,716	1,415	1,716

Total consolidated cost of revenues, as reported	(167,504)	(208,346)	(21,001)	(144,728)	(188,505)	(353,074)

Gross profit before reconciliation:	41,076	30,446	(1,053)	21,989	40,023	52,435
Reconciliation adjustments:
Provision of sales rebates and price protections (a)	(1,110)	29	-	-	(1,110)	29
Adjustment for sales returns (b)	(5,579)	(2,866)	-	-	(5,579)	(2,866)
Unrealized (profit) loss (c)	(1,567)	11	-	-	(1,567)	11
Adjustment for inventory allowances (d)	(118)	(408)	-	-	(118)	(408)
Reclassification of reimbursements and rebates from Samsung (e)	147	3,327	-	-	147	3,327
Adjustment for VAT (g)	-	(19)	-	-	-	(19)
Adjustment for business tax (f)	(676)	(132)	-	-	(676)	(132)
Inter-segment revenue (h)	(1,415)	(1,716)	1,415	1,716	-	-

Total consolidated gross profit, as reported	30,758	28,672	362	23,705	31,120	52,377

Other income					23	1,153
Selling and distribution expenses					(13,417)	(21,117)
General and administrative expenses					(5,692)	(8,846)
Impairment loss on goodwill					(71)	-

Income from operations					11,963	23,567
Others, net					89	(2,004)
Interest income					248	132
Interest expenses					(2,727)	(4,119)
Income before income tax, equity in loss of an affiliated company and non controlling interest					9,573	17,576
Income tax expenses					(1,424)	(5,744)
Equity in income of an affiliated company					83	-
Net income					8,232	11,832
Less: income attributable to the non controlling interest					(416)	(3,156)
Net income attributable to the Company					7,816	8,676

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

14.	Segment Information - continued

	Distribution business		Retail business		Consolidated
	For the six months ended September 30		For the six months ended September 30		For the six months ended September 30
Business segment	2008	2009	2008	2009	2008	2009

Capital expenditure	(576)	(128)	-	(1,503)	(576)	(1,631)
Depreciation	(344)	(264)	-	(433)	(344)	(697)
(Allowance for) reversal of doubtful accounts	(249)	180	-	-	(249)	180
Provision for obsolete inventories	(118)	(408)	-	-	(118)	(408)
Amortisation of intangible assets	-	-	(45)	(250)	(45)	(250)

	Distribution business		Retail business		Consolidated
		As of		As of		As of
	March 31,	September 30,	March 31,	September 30,	March 31,	September 30,,
	2009	2009	2009	2009	2009	2009

Segment assets	228,093	239,345	136,369	204,086	364,462	443,431
Investment in affiliated companies	1,479	358	-	-	1,479	358
Total assets	229,572	239,703	136,369	204,086	365,941	443,789

Segment liabilities	160,115	197,646	36,812	84,889	196,927	282,535

Note (a) - To recognize the provision of sales rebates and price protections on an accrual basis.

Note (b) - To recognize the sales returns on an accrual basis.

Note (c) - To recognize the unrealized profit on intergroup sales.

Note (d) - To adjust for inventory allowances.

Note (e) - To reclassify reimbursements and rebates from Samsung.

Note (f) - To adjust for provision of business tax.

Note (g) - To adjust for the provision of VAT.

Note (h) - To eliminate intersegment sales and purchases.

15.	Related party transactions

The Company has the following transactions and balances with its related parties.

(i)	Related party transactions
			For the six months ended September 30,
	Relationship
	with the	Transaction
Name of related parties	Company	nature	2008	2009
	(Note 1)	(Note 2)

Mr. Zhou Heng Yang	a	i	(7)	-

Note 1:	a) ultimate shareholder of the Company

Note 2:	i) staff advance made during the period

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

15.	Related party transactions - continued

(ii)	Related party balances

	March 31,	September 30,
	2009	2009

Due from:
Beijing Shidai Tiancheng Technology Development Co., Ltd. (Note a)	366	366
Capital Ally (Note b)	20,000	20,000
Shanghai Zhengda Jingcheng Development Co., Ltd. (Note b)	21,942	3,790
	42,308	24,156

Due to:
ARCH Digital (Note b)	(20,000)	-
GM Investment Company Limited (Note c)	(300)	(300)
	(20,300)	(300)

Note:

a)	The outstanding balance was unsecured, non-interesting bearing and repayable on demand. The entity is controlled by the ultimate shareholders of the Company.

b)
In March 2008, the Company loaned $20.0 million to Capital Ally Investments Limited, or Capital Ally, a shareholder with 67% equity interest in the Company, to meet Capital Ally's short-term working capital requirements.  The interest-free loan originally was to mature on December, 31, 2008.  As security for performance of its obligations under the $20.0 million loan, Capital Ally pledged all of its rights and interests in its 182,700,000 the ordinary shares of the Company in favor of the Company on March 10, 2008.  Pursuant to the pledge agreement, Capital Ally agreed not to sell, transfer, encumber or dispose of the pledged shares.  The pledge agreement terminates upon the earlier of the discharge of all obligations of Capital Ally under the loan agreement with the Company and the consummation of the business combination.  In connection with the loan agreement, in March 2008, the Company and ARCH Digital entered into a fund transfer agreement.  Pursuant to this agreement, Pypo Beijing, a subsidiary of the Company, made cash advances of RMB 150 million ($21.9 million as of March 31, 2009 and $3.8 million as of September 30, 2009) to Shanghai Zhengda Jingcheng Development Co., Ltd., or Shanghai Zhengda, a company controlled by ARCH Digital.  In consideration for the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to the Company.  The purpose of the agreement was to enable ARCH Digital to provide funding to its portfolio company, Shanghai Zhengda, to meet short-term working capital needs in light of regulatory restrictions applicable to foreign owned and controlled entities in the PRC.  The advances made pursuant to the fund transfer agreement are unsecured, interest-free obligations and are payable on demand.

On November 10, 2008, Capital Ally and the Company entered into the supplemental loan agreement and extended the maturity date of the loan to June 30, 2009.  On the same date, ARCH Digital and the Company entered into a supplemental Funds Transfer Agreement in connection with the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to the Company, which will repay the $20.0 million to ARCH Digital on or prior to June 30, 2009.  In addition, the Company released Capital Ally's pledge of its ordinary shares of the Company and the Company secured replacement collateral for the loan by entering into pledge agreements with Style Technology and GM Investment, each of whom are 50% holders of the equity interest in Capital Ally.  Pursuant to these replacement pledge agreements, Style Technology and GM Investment pledged all of their respective rights and interests in the ordinary shares of Capital Ally as collateral in favor of the Company, and agreed not to sell, transfer, encumber or dispose of these pledged shares until the discharge of Capital Ally's obligations under the loan agreement.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

15.	Related party transactions - continued

(ii)	Related party balances - continued

On June 9, 2009, the Company and Capital Ally extended the maturity date of the short-term working capital loan from Capital Ally from June 30, 2009 to September 30, 2009 in order to accommodate Capital Ally's continuing working capital needs.  Concurrently, the Company and ARCH Digital also extended the maturity date of the fund transfer advance to September 30, 2009. In November 2009, Shanghai Zhengda repaid $3,790 to Beijing Funtalk. In December 2009, Capital Ally fully repaid the working capital loan of $20,000 to Pypo Cayman.

c)	Amount represents interest payable to GM Investment Company Limited on behalf of Capital Ally. Amount is repayable in November 2010.

d)
During the period ended September 30, 2009, Pypo Cayman made advances of $400 to Capital Ally. These advances are unsecured, interest free and are repayable on demand. Such advance was classified as a receivable within equity.

(iii)	Guarantees of borrowings

The amounts guaranteed by the related parties of the Company amounted to $40,960 and $59,437 at March 31, 2009 and September 30, 2009, respectively. The amounts of borrowings utilized from the short-term credit facilities guaranteed by the related parties of the Company amounted to $40,960 and $59,437 at March 31, 2009 and September 30, 2009, respectively.

(iv)	Guarantees of other receivables

Included in other receivables as of September 30, 2009 was advance to a third party of $1,464 of which was guaranteed by Style Technology.

16.	Amounts due from (to) affiliated companies

From January to March 2009, Pypo Beijing made cash advances of approximately $27,946 to Pypo Times, to meet Pypo Times's capital needs.  Mr. Kuo Zhang, a director of the Company and Pypo Beijing's current chairman of the board, and Beijing Ruizhi Jiye Investment Co., Ltd., which is beneficially owned by Mr. Zhang, guaranteed the repayment of the cash advances of $26,770, which Pypo Times will repay prior to February 2010.  These cash advances are interest free obligations.  Other cash advances are unsecured, interest-free obligations and are payable on demand. As of March 31, 2009 and September 30, 2009, the total outstanding balance of these cash advances from Pypo Beijing to Pypo Times was approximately $27,946 and $6,766, respectively.  In December 2009, the cash advances to Pypo Times was fully settled.

As of March 31, 2009 and September 30, 2009, the total outstanding balance of cash advances from Beijing Yipai-top was approximately $790 and Nil, respectively. The amount was unsecured, non-interest bearing and repayable on demand.

FUNTALK CHINA HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - continued
(Expressed in USD thousands, except share, per share data or stated otherwise)

17.	Subsequent events

On August 6, 2009, Funtalk China Holdings Limited has entered into a definitive agreement to acquire 100% of equity interest in Shanghai Xieheng, a wireless telecommunications device and accessories retailer. The Company expects retail chains to consolidate through acquisitions and strategic alliances, as retail stores attempt to reduce redundant inventory and rental costs, increase working capital and lower prices.The total consideration for the acquisition was approximately $46.8 million (RMB 320 million) plus the value of the net assets of Shanghai Xieheng as of July 31, 2009, all in cash.  The supplemental agreement was signed subsequently on November 17, 2009 and decreased the consideration by $4.1 million (RMB 28.5 million) upon finalization of the value of the net assets of Shanghai Xieheng.  The transaction was closed on November 20, 2009.

The following table sets for the amounts of the recorded purchase prices preliminary assigned to identifiable intangible assets and goodwill and the fair value of net assets acquired.  The amounts set forth below are based on the preliminary assessment of the fair values of the acquired assets and are subject to change pending the finalization of the valuation of these intangibles.  The finalization of those valuations could affect the amounts assigned to the intangible assets or goodwill and the related periodic amortization charges for intangible asset. The goodwill and other  intangible is not expected to be deductable for tax purpose.

Deferred tax
	Fair value				liabilities	Purchase price
	of net assets	Trade	Non-compete		arisen on	recorded at
Company	acquired	name	agreements	Goodwill	closing

Shanghai Xieheng	(7,705)	2,188	116	48,677	(576)	42,700

Amortization period		3 years	3 years	indefinite

On October 2, 2009, Pypo Cayman has entered into a share purchase agreement, on October 2009, as amended on October 19, 2009, with Capital Ally and ARCH Digital to acquire the shares of Funtalk China Holdings Limited. Pursuant to the share purchase agreement, Pypo Cayman will acquire 1,857,587 ordinary shares of Funtalk China Holdings Limited from Capital Ally and 827,613 ordinary shares of Funtalk China Holdings Limited from ARCH Digital for an aggregate purchase price of approximately US$22.5 million which is determined based on the lower of the fair value of the ordinary shares to be determined by independent appraiser or an aggregate of approximately US$22.5 million. The transaction was settled by cash on December 2009.

In December 2009, the Company completed its follow-on public offering of 3,100,000 ordinary shares. The Company received aggregate net proceeds of approximately $18.7 million, after deducting underwriting discounts and commissions.

On March 18, 2010, Funtalk China's board of directors passed a resolution to convene an extraordinary general meeting at April 9, 2010 to approve Funtalk China's 2010 share incentive plan.  Such incentive plan was approved by FTLK’s shareholders on April 9, 2010.

Funtalk China Holdings Limited

Ordinary Shares

Class A Warrants

Class B Warrants

Series A Units

Series B Units

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

FTLK

Article 145 of Funtalk’s memorandum and articles provides that to the fullest extent permissible under the Companies Law, every director (including any alternate director appointed pursuant to the provisions of the memorandum and articles) and officer of FTLK for the time being and from time to time shall be indemnified and secured harmless out of the assets and funds of FTLK against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of FTLK, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning FTLK or its affairs in any court whether in the Cayman Islands or elsewhere.  Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of FTLK in defending a proceeding shall be paid by FTLK in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by FTLK.  No such director or officer of FTLK shall be liable to FTLK for any loss or damage unless such liability arises through the willful neglect or default of such director or officer.

Middle Kingdom also has directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.  FTLK has continued to maintain this insurance and was obligated by the terms of the merger agreement to maintain in effect (to the extent available in the market) a tail liability insurance policy covering those persons who were then covered by Middle Kingdom’s directors’ and officers’ liability insurance policy with coverage in amount and scope of at least as favorable to such persons as Middle Kingdom’s then-existing coverage for a period of at least three years after the closing.

Other Indemnification Arrangements

In November 2007, each of Pypo Cayman, Pypo HK and Pypo Beijing entered into indemnification agreements with Mr. Clement Kwong in connection with his service as a director of such respective Funtalk entity.  These indemnification agreements provide that, with respect to each Funtalk entity, if Mr. Kwong is a party to or threatened to be made a party to any proceeding by reason of Mr. Kwong’s status as a director of such Funtalk entity or as an agent of another enterprise at such Funtalk entity’s request, he will be indemnified for expenses and liabilities actually and reasonably incurred by Mr. Kwong, including amounts paid in settlement on his behalf.  Mr. Kwong will not be entitled to such indemnification if prohibited by applicable law or if Mr. Kwong’s conduct is finally adjudged to have been knowingly fraudulent or deliberately dishonest or has evidenced willful misconduct, including any breach of the duty of loyalty.  If an indemnification agreement entitles Mr. Kwong to only a portion of the total expenses and liabilities he incurs, he will be paid such portion in accordance with the terms of the relevant indemnification agreement.

The indemnification agreements set forth the procedures and timing for payment of such expenses and liabilities, including a requirement that Mr. Kwong be paid promptly in advance of the final disposition of any proceeding at Mr. Kwong’s written request, provided that such written request sets forth (i) reasonable evidence that the indemnifiable expenses have been incurred in connection with the proceeding, (ii) a statement that the indemnifiable expenses have not been incurred in connection with any fraudulent or deliberately dishonest conduct or willful misconduct and (iii) an undertaking that any such advanced expenses shall be repaid if it is ultimately determined that Mr. Kwong is not entitled to indemnification.

Mr. Kwong will continue to be entitled to indemnification under these indemnification agreements for as long as he is subject to a possible proceeding by reason of the fact that he was a director of the Funtalk entity or was serving at the request of the Funtalk entity as an agent of another enterprise, foreign or domestic.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

FTLK consummated the purchase of each issued and outstanding ordinary share of Pypo Cayman held by Capital Ally and Arch in exchange for an aggregate of 45,000,000 ordinary shares of FTLK and 3,400,000 FTLK Class B warrants.  The 45,000,000 ordinary shares and the 3,400,000 FTLK Class B warrants issued in connection with the Business Combination are restricted securities as that term is defined in Rule 144 under the Securities Act.  The ordinary shares issuable upon exercise of the 3,400,000 FTLK Class B warrants also are restricted securities.

The foregoing securities were issued pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation D thereunder.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit No.	Description

2.1
Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom, MK Arizona, Pypo Cayman, Pypo HK, Pypo Beijing, Arch and Capital Ally, dated September 5, 2008 (incorporated by reference to annex A to Amendment No. 9 to Form S-4, SEC File No. 333-153492)

2.2
Amendment No. 1 to Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom, MK Arizona, Pypo Cayman, Pypo HK, Pypo Beijing, Arch and Capital Ally, dated January 6, 2009 (incorporated by reference to annex B to Amendment No. 9 to Form S-4, SEC File No. 333-153492)

2.3
Amendment No. 2 to Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom, MK Arizona, Pypo Cayman, Pypo HK, Pypo Beijing, Arch and Capital Ally, dated June 16, 2009 (incorporated by reference to annex D to Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)

3.1
Amended and Restated Memorandum and Articles of Association of FTLK, as further amended by special resolution on November 26, 2009 (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 3 to Form S-4, SEC File No. 333-153492)

4.1†	Specimen Ordinary Share Certificate

4.2†	Specimen Series A Unit Certificate

4.3†	Specimen Series B Unit Certificate

4.4†	Specimen Class A Warrant Certificate

4.5†	Specimen Class B Warrant Certificate

4.6
Amended and Restated Class A Warrant Agreement dated as of July 9, 2009 between Continental Stock Transfer and Trust Company and FTLK (incorporated by reference to exhibit 4.2 to Post-Effective Amendment No. 3 to Form S-4, SEC File No. 333-153492)

4.7
Amended and Restated Class B Warrant Agreement dated as of July 9, 2009 between Continental Stock Transfer and Trust Company and FTLK (incorporated by reference to exhibit 4.3 to Post-Effective Amendment No. 3 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description

4.8
Form of Purchase Option (incorporated by reference to exhibit 4.7 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)

5.1	Opinion of Appleby (incorporated by reference to exhibit 5.1 to Amendment No. 9 to Form S-4, SEC File No. 333-153492)

5.2	Opinion of Cozen O’Connor (incorporated by reference to exhibit 5.2 to Amendment No. 8 to Form S-4, SEC File No. 333-153492)

5.3	Opinion of Coppersmith Schermer & Brockelman PLC (included in exhibit A to exhibit 5.1)

5.4	Opinion of Roetzel & Andress, L.P.A. (incorporated by reference to exhibit 5.3 to Amendment No. 8 to Form S-4, SEC File No. 333-153492)

8.1†	Opinion of Maples & Calder regarding certain Cayman Islands tax matters

8.2†	Opinion of Latham & Watkins LLP regarding certain United States tax matters

8.3	Opinion of Han Kun Law Offices regarding certain Cayman Islands tax matters (included in exhibit 99.1)

10.1†	2010 Share Incentive Plan

10.2
Form of Securities Escrow Agreement among Middle Kingdom Alliance Corp., Continental Stock Transfer and Trust Company and the Initial Stockholders of Middle Kingdom Alliance Corp. (incorporated by reference to exhibit 10.3 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)

10.3
Form of Registration Rights Agreement among Middle Kingdom Alliance Corp. and the Initial Stockholders of Middle Kingdom Alliance Corp. (incorporated by reference to exhibit 10.4 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)

10.4	Form of Voting Agreement among FTLK and certain officers, directors and shareholders of MK Cayman (incorporated by reference to annex F to Amendment No. 9 to Form S-4, SEC File No. 333-153492)

10.5	Form of Lock-Up Agreement among FTLK, Capital Ally and Arch (incorporated by reference to annex G to Amendment No. 9 to Form S-4, SEC File No. 333-153492)

10.6	Form of Registration Rights Agreement among FTLK, Capital Ally and Arch (incorporated by reference to annex H to Amendment No. 9 to Form S-4, SEC File No. 333-153492)

10.7
Employment Agreement between Kuo Zhang and Pypo Cayman, dated September 5, 2008 (incorporated by reference to exhibit 10.5 to the Current Report on Form 8-K dated September 11, 2008 by Middle Kingdom, SEC File No. 000-52358)

10.8
Employment Agreement between Dongping Fei and Pypo Cayman, dated September 5, 2008 (incorporated by reference to exhibit 10.6 to the Current Report on Form 8-K dated September 11, 2008 by Middle Kingdom, SEC File No. 000-52358)

10.9
Employment Agreement between Hengyang Zhou and Pypo Beijing, dated September 5, 2008 (incorporated by reference too exhibit 10.7 to the Current Report on Form 8-K dated September 11, 2008 by Middle Kingdom, SEC File No. 000-52358)

10.10
Employment Agreement between Francis Wan and Pypo Beijing, dated September 5, 2008 (incorporated by reference to exhibit 10.8 to the Current Report on Form 8-K dated September 11, 2008 by Middle Kingdom, SEC File No. 000-52358)

Exhibit No.	Description

10.11	Samsung Anycall Distribution Agreement between Samsung and Pypo Beijing, dated July 1, 2008 (incorporated by reference to exhibit 10.10 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.12	Loan Agreement between Hui Liu and Pypo Beijing, dated December 26, 2007 (incorporated by reference to exhibit 10.11 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.13	Loan Agreement between Dongping Fei and Pypo Beijing, dated December 26, 2007 (incorporated by reference to exhibit 10.12 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.14	Loan Agreement between Zhikuan Guan and Pypo Beijing, dated September 1, 2008 (incorporated by reference to exhibit 10.13 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.15	Loan Agreement between Dongping Fei and Pypo Beijing, dated September 1, 2008 (incorporated by reference to exhibit 10.14 to Amendment No. 5 to Form S-4, SEC File No. 333-153492)

10.16
Exclusive Option Agreement among Zhikuan Guan, Pypo Beijing and Beijing Funtalk, dated September 8, 2008 (incorporated by reference to exhibit 10.15 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.17
Exclusive Option Agreement among Dongping Fei, Pypo Beijing and Beijing Funtalk, dated September 1, 2008 (incorporated by reference to exhibit 10.16 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.18
Exclusive Option Agreement among Beijing Dongdian, Pypo Beijing and Beijing Funtalk, dated August 5, 2008 (incorporated by reference to exhibit 10.17 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.19
Equity Interest Pledge Agreement between Zhikuan Guan, Pypo Beijing and Beijing Funtalk, dated September 8, 2008 (incorporated by reference to exhibit 10.17 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.20
Equity Interest Pledge Agreement between Dongping Fei, Pypo Beijing and Beijing Funtalk, dated September 1, 2008 (incorporated by reference to exhibit 10.18 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.21
Equity Interest Pledge Agreement among Beijing Dongdian, Pypo Beijing and Beijing Funtalk, dated August 5, 2008 (incorporated by reference to exhibit 10.20 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.22
Zhikuan Guan Power of Attorney appointing Pypo Beijing as agent and attorney, dated September 8, 2008 (incorporated by reference to exhibit 10.19 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.23
Dongping Fei Power of Attorney appointing Pypo Beijing as agent and attorney, dated September 1, 2008 (incorporated by reference to exhibit 10.20 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description

10.24
Beijing Funtalk Power of Attorney appointing Pypo Beijing as agent and attorney, dated August 5, 2008 (incorporated by reference to exhibit 10.23 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.25
Exclusive Business Cooperation Agreement between Beijing Funtalk and Pypo Beijing, dated September 1, 2008 (incorporated by reference to exhibit 10.21 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.26
Exclusive Business Cooperation Agreement between Beijing Dongdian and Pypo Beijing, dated July 28, 2008 (incorporated by reference to exhibit 10.25 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.27	Share Transfer Agreement between Hui Liu and Zhikuan Guan, dated September 1, 2008 (incorporated by reference to exhibit 10.26 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.28	Loan Agreement between Capital Ally and Pypo Cayman, dated March 10, 2008 (incorporated by reference to exhibit 10.27 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.29	Supplemental Loan Agreement between Capital Ally and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.28 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.30	Equity Pledge Agreement between Capital Ally and Pypo Cayman, dated March 10, 2008 (incorporated by reference to exhibit 10.29 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.31	Deed of Release between Capital Ally and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.30 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.32	Funds Transfer Agreement between Arch and Pypo Cayman, dated March 10, 2008 (incorporated by reference to exhibit 10.31 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.33	Supplemental Funds Transfer Agreement between Arch and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.32 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.34	Equity Pledge Agreement between Style Technology and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.33 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.35	Equity Pledge Agreement between GM Investment and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.34 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.36*
Acquisition Framework Agreement between Beijing Funtalk, Zhuqun Peng as the Controlling Party, and the Transferors, dated May 5, 2008 (incorporated by reference to exhibit 10.35 to Post-Effective Amendment No.1 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description

10.37
Supplemental Agreement to Acquisition Framework Agreement between Beijing Funtalk, Zhuqun Peng as the Controlling Party, and the Transferors, dated October 30, 2008 (incorporated by reference to exhibit 10.36 to Post-Effective Amendment No.1 to Form S-4, SEC File No. 333-153492)

10.38
Operation and Management Agreement between Beijing Funtalk and Zhuqun Peng as the Controlling Party, dated May 5, 2008 (incorporated by reference to exhibit 10.37 to Post-Effective Amendment No.1 to Form S-4, SEC File No. 333-153492)

10.39
Supplementary Agreement to the Operation and Management Agreement between Beijing Funtalk and Zhuqun Peng as the Controlling Party, dated October 30, 2008 (incorporated by reference to exhibit 10.38 to Amendment No. 5 to Form S-4, SEC File No. 333-153492)

10.40
Shareholders and Sponsors Agreement among Pypo Cayman, Pypo HK, Pypo Beijing, Arch Holdings Limited, China Bright Group Co., Ltd., Style Technology, Kuo Zhang, Dongping Fei and Francis Wan, dated October 15, 2007 (incorporated by reference to exhibit 10.39 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.41
Equity Subscription Agreement among Pypo Cayman, Pypo Beijing, Arch, Golden Meditech Company Limited, China Bright Group Co., Ltd., Style Technology, Kuo Zhang, Dongping Fei and Francis Wan, dated October 15, 2007 (incorporated by reference to exhibit 10.40 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.42
Waiver Letter among Pypo Cayman, Pypo Beijing, Golden Meditech Company Limited, Capital Ally, Francis Wan, Kuo Zhang and Dongping Fei, dated October 15, 2007 (incorporated by reference to exhibit 10.41 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.43
Written description of oral agreement between Pypo Beijing and Beijing Shidai Tiancheng Technology Development Co., Ltd. (incorporated by reference to exhibit 10.42 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.44
Term Facility Agreement between Pypo HK as Borrower, and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. as Lender, dated January 30, 2009 (incorporated by reference to exhibit 10.43 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.45
Consent, Waiver and Amendment Letter between Pypo HK and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. dated August 11, 2009 (incorporated by reference to exhibit 10.2 to Form 6-K dated October 16, 2009, SEC File No. 333-153492)

10.46
Corporate Guarantee between Pypo Cayman as Guarantor, in favor of Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., dated January 30, 2009 (incorporated by reference to exhibit 10.44 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.47
Charge Deed between Pypo Cayman as Pledgor, Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. as Pledgee, and Pypo HK, dated January 30, 2009 (incorporated by reference to exhibit 10.45 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.48
Equity Pledge Agreement between Pypo HK and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., dated January 30, 2009 (incorporated by reference to exhibit 10.46 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description

10.49	Indemnification Agreement between Pypo Cayman and Clement Kwong, dated November 16, 2007 (incorporated by reference to exhibit 10.47 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.50	Indemnification Agreement between Pypo HK and Clement Kwong, dated November, 2007 (incorporated by reference to exhibit 10.48 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.51	Indemnification Agreement between Pypo Beijing and Clement Kwong, dated November, 2007 (incorporated by reference to exhibit 10.49 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.52
Frame Contract among Beijing Funtalk, Pypo Beijing, Liu Hui, Fei Dongping and Guan Zhikuan, dated September 1, 2008 (incorporated by reference to exhibit 10.50 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.53
Equity Interests Transfer Agreement between Style Technology and Beijing Ding Tai Jiye Investment Consulting Co., Ltd, dated as of July 18, 2007 (incorporated by reference to exhibit 10.51 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.54
Instrument of Transfer by and between GM Investment as Transferor and China Bright Group Co. Ltd. as Transferee, dated October 12, 2007 (incorporated by reference to exhibit 10.52 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.55
Equity Interests Transfer Agreement between China Bright Group Co. Ltd. and Pypo HK, dated as of October 15, 2007 (incorporated by reference to exhibit 10.53 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.56
Equity Interests Transfer Agreement between Style Technology and Pypo HK, dated as of October 15, 2007 (incorporated by reference to exhibit 10.54 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.57
Subscription Agreement among Style Technology, China Bright Group Co. Ltd., Pypo HK and Pypo Cayman, dated as of November 14, 2007 (incorporated by reference to exhibit 10.55 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.58
Instrument of Transfer between Style Technology, as Transferor and Capital Ally, as Transferee, dated as of December 28, 2007 (incorporated by reference to exhibit 10.56 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.59
Instrument of Transfer between China Bright Group Co. Ltd., as Transferor and Capital Ally, as Transferee, dated as of December 28, 2007 (incorporated by reference to exhibit 10.57 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.60
Equitable Mortgage of Shares among Arch, as Chargor and Gottex Fund Management Sarl, as Chargee, dated as of January 16, 2008 (incorporated by reference to exhibit 10.58 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.61
Written description of oral agreement between Pypo Beijing and Beijing North Investment Group Limited (incorporated by reference to exhibit 10.59 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description

10.62
Written description of oral agreement between Pypo Beijing and Beijing East Chuangzhi Technology Development Co., Ltd. (incorporated by reference to exhibit 10.60 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.63
Written description of oral agreement between Pypo Beijing and Beijing Zhiyang East Investment Consulting Co., Ltd. (incorporated by reference to exhibit 10.61 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.64
Written description of oral agreement between Pypo Beijing and Beijing Dingtai Jiye Investment Co., Ltd. (incorporated by reference to exhibit 10.62 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.65
Written description of oral agreement between Pypo Beijing and Beijing Ruizhi Jiye Investment Co., Ltd. (incorporated by reference to exhibit 10.63 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.66
Written description of oral agreement between Pypo Beijing and Beijing JingJing Medical Equipment Co., Ltd. (incorporated by reference to exhibit 10.64 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.67
Warrant Transfer Agreement among High Capital Funding, LLC, Bernard J. Tanenbaum III, Michael Marks, MTP Holding Ltd., Allan Shu Cheuk Lam, Anthony Ng, David A. Rapaport and Fred A. Brasch, as Transferors and Arch Digital Holdings Limited and Capital Ally Investments Limited, as Transferees, dated as of January 30, 2009 (incorporated by reference to exhibit 10.65 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.68
Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, dated January 10, 2007 (incorporated by reference to exhibit 10.66 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.69
Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer Company, dated June 10, 2008 (incorporated by reference to exhibit 10.67 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.70
Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, dated December 15, 2008 (incorporated by reference to exhibit 10.68 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.71
Maximum Guarantee Agreement between Fei Dongping and Minsheng Bank of China, dated as of July 23, 2007 (incorporated by reference to exhibit 10.69 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.72	Maximum Guarantee Agreement between Zhang Kuo and Minsheng Bank of China, dated as of July 23, 2007 (incorporated by reference to exhibit 10.70 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.73
Investment Management Trust Agreement between Continental Stock Transfer and Trust Company and Middle Kingdom dated December 19, 2006 (incorporated by reference to exhibit 10.2 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)

Exhibit No.	Description

10.74
Irrevocable Instruction Letter to Continental Stock Transfer and Trust Company as trustee in connection with the Investment Management and Trust Agreement dated as of December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, as amended (incorporated by reference to exhibit 10.74 to Amendment No. 7 to Form S-4, SEC File No. 333-153492)

10.75
Supplementary Agreement to Equity Interest Pledge Agreement by and among Pypo Beijing, Beijing Funtalk and Fei Dongping dated March 3, 2009 (incorporated by reference to exhibit 10.75 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)

10.76
Supplementary Agreement to Equity Interest Pledge Agreement by and among Pypo Beijing, Beijing Funtalk and Guan Zhikuan dated March 3, 2009 (incorporated by reference to exhibit 10.76 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)

10.77
Supplementary Agreement to Equity Interest Pledge Agreement by and among Pypo Beijing, Beijing Funtalk and Beijing Dongdian dated March 3, 2009 (incorporated by reference to exhibit 10.77 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)

10.78
Equity Interest Pledge Agreement between Pypo HK, as Pledgor, and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., as Pledgee (incorporated by reference to exhibit 10.78 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)

10.79
Equity Interest Pledge Agreement between Pypo Beijing, as Pledgee, and Beijing Feiji Investment Co., Ltd., as Pledgor, dated March 3, 2009 (incorporated by reference to exhibit 10.79 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)

10.80
Equity Interest Pledge Agreement among Pypo Beijing, as Pledgee, Guan Zhikuan, as Pledgor, and Fei Dongping, as Pledgor, dated March 3, 2009 (incorporated by reference to exhibit 10.80 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)

10.81
Written description of oral agreement between Beijing Yipai-top Communications Technology Co., Ltd. and Pypo Beijing (incorporated by reference to exhibit 10.81 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)

10.82	Written description of oral agreement between Pypo Cayman and GM Investment (incorporated by reference to exhibit 10.82 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)

10.83
Letter Agreement dated June 9, 2009 amending Loan Agreement dated March 10, 2008 between Pypo Cayman and Capital Ally (incorporated by reference to annex B to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)

10.84
Letter Agreement amending Funds Transfer Agreement dated March 10, 2008 between Pypo Cayman and Arch (incorporated by reference to annex C to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)

Exhibit No.	Description

10.85
Written description of oral agreement for working capital loan between Pypo Cayman and Capital Ally (incorporated by reference to annex E to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)

10.86
Written description of oral agreement for loan between Pypo Beijing and Beijing Pypo Times Technology Co., Ltd. (incorporated by reference to annex F to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)

10.87
Written description of oral agreement for working capital loan between Pypo Beijing and Beijing Pypo Times Technology Co., Ltd. (incorporated by reference to annex G to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)

10.88
Written description of oral agreement for guarantee between Beijing Ruizhi Jiye Investment Co., Ltd. and Kuo Zhang (incorporated by reference to annex H to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)

10.89
English translation of Loan Agreement dated March 9, 2008 between Beijing Pypo Technology Group Co., Ltd. and Beijing Shidai Tiancheng Technology Development Co., Ltd. (incorporated by reference to annex I to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)

10.90
Equity Interests Transfer Framework Agreement dated as of August 3, 2009 by and between Beijing Funtalk and Tangjun (incorporated by reference to exhibit 2.1 to the Current Report on Form 8-K dated August 7, 2009, SEC File No. 333-153492)

10.91
Equity Interest Transfer Framework Agreement dated September 11, 2009 by and between Beijing Funtalk and Suzhou Industrial Park Pengjing Kunxiang Technology Co., Ltd. (incorporated by reference to exhibit 2.1 to the Current Report on Form 8-K dated September 17, 2009, SEC File No. 333-153492)

10.92
Share Purchase Agreement dated as of October 2, 2009 by and among Pypo Cayman, Capital Ally and Arch (incorporated by reference to exhibit 10.1 to the Current Report on Form 6-K dated October 16, 2009, SEC File No. 333-153492)

10.93
Amendment to Share Purchase Agreement dated as of October 19, 2009 by and among Pypo Cayman, Capital Ally and Arch (incorporated by reference to exhibit 10.2 to the Current Report on Form 6-K dated October 21, 2009, SEC File No. 333-153492)

10.94
Supplementary Agreement to the Equity Interests Transfer Framework Agreement dated November 17, 2009 by and between Beijing Funtalk and Tangjun (incorporated by reference to exhibit 10.2 to the Current Report on Form 6-K dated November 23, 2009, SEC File No. 333-153492)

16.1	Letter, dated October 21, 2009, from Weiser LLP to the SEC (incorporated by reference to exhibit 16.1 to Form F-1, SEC File No. 333-162617)

21.1†	Subsidiaries of FTLK

23.1†	Consent of Deloitte Touche Tohmatsu

23.2	Consent of Appleby (included in exhibit 5.1)

Exhibit No.	Description

23.3	Consent of Cozen O’Connor (included in exhibit 5.2)

23.4	Consent of Coppersmith Schermer & Brockelman PLC (included in exhibit 5.3)

23.5	Consent of Roetzel & Andress, L.P.A. (included in exhibit 5.4)

23.6	Consent of Maples and Calder (included in exhibit 8.1)

23.7	Consent of Latham & Watkins LLP (included in exhibit 8.2)

23.8	Consent of Han Kun Law Offices (included in exhibit 99.1)

99.1†	Opinion of Han Kun Law Offices

† Filed herewith.

* Redacted exhibits for which confidential treatment has been granted.

(b) Financial Statement Schedules

All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 9. UNDERTAKINGS.

(A)       The undersigned registrant hereby undertakes, if the securities are registered pursuant to Rule 415 under the Securities Act:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       If the registrant is relying on Rule 430B:

(a)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)      If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)       The undersigned registrant hereby undertakes that:

(1)       For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on April 30, 2010.

FUNTALK CHINA HOLDINGS LIMITED (registrant)

April 30, 2010	By:
/s/ Dongping Fei
Name: Dongping Fei
Title: Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kuo Zhang	Chairman of the Board of Directors	April 30, 2010
Kuo Zhang

/s/ Dongping Fei	Director and Chief Executive Officer	April 30, 2010
Dongping Fei	(principal executive officer)

/s/Kim Chuan (“Jackie”) Leong	Chief Financial Officer	April 30, 2010
Kim Chuan (“Jackie”) Leong	(principal financial and accounting officer)

/s/ Michael Marks	Director	April 30, 2010
Michael Marks

/s/Alex Fan	Director	April 30, 2010
Alex Fan

/s/Andrew Ryan	Director	April 30, 2010
Andrew Ryan

/s/Linzhen Xie	Director	April 30, 2010
Linzhen Xie

/s/Mofang Li	Director	April 30, 2010
Mofang Li

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Funtalk China Holdings Limited, has signed this registration statement in Atlanta, GA, on April 30, 2010.

Authorized Representative

April 30, 2010	By:
/s/ Bernard J. Tanenbaum III
Name:Bernard J. Tanenbaum III